 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-265213
JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Apollo Bancshares, Inc. and Apollo Bank:
On March 29, 2022, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, Apollo Bancshares, Inc., or Apollo, and Apollo Bank entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of Seacoast and Apollo and their two banks. Under the merger agreement, Apollo will merge with and into Seacoast, with Seacoast as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Apollo Bank will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “bank merger”), subject to the terms and conditions of a Plan of Merger and Merger Agreement, dated as of March 29, 2022, by and among Seacoast, SNB, and Apollo Bank (which we refer to as the “bank merger agreement”). Apollo currently owns 84.66% of Apollo Bank and a group of minority shareholders (the “bank minority shareholders”) own the remaining 15.34% of Apollo Bank. The acquisition will expand Seacoast’s presence in Miami-Dade County, part of the Miami-Fort Lauderdale-Pompano Beach metropolitan statistical area, Florida’s largest MSA and the 8th largest in the nation.
In the merger, each share of Apollo common stock (except for specified shares of Apollo common stock held by Apollo, Apollo Bank, Seacoast or SNB and any dissenting shares) will be converted into the right to receive 1.006529 (the “Apollo exchange ratio”) shares of Seacoast common stock and in the bank merger, each share of Apollo Bank common stock held by the bank minority shareholders will be converted into the right to receive 1.195651 (the “bank exchange ratio” and collectively with the Apollo exchange ratio, the “exchange ratios”) shares of Seacoast common stock, subject to the payment of cash in lieu of fractional shares (the “merger consideration”).
In the event that the number of shares of Apollo common stock outstanding as of the closing date is higher or lower than 3,766,412 shares of Apollo common stock, the Apollo exchange ratio will be adjusted such that 3,791,003 shares of Seacoast common stock are issued to holders of Apollo common stock and in the event the number of shares of Apollo Bank common stock outstanding as of the closing date is higher or lower than 608,635 shares of Apollo Bank common stock, the bank exchange ratio will be adjusted such that 727,715 shares of Seacoast common stock are issued to the bank minority shareholders such that a maximum of 4,518,718 shares of Seacoast common stock are issued to holders of Apollo common stock and the bank minority shareholders. In addition, in the event that Apollo’s consolidated tangible shareholders’ equity is less than $84.6 million and Apollo Bank’s general allowance for loan and lease losses is less than 1.00% of total loans and leases outstanding (excluding loans originated under the Paycheck Protection Program (“PPP”)), then Seacoast shall have the option to adjust the exchange ratios used to calculate the merger consideration downward or terminate the merger agreement and the bank merger agreement.
The market value of the per share stock consideration will fluctuate with the market price of Seacoast common stock and other factors and will not be known at the time Apollo shareholders vote on the merger agreement or the time the Apollo Bank shareholders consent to the approval and adoption of the bank merger agreement. Based on the closing price of Seacoast’s common stock on the NASDAQ Global Select Market on August 10, 2022, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of Apollo common stock was approximately $34.55 and the value of the per share merger consideration payable to the bank minority shareholders was approximately $41.05. We urge you to obtain current market quotations for Seacoast (trading symbol “SBCF”) because the value of the per share stock consideration will fluctuate based on Seacoast’s common stock price.
Based on the current number of shares of Apollo common stock outstanding and the number of shares of Apollo Bank common stock held by the bank minority shareholders, Seacoast expects to issue up to approximately 4,518,718 shares of common stock to Apollo and bank minority shareholders upon completion of the merger and the bank merger. Upon completion of the merger and the bank merger, current Apollo shareholders and bank minority shareholders will own approximately 6.9% of the common stock of Seacoast immediately following the merger (excluding shares to be issued to shareholders of Drummond Banking Company in connection with its proposed merger with Seacoast. See page 13 of this joint proxy statement/prospectus for more information regarding the proposed merger).
Apollo will hold a special meeting of its shareholders in connection with the merger. Holders of Apollo common stock will be asked to vote to approve the merger agreement and related matters as described in this joint proxy statement/prospectus. In connection with the merger, Apollo shareholders will be asked to approve certain compensatory payments to be made to Eduardo Arriola and Ramon Rodriguez, referred to as the Arriola 280G proposal and the Rodriguez 280G proposal, respectively. Apollo shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matter, the Arriola 280G proposal, or the Rodriguez 280G proposal, as described in this joint proxy statement/prospectus.
The special meeting of Apollo shareholders will be held on September 15, 2022 at its main office located at 1150 South Miami Avenue, Miami, Florida 33130, at 5:00 pm local time.
Apollo’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, the Arriola 280G proposal and the Rodriguez proposal, are advisable and in the best interests of Apollo and its shareholders. Apollo’s board of directors has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that Apollo shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the Arriola 280G proposal, “FOR” the Rodriguez proposal and “FOR” the proposal to adjourn the Apollo special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement, the Arriola 280G proposal, and the Rodriguez 280G proposal. Because certain of his compensatory payments are subject to the 280G proposal and he is also an Apollo director, Mr. Arriola abstained from the Apollo board’s deliberations and recommendations with respect to the Arriola 280G proposal and the Rodriguez 280G proposal.
In addition, Apollo Bank will hold a special meeting of its shareholders in connection with the bank merger. Holders of Apollo Bank common stock will be asked to vote to approve the bank merger agreement and certain compensatory payments that Eduardo Arriola and Ramon Rodriguez are or may be entitled to receive in connection with the merger and bank merger.
Apollo Bank’s board of directors has determined and declared that the bank merger agreement, the bank merger and the transactions contemplated by the bank merger agreement, the Arriola 280G proposal, and the Rodriguez 280G proposal, are advisable and in the best interests of Apollo Bank and its shareholders. Apollo Bank’s board of directors has unanimously authorized, adopted and approved the bank merger agreement, the bank merger and the transactions contemplated by the bank merger agreement and recommends that Apollo Bank shareholders vote to approve the bank merger agreement, the Arriola 280G proposal, and the Rodriguez 280G proposal. Because certain of his compensatory payments are subject to the Arriola 280G proposal and he is also an Apollo Bank director, Mr. Arriola abstained from the Apollo Bank board’s deliberations and recommendations with respect to the Arriola 280G proposal and the Rodriguez 280G proposal.
This document, which serves as a joint proxy statement for the special meeting of Apollo shareholders and the special meeting of Apollo Bank shareholders, and as a prospectus for the shares of Seacoast common stock to be issued in the merger to Apollo shareholders and in the bank merger to the bank minority shareholders, describes the special meeting of Apollo, the special meeting of Apollo Bank, the merger, the bank merger, the documents related to the merger and bank merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 25, for a discussion of the risks relating to the proposed merger and bank merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger or the bank merger, Apollo shareholders and Apollo Bank shareholders should contact Eduardo Arriola at (305) 398-9000. We look forward to seeing the shareholders of Apollo at the special meeting.

Eduardo J. Arriola
President and Chief Executive Officer
Apollo Bancshares, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger and the bank merger or the other transactions described in this document or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger and the bank merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or Apollo, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this joint proxy statement/prospectus is August 11, 2022, and it is first being mailed or otherwise delivered to the shareholders of Apollo and the shareholders of Apollo Bank on or about August 12, 2022.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 15, 2022
To the Shareholders of Apollo Bancshares, Inc.:
Apollo Bancshares, Inc. (“Apollo”) will hold a special meeting of shareholders at 5:00 pm, local time, on September 15, 2022, at its main office located at 1150 South Miami Avenue, Miami, Florida 33130, for the following purposes:
•
for holders of Apollo common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 29, 2022, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, Apollo Bancshares, Inc. and Apollo Bank, pursuant to which Apollo will merge with and into Seacoast Banking Corporation of Florida and Apollo Bank will merge with and into Seacoast National Bank, as more fully described in the attached joint proxy statement/prospectus;

•
for holders of Apollo common stock to consider and vote upon a proposal, which we refer to as the Arriola 280G proposal, to approve a portion of certain compensatory payments that Eduardo Arriola is or may be entitled to receive in connection with the merger or certain subsequent events in order to avoid any potential adverse federal tax consequences for Mr. Arriola under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended;

•
for holders of Apollo common stock to consider and vote upon a proposal, which we refer to as the Rodriguez 280G proposal, to approve a portion of certain compensatory payments that Ramon Rodriguez is or may be entitled to receive in connection with the merger or certain subsequent events in order to avoid any potential adverse federal tax consequences for Mr. Rodriguez under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended; and

•
for holders of Apollo common stock to consider and vote upon a proposal to adjourn the Apollo special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement or the 280G proposal.

We have fixed the close of business on August 5, 2022 as the record date for the Apollo special meeting. Only holders of record of Apollo common stock at that time are entitled to notice of, and to vote at, the Apollo special meeting, or any adjournment or postponement of the Apollo special meeting. In order for the merger agreement to be approved, at least a majority of the outstanding shares of Apollo common stock must be voted in favor of the proposal to approve the merger agreement. In order for each of the Arriola 280G proposal and the Rodriguez 280G proposal to be approved, more than 75% of the voting power of the outstanding shares of Apollo common stock must be voted in favor of the proposal (excluding shares held by the individuals whose compensatory payments are subject to the vote and certain related parties, collectively referred to as ineligible shareholders). The special meeting may be adjourned from time to time upon approval of holders of Apollo common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices hereby given may be transacted at such adjourned meeting.
Apollo shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to Apollo. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for Apollo Shareholders” beginning on page 66.
Your vote is very important. We cannot complete the merger unless Apollo’s shareholders approve the merger agreement.

Regardless of whether you plan to attend the Apollo special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying Apollo proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Apollo common stock, please contact Eddy Arriola, Chief Executive Officer, at (305) 398-9000.
Apollo’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, the Arriola 280G proposal, and the Rodriguez 280G proposal, are advisable and in the best interests of Apollo and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that Apollo shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the Arriola 280G proposal, “FOR” the Rodriguez 280G proposal, and “FOR” the proposal to adjourn the Apollo special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement, the Arriola 280G proposal, or the Rodriguez 280G proposal. Because certain compensatory payments to Mr. Arriola are subject to the Arriola 280G proposal and he is an Apollo director, Mr. Arriola abstained from the recommendation regarding the Arriola 280G proposal and the Rodriguez 280G proposal.
By Order of the Board of Directors,

Eduardo J. Arriola Chairman and Chief Executive Officer
Miami, Florida August 11, 2022

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 15, 2022
To the Shareholders of Apollo Bank:
Pursuant to the Agreement and Plan of Merger, or the merger agreement, dated as of March 29, 2022, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, Apollo Bancshares, Inc. and Apollo Bank, and subject to certain conditions set forth in the merger agreement, Apollo Bancshares, Inc. will merge with and into Seacoast Banking Corporation of Florida and Apollo Bank will merge with and into Seacoast National Bank, as more fully described in the attached joint proxy statement/prospectus.
This notice and the attached joint proxy statement/prospectus is being delivered to you on behalf of the Apollo Bank board of directors to provide notice to the holders of shares of Apollo Bank common stock as of the record date of August 5, 2022 that Apollo Bank will hold a special meeting of shareholders at 5:30 pm, local time, on September 15, 2022 at the main office of Apollo Bank located at 1150 South Miami Avenue, Miami, Florida 33130 for the following purposes:
•
to consider and approve a proposal to approve and adopt the Plan of Merger and Merger Agreement, or the bank merger agreement, dated as of March 29, 2022, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, and Apollo Bank and the transactions contemplated by the bank merger agreement, which we refer to as the bank merger proposal;

•
to consider and approve a proposal to approve a portion of certain compensatory payments that Eduardo Arriola is or may be entitled to receive in connection with the transactions contemplated by the merger agreement and the bank merger agreement in order to avoid any potential adverse federal tax consequences for Mr. Arriola pursuant to the provisions of Section 280G (“Section 280G”) and Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Arriola 280G proposal; and

•
to consider and approve a proposal to approve a portion of certain compensatory payments that Ramon Rodriguez is or may be entitled to receive in connection with the transactions contemplated by the merger agreement and the bank merger agreement in order to avoid any potential adverse federal tax consequences for Mr. Rodriguez pursuant to the provisions of Section 280G and Section 4999 of the internal revenue code of 1986, as amended, which we refer to as the Rodriguez 280G proposal.

The attached joint proxy statement/prospectus describes the merger agreement and the bank merger agreement and the transactions contemplated by the merger agreement and the bank merger agreement and the actions to be taken in connection with the bank merger agreement and provides additional information about the parties involved. Please give this information careful attention. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus and a copy of the bank merger agreement is attached as Appendix B to this joint proxy statement/prospectus.
In order for the bank merger proposal to be approved, Apollo Bank shareholders representing at least two-thirds of the outstanding shares of Apollo Bank common stock must vote in favor of approving the bank merger proposal. In order for each of the Arriola 280G proposal and the Rodriguez 280G proposal to be approved, shareholders of Apollo Bank representing more than 75% of the voting power of the outstanding shares of Apollo Bank common stock must vote in favor of approving such proposal.
Apollo Bank shareholders have appraisal rights under federal law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Section 215a of the United States Code, including not voting in favor of the bank merger agreement and providing notice to Apollo Bank. For more information regarding appraisal rights, please see Appendix E.

Your vote is very important. Regardless of whether you plan to attend the Apollo Bank special meeting, please vote as soon as possible. Please complete, sign, and date the proxy card enclosed with this joint proxy statement/prospectus and return it to Apollo Bank as soon as possible in the enclosed postage-paid return envelope as described on the proxy card.
Apollo Bank’s board of directors has determined and declared that the bank merger agreement and the transactions contemplated by the merger agreement and the bank merger agreement, the Arriola 280G proposal, and the Rodriguez 280G proposal, are advisable and in the best interests of Apollo bank and its shareholders, has unanimously authorized, adopted and approved the bank merger agreement and the transactions contemplated thereby, including the merger of Apollo Bank with and into Seacoast National Bank and recommends that Apollo Bank shareholders vote their shares of Apollo Bank common stock in favor of approving the bank merger proposal, the Arriola 280G proposal, and the Rodriguez 280G proposal. Because certain compensatory payments to Mr. Arriola are subject to the Arriola 280G proposal and he is an Apollo Bank director, Mr. Arriola abstained from the recommendation regarding the Arriola 280G proposal and the Rodriguez 280G proposal.
By Order of the Board of Directors,

Eduardo J. Arriola Chairman and Chief Executive Officer
Miami, Florida August 11, 2022

WHERE YOU CAN FIND MORE INFORMATION
Seacoast Banking Corporation of Florida
Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”) electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written request to:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 288-6085
Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 4,518,718 shares of Seacoast common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.
Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This joint proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page 117. These documents are available free of charge upon written request to Seacoast at the address listed above.
To obtain timely delivery of these documents, you must request them no later than September 8, 2022 in order to receive them before the Apollo Bancshares, Inc., (“Apollo”) or the Apollo Bank special meeting of shareholders.
Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this joint proxy statement/prospectus relating to Seacoast, and Apollo supplied all information contained in this joint proxy statement relating to Apollo.
Apollo Bancshares, Inc.
Apollo does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Apollo common stock, please contact Apollo at:
Apollo Bancshares, Inc.
1150 South Miami Avenue
Miami, Florida 33130
Attention: Eduardo Arriola, Chairman, President, & Chief Executive Officer
Telephone: (305) 398-9000

i

Apollo Bank
Apollo Bank does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the bank merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Apollo Bank common stock, please contact Apollo Bank at:
Apollo Bank
1150 South Miami Avenue
Miami, Florida 33130
Attention: Eddy Arriola
Telephone: (305) 398-9000
You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or the bank merger or Seacoast or Apollo or Apollo Bank that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this joint proxy statement/prospectus to Apollo shareholders and Apollo Bank shareholders nor the issuance of Seacoast common stock in the merger and the bank merger shall create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

v

We have not authorized any person to give any information or make any representation about the merger or bank merger or Seacoast Banking Corporation of Florida or Apollo Bancshares, Inc. or Apollo Bank that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PROPOSALS FOR THE APOLLO SPECIAL MEETING
The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this joint proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB” and Apollo Bancshares, Inc. as “Apollo.”
Q:
Why are Apollo shareholders receiving this joint proxy statement/prospectus?

A:
Seacoast, SNB, Apollo and Apollo Bank have entered into an Agreement and Plan of Merger, dated as of March 29, 2022 (which we refer to as the “merger agreement”) pursuant to which Apollo will merge with and into Seacoast, with Seacoast continuing as the surviving company. Immediately following the merger, Apollo Bank, a majority-owned bank subsidiary of Apollo, will merge with and into Seacoast’s wholly-owned bank subsidiary, SNB, with SNB continuing as the surviving bank and using the name “Seacoast National Bank” (the “bank merger”). A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, a majority of the outstanding shares of Apollo common stock vote in favor of the proposal to approve the merger agreement and the holders of at least two-thirds of the outstanding shares of Apollo Bank common stock approve the bank merger agreement.
In addition, Apollo is soliciting proxies from its shareholders with respect to two proposals to approve certain compensatory payments that Eduardo Arriola and Ramon Rodriguez are or may be entitled to receive in connection with the merger or certain subsequent events, estimated to total $5,835,969 and $1,762,712, respectively, which we refer to as the Arriola 280G proposal and the Rodriguez 280G proposal, respectively.
Finally, Apollo is soliciting proxies from holders of Apollo common stock with respect to a proposal to adjourn the Apollo special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement, the Arriola 280G proposal, or the Rodriguez 280G proposal if there are insufficient votes at the time of such adjournment to approve such proposals.
Apollo will hold a special meeting to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger, the Arriola 280G proposal, the Rodriguez 280G proposal, and the other proposals being voted on at the special meeting, and you should read it carefully. It is a joint proxy statement because Apollo’s board of directors is soliciting proxies from its shareholders and Apollo Bank’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of Apollo common stock in connection with the merger and shares of Seacoast common stock to holders of Apollo Bank common stock in connection with the bank merger. The enclosed materials allow you to have your shares voted by proxy without attending the Apollo special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, for each share of Apollo common stock that you hold (other than dissenters’ shares) immediately prior to the effective time of the merger, you will receive 1.006529 shares of Seacoast common stock, which we refer to as the Apollo exchange ratio. If the number of shares of Apollo common stock outstanding as of the closing date is higher or lower than 3,766,412 shares of Apollo common stock, the Apollo exchange ratio will be adjusted such that 3,791,003 shares of Seacoast common stock are issued to holders of Apollo common stock such that a maximum of 4,518,718 shares of Seacoast common stock are issued to holders of Apollo common stock and the bank minority shareholders. In addition, in the event that Apollo’s consolidated tangible shareholders’ equity is less than $84.6 million or Apollo Bank’s general allowance for loan and lease losses is less than 1.00% of total loans and leases outstanding, then Seacoast shall have the option to adjust the exchange ratios used to calculate the merger consideration downward or terminate the merger agreement.
Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, Apollo shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the ten trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Apollo shareholder approval is obtained.
Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes, because the exchange ratios are fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock and certain other adjustments. Any fluctuation in the market price of Seacoast common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Seacoast common stock that Apollo shareholders and bank minority shareholders will receive.

Q:
Will the payments to Eduardo Arriola and Ramon Rodriguez that are subject to the Arriola 280G proposal and the Rodriguez 280G proposal, respectively, affect the amount of merger consideration to be paid to Apollo shareholders?

A:
No. The outcome of the vote on the Arriola 280G proposal and the Rodriguez 280G proposal, whether approved or not, will not affect the amount of the merger consideration that an Apollo shareholder will receive if the merger is completed. In addition, approval of the Arriola 280G proposal and the Rodriguez 280G proposal is not a condition to the completion of the merger. You can approve all of the proposals, none of the proposals, or some combination of voting for or against the proposals.

Q:
How does Apollo’s board of directors recommend that I vote at the special meeting?

A:
Apollo’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the Arriola 280G proposal, “FOR” the Rodriguez 280G proposal, and “FOR” the adjournment proposal. Because certain compensatory payments to Mr. Arriola are subject to the 280G proposal and he is an Apollo director, Mr. Arriola abstained from the recommendation regarding the Arriola 280G proposal and the Rodriguez 280G proposal.

Q:
Will the payments to Eduardo Arriola and Ramon Rodriguez that are subject to the 280G proposal affect the amount of merger consideration to be paid to Apollo shareholders?

A:
No. The outcome of the vote on the 280G proposal, whether approved or not, will not affect the amount of the merger consideration that an Apollo shareholder will receive if the merger is completed. In addition, approval of the 280G proposal is not a condition to the completion of the merger. You can approve all of the proposals, none of the proposals, or some combination of voting for or against the proposals.

Q:
When and where is the special meeting?

A:
The Apollo special meeting will be held at Apollo’s main office located at 1150 South Miami Avenue, Miami, Florida 33130, on September 15, 2022, at 5:00 pm local time.

Q:
Who can vote at the special meeting of Apollo shareholders?

A:
Holders of record of Apollo common stock at the close of business on August 5, 2022, which is the date that the Apollo board of directors has fixed as the record date for the special meeting, are entitled to vote at the Apollo special meeting.

Bank minority shareholders who do not also hold shares of Apollo common stock as of the close of business on August 5, 2022 are not entitled to vote at the Apollo special meeting. To vote shares of Apollo Bank common stock with respect to the transactions contemplated by the merger agreement and bank merger agreement, including the Arriola 280G proposal and the Rodriguez 280G proposal, holders of shares of Apollo Bank common stock must vote their shares of Apollo Bank common stock at the Apollo Bank special meeting or sign and return the Apollo Bank proxy card included with this joint proxy statement/prospectus.
Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Apollo special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.

Only shareholders of Apollo should return a proxy card. Shareholders of Apollo Bank should follow the instructions in this joint proxy statement/prospectus to vote their shares of Apollo Bank common stock.
Q:
What constitutes a quorum for the Apollo special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Apollo common stock will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the Apollo special meeting?

A:
Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Apollo common stock entitled to vote on the merger agreement as of the close of business on August 5, 2022, the record date for the Apollo special meeting. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the merger proposal.

The Arriola 280G proposal requires the affirmative vote of more than 75% of the voting power of the outstanding shares of Apollo common stock as of the record date (excluding shares held by Mr. Arriola, Mr. Rodriguez and certain related parties, collectively referred to as ineligible shareholders). If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the Arriola 280G proposal, it will have the same effect as a vote “AGAINST” the Arriola 280G proposal.
The Rodriguez 280G proposal requires the affirmative vote of more than 75% of the voting power of the outstanding shares of Apollo common stock as of the record date (excluding shares held by Mr. Arriola, Mr. Rodriguez and certain related parties, collectively referred to as ineligible shareholders). If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the Rodriguez 280G proposal, it will have the same effect as a vote “AGAINST” the Rodriguez 280G proposal.
The adjournment proposal will be approved if the votes of Apollo common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.
Q:
What would happen if the Arriola 280G proposal and/or the Rodriguez 280G proposal is not approved by Apollo shareholders?

A:
Each of Eduardo Arriola and Ramon Rodriguez has executed a waiver agreement relating to certain of the compensatory payments they are or may be entitled to receive in connection with the merger or certain subsequent events. In the event the merger proposal is approved, but the requisite approval for the 280G proposal is not obtained, the waiver would operate to limit such amounts payable to Mr. Arriola and Mr. Rodriguez to three times the individual’s “base amount” as determined in connection with Section 280G of the Code minus $1.00, which we refer to as the “safe harbor amount.”

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Apollo to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or abstention will have the same effect as a vote against approval of the merger agreement, Arriola 280G proposal, and the Rodriguez 280G proposal. The merger agreement must be approved by the affirmative vote of a majority of the outstanding shares of Apollo common stock entitled to vote on the merger agreement. Apollo’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement. Each of the Arriola 280G proposal and the Rodriguez 280G proposal requires the affirmative vote of more than 75% of the voting power of the outstanding shares of Apollo common stock as of the record date (excluding shares held by ineligible shareholders). Apollo’s board of directors unanimously recommends that you vote “FOR” the Arriola 280G proposal and “FOR” the Rodriguez 280G proposal. Because certain compensatory payments to Mr. Arriola are subject to the Arriola 280G proposal and he is an Apollo director, Mr. Arriola abstained from the recommendation regarding the Arriola 280G proposal and the Rodriguez 280G proposal.

Q:
How many votes do I have?

A:
You are entitled to one vote for each share of Apollo common stock that you owned as of the close of business on the record date. As of the close of business on the record date, August 5, 2022, 3,766,412 shares of Apollo common stock were outstanding and entitled to vote at the Apollo special meeting. Mr. Arriola, Mr. Rodriguez and certain related parties may not vote their shares on the Arriola 280G proposal and the Rodriguez 280G proposal.

Q:
Do Apollo directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the Apollo’s board of directors with respect to the merger agreement, you should be aware that some of Apollo’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Apollo’s shareholders generally. Interests of certain officers and directors that may be different from or in addition to the interests of Apollo’s shareholders include but are not limited to, the receipt of continued indemnification and insurance coverage under the merger agreement, the receipt of Seacoast substitute stock options in exchange for Apollo option awards and the payment of change in control payments or other compensation to certain executives.

Q:
If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. If your shares are held through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee.

Q:
What if I abstain from voting or fail to instruct my bank, broker, or other nominee?

A:
If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the merger proposal. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the Arriola 280G proposal or the Rodriguez 280G proposal, it will have the same effect as a vote “AGAINST” the Arriola 280G proposal and/or the Rodriguez 280G proposal. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

Brokers may only vote shares held for you with respect to proposals deemed to be “routine.” Banks and other nominees not subject to broker rules cannot exercise discretionary voting rights. The only proposal at the Apollo special meeting that is deemed to be “routine” is the adjournment proposal. Your broker, bank or other nominee may not vote your shares on the merger proposal or the 280G proposal at the special meeting without instructions from you and a broker non-vote will result with respect to those proposals.
Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Apollo or by voting in person at the Apollo special meeting unless you first obtain a “legal proxy” from your broker, bank or other nominee.
Q:
Can I attend the Apollo special meeting and vote my shares of Apollo common stock in person?

A:
Yes. All Apollo shareholders, including shareholders of record and shareholders who hold their shares through nominees or any other holder of record, are invited to attend the Apollo special meeting. Holders of record of Apollo common stock can vote in person at the Apollo special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the Apollo special meeting. If you plan to attend the Apollo special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Apollo reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Apollo special meeting is prohibited without Apollo’s express written consent.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Apollo common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Apollo’s Secretary or (3) attending the Apollo special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the Apollo special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Apollo’s Secretary after the vote will not affect the vote. Apollo’s Secretary’s mailing address is: Apollo Bancshares, Inc., 1150 South Miami Avenue, Miami, Florida 33130.

Q:
What are the U.S. federal income tax consequences of the merger to holders of Apollo common stock?

A:
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Holders of Apollo common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of Apollo common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62.

The U.S. federal income tax consequences described above may not apply to all holders of Apollo stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Q:
Are Apollo shareholders entitled to appraisal rights?

A:
Yes. If you are Apollo shareholder and you want to exercise appraisal rights and receive the fair value of shares of Apollo common stock in cash instead of the merger consideration, then you must file a written objection with Apollo prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix D to this joint proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for Apollo Shareholders” beginning on page 66 and detailed information about the Apollo special meeting can be found under “Information About the Apollo Special Meeting” on page 37. Due to the complexity of the procedures for exercising the right to seek appraisal, Apollo shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q:
As an Apollo shareholder, should I send in my stock certificates now?

A:
No. Please do not send in your Apollo stock certificates with your proxy. Seacoast’s transfer agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging Apollo stock certificates for the applicable merger consideration after the merger has been consummated. See “The Merger Agreement — Exchange Procedures” beginning on page 82 of this joint proxy statement/prospectus.

Q:
What should I do if I hold my shares of Apollo stock in book-entry form?

A:
You are not required to take any specific actions if your shares of Apollo stock are held in book-entry form with respect to exchanging your shares of Apollo common stock for the merger consideration. After the completion of the merger, shares of Apollo stock held in book-entry form automatically will be exchanged for the per share stock consideration, including shares of Seacoast common stock in book-entry form, the per share cash consideration and any cash to be paid in exchange for fractional shares in the merger, as applicable.

Q:
Whom may I contact if I cannot locate my Apollo stock certificate(s)?

A:
If you are unable to locate your original Apollo stock certificate(s), you should contact Eddy Arriola at (305) 398-9000. Following the merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 1 State Street, 30th Floor, New York, New York 10004, or at (212) 509-4000.

Q:
When do you expect to complete the merger?

A:
Seacoast and Apollo expect to complete the merger early in the fourth quarter of 2022. However, neither Seacoast nor Apollo can assure you when or if the merger will occur. Apollo must first obtain the approval of Apollo shareholders for the merger, Apollo Bank must obtain the approval of Apollo Bank shareholders for the bank merger and Seacoast must receive the necessary regulatory approvals.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger, the bank merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Apollo common stock, please contact: Eddy Arriola, Chief Executive Officer, at (305) 398-9000.

QUESTIONS AND ANSWERS ABOUT THE BANK MERGER AND THE PROPOSALS FOR THE APOLLO BANK SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Apollo Bank special meeting and the bank merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this joint proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB,” Apollo Bancshares, Inc. as “Apollo.”
Q:
Why are Apollo Bank shareholders receiving this joint proxy statement/prospectus?

A:
Seacoast, SNB, Apollo and Apollo Bank have entered into an Agreement and Plan of Merger, dated as of March 29, 2022 (which we refer to as the “merger agreement”) pursuant to which Apollo will merge with and into Seacoast, with Seacoast continuing as the surviving company. Seacoast, SNB, and Apollo Bank have entered into a Plan of Merger and Merger Agreement, dated as of March 29, 2022 (which we refer to as the “bank merger agreement”) pursuant to which, immediately following the merger, Apollo Bank, the bank subsidiary of Apollo, will merge with and into Seacoast’s wholly owned bank subsidiary, SNB, with SNB continuing as the surviving bank and using the name “Seacoast National Bank” (the “bank merger”). A copy of the bank merger agreement is included in this joint proxy statement/prospectus as Appendix B.

The merger cannot be completed unless, among other things, a majority of the outstanding shares of Apollo common stock vote in favor of the proposal to approve the merger agreement and the holders of at least two-thirds of the outstanding shares of Apollo Bank common stock approve the bank merger agreement.
In addition, Apollo Bank is soliciting proxies from its shareholders to approve certain compensatory payments that Eduardo Arriola and Ramon Rodriguez are or may be entitled to receive in connection with the merger or certain subsequent events, estimated to total $5,835,969 and $1,762,712, respectively, which we refer to as the Arriola 280G proposal and the Rodriguez 280G proposal, respectively.
This joint proxy statement/prospectus contains important information about the bank merger, the Arriola 280G proposal, and the Rodriguez 280G proposal, and you should read it carefully. It is a joint proxy statement because Apollo’s board of directors is soliciting proxies from its shareholders and Apollo Bank’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of Apollo common stock in connection with the merger and shares of Seacoast common stock to holders of Apollo Bank common stock in connection with the bank merger. The enclosed materials will allow you to have your shares voted by proxy without attending the special meeting of Apollo Bank shareholders. Your consent is important. We encourage you to execute and return your proxy card to Apollo Bank as soon as possible.
Q:
Who is entitled to vote to approve and adopt the bank merger agreement and approve the compensatory payments to Eduardo Arriola and Ramon Rodriguez?

A:
The Apollo Bank board of directors has set August 5, 2022 as the record date (which we refer to as the “Apollo Bank record date”) for determining Apollo Bank shareholders entitled to vote at the Apollo Bank special meeting as described by this joint proxy statement/prospectus. Holders of outstanding shares of Apollo Bank common stock as of the close of business on the Apollo Bank record date will be entitled to adopt and approve the bank merger agreement and approve certain compensatory payments to Eduardo Arriola and Ramon Rodriguez by voting their shares of Apollo Bank common stock at the Apollo Bank special meeting or by returning the proxy card furnished with this joint proxy statement/prospectus.

As of the close of business on the Apollo Bank record date, there were 3,967,608 shares of Apollo Bank common stock outstanding and entitled to consent to the adoption and approval of the bank merger agreement and approval of certain compensatory payments to Eduardo Arriola and Ramon

Rodriguez, held by four holders of record, including Apollo which holds 3,358,973 shares of Apollo Bank common stock, representing 84.66% of the outstanding shares of Apollo Bank common stock.
Holders of shares of Apollo common stock are not eligible to vote at the Apollo Bank special meeting or to approve the bank merger agreement or approve the compensatory payments to Eduardo Arriola and Ramon Rodriguez by signing and returning the Apollo Bank proxy card enclosed with this joint proxy statement/prospectus.
Q:
What approval is required by Apollo Bank shareholders to adopt and approve the bank merger agreement and the compensatory payments to Eduardo Arriola and Ramon Rodriguez?

A:
Affirmative votes for approval from the holders of two-thirds of the outstanding shares of Apollo Bank’s common stock entitled to vote are required to approve and adopt the bank merger agreement. Affirmative votes for approval from the holders of 75% of the voting power of the outstanding shares of Apollo Bank’s common stock are required to approve the compensatory payments that Eduardo Arriola and Ramon Rodriguez are or may be entitled to receive in connection with the bank merger or certain subsequent events, estimated to total $5,835,969 and $1,762,712, respectively

Q:
How does Apollo Bank’s board of directors recommend that I vote at the Apollo Bank special meeting?

A:
Apollo’s board of directors unanimously recommends that you vote “FOR” the approval and adoption of the bank merger agreement and the bank merger, which we refer to as the bank merger proposal, “FOR” the approval of the Arriola 280G proposal, and “FOR” the approval of the Rodriguez 280G proposal. If you fail to submit an Apollo Bank proxy card or vote in person at the Apollo Bank special meeting or mark “ABSTAIN” on your proxy card with respect to any of the proposals at the Apollo Bank special meeting, it will have the same effect as a vote “AGAINST” such proposal.

Q:
What will Apollo Bank shareholders receive in the bank merger?

A:
If the bank merger is completed, Apollo, in its capacity as an Apollo Bank shareholder, will not receive any consideration for Apollo’s shares of Apollo Bank common stock. If the bank merger is completed, bank minority shareholders will receive, for each share of Apollo Bank common stock held immediately prior to the effective time of the bank merger, 1.195651 shares of Seacoast common stock, which we refer to as the bank exchange ratio. In the event the number of shares of Apollo Bank common stock outstanding and held by bank minority shareholders as of the closing date is higher or lower than 608,635 shares of Apollo Bank common stock, the bank exchange ratio will be adjusted such that 727,715 shares of Seacoast common stock are issued to the bank minority shareholders such that a maximum of 4,518,718 shares of Seacoast common stock are issued to holders of Apollo common stock and the bank minority shareholders. In addition, in the event that Apollo’s consolidated tangible shareholders’ equity is less than $84.6 million or Apollo Bank’s general allowance for loan and lease losses is less than 1.00% of total loans and leases outstanding, then Seacoast shall have the option to adjust the exchange ratio used to calculate the merger consideration downward or terminate the merger agreement and the bank merger agreement.

Seacoast will not issue any fractional shares of Seacoast common stock in the bank merger. Rather, bank minority shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the bank merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the ten trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Apollo shareholder approval is obtained.
Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the bank merger is completed?

A:
Yes, because the exchange ratios are fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the bank merger based upon the market value of Seacoast common stock and certain other adjustments. Any fluctuation in the market price of Seacoast common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Seacoast common stock that Apollo shareholders and bank minority shareholders will receive.
Q:
Will the payments to Eduardo Arriola and Ramon Rodriguez that are subject to the Arriola 280G proposal and the Rodriguez 280G proposal, respectively, affect the amount of merger consideration to be paid to Apollo Bank shareholders?

A:
No. The outcome of the shareholder vote at the Apollo Bank special meeting with respect to the Arriola 280G proposal and the Rodriguez 280G proposal, whether approved or not, will not affect the amount of the merger consideration that bank minority shareholders will receive if the bank merger is completed. In addition, approval of the Arriola 280G proposal and the Rodriguez 280G proposal is not a condition to the completion of the merger or the bank merger.

Q:
Do any of Apollo Bank’s directors or officers have interests in the bank merger that may differ from or be in addition to the interests of Apollo Bank’s shareholders?

A:
Yes. In considering the recommendation of the Apollo Bank’s board of directors with respect to the bank merger agreement, you should be aware that some of Apollo Bank’s directors and executive officers have interests in the merger and the bank merger that are different from, or in addition to, the interests of Apollo Bank’s shareholders generally. Interests of certain officers and directors that may be different from or in addition to the interests of Apollo Bank’s shareholders include but are not limited to, the receipt of continued indemnification and insurance coverage under the merger agreement, the receipt of Seacoast substitute stock options in exchange for Apollo option awards and the payment of change in control payments or other compensation to certain executives.

Q:
How can I vote my shares of Apollo Bank common stock at the Apollo Bank special meeting?

A:
Apollo Bank shareholders can vote in person at the Apollo Bank special meeting or by completing and returning the Apollo Bank proxy card furnished with this joint proxy statement/prospectus in the enclosed postage-paid return envelope as soon as possible.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Apollo Bank common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Apollo Bank’s Secretary, or (3) attending the Apollo Bank special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the Apollo Bank special meeting will not automatically revoke your proxy.

Q:
I am an Apollo Bank shareholder.  Am I entitled to dissenters’ rights?

A:
Yes. Shareholders of Apollo Bank have dissenters’ rights in connection with the proposed bank merger under federal law, which provides that a dissenting shareholder is entitled to receive the value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute, Section 215a of the United States Code, a copy of which is attached as Appendix E to the joint proxy statement/prospectus. Under the applicable statute, a shareholder of Apollo Bank may dissent from the bank merger by (i) either voting against the bank merger or giving notice in writing to Apollo Bank at or prior to the Apollo Bank special meeting that he or she dissents from the bank merger and (ii) making a written request to Seacoast to receive the value of such shareholder’s shares of Apollo Bank common stock, which request must be made within thirty (30) days after the effective time of the bank merger and must be accompanied by the surrender of the shareholder’s stock certificates. A summary of these procedures can be found under “The Merger — Dissenters Rights for Apollo Bank Shareholders” beginning on page 69 and detailed information about the Apollo Bank special meeting can be found under “Information About the Apollo Bank Special Meeting” on page 41. Due to the complexity of the procedures for exercising dissenters’

rights, Apollo Bank shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable law provisions will result in the loss of dissenters’ rights.
Q:
When do you expect to complete the bank merger?

A:
Seacoast and Apollo expect to complete the merger and the subsequent bank merger early in the fourth quarter of 2022. However, neither Seacoast nor Apollo or Apollo Bank can assure you when or if the merger and the bank merger will occur. Apollo must first obtain the approval of Apollo shareholders for the merger and Apollo Bank must obtain the approval of Apollo Bank shareholders for the bank merger.

Q:
What are the material U.S. federal income tax consequences of the bank merger to holders of outstanding shares of Apollo Bank common stock?

A:
The bank merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Holders of Apollo bank common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the bank merger. However, holders of Apollo bank common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.

For further information, see “The Bank Merger — Material U.S. Federal Income Tax Consequences of the Bank Merger” beginning on page 62.
The U.S. federal income tax consequences described above may not apply to all holders of Apollo Bank common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the bank merger to you.
Q:
Should Apollo Bank shareholders send in their stock certificates now?

A:
No. Please do not send in your Apollo Bank stock certificates with your proxy. Seacoast’s transfer agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging Apollo Bank stock certificates for the applicable merger consideration after the bank merger has been consummated. See “The Merger Agreement — Exchange Procedures” beginning on page 82 of this joint proxy statement/prospectus.

Q:
Whom may I contact if I cannot locate my Apollo Bank stock certificate(s)?

A:
If you are unable to locate your original Apollo Bank stock certificate(s), you should contact Eddy Arriola at (305) 398-9000. Following the bank merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 1 State Street, 30th Floor, New York, New York 10004, or at (212) 509-4000.

Q:
Who should I contact if I have any questions about the Apollo Bank special meeting?

A:
If you have any questions concerning the Apollo Bank special meeting, the bank merger, or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Apollo Bank common stock or completing or returning your proxy card, please contact: Eddy Arriola at (305) 398-9000.

SUMMARY
The following summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire joint proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” beginning on page i on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this joint proxy statement/prospectus and the bank merger agreement is attached as Appendix B to this joint proxy statement/prospectus. Apollo, Apollo Bank and Seacoast encourage you to read the merger agreement because it is the legal document that governs the merger and the bank merger agreement because it is the legal document that governs the bank merger.
Unless the context otherwise requires throughout this document, “we,” and “our” refer collectively to Seacoast and Apollo. The parties refer to the proposed merger of Apollo with and into Seacoast as the “merger,” the merger of Apollo Bank with and into SNB as the “bank merger,” and the Agreement and Plan of Merger, dated March 29, 2022, by and among Seacoast, SNB, Apollo and Apollo Bank as the “merger agreement.”
Information Regarding Seacoast, SNB, Apollo and Apollo Bank
Seacoast Banking Corporation of Florida
Seacoast National Bank
815 Colorado Avenue
Stuart, Florida 34994
(772) 288-6085
Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Seacoast’s principal subsidiary is SNB, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.
Seacoast is one of the largest community banks headquartered in Florida with approximately $10.8 billion in assets and $9.2 billion in deposits as of June 30, 2022. Seacoast and its subsidiaries provide integrated financial services including commercial and consumer banking, wealth management, and mortgage services to customers at over 50 full-service branches across Florida, and through advanced mobile and online banking solutions.
Apollo Bancshares, Inc.
Apollo Bank
1150 South Miami Avenue
Miami, Florida 33130
(305) 398-9000
Apollo is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Apollo Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida.
Apollo Bank is a Florida-chartered state bank, which commenced operations in 2001 under the name Union Credit Bank and is subject to the supervision and regulation of the Florida Office of Financial Regulation and Federal Deposit Insurance Corporation. Apollo Bank is a full service commercial bank, providing financial services to customers primarily located in the Miami, Florida market area. As of June 30, 2022, Apollo Bank had total assets of approximately $1.06 billion, gross loans of approximately $736.0 million, total deposits of approximately $930.6 million, and total shareholders’ equity of approximately $86.8 million.

Apollo Bank’s website is www.apollobank.com. The information on Apollo Bank’s website is not part of this joint proxy statement/prospectus, and the reference to the Apollo Bank website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.
For additional financial information about Apollo and its subsidiarys, see the financial statements and consolidated balance sheets of Apollo attached as Appendix F and Appendix G to this joint proxy statement/prospectus.
Recent Developments
Agreement and Plan of Merger with Drummond Banking Company
On May 4, 2022, Seacoast announced that Seacoast and SNB had entered into an agreement and plan of merger with Drummond Banking Company, a Florida corporation (“Drummond”). Pursuant to the terms of the agreement and plan of merger, Drummond, headquartered in Chiefland, Florida, will be merged with and into Seacoast and Drummond’s wholly-owned subsidiary, Drummond Community Bank, will be merged with and into SNB. The acquisition will expand Seacoast’s presence into new and growing Florida markets including Ocala and Gainesville. Drummond operates 18 branches across North Florida, with deposits of approximately $919 million and loans of $560.9 million as of June 30, 2022. In aggregate, the Apollo and Drummond transactions will add approximately $2.1 billion in assets. Closing of the Drummond acquisition is expected early in the fourth quarter of 2022 after receipt of approvals from regulatory authorities, the approval of Drummond shareholders and the satisfaction of other customary closing conditions. The closing of the Apollo, Drummond and Professional mergers are not conditioned on the closing of any of the other mergers.
Agreement and Plan of Merger with Professional Holding Corp.
On August 8, 2022, Seacoast announced that Seacoast and SNB had entered into an agreement and plan of merger with Professional Holding Corp., a Florida corporation (“Professional”). Pursuant to the terms of the agreement and plan of merger, Professional, headquartered in Coral Gables, Florida, will be merged with and into Seacoast and Professional’s wholly-owned subsidiary, Professional Bank, will be merged with and into SNB. The acquisition will expand Seacoast’s presence in the South Florida market, which includes Miami-Dade, Broward, and Palm Beach counties. Professional operates nine branches across Miami-Dade, Broward and Palm Beach counties, with deposits of approximately $2.4 billion and loans of $2.0 billion as of June 30, 2022. In aggregate, the Apollo, Drummond and Professional transactions will add approximately $4.7 billion in assets. Closing of the Professional acquisition is expected early in the first quarter of 2023 after receipt of approvals from regulatory authorities, required shareholder approval and the satisfaction of other customary closing conditions. The closing of the Apollo, Drummond and Professional mergers are not conditioned on the closing of any of the other mergers.
Regulatory Approvals
Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Federal Reserve and the OCC. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have obtained the necessary regulatory approvals of the Federal Reserve and the OCC. The parties obtained approval from the OCC on June 13, 2022 and the Federal Reserve on June 22, 2022. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page 65 of this joint proxy statement/prospectus.
The Merger and Bank Merger (see page 79)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger. The terms and conditions of the bank merger are contained in the bank merger agreement, a copy of which is included as

Appendix B to this joint proxy statement/prospectus and is incorporated by reference herein. Apollo Bank shareholders should read the bank merger agreement carefully and in its entirety, as it is the legal document governing the bank merger.
In the merger, Apollo will merge with and into Seacoast, with Seacoast as the surviving entity of such merger. Following the merger, Apollo Bank will merge with and into SNB, with SNB as the surviving bank of the bank merger. The merger of Apollo Bank with and into SNB shall occur immediately following the merger of Apollo with and into Seacoast, unless otherwise determined by Seacoast in its sole discretion.
Closing and Effective Time of the Merger and the Bank Merger (see page 80)
The closing date is currently expected to occur early in the fourth quarter of 2022. Simultaneously with the closing of the merger, Seacoast will file the articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Seacoast nor Apollo can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Apollo and Apollo Bank’s shareholders’ approvals will be received.
The closing of the bank merger is expected to occur immediately following the merger. Simultaneously with the closing of the bank merger, SNB will file the articles of merger with the OCC and the Secretary of State of the State of Florida. The bank merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. None of Seacoast, SNB, Apollo, or Apollo Bank can predict, however, the actual date on which the bank merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Apollo and Apollo Bank’s shareholders’ approvals will be received.
Merger Consideration (see page 80)
Under the terms of the merger agreement, each share of Apollo common stock (excluding certain shares held by Seacoast, Apollo, Apollo Bank, SNB and their respective subsidiaries and dissenting shares described below) will be converted into the right to receive 1.006529 shares of Seacoast common stock, which we refer to as the “Apollo exchange ratio.” Under the terms of the bank merger agreement, Apollo, in its capacity as a shareholder of Apollo Bank, will not receive any consideration and each share of Apollo Bank common stock held by the bank minority shareholders will be converted into the right to receive 1.195651 shares of Seacoast common stock, which we refer to as the “bank exchange ratio” and collectively with the Apollo exchange ratio, the “exchange ratios.” Please see “The Merger Agreement — Consideration” on page 80 for more information.
If the number of shares of Apollo common stock outstanding as of the closing date is higher or lower than 3,766,412 shares of Apollo common stock, the Apollo exchange ratio will be adjusted such that 3,791,003 shares of Seacoast common stock are issued to holders of Apollo common stock and in the event the number of shares of Apollo Bank common stock outstanding and held by bank minority shareholders as of the closing date is higher or lower than 608,635 shares of Apollo Bank common stock, the bank exchange ratio will be adjusted such that 727,715 shares of Seacoast common stock are issued to the bank minority shareholders such that a maximum of 4,518,718 shares of Seacoast common stock are issued to holders of Apollo common stock and the bank minority shareholders. In addition, if Apollo’s consolidated tangible shareholders’ equity is less than $84.6 million and Apollo Bank’s general allowance for loan and lease losses is less than 1.00% of total loans and leases outstanding (excluding loans originated under the PPP), then Seacoast shall have the option to adjust the exchange ratio used to calculate the merger consideration downward or terminate the merger agreement.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the ten trading days ending on the trading day immediately prior to the determination date, which is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Apollo shareholder approval is obtained.
The value of the shares of Seacoast common stock to be issued in the merger and the bank merger will fluctuate between now and the closing date of the merger and the bank merger. Based on the closing price of Seacoast common stock on March 28, 2022, the last business day prior to the date of the signing of the merger agreement, the value of the per share stock consideration payable to holders of Apollo common stock was approximately $35.71 per share and the value of the per share stock consideration payable to the bank minority shareholders was approximately $42.42 per share. Based on the closing price of Seacoast common stock on $34.33, 2022, the last practicable date before the date of this document, the value of the per share stock consideration payable to holders of Apollo common stock was approximately $34.55 and the value of the per share stock consideration payable to the bank minority shareholders was approximately $41.05. Apollo shareholders and bank minority shareholders should obtain current sale prices for Seacoast common stock, which is traded on the NASDAQ Global Select Market under the symbol “SBCF.”
Equivalent Apollo Common Stock Per Share Value
Seacoast common stock trades on the NASDAQ Global Select Market under the symbol “SBCF.” Apollo common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Apollo common stock. The following table presents the closing price of Seacoast common stock on March 28, 2022, the last trading date prior to the public announcement of the merger agreement, and August 10, 2022, the last practicable trading day prior to the printing of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Apollo common stock on those dates, calculated by multiplying the closing sale price of Seacoast common stock on those dates by the blended Apollo exchange ratio and bank exchange ratio of 1.0328.
Date	Seacoast closing sale price	Equivalent Apollo per share value
March 28, 2022	$35.48	$36.65
August 10, 2022	$34.33	$35.46
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Seacoast shares increase in value, so will the value of the per share stock consideration to be received by Apollo shareholders. Similarly, if Seacoast shares decline in value, so will the value of the per share stock consideration to be received by Apollo shareholders. Apollo shareholders should obtain current sale prices for the Seacoast common stock.
Equivalent Apollo Bank Common Stock Per Share Value
Seacoast common stock trades on the NASDAQ Global Select Market under the symbol “SBCF.” Apollo Bank common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Apollo Bank common stock. The following table presents the closing price of Seacoast common stock on March 28, 2022, the last trading date prior to the public announcement of the merger agreement, and August 10, 2022, the last practicable trading day prior to the printing of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Apollo Bank common stock on those dates, calculated by multiplying the closing sale price of Seacoast common stock on those dates by the bank exchange ratio of 1.195651.
Date	Seacoast closing sale price	Equivalent Apollo Bank per share value
March 28, 2022	$35.48	$42.42
August 10, 2022	$34.33	$41.05

The value of the shares of Seacoast common stock to be issued in the bank merger will fluctuate between now and the closing date of the bank merger. If Seacoast shares increase in value, so will the value of the per share stock consideration to be received by bank minority shareholders. Similarly, if Seacoast shares decline in value, so will the value of the per share stock consideration to be received by bank minority shareholders. Apollo Bank shareholders should obtain current sale prices for the Seacoast common stock.
Exchange Procedures (see page 82)
Promptly after the effective time of the merger and the bank merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Apollo common stock and each bank minority shareholder that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Apollo stock certificate(s) or Apollo Bank stock certificate(s) for the merger consideration (including cash in lieu of any fractional Seacoast shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Material U.S. Federal Income Tax Consequences of the Merger and the Bank Merger (see page 62)
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, holders of Apollo common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of Apollo common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.
In addition, the bank merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, holders of Apollo Bank common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the bank merger. However, holders of Apollo Bank common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.
For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62.
The U.S. federal income tax consequences described above may not apply to all holders of Apollo stock or Apollo Bank stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger or the bank merger to you.
Apollo Appraisal Rights (see page 66 and Appendix D)
Under Florida law, Apollo shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Apollo stock instead of receiving the merger consideration. To exercise appraisal rights, Apollo shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1340 of the Florida Business Corporation Act, or the FBCA, which include filing a written objection with Apollo prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.
Apollo Bank Appraisal Rights (see page 66)
Apollo Bank shareholders have the right to dissent from the bank merger and receive a cash payment equal to the fair value of their shares of Apollo Bank common stock instead of receiving the Merger Consideration. An Apollo Bank shareholder who wishes to exercise dissenters’ rights of appraisal with respect to the bank merger must (i) either give written notice to Apollo Bank prior to the Apollo Bank special meeting consent that he or she dissents from the plan of merger or vote against the bank merger proposal via and (ii) deliver to Seacoast a written request for an appraisal of his or her shares, along with any certificates representing such shares, within 30 days after the consummation of the bank merger. Failure to adhere strictly to the requirements and procedures of the applicable dissenters’ rights provisions under Section 215a of the United States Code will result in the loss, termination or waiver of your right to dissent. The value of your shares determined for this purpose maybe more or less than the per-share consideration to be paid in the bank merger.
If you sign and send in your proxy card and vote in favor of the approval of the bank merger proposal, you will effectively waive your appraisal rights. Therefore, an Apollo Bank shareholder who submits a proxy card and who also wishes to exercise appraisal rights must either (i) submit a proxy card voting “AGAINST” the bank merger proposal or (ii) abstain from returning an executed proxy card and submit a written notice to Apollo Bank prior to the Apollo Bank special meeting of his or her intent to dissent from the bank merger.
Appendix E includes the relevant statutory provisions regarding these rights. See “Dissenters’ Rights” beginning on page 69 for additional information on how to assert dissenters’ rights. In view of the complexity of the procedures specified under applicable law, shareholders who wish to pursue dissenters’ appraisal rights should promptly consult their legal, financial and tax advisors
Opinion of Apollo’s and Apollo Bank’s Financial Advisor (see page 49 and Appendix C)
In connection with the merger and the bank merger, Apollo’s and Apollo Bank’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered a written opinion, dated March 29, 2022, to the boards of directors of Apollo and Apollo Bank as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Apollo common stock and Apollo Bank common stock (excluding Apollo), collectively as a group, of the aggregate transaction consideration in the proposed transaction. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached to this joint proxy statement/prospectus as Appendix C. The opinion was for the information of, and was directed to, the boards of directors of Apollo and Apollo Bank (in their respective capacities as such and not in any other capacity) in connection with their respective consideration of the financial terms of the transaction. The opinion did not address the underlying business decision of Apollo and Apollo Bank to engage in the transaction or enter into the merger agreement or constitute a recommendation to the boards of directors of Apollo or Apollo Bank in connection with the transaction, and it does not constitute a recommendation to any holder of Apollo common stock or Apollo Bank common stock or any shareholder of any other entity as to how to vote or act in connection with the transaction or any other matter.
For further information, please see the section entitled “The Merger — Opinion of Apollo’s and Apollo Bank’s Financial Advisor” beginning on page 49.
Recommendation of the Apollo Board of Directors (see page 43)
After careful consideration, the Apollo board of directors unanimously recommends that Apollo shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval of the Arriola 280G proposal, “FOR” the approval of the Rodriguez 280G proposal, and “FOR” the approval of the adjournment proposal described in this document. Because certain compensatory payments to Mr. Arriola are subject to the Arriola 280G proposal and he is an Apollo director, Mr. Arriola abstained from the recommendation regarding the Arriola 280G proposal and the Rodriguez 280G proposal. Each of the directors of Apollo, who as of the date of the merger agreement held shares of Apollo common stock, certain officers of Apollo and holders of more than 5% of Apollo’s outstanding shares of common stock have entered into a shareholder support agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the shareholder support agreement.
For more information regarding the shareholder support agreement, please see the section entitled “Information About the Apollo Special Meeting — Shares Subject to Shareholder Support Agreement; Shares Held by Directors and Executive Officers” beginning on page 39.

For a more complete description of Apollo’s reasons for the merger and the recommendations of the Apollo board of directors, please see the section entitled “The Merger — Apollo’s Reasons for the Merger and Recommendation of Apollo’s Board of Directors” beginning on page 43.
Recommendation of the Apollo Bank Board of Directors (see page 43)
After careful consideration, the Apollo Bank board of directors unanimously recommends that Apollo Bank shareholders vote “FOR” the approval and adoption of the bank merger agreement, “FOR” the Arriola 280G proposal, and the Rodriguez 280G proposal as described in this joint proxy statement/prospectus “FOR”. Because certain compensatory payments to Mr. Arriola are subject to the Arriola 280G proposal and he is an Apollo Bank director, Mr. Arriola abstained from the recommendation regarding the Arriola 280G proposal and the Rodriguez 280G proposal. Each of the bank minority shareholders have entered into a shareholder support agreement with Seacoast pursuant to which each has agreed to vote their shares of Apollo Bank common stock in support of the approval of the bank merger agreement, subject to the terms of the shareholder support agreement.
For more information regarding the shareholder support agreement, please see the section entitled “Information About the Apollo Bank Special Meeting — Required Apollo Bank Shareholder Vote; Apollo Bank Shareholder Support Agreements” beginning on page 42.
For a more complete description of Apollo Bank’s reasons for the bank merger and the recommendations of the Apollo Bank board of directors, please see the section entitled “The Merger — Apollo Bank’s Reasons for the Bank Merger and Recommendation of Apollo Bank’s Board of Directors” beginning on page 46.
Interests of Apollo Directors and Executive Officers in the Merger (see page 70)
In considering the recommendation of the Apollo’s board of directors with respect to the merger agreement, you should be aware that some of Apollo’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Apollo’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Apollo’s shareholders include:
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Apollo’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

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The merger agreement provides for accelerated vesting and the issuance of substitute Seacoast options in exchange for Apollo options.

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Certain Apollo executives are entitled to certain payments upon a change of control of Apollo.

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Apollo Bank’s Chairman of the Board and Chief Executive Officer, Eduardo Arriola, has entered into an employment agreement with Seacoast, effective as of the effective date of the merger.

These interests are discussed in more detail in the section entitled “The Merger — Interests of Apollo Directors and Executive Officers in the Merger” beginning on page 70. The Apollo board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.
Treatment of Apollo Equity Awards (see page 81)
The merger agreement requires Apollo to take all actions necessary to cause each Apollo equity award issued and outstanding immediately prior to the effective time to become fully vested and to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Apollo options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Apollo option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Apollo common stock subject to such Apollo option immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Apollo common stock at which such Apollo option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. In further consideration of such termination, Seacoast will grant to each holder of Apollo warrants, as of the effective time, a warrant to purchase shares of Seacoast common stock (which we refer to as the “substitute warrant”), on the same terms and conditions as applicable to each such Apollo warrant as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute warrant shall equal the product of (x) the number of shares of Apollo common stock subject to such Apollo warrant immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute warrant shall equal the quotient determined by dividing (x) the exercise price per share of Apollo common stock at which such Apollo warrant was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent.
Conditions to Completion of the Merger (see page 91)
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:
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the approval of the merger agreement by Apollo shareholders and the approval of the bank merger agreement by the Apollo Bank shareholders;

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all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger, including Apollo;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing the consummation of the merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no order suspending such effectiveness having been issued;

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the approval for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

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the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

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performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

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the receipt by each party of corporate authorizations and other certificates from the other party;

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in the case of Seacoast, Apollo’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to certain material contracts;

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in the case of Seacoast, the holders of no more than 5% of Apollo common stock shall have exercised their dissenters’ rights in accordance with applicable law;

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the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party;

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receipt by Seacoast of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

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in the case of Seacoast, the receipt of executed claims letters from certain of Apollo’s and Apollo Bank’s executive officers and directors and restrictive covenant agreements from Apollo’s and Apollo Bank’s directors;

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in the case of Seacoast, Apollo’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $84.6 million and Apollo Bank’s general allowance for loan and lease losses shall be an amount not less than 1.00% of total loans and leases outstanding (excluding loans made pursuant to the PPP);

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in the case of Seacoast, the termination of Apollo’s equity awards and the termination of the Apollo stock plans;

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in the case of Seacoast, the delivery of a non-foreign affidavit by Apollo; and

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Apollo shall have taken all actions necessary and, to the extent required, the Apollo shareholders have approved any payment, to prevent certain payments and benefits received by executives of Apollo in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Conditions to Completion of the Bank Merger (see page 92)
The completion of the bank merger depends on the completion of the merger and, as a result, is conditioned on a number of conditions being satisfied or, where permitted, waived, including each of the conditions to the merger described above.
Third Party Proposals (see page 87)
Apollo has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit Apollo from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.
Termination (see page 92)
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Apollo shareholders:
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by mutual consent of the board of directors of Apollo and the board of directors or executive committee of the board of directors of Seacoast; or

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by the board of directors of either Seacoast or Apollo, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party or which breach cannot be cured prior to November 30, 2022; or

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by the board of directors of either Seacoast or Apollo, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

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by the board of directors of either Seacoast or Apollo, if the Apollo shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

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by the board of directors of either Seacoast or Apollo, if the merger has not been completed by November 30, 2022, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

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by the board of directors of Seacoast, if (i) the Apollo board of directors withdraws, qualifies or modifies, or resolves to withdraw, qualify or modify their recommendation that the Apollo shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) Apollo fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Apollo’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or
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by the board of directors of Apollo, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that Apollo has not materially breached any such provisions); or

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by the board of directors of Seacoast if holders of more than five percent (5%) in the aggregate of outstanding Apollo common stock have voted shares against the merger agreement and have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA; or

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by the board of directors of Apollo during the five day period commencing on the determination date (as defined in the merger agreement as the later of: (i) the date on which the last required consent is obtained without regard to any requisite waiting period; or (ii) the date on which the Apollo shareholder approval is obtained), if and only if (a) the buyer ratio (defined in the merger agreement to mean the number obtained by dividing the average closing price (defined in the merger agreement to mean the daily volume weighted average price of Seacoast common stock) during the ten (10) consecutive full trading days ending on the trading day prior to the determination date by $36.06) is less than 0.85 and (b) the buyer ratio is less than the number obtained by (i) dividing the average of the index price (defined in the merger agreement to mean the closing price on any given trading day) for the ten (10) consecutive trading days preceding the determination date by the average of the index price for the ten (10) consecutive trading days ending on the last trading day immediately preceding the date of the first public announcement of the entry into the merger agreement and (ii) subtracting 0.20 from the quotient.

Termination Fee (see page 93)
Apollo must pay Seacoast a termination fee of $7.25 million if:
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(i) either party terminates the merger agreement in the event that approval by the shareholders of Apollo is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by Apollo; (b) because Apollo has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because Apollo has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of Apollo shareholders; and

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(1) Apollo receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (2) within 12 months of the termination of the merger agreement, Apollo either consummates a third party acquisition proposal or enters into a definitive agreement with respect to a third party acquisition proposal; or

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Seacoast terminates the merger agreement as a result of the board of directors of Apollo recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

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Apollo terminates the merger agreement because the board of directors of Apollo has determined in accordance with the provisions in the merger agreement relating to acquisition proposals that a superior proposal has been made and has not been withdrawn and none of Apollo or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.

Except in the case of a breach of the merger agreement, the payment of the termination fee will fully discharge Apollo and Apollo Bank from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement and in no event will Apollo be required to pay the termination fee on more than one occasion.

NASDAQ Listing (see page 86)
Seacoast will cause the shares of Seacoast common stock to be issued to the holders of Apollo and Apollo Bank common stock in the merger and to the bank minority shareholders in the bank merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Apollo Special Meeting (see page 37)
The special meeting of Apollo shareholders will be held on September 15, 2022, at 5:00 pm, local time, at Apollo’s main office located at 1150 South Miami Avenue, Miami, Florida 33130. At the special meeting, Apollo shareholders will be asked to vote on:
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the proposal to approve the merger agreement;

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the Arriola 280G proposal;

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the Rodriguez 280G proposal;

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the adjournment proposal; and

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any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of Apollo common stock as of the close of business on August 5, 2022, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 3,766,412 shares of Apollo common stock held by approximately 339 shareholders of record. Each Apollo shareholder can cast one vote for each share of Apollo voting common stock owned on the record date (except that shares held by Mr. Arriola, Mr. Rodriguez and certain related parties will not count toward approval of the Arriola 280G proposal or the Rodriguez 280G proposal).
As of the record date, directors and executive officers of Apollo and their affiliates owned and were entitled to vote 732,429 shares of Apollo common stock, representing approximately 19.45% of the outstanding shares of Apollo common stock entitled to vote on that date. Pursuant to the shareholder support agreement, each director and certain executive officers of Apollo and Apollo Bank, who as of the date of the merger agreement held shares of Apollo common stock, and holders of more than 5% of Apollo outstanding shares of common stock have agreed at any meeting of Apollo shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the merger agreement. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of Apollo common stock.
Required Apollo Shareholder Votes (see page 38)
In order to approve the merger agreement, a majority of the outstanding shares of Apollo common stock entitled to vote at the Apollo special meeting must vote in favor of the merger agreement. In addition, written consents from the affirmative vote of the holders of two-thirds of the outstanding shares of Apollo Bank’s common stock entitled to vote are required to approve the bank merger proposal. In order to approve the 280G proposal, the holders of more than 75% of the voting power of the outstanding shares of Apollo common stock (excluding shares held by Mr. Arriola, Mr. Rodriguez and certain related parties) must vote in favor of the 280G proposal.
Apollo Bank Special Meeting (see page 41)
The special meeting of Apollo Bank shareholders will be held on September 15, 2022 at 5:30 pm local time, at Apollo Bank’s main office located at 1150 South Miami Avenue, Miami, Florida 33130. At the Apollo Bank special meeting Apollo Bank shareholders will be asked to vote on proposal to approve the bank merger agreement and certain compensatory payments that Eduardo Arriola and Ramon Rodriguez are or may be entitled to receive in connection with the merger or certain subsequent events, estimated to total $5,835,969 and $1,762,712, respectively, which we refer to as the Arriola 280G proposal and the Rodriguez 280G proposal, respectively.

This joint proxy statement/prospectus contains important information about the bank merger, the Arriola 280G proposal, and the Rodriguez 280G proposal, and you should read it carefully. It is a joint proxy statement because Apollo’s board of directors is soliciting proxies from its shareholders and Apollo Bank’s board of directors is soliciting Proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of Apollo common stock in connection with the merger and shares of Seacoast common stock to holders of Apollo Bank common stock in connection with the bank merger. The enclosed Apollo Bank proxy card will allow you to vote your shares of Apollo Bank common stock without attending the special meeting of Apollo Bank shareholders. Your vote is important. We encourage you to execute and return your proxy card to Apollo Bank as soon as possible whether or not you intend to attend the Apollo Bank Special meeting.
Required Apollo Bank Shareholder Votes (see page 42)
Affirmative votes from the holders of two-thirds of the outstanding shares of Apollo Bank’s common stock entitled to vote are required to approve and adopt the bank merger agreement. Affirmative votes from the holders of 75% of the voting power of the outstanding shares of Apollo Bank’s common stock are required to approve the compensatory payments that Eduardo Arriola and Ramon Rodriguez are or may be entitled to receive in connection with the bank merger or certain subsequent events, estimated to total $5,835,969 and $1,762,712, respectively.
No Restrictions on Resale
All shares of Seacoast common stock received by Apollo shareholders in the merger and Apollo Bank shareholders in the bank merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Market Prices and Dividend Information (see page 35)
Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of July 31, 2022, there were 61,414,213 shares of Seacoast common stock outstanding. Approximately 85.8% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 83.2% of its outstanding stock. Seacoast has approximately 2,439 shareholders of record as of July 31, 2022.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on June 30, 2022, were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.4%), Capital World Investors, 333 South Hope Street, 55th Floor, Los Angeles, California 90071 (6.8%), and the Vanguard Group, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (6.1%).
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ.
	Seacoast Common Stock
	High	Low	Dividends
2020
First Quarter	$30.87	$13.30	$—
Second Quarter	$25.89	$16.02	$—
Third Quarter	$22.23	$17.00	$—
Fourth Quarter	$30.26	$17.62	$—
2021
First Quarter	$40.93	$28.52	$—
Second Quarter	$38.87	$33.00	$0.13
Third Quarter	$34.56	$29.28	$0.13
Fourth Quarter	$38.48	$32.38	$0.13

	Seacoast Common Stock
	High	Low	Dividends
2022
First Quarter	$39.31	$32.40	$0.13
Second Quarter	$35.96	$30.82	$0.17
Third Quarter (through August 9, 2022)	$36.92	$31.17	$—
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast.
On July 19, 2022, Seacoast’s board of directors approved a $0.17 dividend to be paid on September 30, 2022 for shareholders of record on September 15, 2022. Any further dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
As of July 31, 2022, there were 3,766,412 shares of Apollo common stock, $0.01 par value per share, outstanding, which were held by approximately 339 holders of record.
Apollo common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Apollo common stock.
The table below sets forth the date, sale price, and number of shares for trades of shares of Apollo common stock since January 1, 2021. Management is not aware of any trades in Apollo’s common stock since January 5, 2022.
Date	Price per Share	Number of Shares
January 1, 2021	$20.00	6,600
January 5, 2022	17.00	10,046
January 5, 2022	17.00	4,500
Since December 31, 2019, Apollo has not declared or paid any dividends to Apollo shareholders.
As of July 31, 2022, there were 3,967,608 shares of Apollo Bank common stock, $5.00 par value per share, outstanding, which were held by four holders of record.
Apollo Bank common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Apollo Bank common stock. Management is not aware of any recent trades in Apollo Bank’s common stock.
Since December 31, 2019, Apollo Bank has not declared or paid any dividends to Apollo Bank shareholders.
Comparison of Shareholders’ Rights (see page 95)
The rights of Apollo shareholders and Apollo Bank shareholders who continue as Seacoast shareholders after the merger and the bank merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of Apollo or Apollo Bank, as appropriate. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 95.
Risk Factors (see page 25)
Before voting at the Apollo special meeting or, with respect to Apollo Bank shareholders, voting at the Apollo Bank special meeting, you should carefully consider all of the information contained or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 25 or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see “Documents Incorporated by Reference” beginning on page 117.

RISK FACTORS
An investment in Seacoast common stock in connection with the merger and the bank merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Seacoast’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2022, June 30, 2022, and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this joint proxy statement/prospectus in deciding whether to vote to approve the merger agreement if you are an Apollo shareholder or to vote to approve the bank merger agreement if you are an Apollo Bank shareholder. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Seacoast’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2022 and June 30, 2022, are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this joint proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.
Risks Associated with the Merger and Bank Merger
The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting Apollo, Apollo Bank or Seacoast.
The businesses of Seacoast and Apollo differ in some respects and, accordingly, the results of operations of the combined company and the market price of Seacoast’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and Apollo. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Documents Incorporated by Reference” beginning on page 117.
Because the sale price of Seacoast common stock will fluctuate, you cannot be sure of the value of the per share stock consideration that you will receive in the merger or the bank merger until the closing.
Under the terms of the merger agreement, each share of Apollo common stock outstanding immediately prior to the effective time of the merger (excluding shares of Apollo common stock owned by Apollo, Seacoast, Apollo Bank, or SNB or the dissenting shares) will be converted into the right to receive 1.006529 shares of Seacoast common stock (plus cash in lieu of fractional shares). Under the terms of the bank merger agreement, each share of Apollo Bank common stock outstanding prior to the effective time of the merger held by the bank minority shareholders will be converted into the right to receive 1.195651 shares of Seacoast common stock (plus cash in lieu of fractional shares). The consideration to be paid to Apollo shareholders and the bank minority shareholders is each subject to adjustment based on the value of Apollo’s consolidated tangible shareholders’ equity and Apollo Bank’s general allowance for loan and lease losses and further subject to adjustment to ensure that an aggregate maximum of 4,518,718 shares of Seacoast common stock are issued. The value of the shares of Seacoast common stock to be issued to Apollo shareholders in the merger and the bank minority shareholders in the bank merger will fluctuate between now and the closing date of the merger and the bank merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and Apollo. We make no assurances as to whether or when the merger and the subsequent bank merger will be completed. Apollo shareholders and the bank minority shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of Apollo common stock at the Apollo special meeting or voting their shares of Apollo Bank common stock at the Apollo Bank special meeting with respect to shares of Apollo Bank common stock.

The merger and subsequent bank merger will not be completed unless important conditions are satisfied or waived, including approval by Apollo shareholders and Apollo Bank shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger and the subsequent bank merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger and the bank merger will not occur or will be delayed and each of Seacoast and Apollo may lose some or all of the intended benefits of the merger and the subsequent bank merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Seacoast and Apollo are obligated to complete the merger:
•
The merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote of a majority of the outstanding shares of Apollo common stock and the bank merger agreement must have been approved by the affirmative vote of at least two-thirds of the outstanding shares of Apollo Bank common stock;

•
All regulatory consents required to consummate the transactions contemplated by the merger agreement must have been obtained and all waiting periods required by law must have expired and such consents must not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries, including Apollo, after the effective time of the merger;

•
No order issued by any governmental authority preventing the consummation of the merger shall be in effect and no law or order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

•
The registration statement (of which this joint proxy statement/prospectus is a part) registering shares of Seacoast common stock to be issued in the merger must have been declared effective, no stop order may have been issued by the SEC and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement shall have been initiated and continuing;

•
The holders of no more than 5% of Apollo common stock shall have taken the actions required by the FBCA to qualify their common stock as dissenting shares;

•
Since the date of the merger agreement, no fact, circumstance or event shall have occurred that has had or is reasonably likely to have a material adverse effect on either party;

•
Directors and certain executive of Apollo and Apollo Bank shall have entered into claims letters and/or restrictive covenant agreements;

•
Apollo’s consolidated tangible shareholders’ equity as of the close of business on the 5th business day prior to the closing date shall not be less than $84.6 million, less the impact of after-tax permitted expenses, and Apollo Bank’s general allowance for loan and lease losses shall not be less than 1.00% of total loans and leases outstanding (excluding loans originated under the PPP);

•
All outstanding Apollo equity awards shall have been terminated and Apollo’s board of directors shall have taken all action necessary to terminate the Apollo stock plans;

•
Seacoast shall have received from its tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
Apollo shall have taken all actions necessary and, to the extent required, the Apollo shareholders have approved any payment, to prevent certain payments and benefits received by executives of Apollo in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code; and

•
The shares of Seacoast common stock to be issued pursuant to the merger shall have been approved for listing on the NASDAQ.

Consummation of the merger is a condition to Seacoast, SNB, and Apollo Bank’s obligation to complete the bank merger. As a result, the bank merger is also conditioned on the satisfaction or waiver, if permissible, of each of the conditions listed above with respect to the completion of the merger.
For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement  —  Conditions to Completion of the Merger” beginning on page 92.

Shares of Seacoast common stock to be received by holders of Apollo common stock as a result of the merger and by the bank minority shareholders as a result of the bank merger will have rights different from the shares of Apollo common stock or Apollo Bank common stock.
Upon completion of the merger, the rights of former Apollo shareholders will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with Apollo common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. See “Comparison of Shareholders’ Rights” beginning on page 95 for a discussion of the different rights associated with Seacoast common stock. Upon completion of the bank merger, the rights of bank minority shareholders will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with Apollo Bank common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law.
Apollo and Apollo Bank shareholders will have a reduced ownership and voting interest after the merger and bank merger and will exercise less influence over management.
Apollo shareholders currently have the right to vote in the election of the board of directors of Apollo and on other matters affecting Apollo. Apollo Bank shareholders currently have the right to vote in the election of the board of directors of Apollo Bank and on other matters affecting Apollo Bank. Upon the completion of the merger and the bank merger, Apollo’s shareholders and the bank minority shareholders will be shareholders of Seacoast with a percentage ownership of Seacoast that is smaller than such shareholders’ current percentage ownership of Apollo and Apollo Bank. It is currently expected that the former shareholders of Apollo and the bank minority shareholders as a group will receive shares in the merger and the bank merger constituting approximately 6.9% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, Apollo shareholders and the bank minority shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Apollo and Apollo Bank.
If an Apollo shareholder or a bank minority shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement or the bank merger agreement.
Pursuant to the FBCA, an Apollo shareholder who perfects dissenters’ rights as provided in such section is entitled to receive payment in cash of the value of each share of Apollo common stock held by such shareholder. The value of the share of Apollo common stock, as determined in accordance with the Florida statutes, may be less than the value of a share of the Apollo common stock such shareholder would otherwise receive pursuant to the merger agreement. See “The Merger  —  Dissenters’ Rights for Apollo Shareholders” beginning on page 69.
Pursuant to Section 215a of the United States Code, an Apollo Bank shareholder who perfects dissenters’ rights as provided in such section is entitled to receive payment in cash of the value of each share of Apollo Bank common stock held by such shareholder. The value of the share of Apollo Bank common stock, as determined in accordance with the United States Code, may be less than the value of a share of the Apollo Bank common stock such shareholder would otherwise receive pursuant to the bank merger agreement. See “The Bank Merger  —  Dissenters’ Rights for Apollo Bank Shareholders.” In addition, the exercise of appraisal rights by any bank minority shareholder may result in a breach of such shareholder’s obligations in connection with the shareholder support agreement previously executed by each bank minority shareholder.
Seacoast and Apollo will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Apollo and Seacoast. These uncertainties may impair Seacoast’s or Apollo’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or Apollo to seek to change existing business relationships with Seacoast or Apollo or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
Seacoast and Apollo have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, the merger agreement restricts Apollo from taking certain actions without Seacoast’s consent while the merger is pending. These restrictions may, among other matters, prevent Apollo from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to Apollo’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Apollo’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 83 for a description of the covenants applicable to Apollo and Seacoast.
Seacoast may fail to realize the cost savings estimated for the merger and the bank merger.
Although Seacoast estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast and Apollo in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast and Apollo. Although Seacoast and Apollo have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of Apollo and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and Apollo would have to recognize these expenses without realizing the anticipated benefits of the merger.
Seacoast and Apollo may waive one or more of the conditions to the merger.
Prior to or at the effective time of the merger, either party has the right to waive any default in the performance of any term of the merger agreement by the other party, to waive or extend the time for the compliance or fulfillment by the other party of any and all of such other party’s obligations under the merger agreement, and to waive any or all of the conditions to its obligations under the merger agreement.

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
It is expected that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the obligation of Seacoast to complete the merger is conditioned upon the receipt of a U.S. federal income tax opinion to that effect from Seacoast’s tax counsel. This tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service or the courts. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Apollo common stock and Apollo Bank common stock will recognize any gain with respect to the entire consideration received in the merger, including any shares of Seacoast stock received as well as any cash received in lieu of fractional shares of Seacoast common stock. The consequences of the merger or the bank merger to any particular Apollo and Apollo Bank shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger and the bank merger to you.
The opinion of Apollo’s and Apollo Bank’s financial advisor delivered to the boards of directors of Apollo and Apollo Bank prior to signing of the merger agreement will not reflect changes in circumstances since the date of the opinion.
Apollo’s and Apollo Bank’s boards of directors received an opinion from Apollo’s and Apollo Bank’s financial advisor regarding the aggregate transaction consideration in the proposed transaction that was delivered on and dated March 29, 2022. Subsequent changes in the operation and prospects of Seacoast or Apollo, general market and economic conditions and other factors that may be beyond the control of Seacoast or Apollo may significantly alter the value of Seacoast or Apollo or the price of the shares of Seacoast common stock by the time the merger is completed. The opinion of Apollo’s and Apollo Bank’s financial advisor does not speak at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion of Apollo’s and Apollo Bank’s financial advisor, please refer to the sections entitled “The Merger — Opinion of Apollo’s and Apollo Bank’s Financial Advisor” beginning on page 49.
Apollo’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Apollo shareholders.
Executive officers and the board of directors of Apollo negotiated the terms of the merger agreement with Seacoast, and the Apollo board of directors unanimously approved and recommended that Apollo shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that certain Apollo executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Apollo shareholders generally. See “The Merger — Interests of Apollo Directors and Executive Officers in the Merger” on page 70 for information about these financial interests.
The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Apollo.
Until the completion of the merger, with some limited exceptions, Apollo is prohibited from soliciting, initiating, encouraging or participating in any discussion concerning a proposal to acquire Apollo, such as a merger or other business combination transaction, with any person other than Seacoast. In addition, Apollo has agreed to pay to Seacoast in certain circumstances a termination fee equal to $7.25 million. These provisions could discourage other companies from trying to acquire Apollo even though those other companies might be willing to offer greater value to Apollo shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on Apollo’s financial condition. See “The Merger Agreement — Third Party Proposals” beginning on page 87 and “The Merger Agreement — Termination Fee” beginning on page 93.
Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and Apollo.
If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.
If the mergers with Apollo, Drummond and Professional are not completed, Seacoast, Apollo, Drummond and Professional will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Seacoast, Apollo, Drummond and Professional has incurred and will incur substantial non-recurring expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreements and the bank merger agreements, as well as the costs and expenses of filing, printing and mailing joint proxy statements/prospectuses and all filing and other fees paid to the SEC and other regulatory agencies in connection with the mergers. While each of Seacoast, Apollo, Drummond and Professional have assumed that a certain level of expenses would be incurred in connection with the mergers and bank mergers, there are many factors beyond their control that could affect the total amount or the timing of the integrations and implementation expenses. If the mergers are not completed, Seacoast, Apollo, Drummond and/or Professional will have to recognize these expenses without realizing the expected benefits of the mergers.
Some of the performing loans in the Apollo Bank loan portfolio being acquired by Seacoast may be under-collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.
In an acquisition transaction, the purchasing financial institution may be acquiring under-collateralized loans from the seller. Under-collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. When it acquires a loan portfolio, Seacoast will establish an allowance for credit losses to recognize the full amount of expected credit losses over the life of the acquired loans. With respect to the Apollo Bank loan portfolio, Seacoast has preliminarily estimated a $16.4 million allowance for credit losses which Seacoast believes is adequate to mitigate the risk of under-collateralized, non-performing loans. There is no assurance that the allowance for credit losses that Seacoast will place on the Apollo Bank loan portfolio to mitigate against under-collateralized, non-performing loans will be adequate or that Seacoast will not incur losses that could be greater than this estimate.
Sales of substantial amounts of Seacoast common stock in the open market by former Apollo shareholders and/or bank minority shareholders could depress Seacoast’s stock price.
Shares of Seacoast common stock that are issued to Apollo shareholders in the merger and bank minority shareholders in the bank merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of Seacoast common stock received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Based on the number of shares of Apollo common stock outstanding as of the Apollo record date and the number of shares of Apollo Bank common stock held by the bank minority shareholders, Seacoast currently expects to issue approximately 4,518,718 shares of Seacoast common stock in connection with the merger and the bank merger. If the merger and the bank merger are completed and if former shareholders of Apollo or Apollo Bank sell substantial amounts of Seacoast common stock in the public market following completion of the merger and the bank merger, the market price of Seacoast common stock may decrease. These sales might also make it more difficult for Seacoast to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
Litigation may be filed against the board of directors of Seacoast or Apollo that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that Seacoast shareholders or Apollo shareholders may file putative class action lawsuits against the board of directors of Seacoast or Apollo. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Seacoast and Apollo, including any costs associated with indemnification obligations of Seacoast or Apollo. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained in this joint proxy statement/prospectus, including statements included or incorporated by reference in this joint proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and Apollo before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:
•
the failure to obtain the approval of Apollo shareholders and Apollo Bank shareholders in connection with the merger and the bank merger, respectively;

•
the ongoing impacts and disruptions resulting from COVID-19 or other variants on the economies and communities we serve, which has had and may likely continue to have an adverse impact on our business operations and performance, and could continue to have a negative impact on our credit portfolio, stock price, borrowers and the economy as a whole both globally and domestically;

•
the risk that the merger may not be completed in a timely manner or at all, which may adversely affect Seacoast’s and Apollo’s business and the price of Seacoast common stock;

•
the risk that a condition to closing of the proposed merger may not be satisfied;

•
the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

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the parties’ ability to promptly and effectively integrate the businesses of Seacoast and Apollo, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses;

•
the diversion of management time on issues related to the merger;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•
the effect of the announcement or pendency of the merger on Seacoast’s customer, employee and business relationships, operating results, and business generally;

•
deposit attrition, operating costs, customer loss and business disruption following the proposed merger, including difficulties in maintaining relationships with employees, may be greater than expected;

•
reputational risks and the reaction of the companies’ customers to the proposed merger;

•
customer acceptance of the combined company’s products and services;

•
increased competitive pressures and solicitations of customers and employees by competitors;

•
the failure to consummate or delay in consummating the merger for other reasons;

•
the outcome of any legal proceedings that may be instituted against Seacoast or Apollo related to the merger agreement or the merger;

•
changes in laws or regulations;

•
the dilution caused by Seacoast’s issuance of additional shares of its common stock in the merger or related to the merger;

•
the sale price of Seacoast common stock could decline before the completion of the merger, including as a result of the financial performance of Seacoast or Apollo or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•
changes in interest rates, deposit flows, loan demand and real estate values; and

•
changes in general business, economic and market conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this joint proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and Form 10-Q, which are available online at www.sec.gov, and is incorporated by reference herein. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or Apollo. The forward-looking statements are made as of the date of this joint proxy statement/prospectus or the date of the applicable document incorporated by reference into this joint proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2021, 2020, 2019, 2018 and 2017 is derived from the audited consolidated financial statements of Seacoast. The following selected historical consolidated financial data as of and for the six months ended June 30, 2022 and 2021, is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the six months ended June 30, 2022, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2022 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2021; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the six months ended June 30, 2022, both of which are incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference” beginning on page 117.
	Six Months Ended June 30,		Year Ended December 31,
(Amounts in thousands, except per share data)	2022	2021	2021	2020	2019	2018	2017
Net interest income	$158,169	$132,412	$276,025	$262,743	$243,618	$211,515	$176,296
Provision for credit losses	7,378	(10,570)	(9,421)	38,179	10,999	11,730	5,648
Noninterest income:
Other	33,089	33,162	71,305	60,335	55,515	50,645	43,230
Gain on sale of VISA stock	—	—	—	—	—	—	15,153
Securities (losses)/gains, net	(752)	(169)	(578)	1,235	1,217	(623)	86
Noninterest expense	115,065	91,904	197,435	185,552	160,739	162,273	149,916
Income before income taxes	68,063	84,071	158,738	100,582	128,612	87,534	79,201
Provision for income taxes	14,720	18,942	34,335	22,818	29,873	20,259	36,336
Net income	$53,343	$65,129	$124,403	$77,764	$98,739	$67,275	$42,865
Per share data
Net income available to common shareholders:
Diluted	$0.86	$1.17	$2.18	$1.44	$1.90	$1.38	$0.99
Basic	0.87	1.18	2.20	1.45	1.92	1.40	1.01
Cash dividends declared	0.30	0.13	0.39	—	—	—	—
Book value per share common	21.65	21.33	22.40	20.46	19.13	16.83	14.70
Assets	$10,811,704	$9,316,833	$9,681,433	$8,342,392	$7,108,511	$6,747,659	$5,810,129
Net loans	6,450,779	5,355,922	5,841,714	5,642,616	5,163,250	4,792,791	3,790,255
Deposits	9,188,953	7,836,436	8,067,589	6,932,561	5,584,753	5,177,240	4,592,720
Shareholders’ equity	1,329,575	1,182,347	1,310,736	1,130,402	985,639	864,267	689,664
Performance ratios:
Return on average assets	1.00%	1.50%	1.33%	0.99%	1.45%	1.11%	0.82%
Return on average equity	7.82%	11.39%	10.24%	7.44%	10.63%	9.08%	7.51%
Average equity to average assets	12.81%	13.17%	13.02%	13.30%	13.60%	12.23%	10.96%

MARKET PRICES AND DIVIDEND INFORMATION
Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of July 31, 2022, there were 61,414,213 shares of Seacoast common stock outstanding. Approximately 85.8% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 83.2% of its outstanding stock. Seacoast has approximately 2,439 shareholders of record as of July 31, 2022.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on June 30, 2022 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.4%), Capital World Investors, 333 South Hope Street, 55th Floor, Los Angeles, California 90071 (6.8%), and the Vanguard Group, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (6.1%).
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below.
	Seacoast Common Stock
	High	Low	Dividends
2020
First Quarter	$30.87	$13.30	$—
Second Quarter	$25.89	$16.02	$—
Third Quarter	$22.23	$17.00	$—
Fourth Quarter	$30.26	$17.62	$—
2021
First Quarter	$40.93	$28.52	$—
Second Quarter	$38.87	$33.00	$0.13
Third Quarter	$34.56	$29.28	$0.13
Fourth Quarter	$38.48	$32.38	$0.13
2022
First Quarter	$39.31	$32.40	$0.13
Second Quarter	$35.96	$30.82	$0.17
Third Quarter (through August 9, 2022)	$36.92	$31.17	$—
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast.
On July 19, 2022, Seacoast’s board of directors approved a $0.17 dividend to be paid on September 30, 2022 for shareholders of record on September 15, 2022. Any further dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
Apollo Bancshares, Inc.
As of July 31, 2022, there were 3,766,412 shares of Apollo common stock, $0.01 par value per share, outstanding, which were held by approximately 339 holders of record.
Apollo common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Apollo common stock.

The table below sets forth the date, sale price, and number of shares for trades of shares of Apollo common stock since January 1, 2021. Management is not aware of any trades in Apollo’s common stock since January 5, 2022.
Date	Price per Share	Number of Shares
January 1, 2021	$20.00	6,600
January 5, 2022	17.00	10,046
January 5, 2022	17.00	4,500
Since December 31, 2019, Apollo has not declared or paid any dividends to Apollo shareholders.
Apollo Bank
As of July 31, 2022, there were 3,967,608 shares of Apollo Bank common stock, $5.00 par value per share, outstanding, which were held by four holders of record.
Apollo Bank common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Apollo Bank common stock. Management is not aware of any recent trades in Apollo Bank’s common stock.
Since December 31, 2019, Apollo Bank has not declared or paid any dividends to Apollo Bank shareholders.

INFORMATION ABOUT THE APOLLO SPECIAL MEETING
This section contains information about the special meeting of Apollo shareholders. The Apollo board of directors is mailing this joint proxy statement/prospectus to you, as an Apollo shareholder, on or about August 5, 2022. Together with this joint proxy statement/prospectus, the Apollo board of directors is also sending you a notice of the special meeting of Apollo shareholders and a form of proxy that the Apollo board of directors is soliciting for use at the Apollo special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The Apollo special meeting is scheduled to be held on September 15, 2022 at 5:00 pm, local time, at the main office of Apollo located at 1150 South Miami Avenue, Miami, Florida 33130.
Matters to be Considered at the Meeting
At the special meeting, Apollo shareholders will be asked to consider and vote on:
•
a proposal to approve and adopt the merger agreement, which we refer to as the merger proposal;

•
a proposal to approve a portion of certain compensatory payments that Eduardo Arriola is or may be entitled to receive in connection with the merger or certain subsequent events in order to avoid any potential adverse federal tax consequences for Mr. Arriola under Sections 280G and 4999 of the Code, which we refer to as the Arriola 280G proposal;

•
a proposal to approve a portion of certain compensatory payments that Ramon Rodriguez is or may be entitled to receive in connection with the merger or certain subsequent events in order to avoid any potential adverse federal tax consequences for Mr. Rodriguez under Sections 280G and 4999 of the Code , which we refer to as the Rodriguez 280G proposal;

•
a proposal of the Apollo board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, the Arriola 280G proposal, or the Rodriguez 280G proposal, which we refer to as the adjournment proposal; and

•
any other matters as may properly be brought before the Apollo special meeting or any adjournment or postponement of the Apollo special meeting.

At this time, the Apollo board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
Recommendation of the Apollo Board of Directors
The Apollo board of directors recommends that Apollo shareholders vote “FOR” the merger proposal, “FOR” the Arriola 280G proposal, “FOR” the Rodriguez 280G proposal, and “FOR” the adjournment proposal. See “The Merger — Apollo’s Reasons for the Merger and Recommendations of the Apollo Board of Directors,” “Arriola 280G Proposal,” and “Rodriguez 280G proposal.”
Record Date and Quorum
August 5, 2022 has been fixed as the record date for the determination of Apollo shareholders entitled to notice of, and to vote at, the Apollo special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 3,766,412 shares of Apollo common stock outstanding and entitled to vote at the Apollo special meeting, held by approximately 339 holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Apollo common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Apollo common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Apollo common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Vote
The affirmative vote of a majority of the outstanding shares of Apollo common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.
Approval of the Arriola 280G proposal requires the affirmative vote of the holders of more than 75% of the voting power of the outstanding shares of Apollo common stock (excluding shares held by Mr. Arriola, Mr. Rodriguez and certain related parties). If you vote to “ABSTAIN” with respect to the Arriola 280G proposal or if you fail to vote on the Arriola 280G proposal, this will have the same effect as voting “AGAINST” the Arriola 280G proposal.
Approval of the Rodriguez 280G proposal requires the affirmative vote of the holders of more than 75% of the voting power of the outstanding shares of Apollo common stock (excluding shares held by Mr. Arriola, Mr. Rodriguez and certain related parties). If you vote to “ABSTAIN” with respect to the Rodriguez 280G proposal or if you fail to vote on the Rodriguez 280G proposal, this will have the same effect as voting “AGAINST” the Rodriguez 280G proposal.
The adjournment proposal will be approved if the votes of Apollo common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Each share of Apollo common stock you own as of the record date for the special meeting entitles you to one vote at the Apollo special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the Apollo special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Apollo special meeting. This will ensure that your vote is received. If you attend the Apollo special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. Apollo shareholders must use the proxy card provided for Apollo shareholders. Apollo cannot accept any Apollo Bank proxy card returned by an Apollo shareholder. If you choose to vote by proxy, please mark each Apollo proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal, “FOR” the Arriola 280G proposal, “FOR” the Rodriguez 280G proposal, and “FOR” the adjournment proposal. At this time, the Apollo board of directors is unaware of any other matters that may be presented for action at the Apollo special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Apollo stock certificates for the merger consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED APOLLO PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SHAREHOLDERS WHO ATTEND THE APOLLO SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
•
submitting another valid proxy card bearing a later date;

•
attending the Apollo special meeting and voting your shares in person; or

•
delivering prior to the Apollo special meeting a written notice of revocation to Apollo’s Corporate Secretary at the following address: Apollo Bancshares, Inc., 1150 South Miami Avenue, Miami, Florida 33130.

If you choose to send a completed Apollo proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the Apollo special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors and executive officers of Apollo and their affiliates owned and were entitled to vote 732,429 shares of Apollo common stock (excluding approximately 226,616 shares which may be acquired by such persons upon the exercise of vested stock options and 33,000 shares which may be acquired by such persons upon the exercise of warrants), representing approximately 19.45% of the outstanding shares of Apollo common stock entitled to vote on that date.
A total of 732,429 shares of Apollo common stock, representing approximately 19.45% of the outstanding shares of Apollo common stock entitled to vote at the special meeting, are subject to a support agreement between Seacoast and each of Apollo’s directors and executive officers who held shares of Apollo common stock as of the date of the merger agreement, (excluding approximately 226,616 shares which may be acquired by such persons upon the exercise of vested stock options and 33,000 shares which may be acquired by such persons upon the exercise of warrants). Pursuant to the support agreement, each director and executive officer of Apollo who held shares of Apollo common stock as of the date of the merger agreement have agreed to, at any meeting of Apollo shareholders, however called, or any adjournment or postponement thereof  (and subject to certain exceptions):
•
vote (or cause to be voted) all shares of Apollo common stock owned by such shareholder in favor of the approval of the terms of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

•
not vote or grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

•
vote (or cause to be voted) his shares against any competing transaction.

Pursuant to the shareholder support agreement, without the prior written consent of Seacoast, each director and certain executive officers have further agreed not to sell or otherwise transfer any shares of Apollo common stock. The foregoing summary of the shareholder support agreement entered into by Apollo’s directors and certain executive officers who held shares of Apollo common stock as of the date of the merger agreement does not purport to be complete, and is qualified in its entirety by reference to the form of shareholder support agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this document.
For more information about the beneficial ownership of Apollo common stock by each 5% or greater beneficial owner, each director and executive officer and executive officers as a group, see “Beneficial Ownership of Apollo Common Stock by Management and Principal Shareholders of Apollo.”

Solicitation of Proxies
The proxy for the Apollo special meeting is being solicited on behalf of the Apollo board of directors. Apollo will bear the entire cost of soliciting proxies from you. Apollo will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Apollo stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Apollo in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of Apollo common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the Apollo special meeting. Shareholders of record can vote in person at the Apollo special meeting. If you are not a shareholder of record and would like to vote in person at the Apollo special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the Apollo special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Apollo’s express written consent.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed Apollo proxy card or voting instructions, please contact Apollo at:
Apollo Bancshares, Inc.
1150 South Miami Avenue
Miami, Florida 33130
Telephone: (305) 398-9000
Attn: Eduardo Arriola, Chairman, President, & Chief Executive Officer

INFORMATION ABOUT THE APOLLO BANK SPECIAL MEETING
This section contains information about the special meeting of Apollo Bank shareholders. The Apollo Bank board of directors is mailing this joint proxy statement/prospectus to Apollo Bank shareholders, on or about August 12, 2022. Together with this joint proxy statement/prospectus, the Apollo Bank board of directors is also sending you a notice of the special meeting of Apollo Bank shareholders and a form of proxy that the Apollo Bank board of directors is soliciting for use at the Apollo Bank special meeting and at any adjournments or postponements of the Apollo Bank special meeting.
Time, Date, and Place
The Apollo Bank special meeting is scheduled to be held on September 15, 2022 at 5:30, local time, at the main office of Apollo Bank located at 1150 South Miami Avenue, Miami Florida 33130.
Matters to be Considered at the Apollo Bank Special Meeting
At the Apollo Bank special meeting, the shareholders of Apollo Bank are being asked to consider and vote on the following proposals: (i) to approve and adopt the bank merger agreement and the transactions contemplated by the bank merger agreement, which we refer to as the bank merger proposal, (ii) to approve certain compensatory payments that Eduardo Arriola is or may be entitled to receive in connection with the merger and bank merger, or certain subsequent events, estimated to total $5,835,969, which we refer to as the Arriola 280G proposal, and (iii) to approve certain compensatory payments that Ramon Rodriguez is or may be entitled to receive in connection with the merger and bank merger, or certain subsequent events, estimated to total $1,762,712, which we refer to as the Rodriguez 280G proposal.
The board of directors of Apollo Bank has unanimously declared that the bank merger agreement and the transactions contemplated thereby, including the bank merger, as well as the Arriola 280G proposal and the Rodriguez 280G proposal, are advisable, fair to and in the best interests of Apollo Bank and its shareholders, approved the bank merger agreement, and recommended that the shareholders of Apollo Bank approve and adopt the bank merger agreement and approve the Arriola 280G proposal and the Rodriguez 280G proposal.
At this time, the Apollo Bank board of directors is unaware of any other matters that may be presented for action at the Apollo Bank special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety. A copy of the bank merger agreement is included in this joint proxy statement/prospectus as Appendix B, and we encourage you to read it carefully in its entirety.
Record Date; Quorum
The board of directors of Apollo Bank has set August 5, 2022 as the record date for the determination of Apollo Bank shareholders entitled to notice of, and to vote at, the Apollo Bank Special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 3,967,608 shares of Apollo Bank common stock outstanding and entitled to vote on the bank merger proposal, of which 3,358,973 shares are held by Apollo and 608,635 shares are held by three individual holders of record.
Only shareholders of record holding shares of Apollo Bank common stock as of the close of business on the record date are entitled to vote at the Apollo Bank special shareholder meeting.
A quorum is necessary to transact business at the Apollo Bank special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Apollo Bank common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Apollo Bank common stock represented at the Apollo Bank special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Apollo Bank common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the Apollo Bank special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Apollo Bank Shareholder Vote; Apollo Bank Shareholder Support Agreements
The affirmative vote of the holders of two-thirds of the outstanding shares of Apollo Bank’s common stock entitled to vote are required to approve the bank merger proposal. Apollo Bank shareholders who vote to “ABSTAIN” with respect to the bank merger proposal or who fail to vote on the bank merger proposal will, in effect, vote “AGAINST” the bank merger proposal.
Concurrently with the execution and delivery of the merger agreement and the bank merger agreement, certain shareholders of Apollo Bank, solely in their respective capacities as Apollo Bank shareholders, entered into a support agreement between Seacoast and the bank minority shareholders (the “bank shareholder support agreement”). Pursuant to the support agreement, each bank minority shareholder agreed to, at any meeting of Apollo Bank shareholders, however called, or any adjournment or postponement thereof  (and subject to certain exceptions):
•
vote (or cause to be voted) all shares of Apollo Bank common stock owned by such shareholder in favor of the approval of the terms of the bank merger agreement, the merger and each of the transactions contemplated by the bank merger agreement;

•
not vote or grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the bank merger agreement, the bank merger and the transactions contemplated by the bank merger agreement; and

•
vote (or cause to be voted) his shares against any competing transaction.

Pursuant to the bank shareholder support agreement, without the prior written consent of Seacoast, each bank minority shareholder further agreed not to sell or otherwise transfer any shares of Apollo Bank common stock. The foregoing summary of the bank shareholder support agreement entered into by the bank minority shareholders does not purport to be complete, and is qualified in its entirety by reference to the form of shareholder support agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. The bank minority shareholders who have entered into the bank shareholder support agreement hold an aggregate of 608,635 shares of Apollo common stock, representing 15.34% of the outstanding shares of Apollo Bank common stock.
The remaining 84.66% of the outstanding shares of Apollo Bank are held by Apollo. On March 29, 2022, the board of directors of Apollo authorized Apollo, as a shareholder of Apollo Bank, to approve and adopt the bank merger agreement and the bank merger by written consent. The delivery of a written consent by Apollo in accordance with these previously adopted resolutions will be sufficient to approve the bank merger proposal and, as a result, approval of the bank merger proposal is assured. Notwithstanding the assured receipt of a written consent from Apollo, in its capacity as a shareholder of Apollo Bank, the individual shareholders of Apollo Bank are each required to submit a written consent in favor of the bank merger proposal pursuant to the terms of the bank shareholder support agreement.
The affirmative vote of holders representing more than 75% of the voting power of the outstanding shares of Apollo Bank common stock is required for approval of each of the Arriola 280G proposal and the Rodriguez 280G proposal. Apollo, as the holder of 84.66% of the outstanding shares of Apollo Bank must approve each of the Arriola 280G proposal and the Rodriguez 280G proposal and may only approve such proposals if each proposal is approved by the affirmative vote of the holders of more than 75% of the voting power of the outstanding shares of Apollo common stock (excluding shares held by Mr. Arriola, Mr. Rodriguez, and certain related parties). Apollo has authorized Carlos Modia to vote the shares of Apollo Bank common stock held by Apollo FOR the approval of the Arriola 280G proposal and the Rodriguez 280G proposal, subject to the approval by the Apollo shareholders.
Each share of Apollo Bank common stock you own as of the record date for the Apollo Bank special meeting entitles you to one vote at the Apollo Bank special meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the Apollo Bank special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Apollo Bank special meeting. This will ensure that your vote is received. If you attend the Apollo Bank special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the Apollo Bank proxy card. Apollo Bank shareholders must use the proxy card provided for Apollo Bank shareholders. Apollo Bank cannot accept any proxy card intended for use with respect to the Apollo special meeting. If you choose to vote by proxy, please mark each Apollo Bank proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the Apollo Bank proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the bank merger proposal, “FOR” the Arriola 280G proposal, and “FOR” the Rodriguez 280G proposal. At this time, the Apollo Bank board of directors is unaware of any other matters that may be presented for action at the Apollo Bank special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the bank merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Apollo Bank stock certificates for the merger consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE APOLLO BANK SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED APOLLO BANK PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE APOLLO BANK SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
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submitting another valid Apollo Bank proxy card bearing a later date;

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attending the Apollo Bank special meeting and voting your shares in person; or

•
delivering prior to the special meeting a written notice of revocation to Apollo Bank’s Corporate Secretary at the following address: Apollo Bank, 1150 South Miami Avenue, Miami, Florida 33130.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Apollo Bank special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
However, notwithstanding the foregoing, pursuant to the bank shareholder support agreement, executed proxies received by Apollo Bank from bank minority shareholders are not revocable.
Recommendation of the Apollo Bank Board of Directors
Apollo Bank’s board of directors believes that each of the bank merger agreement, the bank merger, the Arriola 280G proposal, and the Rodriguez 280G proposal is in the best interest of Apollo Bank and its shareholders. Accordingly, Apollo Bank’s board of directors has unanimously approved the bank merger agreement and the transactions contemplated thereby, including the bank merger, the Arriola 280G proposal, and the Rodriguez 280G proposal, and unanimously recommends that Apollo Bank’s shareholders vote “FOR” the bank merger proposal, “FOR” the Arriola 280G proposal, and “FOR” the Rodriguez 280G proposal.

Solicitation of Proxies
The proxy for the Apollo Bank special meeting is being solicited on behalf of the Apollo Bank board of directors. Apollo Bank will bear the entire cost of soliciting proxies from shareholders of Apollo Bank. Apollo Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Apollo Bank stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Apollo Bank in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Apollo Bank Special Meeting
All holders of Apollo Bank common stock are cordially invited to attend the Apollo Bank special meeting. Shareholders of record can vote in person at the Apollo Bank special meeting. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Apollo Bank special meeting is prohibited without Apollo Bank’s express written consent.
Questions and Additional Information
If you have more questions about the bank merger or how to submit your Apollo Bank proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed Apollo Bank proxy card or voting instructions, please contact Apollo Bank at:
Apollo Bank
1150 South Miami Avenue
Miami, Florida 33130
Telephone: (305) 398-9000
Attn: Eduardo Arriola, Chairman & Chief Executive Officer

APOLLO BANK PROPOSAL 1: THE MERGER
APOLLO BANK PROPOSAL 1: THE BANK MERGER
Background of the Merger
Over the past several years, as a part of its ongoing consideration and evaluation of long-term prospects and strategies, the Apollo board of directors and senior management have regularly assessed strategic alternatives for enhancing shareholder value, including as to growth opportunities and operational efficiencies with the objective to enhance profitability and prospects. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally and Apollo, in particular, as well as conditions and ongoing consolidation in the financial services industry. In contemplating its strategic objectives, the board of directors of Apollo found it important to consider potential merger opportunities to enhance shareholder value while at the same time continuing to provide quality products and services to its local communities and customers.
During 2021 and early 2022, a KBW representative provided periodic updates to Eduardo Arriola (Chairman and Chief Executive Officer of Apollo) on the Florida banking industry, and the merger and acquisitions landscape.
On August 11, 2021, Chuck Shaffer, Chairman and Chief Executive Officer of Seacoast, met with Mr. Arriola to discuss Seacoast’s interest in exploring a potential merger with Apollo and discussed the terms of such potential merger. Following the start of discussions between Apollo and Seacoast, KBW was engaged to act as financial advisor to Apollo and Apollo Bank in connection with the contemplated potential acquisition of Apollo and Apollo Bank by Seacoast. On December 27, 2021, Seacoast signed a confidentiality agreement with Apollo. Also on December 27, 2021, Seacoast received access to an internet virtual data room containing confidential information regarding Apollo.
On January 5, 2022, Mr. Arriola met with the Seacoast team in Stuart, Florida, and discussions continued regarding a potential transaction. The parties engaged in negotiations over the proposed exchange ratio, finally agreeing to 1.006529 shares of Seacoast common stock for each share of Apollo common stock and 1.195651 shares of Seacoast common stock for each share of Apollo Bank common stock held by the minority bank shareholders, which represented a $37.99 per share price for Apollo shareholders (assuming conversion of minority shareholders of Apollo Bank into Apollo shareholders) and an implied aggregate transaction value of approximately $177.5 million, based on Seacoast’s February 9, 2022 closing price. A letter of intent was signed on February 10, 2022, granting Seacoast exclusivity to continue its due diligence review and for the parties to consider, discuss and negotiate any definitive agreement and related agreements until the earlier of April 15, 2022 or the date on which the parties agreed to discontinue discussions. During the course of negotiations, the proposed transaction was changed so that, instead of bank minority shareholders converting into Apollo shareholders, shareholders of Apollo Bank (excluding Apollo) would receive 1.195651 shares of Seacoast common stock for each share of Apollo Bank common stock while Apollo shareholders would receive 1.006529 shares of Seacoast common stock for each share of Apollo common stock. The implied aggregate transaction value based on Seacoast’s February 9, 2022 closing price remained approximately $177.5 million.
During February and March, Seacoast conducted a formal due diligence review of Apollo, which included credit review and management meetings, and the parties began to discuss and negotiate the terms of a definitive agreement. Also, during this time frame, Seacoast and its outside legal counsel reviewed and analyzed diligence materials that were posted by Apollo and its representative to the virtual data room.
In March 2022, Apollo conducted a reverse due diligence review of Seacoast.
In March 2022 additional discussions were held between Seacoast and Apollo representatives concerning the negotiation of definitive transaction agreements, and the parties exchanged and discussed several drafts of the various transaction agreements. During March 2022, representatives of Apollo and Seacoast continued to negotiate and finalize the definitive transaction agreements, including the merger agreement, voting agreements for directors, noncompetition agreements for directors and officers, claims letters for directors, and agreements with executive officers of Apollo.

On March 29, 2022, the board of directors of Apollo held a special meeting with representatives of KBW and legal counsel also in attendance. The directors reviewed the terms of the merger agreement and the merger, and other relevant information. At the meeting, KBW reviewed the financial aspects of the proposed transaction and rendered to the boards of directors of Apollo and Apollo Bank an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the aggregate transaction consideration in the proposed transaction was fair, from a financial point of view, to the holders of Apollo common stock and Apollo Bank common stock (excluding Apollo), collectively as a group. In addition, legal counsel reviewed with the directors of Apollo the most recent draft of the proposed merger agreement and related transaction documents, and the legal standards applicable to the Apollo board’s decisions and actions with respect to the proposed transaction. Following a discussion of these matters and other factors listed under “— Recommendation of the Apollo Board of Directors and reasons for the Merger” below, the board of directors of Apollo concluded that the merger of Apollo with and into Seacoast National Bank were fair to and in the best interest of Apollo and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommended that Apollo’s shareholders approve the merger agreement.
On March 29, 2022, the board of directors of Apollo Bank held a special meeting with representatives of KBW and legal counsel also in attendance. The directors reviewed the terms of the merger agreement, the bank merger agreement, and the bank merger, and other relevant information. At the meeting, KBW reviewed the financial aspects of the proposed transaction and its opinion to the boards of directors of Apollo and Apollo Bank to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the aggregate transaction consideration in the proposed transaction was fair, from a financial point of view, to the holders of Apollo common stock and Apollo Bank common stock (excluding Apollo), collectively as a group. In addition, legal counsel reviewed with the directors of Apollo Bank the most recent draft of the proposed merger agreement and bank merger agreement and related transaction documents, and the legal standards applicable to the Apollo Bank board’s decisions and actions with respect to the proposed transaction. Following a discussion of these matters and other factors listed under “—Recommendation of the Apollo Bank Board of Directors and reasons for the Bank Merger” below, the board of directors of Apollo Bank concluded that the merger of Apollo Bank with and into Seacoast National Bank were fair to and in the best interest of Apollo Bank and its shareholders and unanimously approved and adopted the bank merger agreement and the transactions contemplated thereby and recommended that Apollo Bank’s shareholders approve the bank merger agreement.
On March 29, 2022, Seacoast’s board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations and rationale of the transaction. Further to this discussion, a representative of Piper Sandler & Co. reviewed the principal terms of the proposed transaction and the financial impacts of the merger on Seacoast and provided comparable transaction analysis for other Florida and national bank mergers. At the meeting, Alston & Bird reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement, and engaged in discussions with the board members on such matters. After additional discussion and deliberation, the Seacoast board of directors adopted and approved the draft merger agreement and the transactions and agreements contemplated by it and determined that the merger agreement and the transactions contemplated by it were in the best interests of Seacoast and its shareholders.
On March 29, 2022, the parties signed the merger agreement and the related agreements and a press release announcing the transaction was issued that evening. A conference call to discuss the merger was held the next morning on March 30, 2022.
Apollo’s Reasons for the Merger and Recommendation of the Apollo Board of Directors
The proximity of SNB and Apollo and the logical geographic scope of the combined bank should position the combined bank for continued organic strategic growth in the combined market area. SNB has an established presence on the Atlantic coast of Southern Florida, including Fort Lauderdale. This merger creates an excellent opportunity to expand SNB’s presence in the Miami, Florida banking market and continue expanding in key markets. Joining with SNB will provide Apollo’s customers a broader array of products and services across a larger footprint and create value for Apollo’s employees, customers, and community. SNB operates 58 traditional offices across Florida’s fastest growing markets, including Fort Lauderdale, West Palm Beach, Orlando, Tampa and Naples.
Apollo’s board deliberated and unanimously approved the merger agreement at a board meeting held on March 29, 2022. In reaching its determination to approve the merger agreement and the transactions contemplated thereby, including the merger, Apollo’s board evaluated the merger in consultation with Apollo’s management and Apollo’s financial and legal advisors and considered a number of factors. The following is a discussion of information and factors considered by Apollo’s board in reaching this determination. This discussion is not intended to be exhaustive but includes the material factors considered by Apollo’s board. In the course of its deliberations with respect to the merger, Apollo’s board discussed the anticipated impact of the merger on Apollo, Apollo’s shareholders, and the communities that Apollo serves.
Apollo’s board believes that the merger is in the best interest of Apollo and its shareholders. Accordingly, Apollo’s board has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Apollo’s shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.
The Apollo board believes that combining with Seacoast will create a stronger and more diversified organization that will provide significant benefits to Apollo’s shareholders and customers alike.
The terms of the merger agreement, including the consideration to be paid to Apollo’s shareholders, were the result of arm’s-length negotiations between representatives of Apollo and representatives of Seacoast. In arriving at its determination to approve the merger agreement and the transactions contemplated thereby, Apollo’s board considered a number of factors, including the following:
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the value of the consideration to be received by the shareholders of Apollo relative to the book value and earnings per share of Apollo common stock;

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the likelihood of success of the combined company in executing on its business strategy;

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the financial terms of recent business combinations in the financial services industry, particularly in the Southeast, and a comparison of multiples of selected combinations with the terms of the proposed transaction with Seacoast;

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the historical price performance of Seacoast common stock;

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the alternatives to the merger, including remaining an independent institution;

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the competitive and regulatory environment for financial institutions generally;

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the business prospects for Apollo going forward, as projected by management and viewed in light of the changing economic and competitive landscape;

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the fact that the merger presents a liquidity opportunity for Apollo’s shareholders;

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the fact that the merger is structured as a reorganization under Section 368(a) of the Internal Revenue Code;

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that the exchange ratio is fixed so that if the market price of Seacoast common stock increases, the value of the consideration payable to shareholders of Apollo will be increased proportionately;

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the opinion, dated March 29, 2022, of Keefe, Bruyette & Woods, Inc. to the boards of directors of Apollo and Apollo Bank as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Apollo common stock and Apollo Bank common stock (excluding Apollo), collectively as a group, of the aggregate transaction consideration in the proposed transaction, as more fully described below under “Opinion of Apollo’s and Apollo Bank’s Financial Advisor;”

•
the social, economic, and legal impact of the merger on Apollo’s employees, suppliers, and customers, as well as the communities served by Apollo; and

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the economy of the State of Florida and the nation.

In addition to the foregoing factors, the board of Apollo also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:
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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of Apollo’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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that under the terms of the merger agreement, subject to certain exceptions, Apollo cannot solicit competing acquisition proposals;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Apollo’s business, operations and workforce with those of Seacoast and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the possibility that Apollo will have to pay a $7.25 million termination fee to Seacoast if the merger agreement is terminated under certain circumstances; and

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that the exchange ratio is fixed so that if the market price of Seacoast common stock falls, the value of the consideration payable to shareholders of Apollo will be reduced proportionately.

The foregoing discussion of information and factors considered by Apollo’s board of directors is not intended to be exhaustive but includes the material factors considered by the board of Apollo in approving the merger agreement and the transactions contemplated thereby, including the merger. In reaching its determination, Apollo’s board of directors did not assign any relative or specific weight to different factors and individual directors may have given different weight to different factors. Based on its collective consideration of all of the factors described above, Apollo’s board of directors concluded that the merger is in the best interest of Apollo and its shareholders and, therefore, the board of Apollo unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Each member of the board of directors of Apollo, along with certain officers of Apollo have entered into a voting agreement with Seacoast whereby they have agreed to vote their shares of Apollo common stock in favor of the merger. On the record date, these shareholders represented 732,429 shares (or approximately 19.45%) of the Apollo common stock entitled to vote at the Apollo special meeting.
APOLLO’S BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.
Apollo Bank’s Reasons for the Bank Merger
Apollo Bank’s board deliberated and unanimously approved the merger agreement and the bank merger agreement at a board meeting held on March 29, 2022. In reaching its determination to approve the merger agreement and the bank merger agreement and the transactions contemplated by the agreements, including the bank merger, Apollo Bank’s board evaluated the bank merger in consultation with Apollo Bank’s management and Apollo Bank’s financial and legal advisors and considered a number of factors. In reaching this determination, Apollo Bank’s board considered the same information and factors discussed above with respect to Apollo’s board of directors and its decision to approve the merger agreement and the merger. Reference to the information and factors above is not intended to be exhaustive but includes the material factors considered by Apollo Bank’s board. In the course of its deliberations with respect to the bank merger, Apollo Bank’s board discussed the anticipated impact of the bank merger on Apollo Bank, Apollo Bank’s shareholders, and the communities that Apollo Bank serves.
Apollo Bank’s board believes that the bank merger is in the best interest of Apollo Bank and its shareholders. Accordingly, Apollo Bank’s board has unanimously approved the merger agreement, bank merger agreement, and the transactions contemplated thereby, including the bank merger, and unanimously recommends that Apollo Bank’s shareholder vote “FOR” the approval and adoption of the bank merger agreement and the transactions contemplated thereby, including the bank merger.

Seacoast’s Reasons for the Merger
As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of Apollo is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors and senior management reviewed the business, financial condition, results of operations and prospects for Apollo, the market condition of the market area in which Apollo conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will expand Seacoast’s presence in Miami-Dade County, part of the Miami-Fort Lauderdale-Pompano Beach metropolitan statistical area, Florida’s largest MSA and the 8th largest in the nation, provide opportunities for future growth and provide the potential to realize operational efficiencies. Seacoast’s board of directors also considered the financial condition and valuation for both Apollo and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders. The Seacoast board considered the fact that the acquisition would increase Seacoast’s existing market share in South Florida and that cultural similarities supported the probability of an efficient, low risk integration with minimal customer attrition. In addition, the board of directors also considered the analysis and presentations from its outside financial advisor, Piper Sandler.
While management of Seacoast believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Seacoast has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.
In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the Seacoast board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.
Opinion of Apollo’s and Apollo Bank’s Financial Advisor
References to “Apollo” in this section refer to Apollo Bancshares, Inc. (“Apollo Parent”) and Apollo Bank, collectively.
Apollo engaged KBW to render financial advisory and investment banking services to Apollo, including an opinion to the boards of directors of Apollo Parent and Apollo Bank as to the fairness, from a financial point of view, to the common shareholders of Apollo Parent and the common shareholders (excluding Apollo Parent) of Apollo Bank, collectively as a group, of the aggregate transaction consideration in the proposed transaction. Apollo selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the transaction. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the boards of directors of Apollo Parent and Apollo Bank held on March 29, 2022, at which the boards of directors of Apollo Parent and Apollo Bank evaluated the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed transaction and rendered to the boards of directors of Apollo Parent and Apollo Bank an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the aggregate transaction consideration in the proposed transaction was fair, from a financial point of view, to the holders of Apollo Parent common stock and Apollo Bank common stock (excluding Apollo Parent), collectively as a group. The boards of directors of Apollo Parent and Apollo Bank approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the boards of directors of Apollo Parent and Apollo Bank (in their respective capacities as such and not in any other capacity) in connection with their respective consideration of the financial terms of the transaction. The opinion addressed only the fairness, from a financial point of view, of the aggregate transaction consideration in the transaction to the holders of Apollo Parent common stock and Apollo Bank common stock (excluding Apollo Parent), collectively as a group. It did not address the underlying business decision of Apollo to engage in the transaction or enter into the merger agreement or constitute a recommendation to the boards of directors of Apollo Parent or Apollo Bank in connection with the transaction, and it does not constitute a recommendation to any holder of Apollo Parent common stock or Apollo Bank common stock or any shareholder of any other entity as to how to vote or act in connection with the transaction or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’ or affiliates’ agreement with respect to the transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Apollo and Seacoast and bearing upon the transaction, including, among other things:
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a draft of the merger agreement dated March 25, 2022 (the most recent draft then made available to KBW) and the form of the bank merger agreement forming an exhibit thereto;

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the audited financial statements for the three fiscal years ended December 31, 2020 and unaudited financial statements for the fiscal year ended December 31, 2021 of Apollo Parent;

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the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Seacoast;

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certain regulatory filings of Apollo Parent and Seacoast and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C or semi-annual reports on Form FR Y-9SP and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2021;

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certain other interim reports and other communications of Apollo and Seacoast provided to their respective shareholders; and

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other financial information concerning the businesses and operations of Apollo and Seacoast furnished to KBW by Apollo and Seacoast or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
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the historical and current financial position and results of operations of Apollo and Seacoast;

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the assets and liabilities of Apollo and Seacoast;

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the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of certain financial information for Apollo and certain financial and stock market information for Seacoast with similar information for certain other companies, the securities of which were publicly traded;

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financial and operating forecasts and projections of Apollo that were prepared by Apollo management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the boards of directors of Apollo Parent and Apollo Bank;

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publicly available consensus “street estimates” of Seacoast, as well as assumed Seacoast long-term growth rates that were provided to KBW by Seacoast management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Apollo management and with the consent of the boards of directors of Apollo Parent and Apollo Bank;

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adjustments to December 31, 2021 balance sheet and capital data of Seacoast for certain pro forma financial effects of Seacoast’s January 2022 acquisitions of Sabal Palm Bancorp, Inc. and Business Bank of Florida that were based on publicly available information or information from Seacoast management, which adjustments were discussed with KBW by Seacoast management and used and relied upon by KBW based on such discussions, at the direction of Apollo management and with the consent of the boards of directors of Apollo Parent and Apollo Bank; and

•
estimates regarding certain pro forma financial effects of the transaction on Seacoast (including, without limitation, the cost savings and related expenses expected to result or be derived from the transaction) that were prepared by Seacoast management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Apollo management and with the consent of the boards of directors of Apollo Parent and Apollo Bank.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held with the managements of Apollo and Seacoast, respectively, regarding the past and current business operations, regulatory relations, financial condition and future prospects of Apollo and Seacoast and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist Apollo with soliciting indications of interest from third parties regarding a potential transaction with Apollo.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Apollo as to the reasonableness and achievability of the financial and operating forecasts and projections of Apollo referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Apollo, upon Seacoast management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Seacoast, the assumed Seacoast long-term growth rates, and the estimates regarding certain pro forma financial effects of the transaction on Seacoast (including, without limitation, the cost savings and related expenses expected to result or be derived from the transaction), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Seacoast consensus “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Seacoast management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Seacoast referred to above, was based on numerous variables and assumptions that are inherently uncertain including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Apollo and Seacoast and with the consent of the boards of directors of Apollo Parent and Apollo Bank, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on Apollo and Seacoast. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Apollo or Seacoast since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Apollo’s consent, that the aggregate allowances for loan and lease losses for each of Apollo and Seacoast are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Apollo or Seacoast, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Apollo or Seacoast under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
that the transaction and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement and the bank merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft or form thereof reviewed by KBW and referred to above), with no adjustments to the merger consideration, the bank merger consideration or the aggregate transaction consideration and no other consideration or payments in respect of Apollo Parent common stock or Apollo Bank common stock;

•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement, the bank merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the transaction or any related transactions and that all conditions to the completion of the transaction and any related transactions would be satisfied without any waivers or modifications to the merger agreement, the bank merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Apollo, Seacoast or the pro forma entity, or the contemplated benefits of the transaction, including without limitation the cost savings and related expenses expected to result or be derived from the transaction.

KBW assumed that the transaction would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Apollo that Apollo relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Apollo, Seacoast, the transaction and any related transactions, and the merger agreement and the bank merger agreement. KBW did not provide advice with respect to any such matters. KBW assumed, at the direction of Apollo and without independent verification, that Apollo Parent’s Consolidated Tangible Shareholders’ Equity (as defined in the merger agreement) as of the relevant dates will not be less than $84.6 million.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the aggregate transaction consideration in the transaction to the holders of Apollo Parent common stock and Apollo Bank common stock (excluding Apollo Parent), collectively as a group, without regard to any matters relating specifically to the minority shareholders of Apollo Bank or otherwise relating to control, voting or other rights or aspects which may distinguish a specific shareholder or group of shareholders from other shareholders or distinguish holders of Apollo Parent common stock and holders of Apollo Bank common stock from each other. KBW performed its analyses of Apollo on a consolidated basis and has not relied on separate analyses of Apollo Parent or Apollo Bank for purposes of its opinion. KBW expressed no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transactions, including without limitation, the form or structure of the transaction or any such related transactions, any consequences of the transaction or any such related transactions to Apollo Parent, Apollo Bank, their respective shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, restrictive covenant or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of Apollo to engage in the transaction or any related transactions or enter into the merger agreement or the bank merger agreement;

•
the relative merits of the transaction or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by Apollo or the boards of directors of Apollo Parent and Apollo Bank;

•
the fairness of the amount or nature of any compensation to any of Apollo’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Apollo Parent common stock or the holders of Apollo Bank common stock;

•
the effect of the transaction or any related transactions on, or the fairness of the consideration to be received by, holders of any class of securities of Apollo (other than the holders of Apollo Parent common stock and Apollo Bank common stock (excluding Apollo Parent), collectively as a group, solely with respect to the aggregate transaction consideration (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Seacoast or any other party to any transaction contemplated by the merger agreement;

•
any adjustment (as provided in the merger agreement or the bank merger agreement) to the merger consideration, the bank merger consideration or the aggregate transaction consideration assumed to be paid in the transaction for purposes of KBW’s opinion;

•
the allocation of the aggregate transaction consideration between the holders of Apollo Parent common stock and the holders of Apollo Bank common stock (excluding Apollo Parent) or the relative fairness of the merger consideration and the bank merger consideration;

•
the actual value of Seacoast common stock to be issued in the transaction;

•
the prices, trading range or volume at which Seacoast common stock would trade following the public announcement of the transaction or the consummation of the transaction;

•
any advice or opinions provided by any other advisor to any of the parties to the transaction or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Apollo Parent, Apollo Bank, Seacoast, their respective shareholders, or relating to or arising out of or as a consequence of the transaction or any related transactions, including whether or not the transaction would qualify as a tax-free reorganization for United States federal income tax purposes.
In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Apollo and Seacoast. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the boards of directors of Apollo Parent and Apollo Bank in making their determination to approve the merger agreement and the transaction. Consequently, the analyses described below should not be viewed as determinative of the decision of the boards of directors of Apollo Parent and Apollo Bank with respect to the fairness of the aggregate transaction consideration, the merger consideration or the bank merger consideration. The type and amount of consideration payable in the transaction were determined through negotiation between Apollo and Seacoast and the decision of Apollo Parent and Apollo Bank to enter into the merger agreement was solely that of the boards of directors of Apollo Parent and Apollo Bank.
The following is a summary of the material financial analyses presented by KBW to the boards of directors of Apollo Parent and Apollo Bank in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the boards of directors of Apollo Parent and Apollo Bank, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied aggregate transaction value for the proposed transaction (inclusive of the implied value of in-the-money Apollo Parent stock options and warrants) of $170.8 million based on the 1.006529x exchange ratio for Apollo Parent common shares in the merger and the 1.195651x exchange ratio for Apollo Bank common shares held by holders (other than Apollo Parent) in the bank merger and the closing stock price of Seacoast of $36.00 on March 25, 2022).
Apollo Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance and financial condition of Apollo to 17 selected major exchange-traded banks headquartered in the Southeast region of the United States (comprised of Alabama, Florida, Georgia, Arkansas, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) as defined by S&P Global Market Intelligence with total assets between $500 million and $2 billion. KBW also reviewed the market performance of the selected companies. Merger targets were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets):
Virginia National Bankshares Corporation
USCB Financial Holdings, Inc.
Southern States Bancshares, Inc.
National Bankshares, Inc.
MainStreet Bancshares, Inc.
Peoples Bancorp of North Carolina, Inc.
First Community Corporation
First National Corporation
Citizens Holding Company
Old Point Financial Corporation
Auburn National Bancorporation, Inc.
Bank of the James Financial Group, Inc.
First US Bancshares, Inc.
BayFirst Financial Corp.
Affinity Bancshares, Inc.
Village Bank and Trust Financial Corp.
Bank of South Carolina Corporation
To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or the most recent completed fiscal quarter (“MRQ”) available or as of the end of such periods and market price information as of March 25, 2022. KBW also used 2022 and 2023 EPS estimates for the selected companies taken from publicly available consensus “street estimates” for the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for 12 of the selected companies). Where consolidated holding company level financial data for Apollo and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for one of the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Apollo’s historical financial statements as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Apollo and the selected companies
		Selected Companies
	Apollo(1)	Average	Median	25th Percentile	75th Percentile
MRQ Core Pre-Tax Pre-Provision Return on Average Assets(2)	1.12%(5)	1.13%	1.19%	0.84%	1.44%
MRQ Core Return on Average Assets(3)	0.74%(5)	0.94%	0.94%	0.77%	1.09%
MRQ Core Return on Average Tangible Common Equity(3)	8.8%(5)(6)	10.6%	11.4%	8.6%	12.2%
MRQ Net Interest Margin	2.94%(7)	3.14%	3.07%	2.81%	3.50%
MRQ Fee Income / Revenue Ratio(4)	10.0%(5)	22.7%	19.7%	11.3%	27.2%
MRQ Efficiency Ratio	63.9%(5)	69.3%	66.6%	80.0%	61.1%

(1)
Apollo presented on a consolidated basis unless otherwise specified.

(2)
PTPP reflected pre-tax pre-provision core earnings; Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.

(3)
Core income after taxes and before extraordinary items, excluding gain on the sale of sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(4)
Excluded gains/losses on sale of securities.

(5)
Excluded DTA valuation allowance adjustments, gains/losses on sale of securities and amortization of intangibles, non-recurring non-interest income and non-interest expense per Apollo management, where applicable.

(6)
Apollo Return on Average Tangible Equity (inclusive of earnings attributable to minority interest and book value of minority interest) was 8.7% for the quarter ended December 31, 2021.

(7)
Average interest earning assets per Apollo bank level regulatory filings; Net Interest Income presented on a consolidated basis.

KBW’s analysis showed the following concerning the financial condition of Apollo and, to the extent publicly available, the selected companies:
		Selected Companies
	Apollo(1)	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	6.79%(2)	9.01%	8.77%	8.00%	9.67%
Total Capital Ratio	13.31%(3)	15.15%	14.74%	13.70%	16.13%
Loans / Deposits	71.7%	69.5%	66.1%	59.1%	80.3%
Loan Loss Reserves / Loans	1.04%(4)	1.10%	1.16%	0.86%	1.27%
Nonperforming Assets / Loans + OREO	0.59%(5)	0.62%	0.50%	0.76%	0.33%
Net Charge-offs / Average Loans	0.00%(6)	0.02%	0.01%	0.06%	(0.05)%

(1)
Apollo presented on a consolidated basis unless otherwise specified.

(2)
Apollo Tangible Equity / Tangible Assets (inclusive of book value of minority interest) was 8.28% for the quarter ended December 31, 2021.

(3)
Data per bank level regulatory filings for the quarter ended December 31, 2021.

(4)
LLR per Apollo bank level regulatory filings for the quarter ended December 31, 2021.

(5)
NPAs and OREO per Apollo bank level regulatory filings for the quarter ended December 31, 2021.

(6)
NCOs per Apollo bank level regulatory filings for the quarter ended December 31, 2021.

In addition, KBW’s analysis showed the following concerning the market performance of the selected companies, to the extent publicly available:
	Selected Companies
	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	11.2%	13.5%	3.0%	19.7%
Year-To-Date Stock Price Change	1.7%	0.9%	(3.7)%	5.9%
Price / Tangible Book Value per Share	1.22x	1.18x	1.13x	1.29x
Price / 2022 EPS Estimate	11.8x	11.3x	11.2x	12.1x
Price / 2023 EPS Estimate	10.5x	10.7x	9.2x	12.0x
Dividend Yield	2.1%	2.0%	1.0%	3.1%
LTM Dividend Payout Ratio	30.9%	27.4%	16.8%	45.9%
No company used as a comparison in the above selected companies analysis is identical to Apollo. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Seacoast Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Seacoast to 11 selected major exchange-traded banks headquartered in the Southeast region of the United States as defined by S&P Global

Market Intelligence with total assets between $5 billion and $20 billion. Merger targets were excluded from the selected companies. Live Oak Bancshares, Inc. was also excluded from the selected companies due to business model considerations.
The selected companies were as follows (shown in descending order of total assets)
Home Bancshares, Inc.
Trustmark Corporation
WesBanco, Inc.
Renasant Corporation
TowneBank
ServisFirst Bancshares, Inc.
FB Financial Corporation
First Bancorp
Amerant Bancorp Inc.
The First Bancshares, Inc.
City Holding Company
To perform this analysis, KBW used profitability and other financial information for the latest 12 months or the most recent completed fiscal quarter available or as of the end of such periods and market price information as of March 25, 2022. KBW also used 2022 and 2023 EPS estimates for Seacoast and the selected companies taken from publicly available consensus “street estimates”. Certain financial data presented in the tables below may not correspond to the data presented in Seacoast’s historical financial statements as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Seacoast and the selected companies
		Selected Companies
	Seacoast	Average	Median	25th Percentile	75th Percentile
MRQ Core Pre-Tax Pre-Provision Return on Average Assets(1)	1.68%	1.48%	1.40%	1.20%	1.82%
MRQ Core Return on Average Assets(2)	1.49%	1.21%	1.18%	0.97%	1.52%
MRQ Core Return on Average Tangible Common Equity(2)	14.5%	13.9%	13.8%	11.2%	17.1%
MRQ Net Interest Margin	3.19%	3.00%	3.00%	2.78%	3.18%
MRQ Fee Income / Revenue Ratio(3)	20.2%	24.6%	21.6%	18.2%	32.1%
MRQ Efficiency Ratio	53.5%	58.4%	58.8%	67.5%	49.2%

(1)
PTPP reflected pre-tax pre-provision core earnings; Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.

(2)
Core income after taxes and before extraordinary items, excluding gain on sale of securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(3)
Excluded gains/losses on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Seacoast and the selected companies:
			Selected Companies
	Seacoast	Seacoast Pro Forma(2)	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	11.10%	10.82%	8.87%	8.78%	8.09%	9.54%
Total Capital Ratio	18.21%	17.95%	15.57%	15.56%	14.51%	16.33%
Loans / Deposits	73.4%	72.9%	71.7%	70.2%	68.3%	72.0%
Loan Loss Reserves / Loans	1.40%		1.28%	1.25%	1.06%	1.39%
Nonperforming Assets / Loans + OREO	0.81%		0.67%	0.69%	0.83%	0.48%
Net Charge-offs / Average Loans	0.04%		0.10%	0.05%	0.09%	0.03%
Three-Year Core EPS CAGR(1)	13.7%		7.2%	5.0%	3.1%	11.1%
Three-Year TBV Per Share CAGR	13.1%		10.2%	10.4%	8.1%	11.5%

(1)
Core income after taxes and before extraordinary items, excluding gain on sale of securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(2)
Presented pro forma as of December 31, 2021 for January 2022 acquisitions of Business Bank of Florida, Corp. and Sabal Palm Bancorp, Inc. based on publicly disclosed purchase accounting and other transaction adjustments and supplemental transaction adjustments provided by Seacoast management.

In addition, KBW’s analysis showed the following concerning the market performance of Seacoast and the selected companies (excluding the impact of the tangible book value per share multiples of one of the selected companies, which multiple was considered not meaningful because it was greater than 4.0x):
			Selected Companies
	Seacoast	Seacoast Pro Forma(3)	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	(0.3)%		7.6%	(1.2)%	(6.9)%	0.2%
Year-To-Date Stock Price Change	1.7%		(3.1)%	(4.4)%	(6.3)%	(0.7)%
Price / Tangible Book Value per Share	2.01x	2.03x	1.69x	1.59x	1.49x	1.82x
Price / 2022 EPS Estimate	17.9x		14.6x	14.0x	13.0x	15.5x
Price / Capital Adjusted 2022 EPS Estimate(1)	16.3x	16.5x	14.5x	13.8x	12.7x	14.5x
Price / 2023 EPS Estimate	15.6x		13.0x	12.5x	11.7x	13.3x
Price / Capital Adjusted 2023 EPS Estimate(1)	14.2x	14.3x	13.0x	12.0x	11.3x	13.5x
2022-2023 EPS Growth	14.5%		11.7%	10.3%	9.0%	13.5%
2022 PEG Ratio(2)	1.24x		1.42x	1.29x	0.96x	1.67x
Dividend Yield	1.4%		2.3%	2.6%	1.6%	2.9%
LTM Dividend Payout Ratio	23.9%		28.1%	27.6%	23.3%	36.3%

(1)
Reflected multiples as adjusted to exclude impact of excess capital; price per share adjusted for excess / (deficient) capital over or below amount needed to achieve the median TCE ratio of the selected companies of 8.78%; opportunity cost of excess / (deficient) capital applied to earnings per share at a 1.0% pre-tax cost of cash.

(2)
Price / Earnings Growth Ratio reflected 2022 EPS multiple expressed as a multiple of estimated EPS growth between 2022 and 2023.

(3)
Presented pro forma as of December 31, 2021 for January 2022 acquisitions of Business Bank of

Florida, Corp. and Sabal Palm Bancorp, Inc. based on publicly disclosed purchase accounting and other transaction adjustments and supplemental transaction adjustments provided by Seacoast management.
No company used as a comparison in the above selected companies analysis is identical to Seacoast. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 16 selected whole bank transactions announced since December 31, 2019 in which the acquired company was headquartered in the Southeast region of the United States as defined by S&P Global Market Intelligence with announced aggregate transaction values between $75 million and $525 million.
The selected transactions in this group were as follows:
Acquiror	Acquired Company
First Internet Bancorp	First Century Bancorp.
United Community Banks, Inc.	Reliant Bancorp, Inc.
Lake Michigan Credit Union	Pilot Bancshares, Inc.
Simmons First National Corporation	Landmark Community Bank
Simmons First National Corporation	Triumph Bancshares, Inc.
United Bankshares, Inc.	Community Bankers Trust Corporation
First Foundation Inc.	TGR Financial, Inc.
First Bancorp	Select Bancorp, Inc.
United Community Banks, Inc.	Aquesta Financial Holdings, Inc.
Colony Bankcorp, Inc.	SouthCrest Financial Group, Inc.
VyStar Credit Union	Heritage Southeast Bancorporation Inc.
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.
Seacoast Banking Corporation of Florida	Legacy Bank of Florida
BancorpSouth Bank	FNS Bancshares, Inc.
Blue Ridge Bankshares, Inc.	Bay Banks of Virginia, Inc.
United Community Banks, Inc.	Three Shores Bancorporation, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent publicly available, current year and next year earnings consensus “street estimates” prior to the announcement of the respective transaction:
•
Aggregate transaction consideration divided by tangible common equity of the acquired company;

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•
Aggregate transaction consideration divided by latest 12 months earnings of the acquired company;

•
Price per common share to estimated EPS of the acquired company for the full year in which announcement of the respective transaction occurred, referred to as Estimated EPS, in the four selected transactions in which consensus “street estimates” for the acquired company were available at announcement; and

•
Price per common share to estimated EPS of the acquired company for the first full year after the announcement of the respective transaction, referred to as Forward EPS, in the four selected transactions in which consensus “street estimates” for the acquired company were available at announcement.

The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied aggregate transaction value for the proposed transaction (inclusive of the implied value of in-the-money Apollo Parent stock options and warrants) of $170.8 million and using historical financial information for Apollo for the 12-month period ended or as of December 31, 2021 and financial and operating forecasts and projections of Apollo provided by Apollo management, presented on a consolidated basis in all cases.
The results of the analysis are set forth in the following table (excluding the impact of the LTM Earnings multiple for one of the selected transactions, which multiple was considered not meaningful because it was less than 0.0x):
Selected Transactions
	Seacoast / Apollo	75th Percentile	Average	Median	25th Percentile
Deal Value / Tangible Book Value	1.98x	1.85x	1.62x	1.66x	1.45x
Core Deposit Premium(2)	9.8%	11.2%	8.1%	7.9%	6.3%
Deal Value / LTM Earnings	20.3x	18.5x	16.2x	14.8x	12.7x
Price / Estimated Earnings	21.9x	15.3x	14.3x	14.0x	12.9x
Price / Forward Earnings	13.9x	16.0x	14.3x	14.4x	12.7x
No company or transaction used as a comparison in the above selected transaction analysis is identical to Apollo or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of Seacoast and Apollo to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for Seacoast and Apollo as of December 31, 2021, (ii) publicly available consensus “street estimates” of Seacoast, and (iii) financial and operating forecasts and projections of Apollo provided by Apollo management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied diluted pro forma ownership percentages of Seacoast’s and Apollo’s respective shareholders in the combined company based on the 1.006529x exchange ratio for Apollo Parent common shares in the merger and the 1.195651x exchange ratio for Apollo Bank common shares held by holders (other than Apollo Parent) in the bank merger.
	Seacoast % of Total	Apollo % of Total
Ownership:	92.8%	7.2%
Balance Sheet:
Assets	90.8%(1)	9.2%
Gross Loans Held for Investment	90.4%(1)	9.6%
Deposits	90.3%(1)	9.7%
Tangible Common Equity	92.6%(1)	7.4%
Income Statement:
2022 Estimated Earnings	94.0%	6.0%
2023 Estimated Earnings	92.1%	7.9%

(1)
Presented pro forma as of December 31, 2021 for January 2022 acquisitions of Business Bank of Florida, Corp. and Sabal Palm Bancorp, Inc. based on publicly disclosed purchase accounting and other transaction adjustments and supplemental transaction adjustments provided by Seacoast management.

Pro Forma Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Seacoast and Apollo. Using

(i) closing balance sheet estimates assumed as of September 30, 2022 for Seacoast based on publicly available consensus “street estimates” of Seacoast and for Apollo provided by Seacoast management, (ii) publicly available consensus earnings “street estimates” of Seacoast, (iii) earnings estimates of Apollo provided by Seacoast management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the transaction and certain purchase accounting and other transaction-related adjustments and restructuring charges assumed with respect thereto) provided by Seacoast management, KBW analyzed the potential financial impact of the transaction on certain projected financial results of Seacoast. This analysis indicated the transaction could be accretive to Seacoast’s estimated 2023 EPS and dilutive to Seacoast’s estimated tangible book value per share at closing assumed as of September 30, 2022. Furthermore, the analysis indicated that, pro forma for the transaction, each of Seacoast’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-Based Capital Ratio at closing assumed as of September 30, 2022 could be lower. For all of the above analysis, the actual results achieved by Seacoast following the merger may vary from the projected results, and the variations may be material.
Apollo Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Apollo to estimate a range for the implied equity value of Apollo on a consolidated basis. In this analysis, KBW utilized financial and operating forecasts and projections relating to the net income and assets of Apollo, and assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that Apollo could generate over the period from September 30, 2022 through December 31, 2026 as a standalone company, and (ii) the present value of Apollo’s implied terminal value at the end of such period. KBW assumed that Apollo would maintain a tangible equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for Apollo, KBW applied a range of 11.0x to 13.0x Apollo’s estimated 2027 earnings. This dividend discount model analysis resulted in a range of aggregate implied equity values of Apollo of $127.5 million to $180.1 million, as compared to the implied aggregate transaction value for the proposed transaction of $170.8 million.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Apollo.
Seacoast Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Seacoast to estimate a range for the implied equity value of Seacoast. In this analysis, KBW used publicly available consensus “street estimates” of Seacoast and assumed Seacoast long-term growth rates provided by Seacoast management, and assumed discount rates ranging from 10.5% to 14.5%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that Seacoast could generate over the period from September 30, 2022 through December 31, 2026 as a standalone company, and (ii) the present value of Seacoast’ implied terminal value at the end of such period. KBW assumed that Seacoast would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for Seacoast, KBW applied a range of 13.0x to 15.5x Seacoast’s estimated 2027 earnings. This dividend discount model analysis resulted in a range of implied values per share of Seacoast common stock of $29.01 to $37.40, as compared to the closing stock price of Seacoast of $36.00 on March 25, 2022 used to calculate the implied aggregate transaction value for the proposed transaction.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Seacoast or the pro forma combined entity.
Miscellaneous.    KBW acted as financial advisor to Apollo in connection with the proposed transaction and did not act as an advisor to or agent of any other person (including, without limitation, any individual officers or directors of Apollo Parent or Apollo Bank or any shareholders of Apollo Parent or Apollo Bank, whether individually or collectively). As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to an existing sales and trading relationship between a KBW broker-dealer affiliate and Apollo), may from time to time purchase securities from, and sell securities to, Apollo and Seacoast. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Seacoast for its and their own respective accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Seacoast. As Apollo was previously informed by KBW, as of the date of KBW’s opinion, such positions included an individual position in shares of Seacoast common stock owned by a senior member of the KBW advisory team providing services to Apollo in connection with the proposed transaction.
Pursuant to the KBW engagement agreement, Apollo agreed to pay KBW a cash fee equal to 1.25% of the aggregate transaction consideration, which cash fee is estimated to be approximately $2.1 million based on Seacoast’s closing price on March 29, 2022, $500,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the transaction. Apollo also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Apollo and received compensation for such services. KBW acted as sole placement agent to Apollo in connection with its October 2020 offering of senior debt and received a fee for such services of approximately $300,000. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Seacoast. KBW may in the future provide investment banking and financial advisory services to Apollo or Seacoast and receive compensation for such services.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Apollo common stock that exchange their shares of Apollo common stock for shares of Seacoast common stock in the merger and of U.S. holders of Apollo Bank common stock that exchange their shares of Apollo Bank common stock for shares of Seacoast common stock in connection with the bank merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
For purposes of this discussion, a “U.S. holder” means a beneficial owner of Apollo common stock or Apollo Bank Common Stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state or political subdivision thereof or the District of Columbia, (iii) a trust if  (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. This discussion addresses only U.S. holders of Apollo common stock and Apollo Bank common stock.
This discussion addresses only those Apollo common shareholders and Apollo Bank common shareholders that hold their shares of Apollo common stock or Apollo Bank common stock, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, stock held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
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a financial institution;

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a tax-exempt organization;

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an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

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retirement plans, individual retirement accounts or other tax-deferred accounts;

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an insurance company;

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a regulated investment company;

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a real estate investment trust;

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a dealer or broker in stocks and securities, commodities or currencies;

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a trader in securities that elects the mark-to-market method of accounting;

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a holder of Apollo stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a person that is not a U.S. holder (as defined above);

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a person that has a functional currency other than the U.S. dollar;

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a holder of Apollo stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

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a U.S. expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger and it does not address any other U.S. federal tax consequences (such as gift or estate taxes or the unearned income Medicare contribution tax. The actual tax consequences of the merger to you may be complex. These consequences will depend on your individual situation. Holders of Apollo common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Apollo common stock or Apollo Bank common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Apollo common stock or Apollo Bank common stock should consult their own tax advisors.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Seacoast’s obligation to complete the merger that it receive an opinion from Alston & Bird LLP, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Alston & Bird LLP provided on behalf of Seacoast will be based on representation letters provided by Seacoast and Apollo and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service or any court. Apollo and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. There can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this discussion. In addition, if any of the representations or assumptions upon which the opinions is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each of Seacoast and Apollo will be a party to such reorganization within the meaning of Section 368(b) of the Code, and neither Seacoast nor Apollo will recognize any gain or loss as a result of the merger.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, as a U.S. holder of Apollo common stock that exchanges all of your Apollo common stock for Seacoast common stock or as a U.S. holder of Apollo Bank common stock that exchanges all of your Apollo Bank common stock for Seacoast common stock, you will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Seacoast common stock or upon the exercise of dissenters’ rights.
The aggregate tax basis of the Seacoast common stock you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the Apollo common stock or Apollo Bank common stock surrendered in exchange therefor, reduced by any basis allocable to a fractional share of Seacoast common stock for which cash is received. The holding period of the Seacoast common stock received (including any fractional shares deemed received and sold for cash as described below) will include the holding period of the Apollo or Apollo Bank shares surrendered.
If a U.S. holder acquired different blocks of Apollo or Apollo Bank common stock at different times or at different prices, the Seacoast common stock such holder receives will be allocated pro rata to each block of Apollo common stock or Apollo Bank common stock, and the basis and holding period of each block of Seacoast common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Apollo common stock or Apollo Bank common stock exchanged for such block of Seacoast common stock.
Cash In Lieu of Fractional Shares
If you receive cash in lieu of a fractional share of Seacoast common stock, you will be treated as having received the fractional share of Seacoast common stock pursuant to the merger and then as having sold that fractional share of Seacoast common stock for cash in a redemption by Seacoast. As a result, assuming that the cash received is not treated as a dividend (as described below), you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. This gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for the shares (including the holding period of the Apollo common stock or Apollo Bank common stock deemed surrendered in exchange for a fractional share of Seacoast common stock) is greater than one year. The deductibility of capital losses is subject to limitations.
Potential Dividend Treatment
In some cases, if a holder of Apollo common stock or Apollo Bank common stock actually or constructively owns shares of Seacoast common stock (other than the shares of Seacoast common stock received as consideration in connection with the merger), the holder’s recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the holder’s ratable share of Seacoast’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Apollo common stock in the merger or Apollo Bank common stock in the bank merger is complex and must be determined on a stockholder-by-stockholder basis. Accordingly, each holder should consult his, her or its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Information Reporting and Backup Withholding
In certain instances, you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
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furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

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provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.
An Apollo shareholder who receives Seacoast common stock as a result of the merger will be required to retain records pertaining to the merger. Each Apollo shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Seacoast common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such Apollo shareholder’s basis in the Apollo common stock surrendered and the fair market value of the Seacoast common stock received in the merger. A “significant holder” is a holder of Apollo common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Apollo or securities of Apollo with a basis for U.S. federal income tax purposes of at least $1 million. Apollo Bank shareholders should consult his, her or its own independent tax adviser as to the application of these rules to his or her unique situation.
Exercise of Dissenters’ Rights
As part of the exercise of dissenters’ rights, an Apollo or Apollo Bank shareholder will exchange all of its Apollo or Apollo Bank common stock for cash. A U.S. holder that receives only cash in exchange for its Apollo common stock will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Apollo or Apollo Bank common stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Apollo or Apollo Bank common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Apollo common stock and Apollo Bank common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Apollo common stock or Apollo Bank common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this joint proxy statement/prospectus.
Accounting Treatment
The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, Apollo’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Seacoast.
Regulatory Approvals
Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the OCC. Once the Federal Reserve approves the merger (unless such requirement for approval has been waived), the parties must wait for up to 30 days before completing the merger. With the concurrence of the U.S. Department of Justice and permission from the Federal Reserve, however, the merger may be completed on or after the fifteenth day after approval from the Federal Reserve (unless such requirement for approval has been waived). Similarly, after receipt of approval of the bank merger from the OCC, the parties must wait for up to 30 days before completing the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the OCC.

The parties have obtained the necessary regulatory approvals of the Federal Reserve and the OCC. Approval from the OCC was received on June 13, 2022 and the Federal Reserve on June 22, 2022. There is no assurance as to whether the remaining regulatory approvals will be obtained or as to the date of such approval. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 91.
Appraisal Rights for Apollo Shareholders
Holders of Apollo common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, an Apollo shareholder who does not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Apollo common stock immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if 5% or more of the outstanding shares of Apollo common stock validly exercise their appraisal rights, then Seacoast will not be obligated to complete the merger.
In order to exercise appraisal rights, a dissenting Apollo shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix D to this joint proxy statement/prospectus. Apollo shareholders are urged to read Appendix D in its entirety and to consult with their legal advisors. Each Apollo shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Dissenters’ Rights of Appraisal.    The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix D to this joint proxy statement/prospectus.
A dissenting shareholder who desires to exercise his or her appraisal rights must file with Apollo, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Apollo common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
Apollo Bancshares, Inc.
1150 South Miami Avenue
Miami, Florida 33130
Attn: Eduardo J. Arriola
All such notices must be signed in the same manner as the shares are registered on the books of Apollo. If an Apollo shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the Apollo shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, Seacoast must provide to each Apollo shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
•
the date of the completion of the merger;

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Seacoast’s estimate of the fair value of the shares of Apollo common stock;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Seacoast or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date Seacoast sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Seacoast by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;
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that, if requested in writing, Seacoast will provide to the shareholder so requesting, within 10 days after the date set for receipt by Seacoast of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

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the date by which a notice from the Apollo shareholder of his or her desire to withdraw his or her appraisal election must be received by Seacoast, which date must be within 20 days after the date set for receipt by Seacoast of the appraisal election form from the Apollo shareholder.

The form must also contain Seacoast’s offer to pay to the Apollo shareholder the amount that it has estimated as the fair value of the shares of Apollo common stock and include Apollo’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301-607.1340, and request certain information from the Apollo shareholder, including:
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the shareholder’s name and address;

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the number of shares as to which the shareholder is asserting appraisal rights;

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that the shareholder did not vote for the merger;

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whether the shareholder accepts the offer of Seacoast to pay its estimate of the fair value of the shares of Apollo common stock to the shareholder; and

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if the shareholder does not accept the offer of Seacoast, the shareholder’s estimated fair value of the shares of Apollo common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, in the case of certificated shares, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her Apollo common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Seacoast within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Seacoast. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of Seacoast in the appraisal election form to pay Seacoast’s estimate of the fair value of the shares of Apollo common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Seacoast or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder who is dissatisfied with Seacoast’s estimate of the fair value of the shares of Seacoast common stock must notify Seacoast of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Seacoast in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Seacoast in the appraisal election form.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner. A record shareholder must notify Apollo in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if the beneficial shareholder submits to Apollo the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner.
Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.
If a dissenting shareholder refuses to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, then within 60 days after receipt of a written demand from any dissenting shareholder, Seacoast shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of Seacoast, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If Seacoast fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Seacoast. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
Seacoast is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Seacoast, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Seacoast and in favor of any or all dissenting shareholders if the court finds Seacoast did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Seacoast or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Seacoast, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Seacoast fails to make a required payment when a dissenting shareholder accepts Seacoast’s offer to pay the value of the shares as estimated by Seacoast, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Seacoast all costs and expenses of the suit, including attorneys’ fees.
A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
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not authorized and approved in accordance with the applicable provisions of Florida law; or

•
procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
Investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not in any way address, fair value under the FBCA.
For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62.
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Dissenters’ Rights for Apollo Bank Shareholders
A shareholder of Apollo Bank may dissent from the bank merger and receive in cash the appraised value, as of the effective time of the bank merger, of the shares of Apollo Bank common stock held by such shareholder, in accordance with Section 215a of the United States Code (the “Dissent Provisions”). Section 215a of the United States Code is the controlling provision relating to the dissent rights of Apollo Bank shareholders in light of Section 658.41(2) of the Florida Financial Institutions Codes, which provides that federal law, rather than Florida law, will be controlling with respect to shareholders’ rights in the merger of a Florida bank with and into a national bank. The appraised value of the Apollo Bank common stock may differ from the consideration that a shareholder of Apollo Bank is entitled to receive in the merger. The following is a summary of the Dissent Provisions, the full text of which is set forth as Appendix E to this joint proxy statement/prospectus.
Under the Dissent Provisions, a shareholder of Apollo Bank may dissent from the bank merger by (i) either voting against the bank merger or giving notice in writing to Apollo Bank at or prior to the Apollo Bank special meeting that he or she dissents from the bank merger and (ii) making a written request to SNB to receive the value of such shareholder’s shares of Apollo Bank common stock, which request must be made within thirty (30) days after the effective time of the bank merger and must be accompanied by the surrender of the shareholder’s stock certificates.
The value of the shares held by any dissenting shareholder shall be determined as of the effective time of the bank merger by an appraisal made by a committee of three (3) persons, composed of one person selected by the holders of a majority of the shares of Apollo Bank common stock for which rights of dissent are being asserted, one selected by the board of directors of SNB and the third selected by the other two. The valuation agreed upon by any two of the three appraisers shall govern. However, if the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his or her shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the dissenting shareholder who has appealed to the Comptroller.
If, within 90 days from the effective time of the bank merger, for any reason one or more of the three appraisers is not selected as provided by the Dissent Provisions, or the appraisers shall fail to determine the value of the shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made, which shall be final and binding on all parties. In any event, the value of shares ascertained under the Dissent Provisions shall be promptly paid to the dissenting shareholders by SNB. In addition, the Seacoast common stock that would have been delivered to the dissenting shareholders but for their dissent may, if required by law, be sold at an advertised public auction at which Seacoast may bid. If the shares are auctioned and are sold at a price greater than that paid to the dissenting shareholders, such excess amount would be remitted to the dissenting shareholders.
Any shareholder of Apollo Bank who perfects the right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62.
The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under the Dissent Provisions and is qualified in its entirety by reference to the full text of such provisions, a copy of which is attached to this joint proxy statement/prospectus as Appendix E. Apollo Bank urges any shareholder wishing to exercise appraisal rights to read this summary and the text of the Dissent Provisions carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in the Dissent Provisions may result in the loss of your statutory appraisal rights.
Investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the bank merger are not opinions as to, and do not in any way address, fair value under the FBCA or Section 215a of the United States Code.
Board of Directors and Management of Seacoast and SNB Following the Merger and the Bank Merger
The members of the boards of directors and officers of Seacoast and SNB immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation and surviving bank and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Information regarding the executive officers and directors of Seacoast and SNB is contained in documents filed by Seacoast with the SEC and incorporated by reference into this joint proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2021 and its definitive proxy statement on Schedule 14A for its 2022 annual meeting, filed with the SEC on April 12, 2022. See “Where You Can Find More Information” and “Documents Incorporated by Reference” beginning on pages i and 117, respectively.
Interests of Apollo Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of Apollo will receive the same merger consideration for their Apollo shares as the other Apollo shareholders. In considering the recommendation of the Apollo board of directors that you vote to approve the merger agreement and, with respect to Apollo Bank shareholders, the Apollo Bank board of directors that you should vote to approve the bank merger agreement, you should be aware that some of the executive officers and directors of Apollo may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Apollo and Apollo Bank shareholders generally. The Apollo board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Apollo shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — Apollo’s Reasons for the Merger and Recommendations of the Apollo Board of Directors” beginning on pages 45 and 46, respectively. Apollo’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
In addition, the Apollo Bank board of directors was also aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the bank merger agreement and to recommend that Apollo Bank shareholders vote to approve and adopt the bank merger agreement. See “The Merger — Background of the Merger” and “The Merger — Apollo Bank’s Reasons for the Merger” beginning on pages 45 and 48, respectively. Apollo Bank’s shareholders should take these interests into account in deciding whether to “FOR” the bank merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below.
Change in Control Payments under Employment Agreements
Mr. Arriola and Mr. Rodriguez have existing employment agreements with Apollo Bank that govern the terms of their compensation and employment with Apollo Bank. Pursuant to these employment agreements, in the event of a change in control of Apollo, each of the employment agreements would terminate and Mr. Arriola and Mr. Rodriguez would be entitled to receive a change in control payment. Mr. Arriola’s change in control payment is equal to 3.00% times the difference between the aggregate purchase price in the change in control transaction and the total equity capital of Apollo Bank, and Mr. Rodriguez’s change in control payment is equal to two times the sum of his base salary and projected bonus for the year in which the change in control occurs. Upon the closing of the merger, these payments would be equal to $2,380,140 for Mr. Arriola and $950,000 for Mr. Rodriguez.
Supplemental Executive Retirement Plans
Mr. Arriola and Mr. Rodriguez have existing Supplemental Executive Retirement Plans with Apollo. These plans provide for the payment of retirement benefits to Mr. Arriola and Mr. Rodriguez over a period of fifteen years in certain circumstances. In connection with the merger, these plans will become fully vested and will be terminated and Mr. Arriola and Mr. Rodriguez will receive a lump sum distribution equal to the present value of the fifteen-year stream of payments under the plans, discounted from their normal retirement age (age 65) to the date of the merger. Upon the closing of the merger, these payments would be equal to $1,095,969 for Mr. Arriola and $812,712 for Mr. Rodriguez.
New Employment Agreement
On March 29, 2022, Mr. Arriola entered into an employment agreement with SNB, which was subsequently amended on August 8, 2022. The employment agreement will be effective upon completion of the merger. The employment agreement has a three year term and may be terminated earlier by either party. Pursuant to the employment agreement, Mr. Arriola would serve as Miami-Dade Market Executive of SNB, with an annual base salary equal to $325,000. Mr. Arriola would be eligible to receive annual bonuses as may be authorized by the Board of Seacoast, provided, his annual bonus for fiscal year 2022 will not be less than $165,000. Mr. Arriola would also receive a monthly car allowance and a monthly mobile phone allowance. In connection with the closing of the merger, the employment agreement provides that Seacoast will grant Mr. Arriola an award of vested stock and restricted stock having a grant date value in an amount so that the sum of the vested stock award, the restricted stock award and Mr. Arriola’s change in control payment would together equal $4,250,000. The restricted stock will vest on the first anniversary of the grant date, conditioned upon Mr. Arriola’s continued service.
Pursuant to his new employment agreement, if Mr. Arriola is terminated by SNB without “cause” or resigns for “good reason” (as such terms are defined in the employment agreement) prior to the expiration of the three-year term of his agreement, he will receive cash severance payments equal to 12 months’ of salary payable in equal monthly installments over 12 months, payment of a $165,000 annual bonus for fiscal year 2022, to the extent not yet paid, and accelerated vesting of any unvested portion of his restricted stock award. Mr. Arriola’s new employment agreement contains restrictive covenants relating to non-disclosure of confidential information and restrict his ability to recruit Seacoast’s employees, solicit Seacoast’s customers, or compete with Seacoast for a period of three years following the closing of the merger, or one year following the termination of his employment for any reason, whichever is longer.
Treatment of Apollo Equity Awards
The merger agreement requires Apollo to take all actions necessary to accelerate the vesting of any outstanding Apollo options such that all unvested Apollo options shall be deemed vested contingent upon and effective upon the effective time of the merger. As of the record date, there were 272,601 Apollo options outstanding. Apollo is also required to amend the Apollo stock plan to allow for exercise of each option and for the applicable withholding taxes to be paid by a “cashless exercise” arrangement. There are currently no options held by the Apollo Directors and Executive Officers that presently are unvested, which will vest contingent upon and at the effective time of the merger.

The merger agreement further requires Apollo to take all actions necessary to cause each Apollo equity award issued and outstanding immediately prior to the effective time to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Apollo options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Apollo option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Apollo common stock subject to such Apollo option immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Apollo common stock at which such Apollo option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. Also in consideration of such termination, Seacoast will grant to each holder of Apollo warrants, as of the effective time, a warrant to purchase shares of Seacoast common stock (which we refer to as the “substitute warrant”), on the same terms and conditions as applicable to each such Apollo warrant as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute warrant shall equal the product of (x) the number of shares of Apollo common stock subject to such Apollo warrant immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute warrant shall equal the quotient determined by dividing (x) the exercise price per share of Apollo common stock at which such Apollo warrant was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent.
Director Restrictive Covenant Agreement; Claims Letters
Each director of Apollo and Apollo Bank has entered into a restrictive covenant agreement, covering a three year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit D to the merger agreement attached as Appendix A to this joint proxy statement/prospectus. In addition, certain officers and directors of Apollo have entered into a claims letter in the form attached as Exhibit C to the merger agreement attached as Appendix A to this joint proxy statement/prospectus, by which they have agreed to release certain claims against Apollo, effective as of the effective time of the merger.
Indemnification and Insurance
As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” after the effective time of the merger, Seacoast will indemnify and defend the present and former directors, officers and employees of Apollo and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by Apollo’s articles of incorporation, bylaws and the FBCA. Seacoast also has agreed, for a period of no less than six years after the effective time of the merger, to provide coverage to present and former directors and officers of Apollo pursuant to Apollo’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Apollo.
Severance Benefits
In connection with the merger, employees of Apollo, including officers (except for any officers of Apollo who receive change in control benefits in connection with an existing employment or retention agreement or the Employment Agreements), whose employment terminates during the six-month period following the closing of the merger will be entitled to receive a severance payment equal to two (2) weeks’ pay for each year of employment with Apollo as of such date of termination, with a four (4) week minimum and a twenty (20) week maximum, if such employee is classified an exempt employee within the meaning of the Code. Employees classified as non-exempt employees will be entitled to receive a severance payment equal to one (1) week’s pay for each year of employment with Apollo as of the date of such termination, with a two (2) week minimum and a ten (10) week maximum.

PROPOSAL 2: ARRIOLA 280G PROPOSAL
PROPOSAL 3: RODRIGUEZ 280G PROPOSAL
Apollo shareholders and Apollo Bank shareholders are being asked to approve the Arriola 280G proposal in order that Apollo and Eduardo Arriola may avoid potential adverse tax consequences for such parties under Sections 280G and 4999 of the Code, as applicable. Apollo shareholders and Apollo Bank shareholders are being asked to approve the Rodriguez 280G proposal in order that Apollo and Ramon Rodriguez may avoid potential adverse tax consequences for such parties under Sections 280G and 4999 of the Code, as applicable.
In connection with the merger, Eduardo Arriola and Ramon Rodriguez may receive certain compensatory payments that could have had adverse tax consequences for such individuals under Sections 280G and 4999 of the Code and the regulations promulgated and rulings thereunder, collectively referred to as the golden parachute rules, if they had not executed waiver agreements relating to such payments. Pursuant to these waiver agreements, Mr. Arriola and Mr. Rodriguez have waived their rights to receive or retain certain payments and benefits (as more fully described below) if the Arriola 280G proposal and the Rodriguez 280G proposal is not approved by Apollo’s shareholders and Apollo Bank’s shareholders.
Golden Parachute Rules
Under the golden parachute rules, payments of compensation that are made to specified “disqualified individuals,” including officers, certain highly compensated individuals, and certain significant shareholders and equity holders, that (i) are treated as contingent on a change in control of a corporation and (ii) in aggregate exceed three times the individual’s “base amount” as determined in accordance with the golden parachute rules minus one dollar, which we refer to as such individual’s “safe harbor” amount, may be characterized as “parachute payments” subject to adverse tax treatment. The base amount is generally an individual’s average annual taxable compensation from the corporation (or a related corporation) for the five years preceding the year of the change in control (or for the period of employment with the payor corporation if less than five years). All parachute payments in excess of one times the base amount are referred to as “excess parachute payments.” Mr. Arriola and Mr. Rodriguez are both disqualified individuals.
Shareholder Vote Exception for Privately Held Corporations
In general, excess parachute payments are not deductible by the payor corporation and are subject to a 20% excise tax on the disqualified individual (in addition to any regular income taxes due with respect to such payments). However, an exception to the foregoing treatment applies in the case of payments made by non-publicly traded corporations like Apollo and Apollo Bank if a disqualified individual’s receipt or retention of the payments is approved by a separate vote of shareholders possessing more than 75% of the voting power of all outstanding stock of the corporation (excluding from both the numerator and the denominator in such calculation shares held by ineligible shareholders), and prior to such vote, there is adequate disclosure to all shareholders entitled to vote of the material facts concerning such payments. Each of Apollo and Apollo Bank is seeking shareholder approval with respect to the portions of the parachute payments to Mr. Arriola and Mr. Rodriguez that exceed each of their respective safe harbor amounts. We refer to these payments above the safe harbor amounts as the “waived amounts.”
Valuation of the Payments
The discussion below sets forth the material facts of the payments to the disqualified individuals and Apollo’s estimate of the value of the payments under the valuation rules set forth in the golden parachute rules, which value we refer to as the estimated Section 280G value. The calculation of the estimated Section 280G value of the payments under the golden parachute rules is highly complex, and issues often arise for which there is no authoritative guidance. Final values may only be determined after the merger has been consummated or upon other subsequent events. Accordingly, it is not certain if all of the payments described below would in fact constitute parachute payments or excess parachute payments. The values of the payments provided below should be viewed as estimates based upon what Apollo believes to be conservative interpretations of the golden parachute rules using information available on the date of this joint proxy statement/prospectus. In addition, the actual waived amount could be significantly more or less than the estimated waived amounts shown depending on the facts, circumstances and legal determinations relating to the payments, including, without limitation, the actual amount of the safe harbor for the disqualified individuals and/or a determination of the reasonable compensation for services actually rendered or refrained from after the date of the merger (the latter of which does not constitute a parachute payment).
As a result, each of the Arriola 280G proposal and the Rodriguez 280G proposal, if approved, will be in respect of the waived amounts as finally determined, rather than the estimated amounts described below.
Effect of Shareholder Vote
Each of the disqualified individuals has executed an irrevocable waiver that provides that if the Apollo shareholders and/or the Apollo Bank shareholders do not approve the Arriola 280G proposal or the Rodriguez 280G proposal, the applicable disqualified individual forfeits his or her right to receive and/or retain his or her waived amounts, as applicable, in accordance with the terms of the disqualified individual’s waiver. If the Apollo shareholders and the Apollo Bank shareholders each approve the Arriola 280G proposal and the Rodriguez 280G proposal, each disqualified individual will be entitled to retain and/or receive the entire amount of his or her payments (including any waived amounts). Each waiver will be void in the event the merger proposal is not approved by the Apollo shareholders or the merger agreement is terminated pursuant to its terms.
The vote to approve the Arriola 280G proposal and the Rodriguez 280G proposal is each entirely separate from, and not contingent or otherwise conditioned on, the vote to approve the merger proposal, and, while they may do so, shareholders that approve the merger proposal are not required to approve the Arriola 280G proposal or the Rodriguez 280G proposal. The ineligible shareholders (the two disqualified individuals and shareholders whose holdings would be attributed to such individuals) hold 85.490 shares of Apollo common stock as of the date of this joint proxy statement/prospectus. These shares will not count in the voting with respect to the Arriola 280G proposal or the Rodriguez 280G proposal and will be disregarded in both the numerator and denominator in determining whether more than 75% of the voting power of the outstanding shares are voted in favor of the Arriola 280G proposal and the Rodriguez 280G proposal.
For purposes of the shareholder approval rules discussed above, any Apollo shareholder that is an entity shareholder may exercise its vote through any person authorized by such entity shareholder to approve the payment. But if the individual authorized to vote the entity shareholder’s shares is a disqualified individual, the entity must designate someone who is not a disqualified individual to vote the shares. Moreover, if a substantial portion of the assets of an entity shareholder consists (directly or indirectly) of the stock of Apollo (i.e., the fair market value of the Apollo common stock equals or exceeds 1/3 of the total gross fair market value of all of the assets of the entity shareholder) and the value of such stock is greater than 1% of the total value of the outstanding common stock of Apollo, the payments must be approved by separate vote of the persons who, immediately before the change in control, own more than 75% of the voting power of the entity shareholder in accordance with the normal voting rules of such entity shareholder.
Apollo, in its capacity as a shareholder of Apollo Bank, may also exercise its vote through a person authorized by such entity shareholder to approve the payment so long as each of the Arriola 280G proposal and the Rodriguez 280G proposal is approved by Apollo’s shareholders as discussed in this joint proxy statement/prospectus. Because Mr. Arriola is a disqualified individual, Apollo has authorized Carlos Modia to vote on behalf of Apollo, in its capacity as a shareholder of Apollo Bank to approve the Arriola 280G proposal and the Rodriguez 280G proposal.
Description of the Payments
Change in Control Payments under Employment Agreements
Mr. Arriola and Mr. Rodriguez have existing employment agreements with Apollo Bank that govern the terms of their compensation and employment with Apollo Bank. Pursuant to these employment agreements, in the event of a change in control of Apollo, each of the employment agreements would terminate and Mr. Arriola and Mr. Rodriguez would be entitled to receive a change in control payment. Mr. Arriola’s change in control payment is equal to 3.00% times the difference between the aggregate purchase price in the change in control transaction and the total equity capital of Apollo Bank, and Mr. Rodriguez’s change in control payment is equal to two times the sum of his base salary and projected bonus for the year in which the change in control occurs. These change in control payments will become payable upon closing of the merger, and the entire payment amount could be treated as a parachute payment for purposes of the golden parachute rules. The table below lists the total estimated Section 280G value that could be attributable to the Apollo change in control payments.
Disqualified Individual	Estimated Total Section 280G Value of the Change in Control Payments
Eduardo Arriola	$2,721,607
Ramon Rodriguez	$950,000
Supplemental Executive Retirement Plans
Mr. Arriola and Mr. Rodriguez have existing Supplemental Executive Retirement Plans with Apollo. These plans provide for the payment of retirement benefits to Mr. Arriola and Mr. Rodriguez over a period of fifteen years in certain circumstances. In connection with the merger, these plans will become fully vested and will be terminated and Mr. Arriola and Mr. Rodriguez will receive a lump sum distribution equal to the present value of the fifteen-year stream of payments under the plans, discounted from their normal retirement age (age 65) to the date of the merger. Because these plans become vested and pay out in connection with the merger, the vesting acceleration and a portion of the payments could be treated as parachute payments for purposes of the golden parachute rules. The table below lists the total estimated Section 280G value that could be attributable to the vesting and payout of the supplemental retirement plans.
Disqualified Individual	Estimated Total Section 280G Value of the Vesting and Payout of the Supplemental Executive Retirement Plans
Eduardo Arriola	$1,095,969
Ramon Rodriguez	$812,712
New Employment Agreement — Severance Benefits
On March 29, 2022, Mr. Arriola entered into an employment agreement with SNB, which was subsequently amended on August 8, 2022. The new employment agreement will be effective upon completion of the merger. Pursuant to his new employment agreement, if Mr. Arriola is terminated by SNB without “cause” or resigns for “good reason” (as such terms are defined in the employment agreement) prior to the expiration of the three-year term of his agreement, he will receive cash severance payments equal to 12 months’ salary payable in equal monthly installments over 12 months, payment of a $165,000 annual bonus for fiscal year 2022, to the extent not yet paid, and accelerated vesting of the restricted stock award described below. Although it is not currently anticipated that Mr. Arriola’s employment will be terminated in such circumstances as would give rise to the payment of these severance benefits, in the event that he is terminated and receives severance benefits, depending on the facts of such termination, the severance benefits could be treated as a parachute payment for purposes of the golden parachute rules. Assuming a termination of employment immediately after the closing of the merger under circumstances that would entitle him to receive the severance benefits, the table below lists the total estimated Section 280G value that could be attributable to the cash severance payments. The values of the Seacoast stock awards and the guaranteed annual bonus for 2022 are provided separately below.
Disqualified Individual	Estimated Total Section 280G Value of the Severance Benefits
Eduardo Arriola	$325,000
New Employment Agreement — Seacoast Stock Awards
Mr. Arriola’s new employment agreement with SNB also provides for the grant of vested stock and restricted stock to Mr. Arriola. The restricted stock will vest on the first anniversary of the grant date, conditioned upon his continued service. Under the golden parachute rules, there is a rebuttable presumption that any payment made pursuant to an agreement entered into (or modified) within one year before the date of a change in control is presumed to be contingent on the change in control (and thus may be treated as a parachute payment under the golden parachute rules), unless the contrary is established by clear and convincing evidence. The table below lists the total estimated Section 280G value that could be attributable to the vested stock award and the restricted stock award, collectively, which value is calculated assuming that the one-year presumption is not rebuttable or that such awards are not, wholly or partially, considered reasonable compensation for services to be rendered after the merger.
Disqualified Individual	Estimated Total Section 280G Value of the Seacoast Stock Awards
Eduardo Arriola	$1,528,393
New Employment Agreement — Guaranteed Annual Bonus for 2022
Mr. Arriola’s new employment agreement with SNB also provides for a guaranteed annual bonus for fiscal year 2022. Under the golden parachute rules, there is a rebuttable presumption that any payment made pursuant to an agreement entered into (or modified) within one year before the date of a change in control is presumed to be contingent on the change in control (and thus may be treated as a parachute payment under the golden parachute rules), unless the contrary is established by clear and convincing evidence. The table below lists the total estimated Section 280G value that could be attributable to the guaranteed annual bonus, which value is calculated assuming that the one-year presumption is not rebuttable.
Disqualified Individual	Estimated Total Section 280G Value of the Guaranteed Annual Bonus
Eduardo Arriola	$165,000
Requested Shareholder Approval
The total estimated Section 280G value of the payments, the safe harbor amount, the excess parachute payments, and the estimated value of the waived amounts that shareholders of Apollo and Apollo Bank are being asked to approve for the disqualified individuals are set forth in the following table:
Disqualified Individual	Estimated Total Section 280G Value of the Payments	Safe Harbor Amount	Estimated Excess Parachute Payments	Estimated Value of the Waived Amounts Submitted for Shareholder Approval under the 280G Proposal
Eduardo Arriola	$5,835,969	$2,555,466	$4,984,146	$3,280,504
Ramon Rodriguez	$1,762,712	$945,934	$1,447,400	$816,779
If each of the Apollo shareholders and the Apollo Bank shareholders approve the Arriola 280G proposal and the Rodriguez 280G proposal as required under the golden parachute rules, each disqualified individual will retain his right to receive the full amount of his payments under the terms and conditions described above, and neither the payor nor the disqualified individual will be subject to the adverse tax consequences described above. If the Apollo shareholders and/or the Apollo Bank shareholders do not approve the Arriola 280G proposal or the Rodriguez 280G proposal as required under the golden parachute rules, then the waived amounts will not be paid to or retained by such disqualified individual.
In order for Apollo Shareholders to approve the Arriola 280G proposal and the Rodriguez 280G proposal, the holders of more than 75% of the voting power of the outstanding shares of Apollo common stock (excluding shares held by ineligible shareholders and related parties) must vote in favor of each proposal.
In order for Apollo Bank Shareholders to approve the Arriola 280G proposal and the Rodriguez 280G proposal, Apollo’s shareholders must approve each of the Arriola 280G proposal and the Rodriguez 280G proposal by approval of the holders of more than 75% of the voting power of the outstanding shares of Apollo common stock (excluding shares held by ineligible shareholders and related parties).
THE APOLLO BOARD OF DIRECTORS RECOMMENDS THAT APOLLO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ARRIOLA 280G PROPOSAL AND “FOR” THE APPROVAL OF THE RODRIGUEZ 280G PROPOSAL.

THE APOLLO BANK BOARD OF DIRECTORS RECOMMENDS THAT APOLLO BANK SHAREHOLDERS VOTE “FOR” THE ARRIOLA 280G PROPOSAL AND “FOR” THE RODRIGUEZ 280G PROPOSAL.

PROPOSAL 4: ADJOURNMENT OF THE APOLLO SPECIAL MEETING
Apollo shareholders are being asked to approve the adjournment proposal.
If this adjournment proposal is approved, the Apollo special meeting could be adjourned to any date. If the Apollo special meeting is adjourned, Apollo shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares of Apollo common stock will be voted in favor of the adjournment proposal.
The affirmative vote of a majority of the votes cast on the proposal, in person or by proxy, at the special meeting by holders of shares of Apollo common stock is required to approve the adjournment proposal.
THE APOLLO BOARD OF DIRECTORS RECOMMENDS THAT APOLLO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT AND THE BANK MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the mergers. This section is not intended to provide you with any factual information about Apollo or Seacoast. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings that Seacoast makes with the SEC as described in the section entitled “Where You Can Find More Information” beginning on page i of this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Seacoast contained in this joint proxy statement/prospectus or in the public reports of Seacoast filed with the SEC may supplement, update or modify the factual disclosures about Seacoast contained in the merger agreement. The merger agreement contains representations and warranties by Apollo, on the one hand, and representations and warranties by Seacoast, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Apollo and Seacoast were qualified and subject to important limitations agreed to by Apollo and Seacoast in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC or other regulatory bodies, and some were qualified by the matters contained in the confidential disclosure schedules that Apollo and Seacoast each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Apollo and Seacoast at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”
The Merger and the Bank Merger
The boards of directors of Seacoast and Apollo have each unanimously approved and adopted the merger agreement, which provides for the merger of Apollo with and into Seacoast, with Seacoast as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger, Apollo Bank, a majority-owned subsidiary of Apollo, will merge with and into SNB, with SNB surviving the merger as the surviving bank in the merger, subject to the terms of the bank merger agreement. The boards of directors of Seacoast, SNB, and Apollo Bank have each unanimously approved and adopted the bank merger agreement.
Each share of Apollo common stock and each share of Apollo Bank common stock outstanding immediately prior to the effective time of the merger (excluding shares held by Apollo, SNB, Apollo Bank, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) shall be converted into the right to receive the merger consideration as described further below. Each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Seacoast common stock and will not be affected by the merger or the bank merger.
All shares of Seacoast common stock received by Apollo and Apollo shareholders in the merger and the bank minority shareholders in the bank merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Closing and Effective Time of the Merger
Seacoast and Apollo will use their reasonable best efforts to cause the closing to occur on a mutually agreeable date, which will be no later than thirty business days following the date on which satisfaction or waiver of all closing conditions has occurred (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction and waiver thereof), which is the date when the effective time is to occur, unless otherwise agreed to by the parties. Simultaneously with the closing of the merger, Seacoast will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.
We currently expect that the merger will be completed early in the fourth quarter of 2022 subject to the approval of the merger agreement by Apollo shareholders, the approval of the bank merger agreement by Apollo Bank shareholders and certain bank regulators and subject to other conditions as described further in this joint proxy statement/prospectus. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and Apollo will complete the merger. See “The Merger Agreement and the Bank Merger Agreement — Conditions to Completion of the Merger” beginning on page 91.
Merger Consideration
Under the terms of the merger agreement, (i) each share of Apollo common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Apollo, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) will be converted into the right to receive 1.006529 shares of Seacoast common stock and, pursuant to the terms of the bank merger agreement, (ii) each share of Apollo Bank common stock outstanding immediately prior to the effective time of the merger held by the bank minority shareholders will be converted into the right to receive 1.195651 shares of Seacoast common stock (which we refer to as the “merger consideration,” and also refer to in an aggregate consideration amount, which includes the substitute stock options certain Apollo option holders may receive, as the “aggregate merger consideration”). Please see “The Merger Agreement and the Bank Merger Agreement — Merger Consideration” beginning on page 79 for more information. If Apollo’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing date is less than $84.6 million (less the after-tax impact of permitted expenses) or Apollo Bank’s general allowance for loan and lease losses is less than 1.00% of total loans and leases outstanding (excluding loan originated under the PPP), Seacoast shall have the option to adjust the aggregate merger consideration downward, including a corresponding downward adjustment to the exchange ratios, or terminate the merger agreement. In addition, in the event that the number of shares of Apollo common stock outstanding as of the closing date is higher or lower than 3,766,412 shares of Apollo common stock, the Apollo exchange ratio will be adjusted such that 3,791,003 shares of Seacoast common stock are issued to holders of Apollo common stock and in the event the number of shares of Apollo Bank common stock outstanding and held by bank minority shareholders as of the closing date is higher or lower than 608,635 shares of Apollo Bank common stock, the bank exchange ratio will be adjusted such that 727,715 shares of Seacoast common stock are issued to the bank minority shareholders such that a maximum of 4,518,718 shares of Seacoast common stock are issued to holders of Apollo common stock and the bank minority shareholders.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest) in an amount equal to such fractional part of a share of Seacoast common stock multiplied by the average daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the ten trading days ending on the trading day immediately prior to the determination date, less any applicable withholding taxes. The “determination date” is defined in the merger agreement as the later of the date on which the last required consent obtained without regard to any requisite waiting period or the date on which Apollo shareholder approval is obtained. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.
An Apollo shareholder also has the right to obtain the fair value of his or her shares of Apollo common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of Apollo common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” Dissenting shares shall not be entitled to receive the applicable merger consideration unless and until such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the merger under the FBCA. See “The Merger — Appraisal Rights for Apollo Shareholders” beginning on page 66.
Shareholders of Apollo Bank have dissenters’ rights in connection with the proposed merger under federal law, which provides that a dissenting shareholder is entitled to receive the value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute, Section 215a of the United States Code, a copy of which is attached as Appendix E to the joint proxy statement/prospectus. Under the applicable statute, a shareholder of Apollo Bank may dissent from the merger by (i) either voting against the merger or giving notice in writing to Apollo Bank at or prior to the Apollo Bank special meeting that he or she dissents from the merger and (ii) making a written request to Seacoast to receive the value of such shareholder’s shares of Apollo Bank common stock, which request must be made within thirty (30) days after the effective time of the merger and must be accompanied by the surrender of the shareholder’s stock certificates. See “The Merger  —  Dissenters’ Rights for Apollo Bank Shareholders.”
If Seacoast, Apollo or Apollo Bank change the number of shares of Seacoast common stock, Apollo common stock or Apollo Bank common stock outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization with respect to the Seacoast common stock, Apollo common stock or Apollo Bank common stock, then the merger consideration shall be appropriately and proportionately adjusted.
Based upon the closing sale price of the Seacoast common stock on the NASDAQ Global Select Market of $34.33 on August 10, 2022, the last practicable trading date prior to the printing of this joint proxy statement/prospectus, each share of Apollo common stock will be entitled to be exchanged for total merger consideration with a value equal to approximately $34.55 per share.
The value of the shares of Seacoast common stock to be issued to Apollo shareholders in the merger and to bank minority shareholders in the bank merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger or bank merger until the closing.”
Treatment of Apollo Equity Awards
The merger agreement requires Apollo to take all actions necessary to accelerate the vesting of any outstanding Apollo options such that all unvested Apollo options shall be deemed vested contingent upon and effective upon the effective time of the merger. As of the record date, there were 272,601 Apollo options outstanding. Apollo is also required to amend the Apollo stock plan to allow for exercise of each option and for the applicable withholding taxes to be paid by a “cashless exercise” arrangement.
The merger agreement further requires Apollo to take all actions necessary to cause each Apollo equity award issued and outstanding immediately prior to the effective time to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Apollo options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s

Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Apollo option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Apollo common stock subject to such Apollo option immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Apollo common stock at which such Apollo option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. Also in consideration of such termination, Seacoast will grant to each holder of Apollo warrants, as of the effective time, a warrant to purchase shares of Seacoast common stock (which we refer to as the “substitute warrant”), on the same terms and conditions as applicable to each such Apollo warrant as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute warrant shall equal the product of (x) the number of shares of Apollo common stock subject to such Apollo warrant immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute warrant shall equal the quotient determined by dividing (x) the exercise price per share of Apollo common stock at which such Apollo warrant was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent.
Exchange Procedures
Seacoast has appointed as the exchange agent under the merger agreement its exchange agent, Continental Stock Transfer and Trust Company. The merger agreement and the bank merger agreement each requires Seacoast to cause the exchange agent as promptly as practicable after the effective time and within five business days, to send to each former holder of shares of Apollo common stock and bank minority shareholders, respectively, including holders of Apollo equity awards who received Apollo common stock in accordance with the exercise of such Apollo equity awards prior to the effective time, but excluding the holders, if any, of dissenting shares, transmittal materials for use in exchanging such holder’s Apollo or Apollo Bank certificates or electronic book-entry shares for the merger consideration. Upon surrender to the transfer agent of its certificates, a holder will be entitled to receive the merger consideration and any cash in lieu of a fractional share of Seacoast common stock to be issued.
Subject to law, following the surrender of any certificate or book-entry shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Seacoast common stock issued in exchange for Apollo common stock or Apollo Bank common stock, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Seacoast common stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to shares of Seacoast common stock with a record date after the effective time of the merger and with a payment date subsequent to surrender
On or before the closing date of the merger, the stock transfer books of Apollo will be closed and there will be no further transfers on the stock transfer books of Apollo. On or before the closing date of the bank merger, the stock transfer books of Apollo Bank will be closed and there will be no further transfers on the stock transfer books of Apollo Bank.
Organizational Documents of Surviving Holding Company and Surviving Bank; Directors and Officers
The organizational documents of Seacoast in effect immediately prior to the effective time of the merger shall be the organizational documents of the surviving company after the effective time of the merger, and the directors and officers of Seacoast immediately prior to the effective time of the merger shall continue as the directors and officers of Seacoast following the effective time of the merger.
In addition, the organizational documents of SNB in effect immediately prior to the effective time of the bank merger shall be the organizational documents of the surviving bank after the effective time of the bank merger. The directors and officers of SNB immediately prior to the effective time of the bank merger shall continue as the directors and officers of the surviving bank following the effective time of the bank merger.
Conduct of Business Pending the Merger
Pursuant to the merger agreement, Apollo has agreed to certain restrictions on its activities until the effective time of the merger. In general, Apollo has agreed that, except as otherwise contemplated or permitted by the merger agreement, it will:
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conduct its business in the ordinary course consistent with past practice;

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use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;

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maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; and

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provide Seacoast with Apollo’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of the merger agreement.

Both Seacoast and Apollo have agreed to take no action that would adversely affect or delay (i) the receipt of Apollo shareholder approval of the merger agreement, (ii) the receipt of Apollo Bank shareholder approval of the bank merger agreement, (iii) the receipt of regulatory or governmental approvals required for the transactions contemplated by the merger agreement, (iv) the performance of their respective covenants and agreements or (v) the consummation of the transactions contemplated by the merger agreement.
Apollo has also agreed that except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of Seacoast (not to be unreasonably withheld or delayed) it will not, and will not permit any of its subsidiaries, to do any of the following:
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amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

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adjust, split, combine, subdivide or reclassify any capital stock;

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make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares its capital stock;

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grant any securities or obligations convertible into or exercisable for or giving any person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument;

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issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, except pursuant to the exercise of Apollo Equity Awards outstanding as of the date of the merger agreement;

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make any change in any instrument or contract governing the terms of any of its securities;

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make any investment in any other person, other than in the ordinary course of business or consistent with past practice or permitted by the merger agreement;

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charge off or sell (except in the ordinary course of business consistent with past practices or as required by GAAP or applicable law or regulatory authority) any of its portfolio of loans, discounts or financing leases or sell any asset held as other real estate owned (“OREO”) or other foreclosed assets for an amount less than its book value;

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terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claim that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

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enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any policies imposed on it by any governmental authority;

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lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practices);

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mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practices);

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sell, assign or transfer any of its assets in excess of $50,000 in the aggregate (except in the ordinary course of business consistent with past practices and except for property held as OREO);

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incur any material liability, commitment, indebtedness or obligation or cancel, release or assign any indebtedness of any person or any claims against any person (except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts in force as of the date of the merger agreement and disclosed in the disclosure schedules attached thereto);

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transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property (other than in the ordinary course of business consistent with past practice);

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except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

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other than purchases of investment securities in the ordinary course of business or in consultation with Seacoast, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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terminate or waive any material provision of any contract other than normal renewals of contracts without materially adverse changes of terms or otherwise amend or modify any material contract;

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other than in the ordinary course of business and consistent with past practice or as required by benefit plans and contracts in effect as of the date of the merger agreement or as agreed to by the parties, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any director, officer or employee, whether under a benefit plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any director, officer or employee, (iii) become a party to, amend or commit itself to any benefit plan or contract (or any individual contracts evidencing grants or awards) or employment agreement, retention agreement or severance arrangement with or for the benefit of any director, officer or employee, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to rights pursuant to any Apollo stock plan, except as permitted in the merger agreement, (v) make any changes to a benefit plan that are not required by law, or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and incentive compensation that is reasonably anticipated to exceed $100,000;

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settle any litigation, except in the ordinary course of business;

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revalue any of its assets or change any method of accounting or accounting practice used by it or its subsidiaries, other than changes required by GAAP or the FDIC or any regulatory authority;

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make, change or revoke any tax election;

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adopt or change any tax accounting method;

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file any amended tax return;

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settle or compromise any tax liability;

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enter into any closing agreement as described in Section 7121 of the Internal Revenue Code (or any similar provision of applicable law) or surrender any right to claim a refund of taxes or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

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knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law;

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merge or consolidate with any other person;

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acquire assets outside of the ordinary course of business consistent with past practices from any other person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to contracts in effect prior to the execution of the merger agreement and set forth in the disclosure schedules attached to the merger agreement;

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enter into any contract that is material and would have been material had it been entered into prior the execution of the merger agreement;

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make any adverse changes in the mix, rates, terms or maturities of its deposits or other liabilities, other than in the ordinary course of business and consistent with past practices;

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close or relocate any existing branch or facility;

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make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;

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other than in the ordinary course of business and consistent with past practice, take any action or fail to take any action that will cause Apollo’s consolidated tangible shareholders’ equity to be less than $84.6 million at the effective time of the merger;

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make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds, provided that Apollo Bank may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

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take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the merger;

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knowingly take any action that would prevent or impede the merger and the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

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agree or commit to take any of the actions set forth above.

Apollo and Apollo Bank Shareholder Approval
Apollo has agreed to call a meeting of its shareholders as soon as reasonably practicable after the Registration Statement on Form S-4 is declared effective by the SEC for the purpose of obtaining the approval of the merger agreement by the holders of at least a majority of the outstanding shares of Apollo common stock and such other matters as the Apollo board of directors may direct. Apollo has further agreed to use its reasonable best efforts to cause such shareholder meeting to occur as soon as reasonably practicable.
Apollo Bank has agreed to call a meeting of its shareholders as soon as soon as reasonably practicable after the Registration Statement on Form S-4 is declared effective by the SEC for the purpose of obtaining the approval of the bank merger agreement by the holders of at least two-thirds of the outstanding shares of Apollo Bank common stock and such other matters as the Apollo Bank board of directors may direct. Apollo Bank has further agreed to use its reasonable best efforts to cause such shareholder meeting to occur, as soon as reasonably practicable.
Regulatory Matters
This joint proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Seacoast has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective.

Each of Seacoast and Apollo has agreed to use all reasonable best efforts to obtain all permits required by the securities laws, including state securities law or “blue sky” permits, necessary to carry out the transactions contemplated by the merger agreement and each of Seacoast and Apollo has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
Seacoast and Apollo have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit the consummation of the merger as promptly as practicable.
Seacoast and Apollo will consult with each other with respect to the obtaining of all regulatory consents and other material consents advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of material matters relating to the completion of the transactions contemplated by the merger agreement.
Seacoast and Apollo have agreed to promptly furnish to each other copies of applications filed with all governmental authorities and copies of written communications received by such party from any governmental authorities with respect to the transactions contemplated by the merger agreement. Additionally, each of Seacoast and Apollo has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and making all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the merger agreement and the consummation of the other transactions contemplated by the merger agreement.
In connection with seeking regulatory approval for the merger, Seacoast is not required to agree to any condition or consequence that would, after the effective time of the merger, have a material adverse effect on Seacoast or any its subsidiaries, including Apollo.
NASDAQ Listing
Seacoast has agreed to cause the shares of Seacoast common stock to be issued to the holders of Apollo common stock in the merger and to the bank minority shareholders in the bank merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Following the effective time of the merger, Seacoast has agreed to maintain employee benefit plans and compensation opportunities for full-time active employees of Apollo on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Seacoast or its subsidiaries (provided that in no event are covered employees eligible to participate in any closed or frozen plan of Seacoast or its subsidiaries and provided further that in no event is Seacoast required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable). Seacoast will give the covered employees full credit for their prior service with Apollo for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Seacoast in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, and similar arrangements maintained by Seacoast.
With respect to any Seacoast health, dental, vision or other welfare plan in which any covered employee is eligible to participate following the closing date of the merger, Seacoast or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Apollo benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within six months after the effective time of the merger, any covered employee (other than those who receive certain payments or retention benefits pursuant to agreements with Apollo) is terminated by Seacoast or its subsidiaries other than “for cause” or as a result of a death, disability or unsatisfactory job performance, then Seacoast will pay severance to the covered employee in an amount equal to its severance policies.
Indemnification and Directors’ and Officers’ Insurance
From and after the effective time of the merger, Seacoast has agreed to indemnify, defend and hold harmless the present and former directors and officers of Apollo against any liability, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of Apollo or its subsidiaries, or the merger agreement or any of the transactions contemplated by the merger agreement, to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Apollo and the FBCA. All existing rights to indemnification and all existing limitations on liability existing in favor of the directors, officers and employees of Apollo as provided in its organizational documents shall survive the merger and continue in full force and effect and shall be honored by Seacoast.
For a period of no less than six years after the effective time of the merger, Seacoast will provide director’s and officer’s liability insurance that serves to reimburse the officers and directors of Apollo at or prior to the effective time of the merger with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Apollo provided, however, that Seacoast may substitute policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such Apollo policy.
Third Party Proposals
Apollo has agreed that it will not, and will cause its directors, officers, employees and representatives and affiliates not to: initiate, solicit, knowingly encourage or facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide to any person any confidential or nonpublic information or data or have or participate in any discussions with any person relating to, any (i) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Apollo or its subsidiaries, (ii) tender or exchange offer, that if consummated, would result in any third-party owning 25% or more of any class of equity or voting securities of Apollo or Apollo Bank, (iii) acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Apollo and its subsidiaries or 25% or more of any class of equity or voting securities of Apollo or Apollo Bank, or (iv) other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated by the merger agreement (items (i)-(iv) collectively referred to as an “acquisition proposal”).
However, the merger agreement provides that at any time prior to the approval of the merger agreement by the Apollo shareholders, if Apollo receives an unsolicited acquisition proposal that does not violate the “no shop” provisions in the merger agreement and Apollo board of directors concludes in good faith that there is a reasonable likelihood that such proposal constitutes or is reasonably likely to result in a superior proposal (as defined below), then Apollo may furnish non-public information or data to the third party making the acquisition proposal and participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal, if the Apollo board of directors determines in good faith (and based upon the written advice of its outside counsel) that failure to take such actions would result in a breach of its fiduciary obligations to the Apollo shareholders under applicable law and if Apollo enters into a confidentiality agreement with such third party. Apollo must promptly advise Seacoast in writing within twenty-four hours following receipt of any acquisition proposal and the substance of such proposal and must keep Seacoast apprised of any related developments, discussions and negotiations (including the terms and conditions of the acquisition proposal) on a current basis.

A “superior proposal” means any bona fide, unsolicited, written “acquisition proposal” for at least a majority of the outstanding shares of Apollo common stock on terms that the Apollo board of directors concludes in good faith to be more favorable to the shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including taking into account the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement in response to such proposal), (i) after receiving the written advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms set forth in the merger agreement) and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law, is more favorable to the Apollo shareholders from a financial point of view than the merger (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement).
The merger agreement generally prohibits Apollo’s board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Seacoast the recommendation of the Apollo board of directors set forth in this joint proxy statement/prospectus that the Apollo shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Seacoast such recommendation). At any time prior to the approval of the merger agreement by the Apollo shareholders, however, the Apollo board of directors may effect a change in recommendation in response to a bona fide, unsolicited, written acquisition proposal that the Apollo board of directors concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and if the board concludes in good faith (and based upon the written advice of its outside legal counsel) that the failure to accept such superior proposal would result in a breach of its fiduciary obligations to Apollo shareholders under applicable law, then the board may terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal.
The Apollo board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) Apollo has not breached any of the provisions of the merger agreement relating to third party acquisition proposals in any respect; (ii) the Apollo board of directors determines in good faith (after consultation with outside legal counsel and its financial advisors) that such superior proposal continues to be or is reasonably expected to continue to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Seacoast); (iii) Apollo has given Seacoast at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any superior proposal including the identity of the person making such superior proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such superior proposal; and (iv) before effecting such change in recommendation, Apollo has negotiated and has caused is representatives to negotiate in good faith with Seacoast during the notice period (to the extent Seacoast wishes to negotiate) to enable Seacoast to revise the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal. In the event of any material change to the terms of a superior proposal, Apollo shall be required to deliver a new written notice to Seacoast and the four business day negotiation period with Seacoast shall have recommenced.
If the Apollo board of directors makes a change in recommendation, if Apollo terminates the merger agreement to enter into an agreement with respect to a superior proposal, or if Apollo’s shareholders do not approve the merger agreement and Apollo enters into an agreement with respect to an acquisition proposal within twelve months from the date the merger agreement is terminated, Apollo could be required to pay Seacoast a termination fee of $7.25 million in cash. See “The Merger Agreement  —  Termination,” and “The Merger Agreement  —  Termination Fee.”
Approval of 280G Payments
As discussed in this joint proxy statement/prospectus, the execution of the merger agreement and the consummation of the transactions contemplated thereby would entitle each of Eduardo Arriola and Ramon Rodriguez (each, a “disqualified individual”) to a “parachute payment” (as such terms are defined in

Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the Apollo shareholders. Apollo has agreed to take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote in a manner that satisfies the shareholder approval requirements for exemption under Section 280G of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote will establish the disqualified individual’s right to the payment or benefits. See “Proposal 2: Arriola 280G Proposal and Proposal 3: Rodriguez 280G Proposal” beginning on page 73.
Systems Integration; Operating Functions
From and after the date of the merger agreement, Apollo shall and shall cause Apollo Bank and its directors, officers and employees to and shall make all commercially reasonable best efforts (without undue disruption to their business) to cause Apollo Bank’s data processing consultants and software providers to, cooperate and assist Apollo and Seacoast in connection with an electronic and systems conversion of all applicable data of Apollo and Apollo Bank to the Seacoast systems, including the training of Apollo and Apollo Bank employees during normal banking hours. Additionally, Apollo shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to (i) sample data files with data dictionary no later than 30 days following the date of the merger agreement, (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast, (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment, payees and order debit cards no later than 21 days prior to the targeted conversion date, and (iv) a final set of data files no later than the date of the targeted conversion date. Apollo shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB after the merger, and in preparing for the consolidation of appropriate operating functions to be effective at the effective time of the merger, or such later time as may be decided by Seacoast. Apollo shall provide office space and support services in connection with the foregoing, and senior officers of Apollo and Seacoast shall meet from time to time as Apollo or Seacoast may reasonably request, to review the financial and operational affairs of Apollo and its subsidiaries, and Apollo shall give due consideration to Seacoast’s input on such matters, with the understanding that, neither Seacoast nor SNB will be permitted to exercise control of Apollo or Apollo Bank prior to the effective time of the merger and Apollo and Apollo Bank shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws. Apollo will be responsible for all conversion and deconversion fees and expenses, regardless of whether the merger becomes effective.
Assumption of Apollo Senior Notes
Seacoast and Apollo have agreed to use commercially reasonable efforts to cause its and their representatives to take all actions necessary, appropriate or advisable to cause Seacoast to assume all of Apollo’s issued and outstanding 5.50% fixed-to-floating rate senior notes due October 30, 2030, effective as of and subject to the closing, in accordance with the senior notes and such other governing instruments and applicable law.
Seacoast Advisory Board
Seacoast has agreed to form an advisory board in Apollo Bank’s current market area and has agreed to extend an invitation to each member of the Apollo board of directors immediately prior to the effective time to serve on such advisory board.
Representations and Warranties
The merger agreement contains generally customary representations and warranties of Seacoast and Apollo relating to their respective businesses. The representations and warranties of each of Seacoast and Apollo have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Seacoast and Apollo to each other primarily relate to:
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corporate organization, existence, power and standing;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

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regulatory approvals required in connection with the merger;

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capitalization;

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ownership of subsidiaries;

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financial statements;

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legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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reports filed with governmental entities, including, in the case of Seacoast, the SEC;

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Community Reinvestment Act compliance;

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absence of any actions or any fact or circumstance that would prevent the merger from qualifying as a “reorganization” within the meaning of the Code or materially impede or delay the receipt of any required regulatory consent;

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this joint proxy statement/prospectus; and

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fees paid to financial advisors.

Apollo has also made representations and warranties to Seacoast with respect to:
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absence of a material adverse effect on Apollo since January 1, 2019 and absence of certain other changes or events;

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tax matters;

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environmental matters;

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employee benefit plans and labor matters;

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material contracts;

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intellectual property;

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loan and investment portfolios;

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adequacy of allowances for losses;

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loans to executive officers and directors;

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privacy of customer information;

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technology systems;

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maintenance of insurance policies;

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corporate documents;

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the inapplicability to the merger of state takeover laws;

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real and personal property;

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investment advisory, insurance and broker-dealer matters;

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investment securities and commodities;

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Volcker Rule;

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opinion of financial advisor; and

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transactions with affiliates.

Additionally, Seacoast has also made a representation and warranty to Apollo with respect to the legality of Seacoast common stock to be issued in connection with the merger.
Certain of the representations and warranties of Apollo and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to Apollo and Seacoast, any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to (i) have a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such party taken as a whole, or (ii) prevent or materially impair, or would be reasonably likely to prevent or materially impair, the ability of such party to perform its obligations under the merger agreement or to timely consummate the merger, the bank merger or the other transactions contemplated by the merger agreement. The definition of “material adverse effect” excludes: (A) the impact of actions and omissions of a party (or its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; (B) changes after the date of the merger agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies; (C) changes after the date of the merger agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to banks and their holding companies; and (D) changes after the date of the merger agreement in general economic or market conditions in the United States or any state or territory, in each case generally affecting banks and their holding companies, except, with respect to (B), (C) and (D), if the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries, taken as a whole, as compared to other banks and their holding companies.
Conditions to Completion of the Merger
Mutual Closing Conditions.   The obligations of Seacoast and Apollo to complete the merger are subject to the satisfaction of the following conditions:
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the approval of the merger agreement by Apollo shareholders;

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all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger and the bank merger, including Apollo and Apollo Bank;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, and no order suspending such effectiveness having been issued;

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the authorization for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

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the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

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the performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

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the receipt by each party of corporate authorizations and other certificates from the other party; and

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the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party.

Additional Closing Conditions to the Obligations of Seacoast.   In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:
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Apollo’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to Apollo’s material contracts;

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the holders of no more than 5% of Apollo common stock shall have exercised their dissenters’ rights under the applicable statue;

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Apollo’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $84.6 million and Apollo Bank’s general allowance for loan and lease losses shall be an amount not less than 1.00% of total loans and leases outstanding (excluding loans made pursuant to the PPP);

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all outstanding Apollo options shall have been terminated and exchanged for the option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan and Apollo’s board of directors shall have terminated the Apollo stock plans;

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the completion of certain items set forth on the Seacoast disclosure schedule;

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receipt by Seacoast of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

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the receipt of executed claims letters and restrictive covenant agreements from certain executive officers and/or directors of Apollo and Apollo Bank;

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the delivery of a non-foreign affidavit by Apollo; and

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Apollo shall have taken all actions necessary to prevent certain payments and benefits received by executives of Apollo in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code.

Conditions to Completion of the Bank Merger
The obligations of Seacoast, SNB, and Apollo Bank to complete the bank merger are subject to the closing and effectiveness of the merger and the receipt of necessary regulatory approvals from the OCC. The condition that the merger close and become effective prior to the effectiveness of the bank merger agreement results in each of the conditions described above under “Conditions to Completion of the Merger” to also be a condition to completion of the bank merger.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Apollo shareholders, as follows:

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by mutual consent of the board of directors of Apollo and the board of directors or executive committee of the board of directors of Seacoast; or

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by the board of directors of either Seacoast or Apollo, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party or which breach cannot be cured prior to November 30, 2022; or

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by the board of directors of either Seacoast or Apollo, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

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by the board of directors of either Seacoast or Apollo, if the Apollo shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

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by the board of directors of either Seacoast or Apollo, if the merger has not been completed by November 30, 2022, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

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by the board of directors of Seacoast, if (i) the Apollo board of directors withdraws, qualifies or modifies their recommendation that the Apollo shareholders approve the merger agreement in a manner adverse to Seacoast, or resolves to do any of the foregoing, (ii) Apollo fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Apollo’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or

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by the board of directors of Apollo, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that Apollo has not materially breached any such provisions); or

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by the board of directors of Apollo during the five day period commencing on the determination date (as defined in the merger agreement as the later of: (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period; or (ii) the date on which the Apollo shareholder approval is obtained), if and only if the (a) buyer ratio (defined in the merger agreement to mean the number obtained by dividing the average closing price (defined in the merger agreement to mean the daily volume weighted average price of Seacoast common stock during the ten (10) consecutive full trading days ending on the trading day prior to the determination date) by $36.06) is less than 0.85 and (b) the buyer ratio is less than the number obtained by (i) dividing the average of the index price (defined in the merger agreement to mean the closing price on any given trading day) for the ten (10) consecutive trading days preceding the determination date by the average of the index price for the ten (10) consecutive trading days ending on the last trading day immediately preceding the date of the first public announcement of the entry into the merger agreement and (ii) subtracting 0.20 from the quotient; or

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by the board of directors of Seacoast, if holders of more than 5% in the aggregate of Apollo common stock have voted such shares against the merger agreement or the merger at the Apollo special meeting and have given notice of their intent to exercise their dissenters’ rights in accordance with the FBCA.

Termination Fee
Apollo will owe Seacoast a $7.25 million termination fee if:
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(i) either party terminates the merger agreement in the event that approval by the shareholders of Apollo is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by Apollo or Apollo Bank; (b) because Apollo has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because Apollo has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of Apollo shareholders; and
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(1) Apollo receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (2) within 12 months of the termination of the merger agreement, Apollo either consummates a third party acquisition proposal or enters into a definitive agreement or letter of intent with respect to a third party acquisition proposal; or

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Seacoast terminates the merger agreement as a result of the board of directors of Apollo recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

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Apollo terminates the merger agreement because the board of directors of Apollo has determined in accordance with the provisions in the merger agreement relating to acquisition proposals that a superior proposal has been made and has not been withdrawn and none of Apollo or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.

Except in the case of a willful breach of the merger agreement, the payment of the termination fee will fully discharge Apollo from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.
Waiver; Amendment
The merger agreement, including the disclosure letters and exhibits, may be amended at any time before the effective time of the merger, by subsequent writing signed by each of the parties, whether before or after the Apollo shareholders have approved the transactions contemplated by the merger agreement, except to the extent that any such amendment would require the approval of the shareholders, unless such required approval is obtained.
The merger agreement, including the disclosure letters and exhibits, may be amended at any time before or after approval of the matters presented in connection with the merger by Apollo, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Apollo shareholders, there may not be, without further approval of the Apollo shareholders, any amendment of the merger agreement that requires the approval of Apollo shareholders.
At any time prior to the effective time of the merger, the parties may, to the extent legally allowed: (i) waive any default in the performance of any term of the merger agreement by the other party; (ii) waive or extend the time for the compliance or fulfillment of any of the obligations or other acts of the other party; and (iii) waive any or all of the conditions precedent to the obligations contained in the merger agreement on the part of the other party. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party by a duly authorized officer of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.
Expenses
Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Seacoast has paid the filing fee for the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part and will pay any other filings fees with the SEC in connection with the merger and Seacoast will pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus.
Governing Law
The merger agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction, except that the laws of the United States shall govern the consummation of the bank merger.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Seacoast, Apollo, and Apollo Bank are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, each share of Apollo common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration, which will consist of Seacoast common stock. After the bank merger, each share of Apollo Bank common stock issued and outstanding immediately prior to the effective time of the bank merger (except for shares of Apollo Bank common stock held by Apollo) will be converted into the right to receive the bank merger consideration, which will consist of Seacoast common stock. As a result, the rights of former shareholders of Apollo and Apollo Bank who receive shares of Seacoast common stock in the merger and the bank merger, respectively, will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of the shareholders of each of Apollo, Apollo Bank, and Seacoast. The following summary does not include a complete description of all differences between the rights of the shareholders of Apollo, Apollo Bank, and Seacoast, nor does it include a complete discussion of the respective rights of the shareholders Apollo, Apollo Bank, and Seacoast.
The following summary is qualified in its entirety by reference to the Florida Business Corporation Act, or the FBCA, and, with respect to Apollo Bank, the Florida Financial Institutions Code, or FFIC, Seacoast’s articles of incorporation and bylaws, Apollo’s articles of incorporation and bylaws, and Apollo Bank’s articles of incorporation and bylaws. Seacoast, Apollo, and Apollo Bank urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the FBCA, Seacoast’s articles of incorporation and bylaws, Apollo’s articles of incorporation and bylaws, and Apollo Bank’s articles of incorporation and bylaws and each other document referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of Seacoast shareholders and the rights of Apollo and Apollo Bank shareholders. Apollo or Apollo Bank, as appropriate, will send copies of its articles of incorporation and bylaws to you, without charge, upon your request. Seacoast’s articles and bylaws are filed as exhibits to its Form 10-K, filed on February 28, 2022, and are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page i of this joint proxy statement/prospectus.
	APOLLO	APOLLO BANK	SEACOAST
Capital Stock	Holders of Apollo capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Apollo’s articles of incorporation and bylaws	Holders of shares of Apollo Bank’s capital stock are entitled to all the rights and obligations provided to shareholders under the FFIC and Apollo Bank’s articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.
Authorized	Apollo’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.	Apollo Bank’s authorized capital stock consists of 5,000,000 shares of common stock, par value $5.00 per share.	Seacoast’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share (2,000 of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 50,000 of which are designated as

	APOLLO	APOLLO BANK	SEACOAST
Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B).
Outstanding	As of July 31, 2022 there were 3,766,412 shares of Apollo common stock outstanding, no shares of preferred stock outstanding, and 272,601 options and 37,000 warrants outstanding, of which all options were fully vested.	As of July 31, 2022, there were 3,967,608 shares of Apollo Bank common stock outstanding.	As of July 31, 2022, there were 61,414,213 shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.
Voting Rights	Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders.	Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders.	Holders of Seacoast common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.
Dividends
Apollo’s ability to declare and distribute dividends is governed by the FBCA and laws and regulations applicable to bank holding companies. Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:
•
The corporation would not be able to pay its debts as they come due in the usual course of business; or

•
The corporation’s assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were

		Apollo Bank’s ability to declare and distribute dividends is governed by the FFIC as well as federal laws and regulations applicable to banks. Under the FFIC, a bank may declare and pay a dividend up to the aggregate of the net profits of the applicable period combined with the retained net profit of the prior two years. The payment of dividends on retained profits accrued more than two years prior to the payment of the dividend requires regulatory approval.	Holders of Seacoast common stock are subject to the same provisions of the FBCA and the Federal Reserve Policy adopted in 2009.

	APOLLO	APOLLO BANK	SEACOAST

to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
•
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•
it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Number of Directors	Apollo’s Bylaws provide that the number of directors serving on the Apollo board of directors shall consist of not less than two nor more than 25 members. The number of directors may be fixed or changed, within the minimum and maximum, by the shareholders by the affirmative vote of two-thirds of the issued and outstanding shares of Apollo entitled to vote	Apollo Bank’s articles of incorporation provide that the number of directors serving on Apollo Bank’s board of directors shall not be fewer than five. A majority of the full board of directors of Apollo Bank may, at any time during the years following the annual meeting of shareholders, increase the number of directors by not more	Seacoast’s bylaws provide that the number of directors serving on the Seacoast board of directors shall be such number as determined from time to time by a vote of 66 2∕3% of the whole board of directors and a majority of the Continuing Directors (director who either (i) was first elected as a director of the company prior to March 1, 2002 or

	APOLLO	APOLLO BANK	SEACOAST
in the election of directors or by the board of directors by the affirmative vote of two-thirds of the directors then in office.
than two and appoint persons to fill resulting vacancies.
Apollo Bank’s bylaws provide that the number of directors serving on Apollo Bank’s board of directors shall not be more than 25.
There are currently 13 directors serving on Apollo Bank’s board of directors.

(ii) was designated as a Continuing Directors by a majority vote of the Continuing Directors), but in no event shall be fewer than three directors nor greater than fourteen directors (exclusive of the directors to be elected by the holders of one or more series of preferred stock voting separately as a class).
There are currently eleven directors serving on the Seacoast board of directors.
The Seacoast board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meeting of shareholders to replace a majority of the directors of Seacoast. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.

Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors the annual meeting at which a quorum is	Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors the annual meeting at which a quorum is present.	Seacoast directors are similarly elected in accordance with FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.

	APOLLO	APOLLO BANK	SEACOAST
	present. Apollo’s articles of incorporation do not otherwise provide for the vote required to elect directors.		However, notwithstanding the plurality standard, in an uncontested election for directors, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such resignation to be effective upon acceptance by the board of directors. The Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.
Removal of Directors
Apollo’s bylaws provide that a director may be removed by the shareholders of Apollo for cause upon the affirmative vote of the holders of a majority of the outstanding share of Apollo or without cause upon the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Apollo.
A director may be removed by the shareholders only at a meeting of shareholders with respect to which notice must be given that

Apollo Bank’s bylaws provide that a director may be removed by the shareholders of Apollo for cause upon the affirmative vote of the holders of a majority of the outstanding share of Apollo or without cause upon the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Apollo.
A director may be removed by the shareholders only at a meeting of shareholders with respect to which notice must be given that
Seacoast’s bylaws provide that directors may be removed only for cause upon the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (1) who is the beneficial owner of 5% or more of the common stock or (2) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more of

	APOLLO	APOLLO BANK	SEACOAST
	the purpose or one of the purposes of the meeting is to consider and vote on the removal of the director. Directors may also be removed by judicial proceedings.	the purpose or one of the purposes of the meeting is to consider and vote on the removal of the director. Directors may also be removed by judicial proceedings.	Seacoast’s then outstanding common stock (“Independent Majority of Shareholders”) at a shareholders’ meeting duly called and held for that purpose upon not less than 30 days’ prior written notice.
Vacancies on the Board of Directors
Apollo’s bylaws provide that vacancies on Apollo’s board of directors may be filled by the board of directors of Apollo, even if less than a quorum.
Florida law also allows a vacancy to be filled by the shareholders.

Apollo Bank’s bylaws provide that vacancies on Apollo Bank’s board of directors may be filled by the board of directors of Apollo Bank.
Florida law also allows a vacancy to be filled by the shareholders.
Seacoast’s bylaws provide that vacancies in the Seacoast’s board of directors may be filled by the affirmative vote of (1) 66 2/3% of all directors and (2) majority of the Continuing Directors, even if less than a quorum exists, or if no directors remain, by the affirmative vote of not less than 66 2/3% of all shares of common stock entitled to vote and an Independent Majority of Shareholders.
Action by Written Consent	Apollo’s articles of incorporation provide that any action required or permitted to be taken at a meeting of the shareholders of Apollo may be taken without a meeting by written consent if the action is taken by all persons who would be entitled to vote at the meeting.	Apollo Bank’s bylaws provide that any action required or permitted to be taken at a meeting of the shareholders of Apollo Bank may be taken without a meeting by written consent if the written consent is signed by those persons who would be entitled to vote at a meeting representing shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were presented and voted.	Seacoast’s articles of incorporation provide that no action may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of Seacoast’s preferred stock. Any action required or permitted to be taken by the holders of Seacoast’s common stock must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders.

	APOLLO	APOLLO BANK	SEACOAST
Advance Notice Requirements for Shareholder Nominations and Other Proposals
Any Apollo shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting such nomination in writing to the secretary of Apollo.
To be considered, shareholder nomination for director candidates must be delivered or mailed to and received at Apollo’s principal executive offices no less than 30 days prior to the date of the meeting; provided, however, that if less than 40 days’ notice was given or made to shareholders, director nominations will be considered timely if notice is received by Apollo not later than the close of business on the 10th day following the day on which such notice of the meeting is mailed or public disclosure was made.
Shareholders of Apollo Bank are not subject to any advance notice requirements for shareholder nominations or other proposals.
Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995.
To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of Seacoast’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that Seacoast mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders.

	APOLLO	APOLLO BANK	SEACOAST
Notice of Shareholder Meeting	Apollo’s bylaws provide that notice of the place, day, and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the meeting, either mailed to the last known address or personally given to each shareholder.	Apollo Bank’s bylaws require that notice of shareholder meetings be provided not less than 10 nor more than 60 days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.
Amendments to Charter
The provisions of Apollo’s articles of incorporation related to business transactions and constituencies require the approval of two-thirds of the outstanding shares of Apollo, unless such change is approved by two-thirds of the directors then in office.
All other provisions may be amended in accordance with the FBCA. Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because

Apollo Bank’s articles of incorporation may be amended in accordance with the FFIC and FBCA, but any such amendment must be approved by the Florida Office of Financial Regulation pursuant to Section 658.23(6) of the Florida Statutes.
Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should
Seacoast’s articles of incorporation have similar amendment provisions, except that the affirmative vote of (1) 66 2/3% of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) an Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of articles of incorporation”) of the articles of incorporation.

	APOLLO	APOLLO BANK	SEACOAST
	of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. The FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares).	make no recommendation and communicates the basis for its determination to the shareholders with the amendment. The FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares), subject to approval by the Florida Office of Financial Regulation.
Amendments to Bylaws	Apollo’s bylaws may be altered or amended by a majority of the board of directors or by the shareholders by the affirmative vote of a majority of all shares entitled to vote in the election of directors. The shareholders may provide that any amendment adopted by the shareholders may not be repealed, amended, adopted, or altered by the board of directors.	Apollo Bank’s bylaws may be altered or amended by a majority of the board of directors or by the shareholders by the affirmative vote of a majority of all shares entitled to vote in the election of directors. The shareholders may provide that any amendment adopted by the shareholders may not be repealed, amended, adopted, or altered by the board of directors.	Seacoast’s bylaws may be amended by a vote of (1) 66 2/3% of all directors and (2) majority of the Continuing Directors. In addition, the shareholders may also amend the Bylaws by the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) an Independent Majority of Shareholders.
Special meeting of Shareholders	Apollo’s articles of incorporation provide that special meetings of shareholders may be called at any time by Apollo’s board of directors, the President of Apollo, or upon the written request of one or more shareholders owning an aggregate of not less than 25% of all the outstanding capital stock of Apollo.	Apollo Bank’s bylaws provide that special meetings of shareholders may be called at any time by Apollo Bank’s board of directors or Chief Executive Officer, or by the Chairman or Secretary upon the written request of one or more shareholders owning an aggregate of not less than 10% of all the outstanding capital stock of Apollo Bank.	Seacoast’s bylaws provide that special meetings of the shareholders, for any purpose or purposes unless prescribed by statute, may be called by the Chairman of the Board or the Executive Chairman of the Board, the Chief Executive Officer, the President or by the board of directors. The notice of such meeting must state the purpose of such meeting and no business may be transacted at the meeting except as stated in such notice. A special meeting

	APOLLO	APOLLO BANK	SEACOAST
of shareholders may be called by the Chief Executive Officer at the written request of the holders of shares representing not less than 50% of the voting .
Quorum	Apollo’s bylaws provide that a majority of the outstanding shares of stock shall constitute a quorum; however, a lesser number may adjourn from day to day, and shall announce the time and place to which the meeting is adjourned.	Apollo Bank’s bylaws provide that a majority of shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders.	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.
Proxy	Apollo’s bylaws provide that any shareholder having the right to vote at any meeting of the shareholders, including meetings for the purpose of the election of directors, shall be entitled to vote in person or by proxy, but no proxy shall be voted after eleven months from its date, unless the proxy provides for a longer period.	Apollo Bank’s bylaws provide that any shareholder having the right to vote at any meeting of the shareholders, including meetings for the purpose of the election of directors, shall be entitled to vote in person or by proxy, but no proxy shall be voted after eleven months from its date, unless the proxy provides for a longer period.	Seacoast’s bylaws provide that a shareholder, a person entitled to vote on behalf of a shareholder pursuant to law, or an attorney in fact, may vote the shareholder’s shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for him/her by signing an appointment form, either personally or by his/her attorney in fact. An executed telegram or cablegram appearing to have been transmitted by such person, or a photographic, photo static, telecopy, electronic transmission (including a .PDF file) or equivalents reproduction of an appointment form is a sufficient appointment form. An appointment of a proxy is effective when received by the Secretary or other officer authorized to tabulate votes and is valid for up eleven months, unless a longer period is expressly provided in the appointment form. The

	APOLLO	APOLLO BANK	SEACOAST
death or incapacity of a shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer authorized to tabulate votes before the proxy exercises his authority under the appointment. A proxy shall be irrevocable if it conspicuously states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
Preemptive Rights	Apollo’s shareholders do not have preemptive rights.	Apollo Bank’s articles of incorporation provide shareholders of Apollo Bank with preemptive rights providing shareholders the right to purchase or subscribe for, at the subscription price offered to the general public, a pro rata portion of any stock of any class that Apollo Bank may issue or sell.	Seacoast’s shareholders do not have preemptive rights.
Shareholder Rights Plan/Shareholders’ Agreement	Apollo does not have a shareholder rights plan. Two or more shareholders of Apollo may enter into an agreement providing for the exercise of voting rights in the manner provided in the agreement or relating to any phase of the affairs of the corporation as provided by law.	Apollo Bank is a party to that certain Shareholders’ Agreement, dated as of March 12, 2010, by and among Union Credit Bank, Apollo Bancshares, Inc. and certain shareholders of Union Credit Bank.	Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.
Indemnification of Directors and Officers	Apollo’s bylaws provide that Apollo shall indemnify its current and former directors and	Apollo Bank’s articles of incorporation provide that Apollo Bank shall indemnify its current and	Seacoast’s bylaws provide that Seacoast may indemnify its current and former directors, officers,

	APOLLO	APOLLO BANK	SEACOAST
officers for reasonable expenses, judgments, and other amounts paid in connection with any proceeding such officer or directors was made party to because he or she was an officer or director of Apollo.
former officers, directors, employees and agents for reasonable expenses, judgments, and other amounts paid in connection with any proceeding such individual was made party to because of his or her position with Apollo Bank to the extent allowed under the FFIC and FBCA.
Apollo Bank’s articles of incorporation also allow Apollo Bank to indemnify its current and former officers, directors, employees and agents for reasonable expenses, judgments, and other amounts paid in connection with administrative proceeding or civil action initiated by any federal banking agency.
The Article is intended to provide the maximum indemnification possible under the laws of Florida and the U.S.
employees and agents in accordance with that provided under the FBCA.
Certain Business Combination Restrictions	Apollo’s articles of incorporation expressly elect that Apollo not be governed by Section 607.0901 of the FBCA relating to affiliated transaction.	Apollo Bank’s articles of incorporation do not contain any provision regarding business combinations between Apollo Bank and significant shareholders.	Seacoast’s articles of incorporation do not contain any provision regarding business combinations between Seacoast and significant shareholders.
Fundamental Business Transactions	Apollo’s articles of incorporation provide that any merger or share exchange or any sale, lease, exchange, or other disposition of all or substantially all of the assets of Apollo must be approved by either (i) the affirmative vote of two-thirds of the directors of Apollo and the affirmative vote of a	Apollo Bank’s articles of incorporation do not contain any provision regarding fundamental business transactions.	Seacoast’s articles of incorporation provide that Seacoast needs the affirmative vote of 66 2/3% of all shares of common stock entitled to vote for the approval of any merger, consolidation, share exchange or sale, exchange, lease, transfer, purchase and assumption of assets and liabilities,

	APOLLO	APOLLO BANK	SEACOAST
	majority of the outstanding shares of Apollo or (ii) the affirmative vote of a majority of the directors of Apollo and the affirmative vote of at least two-thirds of the issued and outstanding shares of Apollo.		or assumption of liabilities of Seacoast or any subsidiary of all or substantially all of the corporation’s consolidated assets or liabilities or both, unless the transaction is approved and recommended to the shareholders by the affirmative vote of 66 2/3% of all directors and a majority of the Continuing Directors.
Non-Shareholder Constituency Provision	Apollo’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating offers of another party to (i) make a tender offer or exchange offer for any equity security of Apollo or (ii) to purchase or otherwise acquire all or substantially all of the assets of Apollo, in addition to considering the adequacy and form of the consideration, the board shall also give due consideration to all relevant factors, including the short-term and long-term social and economic effect s on the employees, customers, shareholders, and other constituents of Apollo and its subsidiaries and the communities within which Apollo and Apollo Bank operate and the consideration being offered in relation to the then-current value of Apollo in a freely negotiated transaction	Apollo Bank’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	Seacoast’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating certain offers, in addition to considering the adequacy and form of the consideration, the board shall also consider the social and economic effects of the transaction on Seacoast and its subsidiaries, its and their employees, depositors, loan and other customers, creditors, and the communities in which Seacoast and its subsidiaries operate or are located; the business and financial condition, and the earnings and business prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or

	APOLLO	APOLLO BANK	SEACOAST
	and in relation to the board of directors’ then-estimate of the future value of Apollo as an independent entity.		persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; the competence, experience, and integrity of the person and their management proposing or making such actions; the prospects for a successful conclusion of the business combination prospects; and Seacoast’s prospects as an independent entity.
Dissenters’ Rights	Apollo’s shareholders are entitled to dissenters’ rights under the FBCA. Under the FBCA, a shareholder generally has the right to dissent from any merger to which Apollo is a party and to receive fair value for his or her shares if the shareholder does not vote in favor of, or otherwise consent to, that merger proposal and provides the required notice to Apollo at or prior to the date of such shareholder vote or consent that such shareholder dissents form the merger	A shareholder of Apollo Bank may dissent from the merger and receive in cash the appraised value, as of the effective time of the merger, of the shares of Apollo Bank common stock held by such shareholder, in accordance with the Dissent Provisions. Section 215a of the United States Code is the applicable provision relating to the dissent rights of Apollo Bank shareholders in light of Section 658.41(2) of the Florida Financial Institutions Codes, which provides that federal law, rather than Florida law, will be controlling with respect to shareholders’ rights in the merger of a Florida bank with and into a national bank. Under the Dissent Provisions, a shareholder of Apollo Bank may dissent from the merger by (i) either voting against the merger or	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are not entitled to exercise dissenters’ rights under the FBCA.

APOLLO	APOLLO BANK	SEACOAST
giving notice in writing to Apollo Bank at or prior to the annual meeting that he or she dissents from the merger and (ii) making a written request to SNB to receive the value of such shareholder’s shares of Apollo Bank common stock, which request must be made within thirty (30) days after the effective time of the merger and must be accompanied by the surrender of the shareholder’s stock certificates.

BUSINESS OF APOLLO BANCSHARES, INC. AND APOLLO BANK
General
Apollo is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Apollo Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida.
Apollo Bank is a Florida-chartered state bank, which commenced operations in 2001 under the name Union Credit Bank and is subject to the supervision and regulation of the Florida Office of Financial Regulation and Federal Deposit Insurance Corporation. Apollo Bank is a full service commercial bank, providing financial services to customers primarily located in the Miami, Florida market area. As of June 30, 2022, Apollo Bank had total assets of approximately $1.06 billion, gross loans of approximately $736.0 million, total deposits of approximately $930.6 million, and total shareholders’ equity of approximately $86.8 million.
Apollo Bank’s website is www.apollobank.com. The information on Apollo Bank’s website is not part of this joint proxy statement/prospectus, and the reference to the Apollo Bank website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.
Business
Apollo and Apollo Bank share a main office located at 1150 South Miami Avenue, Miami, Florida 33130. Apollo Bank operates five offices located in Miami-Dade County, Florida. Apollo Bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, and various types of certificates of deposit. Apollo Bank also offers installment loans, working capital loans, real estate loans, construction loans, residential loans, jumbo loans, commercial and home equity lines of credit, boat and auto loans, and credit cards. In addition, Apollo Bank provides services online and through a mobile platform such as mobile deposit, person-to-person payments, credit and debit cards as well as a host of other traditional banking services. We offer our services through a variety of channels to meet the needs of our customers including in-person through our full service branches, automated teller machines hosted through the Presto! ATM network, via telephone, online and mobile platforms.
Banking Services
As of June 30, 2022, Apollo Bank had approximately $736.0 million in total loans and leases. Approximately 91% of Apollo Bank’s total loans were real estate loans and approximately 7% of Apollo Bank’s loans were classified as commercial and industrial loans, followed by a 2% concentration in other loans (which includes individuals, obligations of states and political subdivisions in the U.S. and loans to nondepository financial institutions). Apollo Bank’s yield on loans was 4.40% for the six month period ending June 30, 2022.
As of June 30, 2022, Apollo Bank had a deposit balance of approximately $930.6 million. Approximately 56% of Apollo Bank’s total deposits were transaction deposits, approximately 30% were comprised of money market accounts, and approximately 7% consisted of time deposits. Apollo Bank’s cost of interest bearing deposits was 0.26% for the six month period ending June 30, 2022.
Employees
As of June 30, 2022, Apollo Bank had 106 full-time employees, none of whom is covered by a collective bargaining agreement.
Properties
The main office of Apollo and Apollo Bank is located at 1150 South Miami Avenue, Miami, Florida 33130. Apollo Bank also operates two additional branch offices in Miami, Florida, a branch office in Coral Gables, Florida, and a branch office in Hialeah, Florida.

Legal Proceedings
There are no threatened or pending legal proceedings against Apollo or Apollo Bank which, if determined adversely, would, in the opinion of management, have a material adverse effect on Apollo’s business, financial condition, results of operations or cash flows.
Seasonality
Apollo does not believe its business to be seasonal in nature.
Competition
Apollo Bank operates five full-service banking offices in the Miami-Fort Lauderdale, Florida banking market. The Miami-Fort Lauderdale, Florida banking market is a highly competitive environment for commercial banking. As of June 30, 2021, the most recent data reported in the FDIC’s Summary of Deposits, the Miami-Fort Lauderdale, Florida banking market had 69 financial institutions with an aggregate of 1,036 offices with approximately $251.3 billion in deposits on an unweighted basis. Apollo Bank has five offices in the Miami-Fort Lauderdale, Florida banking market, comprising 0.33% of the market share.
The following table lists Apollo Bank’s deposit market share, as reported in the FDIC’s Summary of Deposits, for each city or town in which Apollo Bank has a branch, as of June 30, 2021.
Market Area	Market Rank	No. of Institutions in Market	Total Deposits In Market (in 000’s)	Apollo Bank Market Share
Miami, Florida	31	55	$136,450,489	0.57%
Coral Gables, Florida	N/A(1)	N/A(1)	N/A(1)	N/A(1)
Hialeah, Florida	19	23	$17,180,292	0.31%

(1)
Individual market data not available for Coral Gables, Florida.

BENEFICIAL OWNERSHIP OF APOLLO COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF APOLLO
The following table sets forth certain information regarding the beneficial ownership of Apollo common stock by (i) the directors and officers of Apollo and (ii) all directors and officers as a group. Except for directors and officers disclosed below, no Apollo shareholder beneficially owns 5% or more of the Apollo common stock.
The percentage of beneficial ownership is calculated based on 3,766,412 outstanding shares of Apollo common stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares issuable pursuant to the exercise of stock options. Unless otherwise indicated, based on information furnished by such shareholders, management of Apollo believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Apollo Bank.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Directors and officers:
Eduardo Arriola	162,094(1)	4.21%
Mathew L. Adler	32,318(2)	*
Richard Dailey	92,651(3)	2.42%
Nicholas DiTempora	232,649(4)	6.15%
L. Robert Elias	55,046(5)	1.46%
William Heffernan	10,000(6)	*
Luis Hernandez	54,273(7)	1.44%
Carlos Herrera	132,128(8)	3.49%
Carlos Modia	5,000(9)	*
Ramon Rodriguez	10,046	*
Leslie Rozencwaig	97,388(10)	2.57%
Jeffrey Scheck	111,952(11)	2.96%
Directors and Officers (as a group, 12 persons)	995,545	24.73%

*
Indicates ownership which does not exceed 1.0%

(1)
Includes (i) 19,944 held through an IRA, (ii) 1,750 shares held by Mr. Arriola’s daughter, (iii) 1,750 shares held by Mr. Arriola’s son, (iv) 9,000 warrants to purchase shares of Apollo common stock, and (v) 77,650 options to purchase shares of Apollo common stock.

(2)
Includes (i) 18,400 shares held jointly with Mr. Adler’s spouse, (ii) 2,182 held through an IRA, (iii) 4,000 warrants to purchase shares of Apollo common stock, and (iv) 7,736 options to purchase shares of Apollo common stock.

(3)
Includes (i) 9,501 shares held jointly with Mr. Dailey’s spouse, (ii) 18,200 shares held through an IRA, and (iii) 64,950 options to purchase shares of Apollo common stock.

(4)
Includes (i) 219,000 shares held as trustee of the Nicholas DiTempora Amended and Restated Trust and (ii) 13,649 options to purchase shares of Apollo common stock.

(5)
Includes (i) 43,637 shares held by Gables Investment Holdings, LLC, (ii) 7,409 options to purchase shares of Apollo common stock, and (iii) 4,000 warrants to purchase shares of Apollo common stock.

(6)
Includes 10,000 shares held through an IRA.

(7)
Includes (i) 4,000 warrants to purchase shares of Apollo common stock and (ii) 8,273 options to purchase shares of Apollo common stock.

(8)
Includes (i) 104,091 shares held by Herrera Holdings, LTD, an entity controlled by Mr. Herrera, (ii) 12,273 shares held as custodian for Julian Herrera under the Florida Uniform Transfer to Minors Act, (iii) 4,000 warrants to purchase shares of Apollo common stock, and (iv) 11,764 options to purchase shares of Apollo common stock.

(9)
Includes 5,000 shares held jointly with Mr. Modia’s spouse.

(10)
Includes (i) 40,191 shares held by SAEMBR, LLC, (ii) 33,000 shares held by Rozencwaig & Nadel LLP 401K for the benefit of Mr. Rozencwaig, (iii) 4,000 warrants to purchase shares of Apollo common stock, and (iv) 20,197 options to purchase shares of Apollo common stock.

(11)
Includes (i) 86,364 shares held by Scheck Investments LP, an entity controlled by Mr. Scheck, (ii) 6,600 shares held by Scheck Alpha LP, an entity controlled by Mr. Scheck, (iii) 4,000 warrants to purchase shares of Apollo common stock, and (iv) 14,988 options to purchase shares of Apollo common stock.

DESCRIPTION OF SEACOAST CAPITAL STOCK
Common Stock
General
The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FBCA and to Seacoast’s amended and restated articles of incorporation, as amended, and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 120 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”
Voting Rights
Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.
There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain articles of incorporation Provisions.”
Dividends, Liquidation and Other Rights
Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.
Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.
Restrictions on Ownership
The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.
Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the Florida Business Corporation Act and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.
Preferred Stock
General
Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series B Preferred Stock are issued and outstanding as of the date of this joint proxy statement/prospectus.
Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.
Transfer Agent and Registrar
The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.
Anti-Takeover Effects of Certain Articles of Incorporation Provisions
Seacoast’s articles of incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.
Seacoast’s articles of incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.
Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in Seacoast’s articles of incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the Continuing Directors (as defined in Seacoast’s articles of incorporation).
Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:
•
A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;

•
A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. An “Independent Majority of Shareholders” means the majority of the outstanding voting shares that are not beneficially owned or controlled, directly or indirectly by a related party. For these purposes, a “related party” means a beneficial owner of 5% or more of the voting shares, or any person who is an affiliate of Seacoast and at any time within five years was the beneficial owner of 5% or more of Seacoast’s then outstanding shares; provided, however, that this provision shall not include (i) any person who is the beneficial owner of more than 5% of Seacoast’s shares on February 28, 2003, (ii) any plan or trust established for the benefit of Seacoast’s employees generally, or (iii) any subsidiary of Seacoast that holds shares in a fiduciary capacity, whether or not it has the authority to vote or dispose of such securities;

•
A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and

•
A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The articles of incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).
Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.
EXPERTS
The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 and the effectiveness of Seacoast Banking Corporation of Florida’s internal control over financial reporting as of December 31, 2021 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Apollo Bancshares, Inc. and its subsidiary as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in this Joint Proxy Statement/Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, independent auditor, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia.
OTHER MATTERS
No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the Apollo special meeting, the Apollo Bank special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows Seacoast to “incorporate by reference” information in this joint proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this joint proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this joint proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
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Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 28, 2022;

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The information incorporated by reference into Part III of our Annual Report from our Proxy Statement for the 2022 Annual Meeting of Shareholders, filed on April 12, 2022;

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Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, filed on May 6, 2022, and June 30, 2022, filed on August 4, 2022;

•
Current Reports on Form 8-K, filed on January 3, 2022, February 3, 2022, March 30, 2022, April 1, 2022, May 5, 2022, May 10, 2022, May 24, 2022, and August 8, 2022; and

•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the Apollo special shareholder meeting or the Apollo Bank special shareholder meeting. Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.
Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference by following the instructions set forth under “Where You Can Find More Information” beginning on page i.
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 287-4000
To obtain timely delivery, you must make a written or oral request for a copy of such information by September 8, 2022.

APPENDIX A
Execution
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SEACOAST BANKING CORPORATION OF FLORIDA
SEACOAST NATIONAL BANK
APOLLO BANCSHARES, INC.
AND
APOLLO BANK
Dated as of March 29, 2022

A-i

A-ii

LIST OF EXHIBITS
Exhibit	Description
A	Bank Merger Agreement
B	Form of Shareholder Support Agreement
C	Form of Claims Letter
D	Form of Restrictive Covenant Agreement

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 29, 2022, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly-owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), Apollo Bancshares, Inc., a Florida corporation (“Apollo”) and Apollo Bank, a Florida state-chartered bank and subsidiary of Apollo (the “Bank” and collectively with Apollo, the “Company”).
Preamble
WHEREAS, the Boards of Directors of SBC and Apollo have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and Apollo and each of SBC and Apollo’s shareholders;
WHEREAS, this Agreement provides for the acquisition of Apollo by SBC pursuant to the merger of Apollo with and into SBC (the “Merger”) and the merger of the Bank with and into SNB (the “Bank Merger”) pursuant to the terms of the Plan of Merger and Merger Agreement between SNB and the Bank attached hereto as Exhibit A (the “Bank Merger Agreement”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, (i) the Company’s directors, (ii) certain of the Company’s executive officers and (iii) beneficial holders of five percent (5%) or more of the outstanding shares of Apollo Common Stock, have executed and delivered to SBC an agreement in substantially the form of Exhibit B (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Apollo Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1   Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4 herein), Apollo shall be merged with and into SBC in accordance with the provisions of the FBCA. SBC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Apollo shall thereupon cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
1.2   Bank Merger.   Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, immediately following the Merger, the Bank shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215a and with the effect provided in 12 U.S.C. Section 215a. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its discretion.
1.3   Time and Place of Closing.   Unless otherwise mutually agreed to by Seacoast and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, One Atlantic

Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta time, on the date when the Effective Time is to occur (the “Closing Date”).
1.4   Effective Time.   Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause articles of merger to be filed with the Secretary of State of the State of Florida as provided in the FBCA (the “Articles of Merger”). The Merger shall take effect when the Articles of Merger becomes effective (the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date within thirty (30) days following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).
1.5   Conversion of Apollo Common Stock.
(a)   At the Effective Time, in each case subject to Section 1.5(d) and excluding Dissenting Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Apollo Common Stock and each share of Bank Common Stock held by the Minority Bank Shareholders that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms herein, and with respect to the Minority Bank Shareholders, pursuant to the Bank Merger Agreement, the number of shares of SBC Common Stock that is equal to the Exchange Ratio as defined herein, and with respect to the Minority Bank Shareholders, as defined in the Bank Merger Agreement (the “Merger Consideration”); provided, however, that (i) the number of shares of Apollo Common Stock outstanding as of the Closing Date shall not be greater than 3,766,412 shares of Apollo Common Stock and (ii) the number of shares of Bank Common Stock held by the Minority Bank Shareholders as of the Closing Date shall not exceed 608,635 shares of Bank Common Stock. An aggregate maximum of 4,518,718 shares of SBC Common Stock may be issued pursuant to this Agreement and the Bank Merger Agreement; provided further, that in the event the conditions set forth in Section 5.2(j) of this Agreement are not satisfied, Seacoast shall have the option to adjust the Exchange Ratio used to calculate the Merger Consideration downward by a number (the “Merger Consideration Adjustment”) calculated in accordance with Schedule 1.5(a) of the Seacoast Disclosure Letter, and waive the satisfaction of such condition set forth in Section 5.2(j) herein. If instead of adjusting the Merger Consideration, Seacoast elects not to close the Merger transaction and terminate this Agreement in accordance with Section VI hereof, Seacoast agrees that it will also waive any breach of Section 4.2(v). At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the Consolidated Tangible Shareholders’ Equity amount projected as of the Measuring Date (as defined herein). The consideration which all of the Apollo shareholders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.”
(b)   At the Effective Time, all shares of Apollo Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Apollo Common Stock (the “Apollo Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(c), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.
(c)   Notwithstanding any other provision of this Agreement, each holder of shares of Apollo Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Apollo Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Average Closing Price less any applicable withholding Taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
(d)   If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Apollo Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.
(e)   Each share of Apollo Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Apollo Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).
1.6   SBC Common Stock.   At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.
1.7   Apollo Equity Awards.
(a)   At the Effective Time, each Apollo Option shall, by virtue of the Merger, automatically become fully vested and cease to be outstanding, and, in consideration therefor, SBC shall grant to each holder of Apollo Options, as of the Effective Time, an option to purchase shares of SBC Common Stock pursuant to the SBC Incentive Plan (each, a “Substitute SBC Option”), on the same terms and conditions (including applicable exercise periods, payment methods, and expiration provisions, but excluding general administrative terms and conditions which shall be governed in accordance with the SBC Incentive Plan) as applicable to each such Apollo Option as in effect immediately prior to the Effective Time, except that (A) the number of shares of SBC Common Stock subject to such Substitute SBC Option shall equal the product of (x) the number of shares of Apollo Common Stock subject to such Apollo Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of SBC Common Stock issuable upon exercise of such Substitute SBC Option shall equal the quotient determined by dividing (x) the exercise price per share of Apollo Common Stock under such Apollo Option immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price and the number of shares of SBC Common Stock issuable upon exercise of such Substitute SBC Option shall be determined in a manner consistent with the requirements for a substitution of stock rights in accordance with Section 409A of the Code.
(b)   At the Effective Time, each Apollo Warrant shall, by virtue of the Merger, automatically become fully vested and cease to be outstanding, and, in consideration therefor, SBC shall grant to each holder of Apollo Warrants, as of the Effective Time, a warrant to purchase shares of SBC Common Stock (each, a “Substitute SBC Warrant”), on the same terms and conditions (including applicable exercise periods, payment methods, and expiration provisions, but excluding general administrative terms and conditions) as applicable to each such Apollo Warrant as in effect immediately prior to the Effective Time, except that (A) the number of shares of SBC Common Stock subject to such Substitute SBC Warrant shall equal the product of (x) the number of shares of Apollo Common Stock subject to such Apollo Warrant immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of SBC Common Stock issuable upon exercise of such Substitute SBC Warrant shall equal the quotient determined by dividing (x) the exercise price per share of Apollo Common Stock at which such Apollo Warrant was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent.
(c)   No Apollo Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Apollo Equity Awards shall exist following the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to effect the treatment of the Apollo Options and Apollo Warrants as provided in this Section 1.7, to terminate the Company Stock Plans as of the Effective Time, and to cause the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate and be of no further force and effect as of the Effective Time, and the Company shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any Apollo Equity Award, a person for whom a future grant of a Apollo Equity Award had been approved, or a participant in any Company Stock Plan or other Benefit Plan, shall have any right thereunder to acquire any capital stock of SBC, SNB, or the Company, except with respect to Substitute SBC Options or Substitute SBC Warrants or as provided in Section 1.5 of this Agreement with respect to the Apollo Common Stock which such person received or became entitled to receive in accordance with the exercise of such Apollo Equity Award prior to the Effective Time.
1.8   Organizational Documents of Surviving Corporation; Directors and Officers.
(a)   The Organizational Documents of SBC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.
(b)   The directors of SBC immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of SBC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
1.9   Tax Consequences.   It is the intention of the Parties to this Agreement that the Merger and the Bank Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger and/or the Bank Merger contemplated by this Agreement to ensure that the Merger and the Bank Merger, for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code or to substitute an interim corporation that is wholly owned by SBC, which interim corporation may merge with and into Apollo, provided, that no such revision to the structure of the Merger or the Bank Merger shall (a) result in any changes in the amount or type of the consideration that the holders of shares of Apollo Common Stock are entitled to receive under this Agreement or changes in the amount or type of the consideration that the holders of the Bank’s common stock are entitled to receive under the Bank Merger Agreement, (b) adversely affect the tax treatment of the Merger and/or the Bank Merger with respect to Apollo shareholders or the Bank’s shareholders, as a result of the transactions contemplated by this Agreement or the Bank Merger Agreement, (c) reasonably be expected to materially impede or delay consummation of the Merger or the Bank Merger, or (d) require submission to or approval of Apollo’s shareholders after this Agreement has been approved by Apollo’s shareholders or after the Bank Merger Agreement has been approved by the Bank’s shareholders. SBC may exercise this right of revision by giving written notice to Apollo in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.
ARTICLE 2
DELIVERY OF MERGER CONSIDERATION
2.1   Exchange Procedures.
(a)   Delivery of Transmittal Materials.   Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock issuable pursuant to Section 1.5(a) in book-entry form equal to the aggregate Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay fractional share consideration and any dividends under Section 2.1(d). As promptly as practicable after the Effective Time (and within five Business Days), the Exchange Agent shall send to each former holder of record of shares of Apollo Common Stock, including holders of the Apollo Equity Awards who received Apollo Common Stock in accordance with the exercise of such Apollo Equity Awards prior to the Effective Time, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Apollo Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Apollo Certificates shall pass, only upon proper delivery of such Apollo Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).
(b)   Delivery of Merger Consideration.   After the Effective Time, following the surrender of an Apollo Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Apollo Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Apollo Common Stock represented by its Apollo Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name an Apollo Certificate so surrendered is registered, it shall be a condition to such payment that such Apollo Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Apollo Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.
(c)   Payment of Taxes.   The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Apollo Common Stock such amounts as the Exchange Agent or SBC, as the case may be, is required to deduct and withhold under the Code or any other provision of applicable Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Apollo Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBC, as the case may be.
(d)   Return of Merger Consideration to SBC.   At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of Apollo Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Apollo Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of an Apollo Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)   Lost Apollo Certificates.   In the event any Apollo Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Apollo Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against the Company or SBC with respect to such Apollo Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Apollo Common Stock represented by such lost, stolen or destroyed Apollo Certificates.
2.2   Rights of Former Apollo Shareholders.   On or before the Closing Date, the stock transfer books of Apollo shall be closed as to holders of Apollo Common Stock and no transfer of Apollo Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Apollo Certificate (other than the Apollo Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.5(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the

Effective Time shall be paid to the holder of any un-surrendered Apollo Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Apollo Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Apollo Certificate there shall be delivered to such holder (i) whole shares of SBC Common Stock, in book-entry form, in an amount equal to the Merger Consideration to which such holder is entitled pursuant to Section 1.5(a), (ii) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock,(iii) the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.5(c), and (iv) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange Agent cash for these purposes, if necessary.
2.3   Dissenters’ Rights.   Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration (or cash in lieu of fractional shares) with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the provisions of Section 607.1301 through 607.1340 of the FBCA (the “Dissenter Provisions”). Each Dissenting Shareholder shall be entitled to receive only the payment provided by the Dissenter Provisions with respect to shares of Apollo Common Stock owned by such Dissenting Shareholder. The Company shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Dissenter Provisions. The Company shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1   Company Disclosure Letter.   Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).
3.2   Standards.
(a)   No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.
(b)   Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (A) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (C) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (D) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (B), (C) or (D) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.
3.3   Representations and Warranties of the Company.   Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, Apollo and the Bank, jointly and severally, hereby represent and warrant to Seacoast as follows:
(a)   Organization, Standing, and Power.   Each Subsidiary of Apollo is listed on Section 3.3(a) of the Company Disclosure Letter. Apollo and each of its Subsidiaries are duly organized, validly existing, and are in good standing under the Laws of the jurisdiction of its formation. Apollo and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted. Apollo and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed. Apollo is a bank holding company within the meaning of the BHC Act. The Bank is a Florida state-chartered non-member bank. The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of Apollo, threatened.
(b)   Authority; No Breach of Agreement.
(i)   Apollo and the Bank each has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors), subject only to the Apollo Shareholder Approval, the Bank Shareholder Approval, and such regulatory approvals as are required by law. Subject to the Apollo Shareholder Approval and the Bank Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of each of Apollo and the Bank enforceable against Apollo and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   As of the date hereof, Apollo’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of Apollo duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) determined that this Agreement and the transactions contemplated hereby, including the Bank Merger, are advisable and in the best interests of Apollo and the holders of Apollo Common Stock; (C) subject to Sections 4.5(a) and 4.12, resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, to the holders of shares of Apollo Common Stock (such recommendations being the “Apollo Directors’ Recommendation”); (D) subject to Sections 4.5(a) and 4.12, directed that this Agreement be submitted to the holders of shares of Apollo Common Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Apollo Common Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby.
(iii)   The Bank’s Board of Directors has (A) by the affirmative vote of all directors voting, which constitutes at least a majority of the entire Board of Directors of the Bank, duly approved and declared advisable this Agreement, the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby; (B) determined that this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby, including the Bank Merger, are advisable and in the best interests of the Bank and the holders of Bank Common Stock; (C) subject to 4.5(b) and 4.12, resolved to recommend adoption and approval of this Agreement, the Bank Merger Agreement, the Bank Merger, and the other transactions contemplated by the Bank Merger Agreement to the holders of shares of Bank Common Stock (such recommendations being the “Bank Directors’ Recommendation”); (D) subject to 4.5(b) and 4.12, directed that this Agreement and the Bank Merger Agreement be submitted to the holders of shares of Bank Common Stock for their adoption; and (E) no Knowledge of any fact, event, or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Bank Common Stock to vote against the adoption of this Agreement, the Bank Merger Agreement, and the other transactions contemplated hereby and thereby, including the Bank Merger.
(iv)   Neither the execution and delivery of this Agreement or the Bank Merger Agreement by it nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of Apollo or any of its Subsidiaries under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to Apollo or its Subsidiaries or any of their respective material assets.
(v)   Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(v)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by Apollo and the Bank of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(c)   Capital Stock.
(i)   Apollo’s authorized capital stock consists of (A) 150,000,000 shares of Apollo Common Stock, par value $0.01 per share, of which, as of the date of this Agreement, 3,766,412 shares are validly issued and outstanding and (B) 50,000,000 shares of preferred stock, par value $0.01, which as of the date of the Agreement, no shares of which are validly issued and outstanding. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Apollo Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date hereof, there were 272,601 options and 37,000 warrants outstanding for shares of Apollo Common Stock granted and vested in accordance with the Apollo Stock Plans. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Apollo Common Stock or other equity securities of Apollo outstanding and no outstanding Rights relating to Apollo Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Apollo. All of the outstanding shares of Apollo Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Apollo Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among Apollo and its shareholders or by which Apollo is bound with respect to the voting or transfer of Apollo Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Apollo Common Stock and all Rights to acquire shares of Apollo Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and have been issued in compliance with all legal requirements and are not subject to any preemptive or similar rights.
(ii)   The Bank’s authorized capital stock consists of 5,000,000 shares of Bank Common Stock, par value $5.00 per share, of which, as of the date of this Agreement, (A) 3,967,608 shares are validly issued and outstanding and of which (B) 3,358,973 shares are held by Apollo and 608,635 shares are held by the Persons set forth on Section 3.3(c)(ii) of the Company Disclosure Letter. Except as set forth on Section 3.3(c)(ii) of the Company Disclosure Letter, all of the outstanding shares of capital stock of the Bank are owned by Apollo, free and clear of all Liens.
(iii)   Each Subsidiary of Apollo is set forth on Section 3.3(c)(iii) of the Company Disclosure Letter. Neither Apollo nor any of its Subsidiaries has any direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity (other than the Bank and the Subsidiaries), nor are they under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, Apollo does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Apollo on any matter.
(d)   Financial Statements; Regulatory Reports.
(i)   Apollo has delivered or made available (which shall include access to the following by electronic data room, located at https://kbw.firmex.com/projects/837/documents) to Seacoast true and complete copies of (A) all monthly reports and financial statements of Apollo and its Subsidiaries that were prepared for Apollo’s or the Bank’s Board of Directors since December 31, 2018, including Apollo Financial Statements (other than the Apollo Financial Statements as of December 31, 2021); (B) the Annual Report of Holding Companies to the Federal Reserve Board for the year ended December 31, 2020 of Apollo and its Subsidiaries required to file such reports; and (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board and the FDIC since December 31, 2018 of Apollo and its Subsidiaries required to file such reports.
(ii)   The Apollo Financial Statements as of December 31, 2020 and 2019, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto or, in the case of any interim financial statements, the absence of notes or customary year-end adjustments thereto. The Apollo Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows of Apollo and its Subsidiaries as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Apollo Financial Statements (the “Apollo’s Latest Balance Sheet”), none of Apollo or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Apollo or the Bank since January 1, 2018, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Apollo Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. Apollo and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Bank and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2018, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.
(iii)   Each of Apollo and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Apollo in accordance with GAAP and to maintain accountability for Apollo’s consolidated assets; (C) access to Apollo’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Apollo’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Apollo and its Subsidiaries is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Apollo or its Subsidiaries (including all means of access thereto and therefrom). The corporate record books of Apollo and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Boards of Directors and shareholders of Apollo and its Subsidiaries.
(iv)   Since January 1, 2018 (including with respect to the ongoing audit of the 2021 financials for the year ended, and as of, December 31, 2021), neither Apollo nor any Subsidiary nor any current director, officer, nor to Apollo’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of Apollo or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Apollo or any Subsidiary or their respective internal accounting controls. No attorney representing Apollo or any Subsidiary, whether or not employed by Apollo or any Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) of securities laws, breach of fiduciary duty or similar violations by Apollo or any Subsidiary or any officers, directors, employees or agents of Apollo or any of its Subsidiaries or any committee thereof or to any director or officer of Apollo.
(v)   Apollo’s independent public accountants, which have expressed their opinion with respect to the Apollo Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to Apollo within the meaning of Regulation S-X and (C) with respect to Apollo, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. Apollo’s independent public accountants have not resigned (or informed Apollo that it intends to resign) or been dismissed as independent public accountants of Apollo as a result of or in connection with any disagreements with Apollo on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all non-audit services performed by Apollo’s independent public accountants for the Company since January 1, 2018.
(vi)   There is no transaction, arrangement or other relationship between Apollo or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Apollo Financial Statements. Apollo has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect Apollo’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Apollo’s internal controls. Since December 31, 2018, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Apollo.
(vii)   None of Apollo or its Subsidiaries has any material Liabilities, except Liabilities which are accrued or reserved against in the Apollo Latest Balance Sheet included in Apollo’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. The Company has not incurred or paid any Liability since the date of the Apollo Latest Balance Sheet, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. Apollo is not directly or indirectly liable, by guarantee or otherwise, to assume any Liability or to any Person for any amount in excess of $10,000. Except (x) as reflected in Apollo’s Latest Balance Sheet or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (y) for liabilities incurred in the ordinary course of business since January 1, 2018 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, Apollo does not have any Liabilities or obligations of any nature.
(viii)   Prior to the Effective Time and to the extent not provided by Apollo to Seacoast as of the date of this Agreement, Apollo shall deliver to Seacoast true and complete copies of (A) all monthly reports and financial statements of Apollo and its Subsidiaries that were prepared for Apollo or the Bank since December 31, 2019, including the Apollo 2021 Financial Statements; and (B) the Annual Report of Holding Companies to the Federal Reserve Board for the years ended December 31, 2019, 2020 and 2021 of Apollo and its Subsidiaries required to file such reports.
(e)   Absence of Certain Changes or Events.   Since January 1, 2019, (A) Apollo and each of its Subsidiaries has conducted its business only in the ordinary course and consistent with past practice, (B) neither Apollo nor any Subsidiary has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Apollo and its Subsidiaries, taken as a whole, and (D) Apollo has not made any new election or change in any existing election made by Apollo for federal or state tax purposes.
(f)   Tax Matters.
(i)   All Taxes of Apollo and each of its Subsidiaries that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Apollo and each of its Subsidiaries has timely filed all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete, and accurate in all material respects and has been prepared in compliance with all applicable Laws. Neither Apollo nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Apollo and each of its Subsidiaries has made available to Seacoast true and correct copies of all income Tax Returns filed for each of the three most recent fiscal years ended on or before December 31, 2020. No claim has ever been made in writing by a Taxing Authority in a jurisdiction where Apollo or any of its Subsidiaries does not file a Tax Return that Apollo or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction, and to the Knowledge of Apollo and each of its Subsidiaries, no basis for such a claim exists.
(ii)   Neither Apollo nor any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any amount of Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Apollo and any of its Subsidiaries or the assets of Apollo and its Subsidiaries. Neither Apollo nor any of its Subsidiaries has received from any Taxing Authority any notice of deficiency or proposed adjustment for any amount of Tax or any demand for information, formal or informal, for any taxable year. There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Apollo or any of its Subsidiaries, and neither Apollo nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a tax assessment or deficiency. The relevant statute of limitations is closed with respect to all Tax Returns of Apollo and each of its Subsidiaries for all taxable periods through December 31, 2016.
(iii)   Neither Apollo nor any of its Subsidiaries is a party to any allocation, sharing, indemnification, or similar agreement or arrangement relating to Taxes pursuant to which it will have any obligation to make any payments after the Closing (other than commercial agreements the primary purpose of which does not relate to Taxes). Neither Apollo nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal, state, or local income Tax Return or any combined, affiliated or unitary group for any tax purpose (other than a group the common parent of which was Apollo), or (b) has any Liability for Taxes of any Person (other than Apollo or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract, or otherwise.
(iv)   Apollo and each of its Subsidiaries has withheld and paid over to the appropriate Taxing Authority all Taxes required to have been withheld and paid over by it and has complied in all respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor, or other third party and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, and 3406 of the Code or similar provisions under applicable Law.
(v)   Neither Apollo nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of Apollo or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.
(vi)   Neither Apollo nor any of its Subsidiaries has been or will be required to include any item in income or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under applicable Laws; (B) “closing agreement” as described in Section 7121 of the Code or any comparable provision under applicable Law, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision of applicable Law; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; (F) election under Section 108(i) of the Code (or any corresponding or similar provision of applicable Law); (G) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (H) similar election, action or agreement deferring the Liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.
(vii)   Neither Apollo nor any of its Subsidiaries has taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of applicable Law), participated in any “reportable transaction” or “listed transaction,” as those terms are defined in Treasury Regulations Section 1.6011-4(b) or any comparable provision of applicable Law, or participated in any transaction substantially similar to a reportable transaction. Neither Apollo nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.
(viii)   The unpaid Taxes of Apollo and each of its Subsidiaries (A) did not, as of the date of the Apollo’s Latest Balance Sheet, exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Apollo’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Apollo in filing its Tax Returns. Since the date of the Apollo Latest Balance Sheet, neither Apollo nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.
(ix)   Neither Apollo nor any of its Subsidiaries has requested or received any private letter ruling of the Internal Revenue Service or comparable written rulings or guidance issued by any other Taxing Authority. There is no power of attorney given by or binding upon Apollo or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(x)   Neither Apollo nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897 of the Code within the period described in Section 897(c)(1)(A)(ii) thereof.
(g)   Environmental Matters.
(i)   Apollo and the Bank have delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by Apollo and each of its Subsidiaries relating to its Properties and Facilities (collectively, the “Apollo Environmental Reports”).
(ii)   Apollo and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except as set forth in the Apollo Environmental Reports and except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.
(iii)   There is no Litigation pending or to the Knowledge of Apollo threatened before any Governmental Authority or other forum in which Apollo or any of its Subsidiaries or any of their respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by Apollo or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by Apollo or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.
(iv)   During or prior to the period of (A) Apollo’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) Apollo’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.
(h)   Compliance with Permits, Laws and Orders.
(i)   Apollo and each of its Subsidiaries has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective business or employees conducting their respective businesses.
(ii)   Neither Apollo nor any of its Subsidiaries is and has not since December 31, 2017, been in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of Apollo or any of its Subsidiaries knows of any reason why all Regulatory Consents required for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, should not be obtained on a timely basis.
(iii)   Except as set forth in Section 3.3(h)(iii) of the Company Disclosure Letter, since December 31, 2016, neither Apollo nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that Apollo or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require Apollo or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.
(iv)   Apollo and each of its Subsidiaries are and, at all times since December 31, 2017, have been, in compliance with all Laws applicable to their business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.
(v)   Neither Apollo nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2017, a recipient of any supervisory letter from, or since December 31, 2017, have adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, ability to pay dividends, credit or risk management policies, management or business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has Apollo or any of its Subsidiaries been advised in writing or, to the Knowledge of Apollo, orally, since December 31, 2017, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
(vi)   There (A) is no written, or to the Knowledge of Apollo, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Apollo or any of its Subsidiaries, (B) have been no written, or to the Knowledge of Apollo, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or its Subsidiaries’ business, operations, policies or procedures since December 31, 2017, and (C) is not any pending or, to the Knowledge of Apollo, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Apollo or any of its Subsidiaries.
(vii)   Neither Apollo, the Bank (nor to the Knowledge of Apollo any of their respective directors, executives, officers, employees or Representatives) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.
(viii)   Except as required by the Bank Secrecy Act, to the Knowledge of Apollo, no employee of Apollo or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Apollo or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Apollo nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Apollo or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Apollo or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix)   Since December 31, 2017, Apollo and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that Apollo and each of its Subsidiaries was required to file with any Governmental Authority and all other reports and statements required to be filed by Apollo and each of its Subsidiaries since December 31, 2017, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and Apollo and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.
(x)   The Bank is not authorized to act in any capacity as a corporate fiduciary.
(xi)   Apollo is, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of Apollo, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).
(xii)   To the extent that Apollo has originated or otherwise participated in any program or benefit created or modified by the CARES Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance in all material respects with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. Apollo has not originated any loan under the PPP to any Insider, as the term is defined under Regulation O (12 C.F.R. Part 215).
(xiii)   Apollo maintains a written information privacy and security program and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security (collectively, “Privacy and Security Policies”) that are commercially reasonable and that comply in all material respects with (i) all requirements of all applicable laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), encryption, disposal, destruction, disclosure or transfer (collectively, “Processing”) of Personal Data (as defined below), (ii) all of Apollo’s and each of its Subsidiaries’ policies and notices regarding Personal Data, and (iii) all of Apollo’s and each of its Subsidiaries’ contractual obligations with respect to the Processing of Personal Data (collectively, “Data Protection Requirements”). Apollo maintains measures reasonably comparable to those maintained by other banking organizations of similar size and complexity to protect the privacy, confidentiality and security of all information that identifies, could be used to identify or is otherwise associated with an individual person or device or is otherwise covered by any “personal information” or similar definition under applicable law (e.g., “personal data,” “personally identifiable information” or “IPII”) (collectively “Personal Data”) against any (i) unauthorized access, loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the privacy, security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). Since December 31, 2017, Apollo has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Apollo or require a report to a Regulatory Agency. Within the three (3) year period prior to the date hereof, Apollo and each of its Subsidiaries has (i) complied in all material respects with all of their respective Privacy and Security Policies and applicable Data Protection Requirements, and (ii) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Data. To the Knowledge of Apollo, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Apollo.

(i)   Labor Relations.
(i)   Neither Apollo nor any of its Subsidiaries is the subject of any Litigation asserting that Apollo or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Apollo or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Apollo or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
(ii)   Each individual that renders services to Apollo or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes, and (B) Apollo and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Apollo and its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(iii)   Neither Apollo nor any of its Subsidiaries is in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, withholding of Taxes, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.
(iv)   No executive officer of Apollo or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Apollo or any of its Subsidiaries to any liability with respect to any of the foregoing matters.
(v)   (i) To the Knowledge of Apollo, no written allegations of sexual harassment or sexual misconduct have been made since December 31, 2019 against any officer or director of Apollo subject to the reporting requirements of Section 16(a) of the 1934 Act (an “Apollo Insider”), (ii) since December 31, 2019, neither Apollo nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Apollo Insider, and (iii) there are no proceedings currently pending or, to the Knowledge of Apollo, threatened related to any allegations of sexual harassment or sexual misconduct by any Apollo Insider. In the past five (5) years, neither Apollo nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, an employee or independent contractor of Apollo or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of the Apollo or its Subsidiaries or (ii) a senior employee of Apollo or its Subsidiaries. In the past five (5) years, to the Knowledge of Apollo, no allegations of sexual harassment have been made against (x) an executive officer Apollo or its Subsidiaries or (y) an employee at the level of Senior Vice President (or any similarly-leveled employee) or above of Apollo or its Subsidiaries.
(j)   Employee Benefit Plans.
(i)   Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.
(ii)   Apollo has made available to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under the Apollo Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Apollo Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.
(iii)   All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Code and (if applicable) in a manner that complies with and is exempt from tax or other penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Code and neither Apollo nor any of its Subsidiaries is aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Knowledge of Apollo, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code. There are no pending or, to the Knowledge of Apollo, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.
(iv)   Neither Apollo nor any of its Subsidiaries has engaged in a transaction with respect to any of their Benefit Plans that would subject Apollo or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Apollo nor any of its Subsidiaries nor any administrator or fiduciary of any of their Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of their Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans of Apollo or any of its Subsidiaries have been made to employees of Apollo or any such Subsidiary that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
(v)   None of Apollo, any Subsidiary or any ERISA Affiliates thereof have and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Section 414(j) of the Code; (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code; or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). Neither Apollo nor any of its Subsidiaries nor any

of their ERISA Affiliates have incurred and there are no circumstances under which any could reasonably incur any Liability under Title IV of ERISA or Section 412 of the Code.
(vi)   Except as set forth in Section 3.3(j)(vi) of the Company Disclosure Letter, neither Apollo nor any of its Subsidiaries nor any of their respective ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Section 4980B of the Code or other applicable Law.
(vii)   Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, or (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Apollo Plans, contracts, plans, or arrangements. Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, no amounts paid or payable (whether in cash, property or the vesting of property) individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s), will result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code. Apollo has made available to Seacoast true and complete copies of calculations under Section 280G of the Code (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
(viii)   Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Section 409A of the Code. Neither Apollo nor any of its Subsidiaries has any indemnification obligation pursuant to any Benefit Plan or any Contract to which Apollo or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Code.
(ix)   Except as set forth in Section 3.3(j)(ix) of the Company Disclosure Letter, Apollo does not maintain and has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.
(x)   All of the Benefit Plans that constitute compensation arrangements involving officers of Apollo or the Bank have been approved and administered by Apollo’s Board of Directors in accordance with all applicable corporate and regulatory requirements.
(xi)   Since January 1, 2020, Apollo has not implemented, in response to COVID-19, any material workforce reductions, terminations, furloughs, reductions in or changes to compensation, benefits or working schedules, or changes to any Benefit Plans.
(k)   Material Contracts.
(i)   Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither Apollo nor any of its Subsidiaries nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by Apollo or any of its Subsidiaries or the guarantee by Apollo or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal

Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of Apollo or any of its Subsidiaries or any of their Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Apollo or any of its Subsidiaries Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Apollo or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by Apollo or any of its Subsidiaries, (G) any Contract to which any Affiliate, officer, director, employee or consultant of Apollo or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in Apollo or any of its Subsidiaries, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Apollo Board of Directors, (J) any Contract that provides for potential material indemnification payments by Apollo or any of its Subsidiaries, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Apollo were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on Apollo or any of its Subsidiaries thereto and, to the Knowledge of Apollo, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Apollo nor any of its Subsidiaries is in Default thereunder; (y) neither Apollo nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Apollo, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of Apollo or any of its Subsidiaries is prepayable without penalty or premium.
(ii)   All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or its customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Apollo nor any of its Subsidiaries, nor to the Knowledge of Apollo, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Apollo Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2017, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Apollo.
(l)   Legal Proceedings.   Except as set forth in Section 3.3(l) of the Company Disclosure Letter, there is no Litigation pending or, to the Knowledge of Apollo, threatened against Apollo or any of its Subsidiaries or any of their assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Apollo or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the Company that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Apollo or any of its Subsidiaries or would materially impede or delay Apollo or any of its Subsidiaries’ ability to perform their covenants and agreements under this Agreement or to consummate the transactions hereby, including the Merger and the Bank Merger. There is no Litigation, pending or, to the Knowledge of Apollo, threatened, against any officer, director, advisory director or employee of Apollo or any of its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Apollo or any of its Subsidiaries.
(m)   Intellectual Property.
(i)   Apollo owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all Intellectual Property (including the Technology Systems) that is used by Apollo or any of its Subsidiaries in their businesses. Apollo has not (A) licensed to any Person in source code form any Intellectual Property owned by Apollo or (B) entered into any exclusive agreements relating to Intellectual Property owned by Apollo.
(ii)   Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to Apollo or any of its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.
(iii)   All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Since January 1, 2017, neither Apollo nor any of its Subsidiaries (A) have been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has not brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.
(n)   Loan and Investment Portfolios.
(i)   All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Apollo or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Apollo or any of its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of December 31, 2021 and on a monthly basis thereafter, and of the investment portfolios of Apollo as of such date, are disclosed on Section 3.3(n)(i) of the Company Disclosure Letter.

(ii)   Except as specifically set forth on Section 3.3(n)(ii) of the Company Disclosure Letter, neither Apollo nor any Subsidiary is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of Apollo, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Apollo or any Regulatory Authority having jurisdiction over Apollo or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of Apollo or the Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.
(iii)   Each outstanding Loan (including Loans held for resale to investors) in which Apollo or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Apollo and the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.
(iv)   None of the agreements pursuant to which Apollo or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(v)   Neither Apollo nor any Subsidiary is now nor have they ever been since January 1, 2017, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(o)   Adequacy of Allowances for Losses.   Each of the allowances for losses on loans, financing leases and other real estate included on the Apollo Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Apollo, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Apollo at all times from and after the date of the Apollo Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Apollo, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.
(p)   Loans to Executive Officers and Directors.   Except as set forth in Section 3.3(p) of the Company Disclosure Letter, neither Apollo nor any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Apollo or the Bank, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by Apollo or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the 1934 Act applies.
(q)   Community Reinvestment Act.   The Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, the Bank has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Apollo, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(r)   Privacy of Customer Information.
(i)   Apollo and its Subsidiaries, as applicable, are the sole owners of all IIPI relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.
(ii)   Apollo and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.
(s)   Technology Systems.
(i)   No material action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Apollo and its Subsidiaries prior to the Effective Time.
(ii)   The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.
(iii)   Apollo has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.
(iv)   Neither Apollo nor any of its Subsidiaries has received notice of and is not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).
(t)   Insurance Policies.   Apollo and each of its Subsidiaries maintain in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties, and (ii) it reasonably believes are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter. Neither Apollo nor any of its Subsidiaries is now liable for, nor has Apollo nor any such Subsidiary received notice of, any material retroactive premium adjustment. Apollo and each of its Subsidiaries are in compliance in all material respects with their respective insurance policies and are not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and neither Apollo nor any of its Subsidiaries has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Apollo and its Subsidiaries, Apollo or its Subsidiaries are the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three years, none of Apollo or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Apollo nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.
(u)   Corporate Documents.   Apollo has delivered to SBC, with respect to Apollo and each of its Subsidiaries, true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of Apollo and each of its Subsidiaries that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.
(v)   State Takeover Laws.   Apollo has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). Apollo has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(w)   Certain Actions.   Neither Apollo nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Apollo, there are no facts or circumstances that are reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Knowledge of Apollo, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.
(x)   Real and Personal Property.   Apollo and its Subsidiaries have good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Apollo and its Subsidiaries have paid, and will pay, any and all applicable tangible personal property Taxes owed or due by Apollo or its Subsidiaries. Apollo and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of Apollo and its Subsidiaries has complied with the terms of all leases to which it is a party in all material respects, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing Default by Apollo or such Subsidiary or, to the Knowledge of Apollo, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.
(y)   Investment Advisory, Insurance and Broker-Dealer Matters.
(i)   No Subsidiary of Apollo is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).
(ii)   No Subsidiary of Apollo conducts insurance operations that require it to be registered with any state insurance regulatory authorities.
(iii)   No Subsidiary of Apollo is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the 1934 Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.
(z)   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Apollo, to the Knowledge of Apollo, since

January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Apollo and its Subsidiaries.
(aa)   Investment Securities and Commodities.
(i)   Each of Apollo and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to Apollo’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Apollo or its Subsidiaries. Such securities and commodities are valued on the books of Apollo in accordance with GAAP in all material respects
(ii)   Apollo and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Apollo believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Apollo has made available to SBC the material terms of such policies, practices and procedures
(bb)   Brokers and Finders.   Except for Keefe, Bruyette & Woods, Inc. neither Apollo nor any of its Subsidiaries nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(cc)   Volcker Rule.   Apollo and its Subsidiaries do not engage in “proprietary trading” (as defined in 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board in connection therewith (the “Volcker Rule”)) or hold any ownership interest in or sponsor any “covered fund” (as defined in the Volcker Rule).
(dd)   Fairness Opinion.   Prior to the execution of this Agreement, the Board of Directors of Apollo has received an opinion of Keefe, Bruyette & Woods, Inc., which if initially verbally rendered will be confirmed in an executed written opinion, dated the same date, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Aggregate Merger Consideration to be received by holders of Apollo Common Stock, taken together with the aggregate consideration to be received by the holders of Bank Common Stock (excluding Apollo) in the Bank Merger, is fair, from a financial point of view, to such holders of Apollo Common Stock and Bank Common Stock, collectively as a group, and a copy of such executed opinion will be promptly delivered by Apollo to SBC immediately following the execution of this Agreement solely for informational purposes to confirm receipt of such executed opinion by the Board of Directors of Apollo. Such opinion has not been amended or rescinded as of the date of this Agreement.
(ee)   Transactions with Affiliates.   Except as set forth in Section 3.3(cc) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between Apollo and any of its Subsidiaries, on the one hand, and any (i) officer or director of Apollo or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Apollo, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Apollo, on the other hand, except those of a type available to non-affiliates of Apollo generally.
(ff)   Representations Not Misleading.   No representation or warranty by Apollo and the Bank in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
3.4   Representations and Warranties of Seacoast.   Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:
(a)   Organization, Standing, and Power.   Each of SBC and SNB (i) is duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated,

(ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a financial holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.
(b)   Authority; No Breach of Agreement.
(i)   SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by Apollo and the Bank, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   SBC’s and SNB’s Boards of Directors have duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger.
(iii)   Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.
(c)   Capital Stock.   SBC’s authorized capital stock consists of (i) 120 million shares of SBC Common Stock, of which, as of March 15, 2022, 61,637,595 shares are issued, 61,234,174 shares are outstanding, and 403,421 shares were held in its treasury and (ii) 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock and 50,000 of which has been designated as Series B Preferred Stock (collectively, “SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of the date of this Agreement, there were 399,306 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter and as set forth in SBC’s SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of

SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances. At the Effective Time, the amount of issued and outstanding capital stock of SNB, as the Surviving Bank shall be the same amount of capital stock of SNB issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Surviving Bank. The authorized capital stock of SNB consists of 10,000,000 shares of common stock, par value $10.00 per share, 5,679,285 of which are issued and outstanding.
(d)   Financial Statements.   The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(e)   Legal Proceedings.   There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.
(f)   Compliance with Laws.
(i)   SBC and each of its Subsidiaries are, and at all times since December 31, 2018, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2018, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.
(ii)   Since December 31, 2018, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.
(iii)   Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
(g)   Reports.   Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2018, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.
(h)   Community Reinvestment Act.   SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(i)   Legality of Seacoast Securities.   All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.
(j)   Certain Actions.   Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.
(k)   Brokers and Finders.   Except for Piper Sandler & Co., neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(l)   Representations Not Misleading.   No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES
4.1   Conduct of Business Prior to Effective Time.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, Apollo and the Bank shall (a) conduct their business in the ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact their business organization, employees and advantageous business relationships, (c) maintain their books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (d) provide Seacoast with Apollo’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of this Agreement. Neither Party shall take any action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
4.2   Forbearances.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2 or required by law, neither Apollo nor the Bank shall, without the prior written consent of the chief executive officer or chief financial officer of SBCF (or, with respect to Section 4.2(u) or 4.2(w), the chief credit officer or chief lending officer of SBC), which consent shall not be unreasonably withheld or delayed:
(a)   amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;
(b)   Except as set forth in Section 4.2(b) of the Company Disclosure Letter (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock except pursuant to the exercise of Apollo Equity Awards outstanding as of the date of this Agreement, or (v) make any change in any instrument or Contract governing the terms of any of its securities;
(c)   other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;
(d)   (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;
(e)   terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
(f)   enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g)   except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;
(h)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;
(i)   other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(j)   terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;
(k)   other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement or as set forth in Section 4.2(k) of the Company Disclosure Letter, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Apollo Stock Plan, except pursuant to Section 1.7, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $100,000;
(l)   settle any Litigation, except in the ordinary course of business;
(m)   revalue any of its or its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or its Subsidiaries, other than changes required by GAAP or the FDIC or any Regulatory Authority;
(n)   make, change or revoke any tax election; adopt or change any tax accounting method; file any amended Tax Return; settle or compromise any Liability for Taxes; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of applicable Law); surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;
(o)   knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude Apollo from exercising its rights under Sections 4.5(a) or 4.12;

(p)   merge or consolidate with any other Person;
(q)   acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;
(r)   enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;
(s)   other than in the ordinary course of business and consistent with past practices, the Bank shall not make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;
(t)   close or relocate any existing branch or facility;
(u)   make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;
(v)   other than in the ordinary course of business and consistent with past practice, take any action or fail to take any action that will cause Apollo’s Consolidated Tangible Shareholders’ Equity at the Effective Time to be less than $84.6 million;
(w)   make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of $750,000 and which is unsecured, or $3.5 million and which is secured, shall require the written approval of the chief executive officer, chief lending officer or chief credit officer of SNB, which approval shall not be unreasonably withheld or delayed, and the approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to SNB;
(x)   take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;
(y)   take any action, or refrain from taking any action, where such act or failure to act could reasonably be expected to prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
(z)   agree or commit to take any of the actions prohibited by this Section 4.2.
4.3   Litigation.   Each of SBC and Apollo shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or Apollo, as applicable, threatened against SBC, Apollo or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, Apollo or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Apollo shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against Apollo or any of its Subsidiaries and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.
4.4   State Filings.   Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and Apollo shall execute and the Parties shall cause to be filed the Articles of Merger with the Office of the Comptroller of the Currency.

4.5   Apollo Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.
(a)   Apollo shall call a meeting of the holders of the Apollo Common Stock (the “Apollo Shareholders Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Apollo Shareholder Approval and such other matters as the Board of Directors of Apollo or SBC may direct. Apollo shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of Apollo shall make the Apollo Directors’ Recommendation to the Apollo shareholders and the Apollo Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Apollo Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast the Apollo Directors’ Recommendation if the Board of Directors of Apollo concludes in good faith (and based upon the written advice of its outside legal counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties to the Apollo shareholders under applicable Law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Apollo shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of Apollo at the Apollo shareholders Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby and nothing contained herein shall be deemed to relieve Apollo of such obligation.
(b)   The Bank shall call a meeting of the holders of Bank Common Stock (the “Bank Shareholders Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Bank Shareholder Approval and such other matters as the Board of Directors of the Bank, Apollo or SBC may direct; provided, however, that the Bank’s obligations pursuant to this Section 4.5(b) shall be satisfied if the Bank obtains a written consent of its shareholders, in compliance with applicable Law and the Bank’s Articles of Incorporation and Bylaws, approving and adopting the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger. The Bank shall use its reasonable best efforts to cause such meeting to occur (or such written consent to be obtained) as soon as reasonably practicable. SBC shall be entitled to have a representative attend such meeting of shareholders, if held. The Board of Directors of the Bank shall make the Bank Directors’ Recommendation to the holders of shares of Bank Common Stock and the Bank Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Bank Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast the Bank Directors’ Recommendation if the Board of Directors of the Bank concludes in good faith (and based upon the written advice of its outside legal counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties to the Bank shareholders under applicable Law.
(c)   As soon as reasonably practicable after the execution of this Agreement (but in no event later than sixty (60) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
(d)   Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Apollo Shareholders and at the times of the meeting of the Apollo Shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.
4.6   Listing of SBC Common Stock.   SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
4.7   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.
(b)   Immediately following the Effective Time (or such later time as SBC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the Office of the Comptroller of the Currency.
(c)   Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and the Bank Merger to qualify, and to take no action that would cause the Merger and the Bank Merger to not qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Code.
(d)   The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree.
4.8   Applications and Consents.
(a)   The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.
(b)   Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval or waiver of such applications and notices, and with the Office of the Comptroller of the Currency under the Bank Merger Act; (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.

(c)   Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.
4.9   Notification of Certain Matters.   Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. If applicable, Apollo shall deliver to Seacoast a copy of each written opinion in connection with this Agreement (or any withdrawal of such opinion) of Keefe, Bruyette & Woods, Inc. or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.
4.10   Investigation and Confidentiality.
(a)   Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Apollo (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by either Party shall affect the representations and warranties of the other Party or the right of such investigating Party to rely thereon.
4.11   Press Releases; Publicity.   Prior to the Effective Time, Seacoast shall provide Apollo with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by Apollo; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, SEC or NASDAQ.
4.12   Acquisition Proposals.
(a)   Apollo agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event Apollo receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the Apollo Shareholder Approval, and Apollo’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Apollo may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Apollo concludes in good faith (and based on the written advice of outside legal counsel) that failure to take such actions would result in a breach of its fiduciary obligations to the Apollo Shareholders under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Apollo shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Apollo will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. Apollo shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. Apollo agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by Apollo.
(b)   Notwithstanding the foregoing, if Apollo’s Board of Directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor and outside legal counsel) that an Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal and that failure to accept such Superior Proposal would result in a breach of its fiduciary obligations under applicable Laws, Apollo’s Board of Directors may at any time prior to the Apollo Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Apollo Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the Apollo Directors’ Recommendation, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of Apollo may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) Apollo shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of Apollo determines in good faith (after consultation with outside legal counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues or is reasonably expected to continue to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) Apollo has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Apollo has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Apollo shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and Apollo shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. Apollo will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.
4.13   Takeover Laws.   If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Apollo and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.
4.14   Employee Benefits and Contracts.
(a)   Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Apollo and/or its subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with Apollo and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.
(b)   With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(c)   Prior to the Effective Time, Apollo shall take all actions requested by SBC that may be necessary or appropriate to (i) cause Apollo’s 401(k) Plan and such other Apollo Benefit Plans as specified no later than thirty (30) days prior to the Effective Time (or such earlier time as required pursuant to the requirements of such Apollo Benefits Plan) to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Benefit Plan for such period as may be requested by SBC, or (iv) facilitate the merger of any Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.
(d)   Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, Apollo) to amend or terminate any Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, Apollo) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(e)   If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who enter into employment or retention agreements with SBC or SNB), is terminated by SBC or its Subsidiaries other than (i) “for cause” or (ii) as a result of death, disability or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with Apollo at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14(e)(ii) of the Seacoast Disclosure Letter.
(f)   At or before the Closing Apollo shall make the payments set forth on Section 4.14(f) of the Company Disclosure Letter.
4.15   Indemnification.
(a)   From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Apollo or any of its Subsidiaries (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of Apollo, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless, to the same extent such Indemnified Parties have the right to be indemnified and/or have the right to advancement of expenses pursuant to (x) the Organizational Documents of Apollo or such Subsidiary, as applicable and (y) the FBCA or other applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(b)   Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of Apollo and the Bank as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of SBC or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by

Seacoast is required to effectuate any indemnification for any director or officer of Apollo or the Bank, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.
(c)   Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of Apollo or the Bank at or before the Effective Time to be covered by Apollo’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to coverage exceed 150% of the current annual premium paid by Apollo (as set forth on Section 4.15(c) of the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.
(d)   If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.
(e)   The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
4.16.   Resolution of Certain Matters.   Apollo shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.
4.17   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Apollo has caused each director of Apollo and the Bank or officer of the Company or the Bank set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit C.
4.18   Restrictive Covenant Agreement.   Concurrently with the execution and delivery of this Agreement, Apollo has caused each director or officer of Apollo and the Bank set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D.
4.19.   Systems Integration; Operating Functions.   From and after the date hereof, Apollo shall and shall cause the Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Bank’s data processing consultants and software providers to, cooperate and assist Apollo and Seacoast in connection with an electronic and systems conversion of all applicable data of Apollo and the Bank to the Seacoast systems, including the training of employees of Apollo and the Bank during normal banking hours. Following the date hereof, Apollo shall provide Seacoast access to the Bank’s data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 21 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. Apollo shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations Apollo) after the Merger and the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. Apollo shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with SNB. Without limiting the foregoing, Apollo shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of

Apollo and Seacoast shall meet from time to time as Apollo or Seacoast may reasonably request, to review the financial and operational affairs of Apollo and its Subsidiaries, and Apollo shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of Apollo or the Bank prior to the Effective Time, and (ii) neither Apollo nor the Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws. Apollo shall be responsible for all conversion and deconversion fees and expenses, regardless of whether the Merger becomes effective.
4.20   Additional Contracts.   Effective at Closing Date, the parties shall have entered into the contracts and in the form set forth on Section 4.20 of the Seacoast Disclosure Letter.
4.21   Transfer Taxes.   All transfer, documentary, excise, sales, use, value added, registration, stamp, recording, property and other similar Taxes and fees (including any penalties and interest) applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement or the Bank Merger Agreement (collectively, “Transfer Taxes”) shall be paid by Apollo shareholders when due. The Apollo shareholders will timely file or cause to be timely filed all necessary documentation and Tax Returns with respect to Transfer Taxes, and Seacoast will assist in such filing as may be required by applicable Law. Each Party will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.
Section 4.22   Approval of 280G Payments.   At least three (3) Business Days prior to the Closing Date, Apollo will take all necessary actions (including obtaining any required waivers or consents from each “disqualified individual”) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a “parachute payment” (as such terms are defined in Section 280G of the Code and the regulations promulgated thereunder). Such vote shall establish the disqualified individual’s right to the payment or benefits. Apollo will be responsible for all liabilities and obligations related to the matters described in this Section 4.22, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise Taxes. Apollo will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G of the Code and the shareholder vote described in this Section 4.22, a reasonable period of time before disseminating such materials to the disqualified individuals and Apollo’s shareholders, and will work with Seacoast in good faith regarding the inclusion of any comments provided by Seacoast thereto. Prior to the Closing, Apollo shall deliver to Seacoast evidence that a vote of Apollo’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 4.22 and that the requisite number of shareholder votes was or was not obtained with respect thereto.
4.23   Assumption of Apollo Senior Notes.
(a)   SBC and Apollo shall, and shall cause their respective Subsidiaries and shall use commercially reasonable efforts to cause its and their Representatives to, take all actions necessary, appropriate or advisable to facilitate and cause SBC to assume all issued and outstanding 5.50% Fixed-to-Floating Rate Senior Notes Due October 30, 2030 of Apollo (the “Senior Notes”), effective as of, and subject to and conditioned upon the occurrence of, the Closing, in accordance with the Senior Notes and such other governing instruments and applicable law.
(b)   In furtherance and not in limitation of the foregoing, prior to and at the Closing, Apollo shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their Representatives to, take such actions as may be necessary, appropriate or advisable in connection with the assignment and assumption of the Senior Notes by SBC and cooperate and take all such action as may be reasonably requested by Seacoast in connection therewith, including by (i) preparing and delivering notices of assignment, in form and substance reasonably satisfactory to Seacoast, in accordance with the Senior Notes and other governing documents, and (ii) executing and delivering all instruments, including any related certificates, opinions or other documentation, reasonably required in connection with SBC’s assumption of the Senior Notes at Closing.

4.25   SBC Advisory Board.   SBC shall form an advisory board with respect to Apollo Bank’s current market area and shall extend an invitation to each member of the board of directors of Apollo immediately prior to the Effective Time to serve on such advisory board.
ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
5.1   Conditions to Obligations of Each Party.   The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:
(a)   Apollo Shareholder Approval.   Apollo shall have obtained the Apollo Shareholder Approval.
(b)   Bank Shareholder Approval.   The Bank shall have obtained the Bank Shareholder Approval.
(c)   Regulatory Approvals.   All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including Apollo and the Bank.
(d)   No Orders or Restraints; Illegality.   No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.
(e)   Registration Statement.   The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(f)   Listing of SBC Common Stock.   The shares of SBC Common Stock to be issued to the holders of Apollo Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.
5.2   Conditions to Obligations of Seacoast.   The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Apollo, to such effect.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Apollo, to such effect.
(c)   Corporate Authorization.   Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
(d)   Consents.   The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) and Section 3.3(k) of the Company Disclosure Letter.
(e)   Limitation on Dissenter’s Rights.   As of the Closing Date, the holders of no more than five percent (5.0%) of Apollo Common Stock that is issued and outstanding shall have taken the actions required by the FBCA to qualify their Apollo Common Stock as Dissenting Shares.
(f)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Apollo or the Bank.
(g)   Tax Opinion.   SBC shall have received the opinion of Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Alston & Bird LLP may require and rely upon representations contained in certificates of officers of SBC and Apollo, reasonably satisfactory in form and substance to such counsel.
(h)   Claims Letters.   Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit C.
(i)   Restrictive Covenant Agreement.   Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit D.
(j)   Apollo Consolidated Tangible Shareholders’ Equity.   Apollo’s Consolidated Tangible Shareholders’ Equity as of the Measuring Date shall be an amount not less than $84.6 million and the Bank’s general allowance for loan and lease losses shall be an amount not less than 1.00% of total loans and leases outstanding. The parties agree that all of the Bank’s loans made pursuant to the Paycheck Protection Program shall be excluded from “total loans” for purposes of the Bank’s allowance for loan and lease losses.
(k)   Termination of Apollo Equity Awards.   No Apollo Equity Awards, whether vested or unvested, or obligations to issue Apollo Equity Awards, shall be outstanding as of the Effective Time, other than SBC’s obligations to issue the Substitute SBC Options and Substitute SBC Warrants pursuant to Section 1.7, and Apollo’s Board of Directors shall have taken all actions necessary to terminate any Apollo Stock Plans effective as of the Effective Time.
(l)   Completion of Section 4.16 Items.   Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.
(m)   Form W-9.   Delivery to Seacoast of a duly executed Internal Revenue Service Form W-9, in form and substance reasonably satisfactory to Seacoast, from Apollo.
(n)   Section 280G.   Apollo shall have taken all necessary actions as provided in Section 4.22, and, to the extent required by Section 4.22, the shareholders of Apollo shall have voted, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment (as such terms are defined in Section 280G of the Code and the regulations promulgated thereunder).
5.3   Conditions to Obligations of the Company.   The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this

Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Apollo shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Apollo shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(c)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.
(d)   Corporate Authorization.   Apollo shall have received from Seacoast: (i) certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standings, dated not more the three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
ARTICLE 6
TERMINATION
6.1   Termination.   Notwithstanding any other provision of this Agreement, and notwithstanding Apollo Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:
(a)   By mutual consent of the Board of Directors of Apollo and the Board of Directors or Executive Committee of the Board of Directors of SBC; or
(b)   By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party specifying the existence and nature of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or
(c)   By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Apollo Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Apollo shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or
(d)   By the Board of Directors of either Party in the event that the Merger has not been consummated by November 30, 2022, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or
(e)   By the Board of Directors of SBC in the event that (i) Apollo has withdrawn, qualified or modified the Apollo Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) Apollo has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Apollo has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or
(f)   By the Board of Directors of Apollo in the event that (i) the Board of Directors of Apollo has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Apollo nor any of its Representatives has failed to comply in all material respects with Section 4.12; or
(g)   By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding Apollo Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA; or
(h)   By the Board of Directors of Apollo in the event the Board of Directors of Apollo so determines by the entire Board of Directors of Apollo, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:
(i)   the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Buyer Ratio”) shall be less than 0.85; and
(ii)   (x) the Buyer Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (A) dividing the Final Index Price by the Initial Index Price (each as defined below), and (B) subtracting 0.20 from the quotient in clause (ii)(y)(A);
subject, however, to the following three (3) sentences. If Apollo elects to exercise the termination right pursuant to this Section 6.1(h), Apollo shall give written notice to Seacoast not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Seacoast shall have the option to increase the consideration to be received by the holders of Apollo Common Stock hereunder, by adjusting the Merger Consideration (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Starting Price, multiplied by (2) 0.85, and further multiplied by (3) the Merger Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Index Ratio, multiplied by (2) the Merger Consideration (as then in effect), divided by (B) the Buyer Ratio. If Seacoast so elects within such five (5)-day period, it shall give prompt written notice to Apollo of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 6.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).
For purposes of this Section 6.1(h), the following terms shall have the meanings indicated:
“Average Closing Price” means the average of the VWAP of SBC Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.
“Determination Date” means the later of (i) the date on which Apollo is notified by Seacoast that the last Regulatory Approval has been obtained without regard to any requisite waiting period, or (ii) the date on which the Apollo Shareholder Approval is obtained.
“Final Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the Trading Day prior to the Determination Date.
“Index Group” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.
“Index Price” means the closing price on any given Trading Day of the Index Group.
“Initial Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.
“Starting Price” means $36.06.
If SBC or any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the SBC Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 6.1(h)
6.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, the Company, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.
ARTICLE 7
MISCELLANEOUS
7.1   Definitions.
(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any written offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Apollo and its Subsidiaries or 25% or more of any class of equity or voting securities of Apollo or the Bank, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of Apollo or the Bank, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Apollo or any of its Subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.
“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.
“Apollo Common Stock” shall mean the $0.01 par value per share common stock of Apollo.
“Apollo Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Apollo Common Stock and shall specifically include any restricted stock awards.
“Apollo Option” shall mean each option to purchase or otherwise acquire shares of Apollo Common Stock or which otherwise would require Apollo to issue, sell, or otherwise cause to become outstanding any of its capital stock, issued pursuant to the Apollo Stock Plan.
“Apollo Shareholder Approval” shall mean the approval of this Agreement by the holders of at least (i) a majority of the outstanding shares of the Apollo Common Stock if two-thirds (2/3) of the members of the Apollo board of directors have approved this Agreement or (ii) two-thirds (2/3) of the outstanding shares of the Apollo Common Stock if a majority, but less than two-thirds (2/3), of the Apollo board of directors have approved this Agreement.
“Apollo Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which Apollo Equity Awards have been or may be issued.
“Apollo Target Consolidated Tangible Shareholders’ Equity” shall mean no less than $84.6 million.
“Apollo Warrant” shall mean each warrant to purchase shares of Apollo Common Stock issued by Apollo.
“Average Closing Price” has the meaning set forth in Section 6.1(h) hereof.
“Bank Common Stock” shall mean the $5.00 par value per share common stock of the Bank.
“Bank Shareholder Approval” shall mean the approval of the Bank Merger Agreement by the holders of at least two-thirds (2/3) of the outstanding shares of the Bank Common Stock.
“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and the Apollo Stock Plan, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Apollo or any Subsidiaries thereof, or under which Apollo or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Apollo employee.
“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.
“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.
“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated December 27, 2021, by and between Seacoast and Apollo.
“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Consolidated Tangible Shareholders’ Equity” shall mean as to Apollo as of the close of business on the fifth (5th) Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of Apollo as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP, except as provided herein, and including (i) the recognition of or accrual for the after-tax amount of all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, and (ii) the book value of the non-controlling equity interest in the Bank and excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, and (ii) all intangible assets, and minus any unrealized gains or plus any unrealized losses (as the case may be) in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date. The calculation of estimated Consolidated Tangible Shareholders’ Equity shall be delivered by Apollo to Seacoast, accompanied by appropriate supporting detail, no later than ten days prior to the Closing Date, and such calculation shall be subject to verification and approval by Seacoast, which approval shall not be unreasonably withheld.
“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.
“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.
“Dissenting Shares” shall mean shares of Apollo Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who comply in all respects with the Dissenter Provisions and have not withdrawn such demand.
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations thereunder.
“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with such Person.
“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.
“Exchange Ratio” shall mean 1.006529, which shall remain fixed, subject to any adjustment made pursuant to Section 1.5(a) hereof.
“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“Facilities” shall mean all buildings and improvements on the Property of any Person.
“FBCA” shall mean the Florida Business Corporation Act.
“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FINRA” shall mean the Financial Industry Regulatory Authority.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of December 31, 2021, and as of December 31, 2020 and 2019, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) and for each of the years ended December 31, 2021, 2020 and 2019, as delivered by such Party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2021. Financial Statements will also include balance sheets and income statements delivered by Apollo to SBC prior to the Effective Time for each subsequent quarter-end.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.
“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).
“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.
“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Lending Officer or Senior Lending Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law(s)” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.
“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.
“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.
“Minority Bank Shareholders” shall mean the holders of Bank Common Stock, other than Apollo.
“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.
“OCC” shall mean the Office of the Comptroller of the Currency.
“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.
“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.
“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.
“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.
“Permitted Expenses” shall mean (i) the reasonable expenses of Apollo and the Bank incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants as set forth in Section 7.1(b) of the Seacoast Disclosure Letter), and (ii) the fee payable to Apollo’s financial advisor in accordance with the engagement letter disclosed to Seacoast prior to the execution of this Agreement.
“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of Apollo or any of its Subsidiaries consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.
“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.
“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.
“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of Apollo and the prospectus of SBC constituting a part of the Registration Statement.
“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the shareholders of Apollo in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).
“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.
“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Apollo Equity Awards.
“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.
“SBC Incentive Plan” shall mean the Seacoast Banking Corporation of Florida 2021 Incentive Plan.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC since December 31, 2018. To the extent the most recent disclosures by a Party in their SEC Reports updates, revises, amends or replaces such prior disclosures, then the most recent disclosures shall prevail.
“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.
“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.
“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Apollo Common Stock on terms that the Board of Directors of Apollo concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Keefe, Bruyette & Woods, Inc. is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.
“Tax” or “Taxes” shall mean (i) any and all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract, or otherwise by operation of law.
“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.
“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.
“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by Apollo and the Bank.
“Termination Fee” shall mean $7.25 million.
“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).
“VWAP” shall mean the daily volume weighted average price of SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.
(b)   The terms set forth below shall have the meanings ascribed thereto in the referenced sections:
Affordable Care Act	Section 3.3(j)(iii)
Aggregate Merger Consideration	Section 1.5(a)
Agreement	Parties
Apollo Certificates	Section 1.5(b)
Apollo Directors’ Recommendation	Section 3.3(b)(ii)
Apollo Disclosure Letter	Section 3.1
Apollo Latest Balance Sheet	Section 3.3(d)(ii)
Articles of Merger	Section 1.4
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
CARES Act	Section 3.3(h)(xi)
Change in Recommendation	Section 4.12(b)

Closing	Section 1.3
Closing Date	Section 1.3
Company	Parties
Company Regulatory Agreement	Section 3.3(v)
Covered Employees	Section 4.14(a)
COVID-19 Measures	Section 3.3(h)(xi)
CRA	Section 3.3(q)
Dissenter Provisions	Section 2.3
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.4
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.5(e)
IIPI	Section 3.3(r)(i)
Indemnification Notice	Section 7.2(b)
Indemnified Party	Section 4.15(a)
Indemnified Parties	Section 7.2(b)
Loans	Section 3.3(n)(i)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)
Merger	Preamble
Merger Consideration	Section 1.5(a)
PPP	Section 3.3(h)(xii)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
Senior Notes	Section 4.23(a)
Shareholder Support Agreement	Preamble
SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
SNB	Parties
Surviving Bank	Section 1.2
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(v)
(c)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.
7.2   Non-Survival of Representations and Covenants.   Except for Articles 1 and 2, Section 4.10(b), Section 4.14, Section 4.15, and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

7.3   Expenses.
(a)   Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.
(b)   Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.
7.4   Termination Fee.
(a)   In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by Apollo or the Bank, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Apollo shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination, Apollo consummates an Acquisition Proposal or enters into a definitive agreement or letter of intent is entered into by Apollo with respect to an Acquisition Proposal, Apollo shall pay Seacoast the Termination Fee within five (5) Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.
(b)   In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), Apollo shall pay to Seacoast the Termination Fee within five (5) Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that Apollo terminates this Agreement pursuant to Section 6.1(f), Apollo shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.
(c)   Apollo and the Bank hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that Apollo fails to pay when due any amount payable under this Section 7.4, then (i) Apollo shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of legal counsel) incurred in connection with the collection of such overdue amount, and (ii) Apollo shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.
(d)   Assuming Apollo and the Bank are not in breach of their obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge Apollo and the Bank from and be the sole and exclusive remedy of Seacoast with respect to, any and all losses that may be suffered by Seacoast based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall Apollo be required to pay the Termination Fee on more than one occasion.
7.5   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter, Seacoast Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of the Agreement. Except for (a) the Indemnified Party’s rights under Section 4.15 and (b) if the Effective Time occurs, the right of holders of Apollo Common Stock to receive the Merger Consideration payable pursuant to this Agreement (following such holder’s compliance with Section 2.1), the right of each holder of a Apollo Option to receive a Substitute SBC Option in accordance with Section 1.7, and the right of each holder of an Apollo Warrant to receive a Substitute SBC Warrant in accordance with Section 1.7, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
7.6   Amendments.   Before the Effective Time, this Agreement (including the Company Disclosure and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Apollo Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Apollo, unless such required approval is obtained.
7.7   Waivers.
(a)   Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.
(b)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
7.8   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.
7.9   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:
Seacoast:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Telecopy Number: (772) 288-6086
Attention: Charles M. Shaffer
Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Telecopy Number: (404) 881-7777
Attention: Randolph A. Moore III
Company:	Apollo Bancshares, Inc. 1150 South Miami Avenue Miami, Florida 33130
Attention: Eduardo J. Arriola
Copy to Counsel (which shall not constitute notice):	Fenimore Kay Harrison 812 San Antonio Street Suite 600 Austin, Texas 78701
Attention: Lowell W. Harrison
7.10   Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Bank Merger.
7.11   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
7.12   Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
7.13   Interpretations.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
7.14   Severability.   If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
7.15   Attorneys’ Fees.
In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.
7.16.   Waiver of Jury Trial.
THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.
SEACOAST BANKING CORPORATION OF FLORIDA
By: /s/ Charles M. Shaffer Charles M. Shaffer President and Chief Executive Officer
SEACOAST NATIONAL BANK
By: /s/ Charles M. Shaffer Charles M. Shaffer President and Chief Executive Officer
APOLLO BANCSHARES, INC.
By: /s/ Eduardo J. Arriola Eduardo J. Arriola President and Chief Executive Officer
APOLLO BANK
By: /s/ Eduardo J. Arriola Eduardo J. Arriola Chairman and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
PLAN OF MERGER AND MERGER AGREEMENT
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made this [•] day of [•], 2022, by and among Seacoast Banking Corporation of Florida (hereinafter referred to as “SBC”), a Florida corporation, Seacoast National Bank (hereinafter referred to as “SNB” and the “Resulting Bank”), a national banking association, with its main office located at 815 Colorado Avenue, Stuart, FL 34994 and Apollo Bank, a Florida state-chartered bank, with its main office located at 1150 South Miami Avenue, Miami, FL 33130 (hereinafter referred to as “Apollo Bank” and, together with SNB, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of SNB has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Apollo Bank has approved this Agreement and authorized its execution in accordance with the Act;
WHEREAS, SBC, which owns all of the outstanding shares of SNB, and Apollo Bancshares, Inc., a Florida corporation (“Apollo”), which is registered bank holding company with respect to Apollo Bank pursuant to the Bank Holding Company Act of 1956, as amended, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Apollo with and into SBC, all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”);
WHEREAS, SBC, as the sole shareholder of SNB, has approved this Agreement;
WHEREAS, this Agreement will be submitted to the shareholders of Apollo Bank for their approval; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Apollo Bank with and into SNB, with SNB being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Apollo Bank shall be merged with and into SNB (the “Merger”). Upon consummation of the Merger, SNB shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Apollo Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger, which time shall occur immediately following the effective time of the BHC Merger (such time when the Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “Seacoast National Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.
SECTION 3
The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office which shall be located at 815 Colorado Avenue, Stuart, FL 34994, as well as all of the banking offices of SNB and the banking offices of Apollo Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of SNB). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

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SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of SNB issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank. The authorized capital stock of SNB consists of 10,000,000 shares of common stock, par value $10.00 per share, [5,679,285] of which are issued and outstanding.
SECTION 5
All assets of Apollo Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Apollo Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
SNB and Apollo Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of SNB and Apollo Bank at the Effective Time.
SECTION 7
(a)   At the Effective Time, (i) each outstanding share of the common stock of Apollo Bank, $5.00 par value per share (“Apollo Bank Common Stock”) owned by Apollo immediately prior to the BHC Merger shall be cancelled with no consideration being paid therefor and (ii) each outstanding share of Apollo Bank Common Stock held by shareholders who are not Apollo or Seacoast shall be converted into the right to receive, subject to the terms herein, the number of shares of the common stock of SBC, $0.10 par value per share (“SBC Common Stock”) that is equal to the Exchange Ratio (the “Merger Consideration”); provided, however, that in the event that Apollo’s Consolidated Tangible Shareholders’ Equity as of the date of closing of the BHC Merger, as calculated in accordance with the Plan of Merger is less than $84.6 million, SNB shall have the option to adjust the Exchange Ratio used to calculate the Merger Consideration downward by a number calculated in accordance with Schedule 1.5(a) of the Seacoast Disclosure Letter. At the Effective Time, the outstanding shares of Apollo Bank Common Stock held by shareholders who are not Apollo or Seacoast shall be no greater than 608,635. For purposes of this Section 7(a), “Exchange Ratio” shall mean 1.195651, subject to any adjustment made pursuant to this Section 7(a).
(b)   At the Effective Time, all shares of Apollo Bank Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Apollo Bank Common Stock (the “Apollo Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 7(c), and any shares of Apollo Bank Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who comply in all respects with the Dissenter Provisions and have not withdrawn such demand (“Dissenting Shares”) shall thereafter represent only the right to receive applicable payments as set forth in Section 8(g).
(c)   Notwithstanding any other provision of this Agreement, each holder of shares of Apollo Bank Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Apollo Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Average Closing Price less any applicable withholding taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares. For purposes of this Section 7 the following terms shall have the meanings set forth below:
(i)
“Average Closing Price” shall mean the average of the VWAP of SBC Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

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(ii)
“Determination Date” shall mean the later of (i) the date on which SBC notifies Apollo that the last consent of any governmental agency having jurisdiction over Apollo, Apollo Bank, SBC, or SNB required by law to consummate the transactions contemplated by this Agreement and the Plan of Merger has been obtained without regard to any requisite waiting period or (ii) the date on which the approval of the shareholders of Apollo required for consummation of the BHC Merger is obtained.

(iii)
“Trading Day” shall mean any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).

(iv)
“VWAP” shall mean the daily volume weighted average price of SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.

(d)   Each share of Apollo Bank Common Stock issued and outstanding immediately prior to the Effective Time and owned by Apollo, Apollo Bank, SBC, SNB or their respective Subsidiaries (in each case other than shares of Apollo Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).
SECTION 8
(a)   Prior to the Effective Time, SBC, on behalf of SNB, shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock issuable pursuant to Section 7(a) in book-entry form equal to the aggregate Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay fractional share consideration and any dividends under Section 8(d). As promptly as practicable after the Effective Time (and within five business days), the Exchange Agent shall send to each former holder of record of shares of Apollo Bank Common Stock, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Apollo Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Apollo Certificates shall pass, only upon proper delivery of such Apollo Certificates (or effective affidavit of loss in lieu thereof as provided in Section 8(e)) to the Exchange Agent).
(b)   After the Effective Time, following the surrender of an Apollo Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 8(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Apollo Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Apollo Bank Common Stock represented by its Apollo Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name an Apollo Certificate so surrendered is registered, it shall be a condition to such payment that such Apollo Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar taxes required as a result of such payment to a Person other than the registered holder of such Apollo Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by Section 215a of the United States Code.
(c)   The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Apollo Bank Common Stock such amounts as the Exchange Agent, SBC, or SNB, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder, or any other provision of applicable law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, SBC, or SNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid

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to the holder of shares of Apollo Bank Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent, SBC, or SNB, as the case may be.
(d)   At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of Apollo Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Apollo Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of an Apollo Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)   In the event any Apollo Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Apollo Certificate(s) to be lost, stolen or destroyed and, if required by SBC, SNB, or the Exchange Agent, the posting by such Person of a bond in such sum as SBC or SNB may reasonably direct as indemnity against any claim that may be made against Apollo Bank, SNB, or SBC with respect to such Apollo Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Apollo Bank Common Stock represented by such lost, stolen or destroyed Apollo Certificates.
(f)   On or before the date when the Effective Time is to occur, the stock transfer books of Apollo Bank shall be closed as to holders of Apollo Bank Common Stock and no transfer of Apollo Bank Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of this Section 8, each Apollo Certificate (other than the Apollo Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 7(c), and any dividends or distributions to which such holder is entitled pursuant to this Section 8. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Apollo Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 7(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Apollo Certificate in accordance with this Section 8. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Apollo Certificate there shall be delivered to such holder (i) whole shares of SBC Common Stock, in book-entry form, in an amount equal to the Merger Consideration to which such holder is entitled pursuant to Section 7(a), (ii) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock, (iii) the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 7(c), and (iv) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SNB shall cause SBC to make available to the Exchange Agent cash for these purposes, if necessary.
(g)   Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration (or cash in lieu of fractional shares) with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the provisions of 12 U.S.C. § 215a(b)-(d) (the “Dissenter Provisions”). Each Dissenting Shareholder shall be entitled to receive only the payment provided by the Dissenter Provisions with respect to shares of Apollo Bank Common Stock owned by such Dissenting Shareholder. Apollo Bank shall give SNB (i) prompt

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notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by Apollo Bank or Apollo relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Dissenter Provisions. Apollo Bank shall not, except with the prior written consent of SNB, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
SECTION 9
Upon the Effective Time, the then outstanding shares of common stock of SNB (the “SNB Common Stock”) shall continue to remain outstanding shares of SNB Common Stock, all of which shall continue to be owned by SBC.
SECTION 10
The directors of the Resulting Bank following the Effective Time shall consist of those directors of SNB as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal; provided, however, that the Resulting Bank shall form an advisory board with respect to Apollo Bank’s market area as of the date of this Agreement and shall extend an invitation to each member of the board of directors of Apollo Bank immediately prior to the Effective Time to serve on such advisory board. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of SNB as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 11
This Agreement has been approved by SBC, which owns all of the outstanding shares of SNB Common Stock. This Agreement will be submitted to the holders of Apollo Bank Common Stock for their approval of this Agreement and the transactions contemplated hereby, including the Merger.
SECTION 12
The effectiveness of this Agreement is subject to satisfaction of the following terms and conditions:
(a)
The BHC Merger shall have closed and become effective.

(b)
The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

(c)
The BHC Merger and the Merger shall have the tax consequences described in Section 1.9 of the Plan of Merger.

SECTION 13
Each of the Banks hereby invites and authorizes the OCC to examine each of such Bank’s records in connection with the Merger.
SECTION 14
Effective as of the Effective Time, the Amended and Restated Articles of Association and Bylaws of the Resulting Bank shall consist of the Amended and Restated Articles of Association and Bylaws of SNB as in effect immediately prior to Effective Time.
SECTION 15
This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

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SECTION 16
For purposes of this Agreement, “Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.
Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.
SEACOAST BANKING CORPORATION OF FLORIDA
By:

Charles M. Shaffer
President and Chief Executive Officer
SEACOAST NATIONAL BANK
By:

Charles M. Shaffer
President and Chief Executive Officer
APOLLO BANK
By:

Eduardo J. Arriola
Chairman and Chief Executive Officer
[Signature Page to Bank Merger Agreement]

EXHIBIT A
BANKING OFFICES OF THE RESULTING BANK
Main Office:
815 Colorado Avenue
Stuart, FL 34994
Apollo Bank Branch Offices Acquired:
[TBD prior to Closing]
Name	Address	County	City	State	Zip	Service Type

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EXHIBIT B
SHAREHOLDER SUPPORT AGREEMENT
THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2022, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Apollo Bancshares, Inc., a Florida corporation (“Seller”), and each of the undersigned (i) directors of Seller and directors of Apollo Bank (“Apollo Bank”) that are beneficial owners of any shares of Seller Stock (as defined below), (ii) executive officers of Seller or executive officers of Apollo Bank that are beneficial owners of any shares of Seller Stock, and (iii) each beneficial holder of five percent (5%) or more of the outstanding shares of Seller Stock (each of (i), (ii) and (iii), a “Shareholder,” and collectively, the “Shareholders”).
RECITALS
WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of March 29, 2022 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, Seller and Apollo Bank, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and
WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.
NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.   Representations and Warranties.   Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:
(a)   The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $0.01 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereto. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.
(b)   This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.
(c)   Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.
(d)   The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.
(e)   The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The

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Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.
(f)   No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.
(g)   The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.
2.   Voting Agreements.   The Shareholder agrees with, and covenants to, Buyer as follows:
(a)   At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.
(b)   At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions, other than an amendment or other proposal or transaction required by a regulatory authority or other Governmental Authority (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
3.   Covenants.   The Shareholder agrees with, and covenants to, Buyer as follows:
(a)   Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the Shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shareholder’s Shares) and provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the

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Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.
(b)   The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.
(c)   The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, knowingly induce or encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.
4.   Irrevocable Proxy.   Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shareholder Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any Shareholders’ Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shareholder Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
5.   Certain Events.   The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.
6.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

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7.   Further Assurances.   The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.
8.   Confidentiality.   The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, product/service formulas, pricing, mark-ups, commissions, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.
9.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; provided further that the provisions of Section 8 of this Agreement shall remain in full force and effect regardless of any such termination pursuant to this Section 9.
10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.
11.   Miscellaneous.
(a)   Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.
(b)   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.
(c)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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(d)   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(e)   This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(f)   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.
(g)   If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.
(h)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.
(i)   No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by both parties.
(j)   The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.
(k)   Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.
(l)   Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.
[Signature Pages Follow.]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the day and year first above written.
SELLER:
APOLLO BANCSHARES, INC.
By:
Name:	Eduardo J. Arriola
Title:	President and Chief Executive Officer
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name:	Charles M. Shaffer
Title:	Chief Executive Officer
[Signatures Continue on Following Page]
[Signature Page to Shareholder Support Agreement]

SHAREHOLDER:

Name:
Address:

Number of Shares of Common Stock Over Which Shareholder Has Voting Power and Capacity of Ownership (including any Shares that are converted as a result of the Merger):

[Signature Page to Shareholder Support Agreement]

EXHIBIT B-2
SHAREHOLDER SUPPORT AGREEMENT
THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2022, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Apollo Bancshares, Inc., a Florida corporation (“Seller”), and each of the undersigned shareholders of Apollo Bank (“Apollo Bank”) (each, a “Shareholder,” and collectively, the “Shareholders”).
RECITALS
WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of March 29, 2022 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, Seller and Apollo Bank, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and
WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.
NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.   Representations and Warranties.   Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:
(a)   The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Apollo Bank, par value $5.00 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereto. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.
(b)   This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.
(c)   Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.
(d)   The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.
(e)   The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.
(f)   No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

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(g)   The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.
2.   Voting Agreements.   The Shareholder agrees with, and covenants to, Buyer as follows:
(a)   At any meeting of shareholders of Apollo Bank called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement (including the Bank Merger Agreement), the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement (including the Bank Merger Agreement), the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.
(b)   At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Apollo Bank; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Apollo Bank contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Apollo Bank’s articles of incorporation or bylaws or other proposal or transaction involving Apollo Bank or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions, other than an amendment or other proposal or transaction required by a regulatory authority or other Governmental Authority (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Apollo Bank, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
3.   Covenants.   The Shareholder agrees with, and covenants to, Buyer as follows:
(a)   Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Apollo Bank’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the Shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shareholder’s Shares) and provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

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(b)   The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.
(c)   The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, knowingly induce or encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.
4.   Irrevocable Proxy.   Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shareholder Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any Shareholders’ Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Apollo Bank taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shareholder Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
5.   Certain Events.   The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Apollo Bank affecting Apollo Bank Common Stock, or the acquisition of additional shares of Apollo Bank Common Stock or other voting securities of Apollo Bank by Shareholder, the number of shares of Apollo Bank Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Apollo Bank Common Stock or other voting securities of Apollo Bank issued to or acquired by the Shareholder.
6.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Apollo Bank agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.
7.   Further Assurances.   The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer

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to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.
8.   Confidentiality.   The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, product/service formulas, pricing, mark-ups, commissions, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.
9.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; provided further that the provisions of Section 8 of this Agreement shall remain in full force and effect regardless of any such termination pursuant to this Section 9.
10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.
11.   Miscellaneous.
(a)   Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.
(b)   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; (ii) if to Apollo Bank, to the Seller’s address set forth in Section 7.9 of the Merger Agreement; and (iii) if to the Shareholder, to its address shown below its signature on the last page hereof.
(c)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The

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exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(e)   This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(f)   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.
(g)   If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.
(h)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.
(i)   No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by both parties.
(j)   The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.
(k)   Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.
(l)   Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.
[Signature Pages Follow.]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the day and year first above written.
SELLER:
APOLLO BANCSHARES, INC.
By:
Name:	Eduardo J. Arriola
Title:	President and Chief Executive Officer
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name:	Charles M. Shaffer
Title:	Chief Executive Officer
[Signatures Continue on Following Page]
[Signature Page to Shareholder Support Agreement]

SHAREHOLDER:

Name:
Address:

Number of Shares of Common Stock Over Which Shareholder Has Voting Power and Capacity of Ownership (including any Shares that are converted as a result of the Merger):

[Signature Page to Shareholder Support Agreement]

EXHIBIT C
CLAIMS LETTER
March 29, 2022
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Charles M. Shaffer
Ladies and Gentlemen:
This claims letter (this “Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as of March 29, 2022 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer, Apollo Bancshares, Inc., a Florida corporation (“Seller”) and Apollo Bank, a Florida state-chartered bank and subsidiary of Seller. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.
Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller, Apollo Bank or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.
1.   Claims.   The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice or other contract rights relating to employment or other benefits that are contemplated under existing contracts and agreements with Seller or Apollo Bank or that are contemplated by Section 4.20 of the Merger Agreement; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of Seller; (vi) any rights that the undersigned has or may have under the Merger Agreement including, without limitation, the indemnification rights set forth in Section 4.15 thereof; and (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or as an officer or director of Seller or a holder of an Apollo Equity Award (collectively, the “Disclosed Claims”).
2.   Releases and Assignment.   Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Apollo Bank, Buyer, Seacoast National Bank and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, transfers and assigns to Buyer, as successor to Seller,

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respectively, all claims, actions, rights, title and interests of the undersigned in and to any and all software, databases, records, files, data, information and hardware, and any and all intellectual property (including, but not limited to, any and all patent, copyright, trademark, trade secret, know-how, confidential information, and other proprietary rights, and all registrations and applications directed to any of the foregoing) of any nature whatsoever, conceived, reduced to practice, invented, created, authored, designed, developed, issued, registered, applied for, licensed or used by or for the undersigned or the Seller, Apollo Bank or any Seller entity, in any case in connection with the Seller’s (or Seller entity’s) business (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released, discharged, transferred or assigned herein has been transferred, sold or assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released, discharged, transferred or assigned hereby are owned solely and exclusively by the undersigned, which has the sole authority to release, discharge, transfer and assign them to Buyer, as the successor to Seller. The undersigned agrees, without any further consideration, to execute any and all other documents requested by the Buyer or the Seller necessary in order to carry out or evidence the release, discharge, transfer or assignment, or other intent, of this Claims Letter.
3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, taxing authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.
4.   Miscellaneous.
(a)   This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).
(b)   This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.
(c)   This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.
(d)   In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a party, the prevailing party in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(e)   IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY

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HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.
(f)   This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(g)   The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.
(h)   This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.
[Signature Page Follows.]

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Sincerely,
Signature of Officer or Director
Printed Name of Officer or Director
On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of [•], 2022.
SEACOAST BANKING CORPORATION OF FLORIDA
By:	Name: Charles M. Shaffer Title: Chief Executive Officer
[Signature Page to Claims Letter]

EXHIBIT D
RESTRICTIVE COVENANT AGREEMENT
(DIRECTOR)
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of March 29, 2022, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Apollo Bancshares, Inc., a Florida corporation (“Apollo”) and/or Apollo Bank, a Florida state-chartered bank and subsidiary of Apollo (the “Bank” and collectively with Apollo, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), Apollo and the Bank are parties to that certain Agreement and Plan of Merger, dated as of March 29, 2022, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Apollo with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);
WHEREAS, Director is a shareholder and director of Seller;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or an Affiliate of Director is selling shares of Apollo Common Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration from Buyer in exchange for such shares;
WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined) and/or relationships with the Seller’s executives, customers, and customer goodwill;
WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger and the Bank Merger, Buyer will acquire substantial customer relationships from Seller and succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.   Certain Definitions.
(a)   ”Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.
(b)   ”Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB, or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information,

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customer identity and customer lists, confidential methods of operation, lending and credit information, banking and financial information about customers and employees, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, proprietary computer systems and databases (and their contents) such as the Bank’s RPS system, current and future development and expansion or contraction plans of Seller, Buyer, SNB, or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB, or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets,” or any equivalent term under any applicable federal, state, or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)   Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
2.   Restrictive Covenants.
(a)   Nondisclosure of Confidential Information.   From the Effective Time and thereafter for so long as such information remains Confidential Information (but in no event less than three years after the Effective Time), Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of Director’s legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.
(b)   Nonrecruitment of Employees.   Director hereby agrees that, for the longer of (i) three (3) years following the Effective Time or (ii) one (1) year following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(c)   Nonsolicitation of Customers.   Director hereby agrees that, for the longer of (i) three (3) years following the Effective Time or (ii) one (1) year following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not, without the prior

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written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself, or of anyone other than Seller, Buyer, SNB, or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict, or divert its business with Seller, Buyer, SNB, or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)   Noncompetition.   Director hereby agrees that, for the longer of (i) three (3) years following the Effective Time or (ii) one (1) year following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not Compete (as defined herein) against Buyer, SNB, or any of their Affiliated Companies in the Restricted Area without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer; provided, however, Buyer’s Chief Executive Officer shall be deemed to have provided prior written consent to the activities of Director described in Schedule I attached hereto and such activities shall not (as the date hereof or during the term of this Agreement) be deemed to be a breach of this Agreement. For purposes of this Agreement, “Compete” means to engage or participate in Business Activities (or to prepare to engage or participate in Business Activities) on Director’s own behalf, or with, for or on behalf of (i) any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) any other Person, business, or enterprise. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB, or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For purposes of this Agreement, the “Restricted Area” means each and any county where the Buyer, SNB, Bank, or any of their Affiliated Companies (i) operates a banking office, or (ii) has operated a banking office within the preceding 12 months, or (iii) is actively engaged in providing Business Activities to customers. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB, or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that such securities were held by the Director or any of such Director’s Affiliated Company as of the date of this Agreement.
(e)   Enforceability of Covenants.   Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer, SNB, and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration, or scope of the covenants set forth herein. Director agrees that his or her position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him or her from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time, or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants

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to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB, and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief, and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
3.   Successors.
(a)   This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.
(b)   This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, the Buyer, SNB, and any of their Affiliated Companies and their successors and assigns.
4.   Miscellaneous.
(a)   Waiver.   No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
(b)   Severability.   If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(c)   Attorneys’ Fees.   In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(d)   Governing Law and Forum Selection.   Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles, and that any and all disputes arising out of or relating to this Agreement shall be brought and exclusively maintained in the 19th Circuit Court in and for Martin County, Florida, Stuart Division. With respect to any such court action, Director hereby (i) irrevocably submits to personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the court identified in this Agreement is a convenient forum for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(e)   Notices.   All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below

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for such party (or to such other address that such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)).
To Buyer:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Charles M. Shaffer

To Director:
To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f)   Amendments and Modifications.   This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(g)   Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding, and arrangement, oral or written, between the parties with respect to the subject matter hereof.
(h)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(i)   Termination.   If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.
[Signature Page Follows.]

A-D-5

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:	Name: Charles M. Shaffer Title: Chief Executive Officer
DIRECTOR:

Name:
Address:
[Signature Page to Restrictive Covenant Agreement (Director)]

APPENDIX B
EXHIBIT A
PLAN OF MERGER AND MERGER AGREEMENT
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made this [•] day of [•], 2022, by and among Seacoast Banking Corporation of Florida (hereinafter referred to as “SBC”), a Florida corporation, Seacoast National Bank (hereinafter referred to as “SNB” and the “Resulting Bank”), a national banking association, with its main office located at 815 Colorado Avenue, Stuart, FL 34994 and Apollo Bank, a Florida state-chartered bank, with its main office located at 1150 South Miami Avenue, Miami, FL 33130 (hereinafter referred to as “Apollo Bank” and, together with SNB, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of SNB has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Apollo Bank has approved this Agreement and authorized its execution in accordance with the Act;
WHEREAS, SBC, which owns all of the outstanding shares of SNB, and Apollo Bancshares, Inc., a Florida corporation (“Apollo”), which is registered bank holding company with respect to Apollo Bank pursuant to the Bank Holding Company Act of 1956, as amended, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Apollo with and into SBC, all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”);
WHEREAS, SBC, as the sole shareholder of SNB, has approved this Agreement;
WHEREAS, this Agreement will be submitted to the shareholders of Apollo Bank for their approval; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Apollo Bank with and into SNB, with SNB being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Apollo Bank shall be merged with and into SNB (the “Merger”). Upon consummation of the Merger, SNB shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Apollo Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger, which time shall occur immediately following the effective time of the BHC Merger (such time when the Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “Seacoast National Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.
SECTION 3
The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office which shall be located at 815 Colorado Avenue, Stuart, FL 34994, as well as all of the banking offices of SNB and the banking offices of Apollo Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of SNB). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of SNB issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank. The authorized capital stock of SNB consists of 10,000,000 shares of common stock, par value $10.00 per share, [5,679,285] of which are issued and outstanding.
SECTION 5
All assets of Apollo Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Apollo Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
SNB and Apollo Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of SNB and Apollo Bank at the Effective Time.
SECTION 7
(a) At the Effective Time, (i) each outstanding share of the common stock of Apollo Bank, $5.00 par value per share (“Apollo Bank Common Stock”) owned by Apollo immediately prior to the BHC Merger shall be cancelled with no consideration being paid therefor and (ii) each outstanding share of Apollo Bank Common Stock held by shareholders who are not Apollo or Seacoast shall be converted into the right to receive, subject to the terms herein, the number of shares of the common stock of SBC, $0.10 par value per share (“SBC Common Stock”) that is equal to the Exchange Ratio (the “Merger Consideration”); provided, however, that in the event that Apollo’s Consolidated Tangible Shareholders’ Equity as of the date of closing of the BHC Merger, as calculated in accordance with the Plan of Merger is less than $84.6 million, SNB shall have the option to adjust the Exchange Ratio used to calculate the Merger Consideration downward by a number calculated in accordance with Schedule 1.5(a) of the Seacoast Disclosure Letter. At the Effective Time, the outstanding shares of Apollo Bank Common Stock held by shareholders who are not Apollo or Seacoast shall be no greater than 608,635. For purposes of this Section 7(a), “Exchange Ratio” shall mean 1.195651, subject to any adjustment made pursuant to this Section 7(a).
(b) At the Effective Time, all shares of Apollo Bank Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Apollo Bank Common Stock (the “Apollo Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 7(c), and any shares of Apollo Bank Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who comply in all respects with the Dissenter Provisions and have not withdrawn such demand (“Dissenting Shares”) shall thereafter represent only the right to receive applicable payments as set forth in Section 8(g).
(c) Notwithstanding any other provision of this Agreement, each holder of shares of Apollo Bank Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Apollo Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Average Closing Price less any applicable withholding taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares. For purposes of this Section 7 the following terms shall have the meanings set forth below:

(i) “Average Closing Price” shall mean the average of the VWAP of SBC Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.
(ii) “Determination Date” shall mean the later of (i) the date on which SBC notifies Apollo that the last consent of any governmental agency having jurisdiction over Apollo, Apollo Bank, SBC, or SNB required by law to consummate the transactions contemplated by this Agreement and the Plan of Merger has been obtained without regard to any requisite waiting period or (ii) the date on which the approval of the shareholders of Apollo required for consummation of the BHC Merger is obtained.
(iii) “Trading Day” shall mean any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).
(iv) “VWAP” shall mean the daily volume weighted average price of SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.
(d) Each share of Apollo Bank Common Stock issued and outstanding immediately prior to the Effective Time and owned by Apollo, Apollo Bank, SBC, SNB or their respective Subsidiaries (in each case other than shares of Apollo Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).
SECTION 8
(a) Prior to the Effective Time, SBC, on behalf of SNB, shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock issuable pursuant to Section 7(a) in book-entry form equal to the aggregate Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay fractional share consideration and any dividends under Section 8(d). As promptly as practicable after the Effective Time (and within five business days), the Exchange Agent shall send to each former holder of record of shares of Apollo Bank Common Stock, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Apollo Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Apollo Certificates shall pass, only upon proper delivery of such Apollo Certificates (or effective affidavit of loss in lieu thereof as provided in Section 8(e)) to the Exchange Agent).
(b) After the Effective Time, following the surrender of an Apollo Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 8(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Apollo Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Apollo Bank Common Stock represented by its Apollo Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name an Apollo Certificate so surrendered is registered, it shall be a condition to such payment that such Apollo Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar taxes required as a result of such payment to a Person other than the registered holder of such Apollo Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by Section 215a of the United States Code.
(c) The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Apollo Bank Common Stock such amounts as the Exchange Agent, SBC, or SNB, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder, or any other provision of applicable law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent, SBC, or SNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Apollo Bank Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent, SBC, or SNB, as the case may be.
(d) At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of Apollo Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Apollo Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of an Apollo Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e) In the event any Apollo Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Apollo Certificate(s) to be lost, stolen or destroyed and, if required by SBC, SNB, or the Exchange Agent, the posting by such Person of a bond in such sum as SBC or SNB may reasonably direct as indemnity against any claim that may be made against Apollo Bank, SNB, or SBC with respect to such Apollo Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Apollo Bank Common Stock represented by such lost, stolen or destroyed Apollo Certificates.
(f) On or before the date when the Effective Time is to occur, the stock transfer books of Apollo Bank shall be closed as to holders of Apollo Bank Common Stock and no transfer of Apollo Bank Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of this Section 8, each Apollo Certificate (other than the Apollo Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 7(c), and any dividends or distributions to which such holder is entitled pursuant to this Section 8. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Apollo Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 7(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Apollo Certificate in accordance with this Section 8. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Apollo Certificate there shall be delivered to such holder (i) whole shares of SBC Common Stock, in book-entry form, in an amount equal to the Merger Consideration to which such holder is entitled pursuant to Section 7(a), (ii) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock, (iii) the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 7(c), and (iv) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SNB shall cause SBC to make available to the Exchange Agent cash for these purposes, if necessary.
(g) Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration (or cash in lieu of fractional shares) with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the provisions of 12 U.S.C. § 215a(b)-(d) (the “Dissenter Provisions”). Each Dissenting Shareholder shall be entitled to receive only the payment provided by the Dissenter Provisions with respect to shares of Apollo Bank Common Stock owned by such Dissenting Shareholder. Apollo Bank shall give SNB (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by Apollo Bank or Apollo relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Dissenter Provisions. Apollo Bank shall not, except with the prior written consent of SNB, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
SECTION 9
Upon the Effective Time, the then outstanding shares of common stock of SNB (the “SNB Common Stock”) shall continue to remain outstanding shares of SNB Common Stock, all of which shall continue to be owned by SBC.
SECTION 10
The directors of the Resulting Bank following the Effective Time shall consist of those directors of SNB as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal; provided, however, that the Resulting Bank shall form an advisory board with respect to Apollo Bank’s market area as of the date of this Agreement and shall extend an invitation to each member of the board of directors of Apollo Bank immediately prior to the Effective Time to serve on such advisory board. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of SNB as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 11
This Agreement has been approved by SBC, which owns all of the outstanding shares of SNB Common Stock. This Agreement will be submitted to the holders of Apollo Bank Common Stock for their approval of this Agreement and the transactions contemplated hereby, including the Merger.
SECTION 12
The effectiveness of this Agreement is subject to satisfaction of the following terms and conditions:
(a)
The BHC Merger shall have closed and become effective.

(b)
The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

(c)
The BHC Merger and the Merger shall have the tax consequences described in Section 1.9 of the Plan of Merger.

SECTION 13
Each of the Banks hereby invites and authorizes the OCC to examine each of such Bank’s records in connection with the Merger.
SECTION 14
Effective as of the Effective Time, the Amended and Restated Articles of Association and Bylaws of the Resulting Bank shall consist of the Amended and Restated Articles of Association and Bylaws of SNB as in effect immediately prior to Effective Time.

SECTION 15
This Agreement shall terminate if and at the time of any termination of the Plan of Merger.
SECTION 16
For purposes of this Agreement, “Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.
Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.
SEACOAST BANKING CORPORATION OF FLORIDA
By:

Charles M. Shaffer
President and Chief Executive Officer
SEACOAST NATIONAL BANK
By:

Charles M. Shaffer
President and Chief Executive Officer
APOLLO BANK
By:

Eduardo J. Arriola
Chairman and Chief Executive Officer
[Signature Page to Bank Merger Agreement]

EXHIBIT A
BANKING OFFICES OF THE RESULTING BANK
Main Office:
815 Colorado Avenue
Stuart, FL 34994
Apollo Bank Branch Offices Acquired:
[TBD prior to Closing]
Name	Address	County	City	State	Zip	Service Type

B-A-1

APPENDIX C
March 29, 2022
The Board of Directors
Apollo Bancshares, Inc.
1150 South Miami Avenue
Miami, FL 33130
The Board of Directors
Apollo Bank
1150 South Miami Avenue
Miami, FL 33130
Members of the Boards:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Apollo Bancshares, Inc. (“Apollo Parent”) and the common shareholders (excluding Apollo Parent) of Apollo Bank, collectively as a group, of the Aggregate Transaction Consideration (as defined below) in the proposed merger of Apollo Parent with and into Seacoast Banking Corporation of Florida (“Seacoast”) (the “Merger”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Apollo Parent, Apollo Bank, a majority-owned subsidiary of Apollo Parent, Seacoast and Seacoast National Bank, a wholly-owned subsidiary of Seacoast (“Seacoast Bank”), and the proposed merger of Apollo Bank with and into Seacoast Bank (the “Bank Merger” and, together with the Merger, the “Transaction”), pursuant to the Plan of Merger and Merger Agreement to be entered into by and between Apollo Bank, Seacoast and Seacoast Bank. Pursuant to the Merger Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Merger Agreement), by virtue of the Merger and without any action on the part of Apollo, Apollo Bank, Seacoast, Seacoast Bank or the holder thereof, each share of common stock, $0.01 par value per share, of Apollo Parent (“Apollo Parent Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.006529 shares of common stock, $0.10 par value per share, of Seacoast (“Seacoast Common Stock” and, such shares of Seacoast Common Stock for each share of Apollo Parent Common Stock, the “Merger Consideration”), subject to adjustment as provided for in the Merger Agreement (as to which adjustment we express no opinion); provided that the number of shares of Apollo Parent Common Stock outstanding as of the Closing Date (as defined in the Merger Agreement) shall not be greater than 3,766,412 shares of Apollo Common Stock. In addition, pursuant to the Bank Merger Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Bank Merger Agreement), each outstanding share of common stock, $5.00 par value per share, of Apollo Bank (“Apollo Bank Common Stock”) held by shareholders who are not Apollo Parent or Seacoast shall be converted into the right to receive 1.195651 shares of Seacoast Common Stock (such shares of Seacoast Common Stock for each share of Apollo Bank Common Stock the “Bank Merger Consideration”), subject to adjustment as provided for in the Bank Merger Agreement (as to which adjustment we express no opinion); provided that, at such Effective Time, the outstanding shares of Apollo Bank Common Stock held by shareholders who are not Apollo Parent or Seacoast shall be no greater than 608,635. The Merger Agreement provides that an aggregate maximum of 4,518,718 shares of Seacoast Common Stock (the “Aggregate Transaction Consideration”) may be issued pursuant to the Merger Agreement and the Bank Merger Agreement as the aggregate Merger Consideration and the aggregate Bank Merger Consideration. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and the Bank Merger Agreement.
Keefe, Bruyette & Woods, A Stifel Company
www.kbw.com

KBW has acted as financial advisor to Apollo Parent and Apollo Bank (collectively, “Apollo”) and not as an advisor to or agent of any other person (including, without limitation, any individual officers or directors of Apollo Parent or Apollo Bank or any shareholders of Apollo Parent or Apollo Bank, whether individually or collectively). As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to an existing sales and trading relationship between a KBW broker-dealer affiliate and Apollo), may from time to time purchase securities from, and sell securities to, Apollo and Seacoast. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Seacoast for our and their own respective accounts and for the accounts of our and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Seacoast. As Apollo has previously been informed by KBW, such positions currently include, among others, an individual position in shares of Seacoast Common Stock owned by a senior member of the KBW advisory team providing services to Apollo in connection with the proposed Transaction. We have acted exclusively for the respective boards of directors of Apollo Parent and Apollo Bank (collectively, the “Boards”) in rendering this opinion and will receive a fee from Apollo for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Transaction. In addition, Apollo has agreed to indemnify us for certain liabilities arising out of our engagement.
In addition to this present engagement, in the past two years, KBW has provided investment banking and financial advisory services to Apollo and received compensation for such services. KBW acted as sole placement agent to Apollo in connection with its October 2020 offering of senior debt. In the past two years, KBW has not provided investment banking or financial advisory services to Seacoast. We may in the future provide investment banking and financial advisory services to Apollo or Seacoast and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Apollo and Seacoast and bearing upon the Transaction, including among other things, the following: (i) a draft of the Merger Agreement dated March 25, 2022 (the most recent draft made available to us) and the form of the Bank Merger Agreement forming an exhibit thereto; (ii) the audited financial statements for the three fiscal years ended December 31, 2020 and unaudited financial statements for the fiscal year ended December 31, 2021 of Apollo Parent; (iii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Seacoast; (iv) certain regulatory filings of Apollo Parent and Seacoast and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C or semi-annual reports on Form FR Y-9SP and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2021; (v) certain other interim reports and other communications of Apollo and Seacoast provided to their respective shareholders; and (vi) other financial information concerning the businesses and operations of Apollo and Seacoast furnished to us by Apollo and Seacoast or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Apollo and Seacoast; (ii) the assets and liabilities of Apollo and Seacoast; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for Apollo and certain financial and stock market information for Seacoast with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Apollo that were prepared by Apollo management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Boards; (vi) publicly available consensus “street estimates” of Seacoast, as well as assumed Seacoast long-term growth rates that were provided to us by Seacoast management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Apollo management and with the consent of the Boards; (vii) adjustments to December 31, 2021 balance sheet and capital data of Seacoast for certain pro forma financial effects of Seacoast’s January 2022 acquisitions of Sabal Palm Bancorp, Inc. and

Business Bank of Florida that were based on publicly available information or information from Seacoast management, which adjustments were discussed with us by Seacoast management and used and relied upon by us based on such discussions, at the direction of Apollo management and with the consent of the Boards; and (viii) estimates regarding certain pro forma financial effects of the Transaction on Seacoast (including, without limitation, the cost savings and related expenses expected to result from or be derived from the Transaction) that were prepared by Seacoast management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Apollo management and with the consent of the Boards. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held with the managements of Apollo and Seacoast, respectively, regarding the past and current business operations, regulatory relations, financial condition and future prospects of Apollo and Seacoast and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, Apollo with soliciting indications of interest from third parties regarding a potential transaction with Apollo.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Apollo as to the reasonableness and achievability of the financial and operating forecasts and projections of Apollo referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Apollo, upon Seacoast management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Seacoast, the assumed Seacoast long-term growth rates, and the estimates regarding certain pro forma financial effects of the Transaction on Seacoast (including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Seacoast consensus “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Seacoast management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Seacoast referred to above, is based on numerous variables and assumptions that are inherently uncertain including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Apollo and Seacoast and with the consent of the Boards, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on Apollo and Seacoast. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Apollo or Seacoast since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Apollo and Seacoast are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Apollo or Seacoast, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Apollo or Seacoast under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions will be completed substantially in accordance with the terms set forth in the Merger Agreement and the Bank Merger Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft or form thereof reviewed by us and referred to above), with no adjustments to the Merger Consideration, the Bank Merger Consideration or the Aggregate Transaction Consideration and no other consideration or payments in respect of Apollo Parent Common Stock or Apollo Bank Common Stock; (ii) that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement are true and correct; (iii) that each party to the Merger Agreement, the Bank Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Merger Agreement, the Bank Merger Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Apollo, Seacoast or the pro forma entity, or the contemplated benefits of the Transaction, including without limitation the cost savings and related expenses expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Apollo that Apollo has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Apollo, Seacoast, the Transaction and any related transaction, and the Merger Agreement and the Bank Merger Agreement. KBW has not provided advice with respect to any such matters. We have assumed, at the direction of Apollo and without independent verification, that Apollo Parent’s Consolidated Tangible Shareholders’ Equity (as defined in the Merger Agreement) as of the relevant dates will not be less than $84.6 million.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Transaction Consideration in the Transaction to the holders of Apollo Parent Common Stock and Apollo Bank Common Stock (excluding Apollo Parent), collectively as a group, without regard to any matters relating specifically to the minority shareholders of Apollo Bank or otherwise relating to control, voting or other rights or aspects which may distinguish a specific shareholder or group of shareholders from other shareholders or distinguish holders of Apollo Parent Common Stock and holders of Apollo Bank Common Stock from each other. We have performed our analyses of Apollo on a consolidated basis and have not relied on separate analyses of Apollo Parent or Apollo Bank for purposes of this opinion. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transactions, including without limitation, the form or structure of the Transaction or any such related transactions, any consequences of the Transaction or any such related transactions to Apollo Parent, Apollo Bank, their respective shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, restrictive covenant or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Apollo to engage in the Transaction or any related transactions or enter into the Merger Agreement or the Bank Merger Agreement; (ii) the relative merits of the Transaction or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by Apollo or the Boards; (iii) the fairness of the amount or nature of any compensation to any of Apollo’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Apollo Parent Common Stock or the holders of Apollo Bank Common Stock; (iv) the effect of the Transaction or any related transactions on, or the fairness of the consideration to be received by, holders of any class of securities of Apollo (other than the holders of Apollo Parent Common Stock and Apollo Bank Common Stock (excluding Apollo Parent), collectively as a group, solely with respect to the Aggregate Transaction Consideration (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Seacoast or any other party to any transaction contemplated by the Merger Agreement; (v) any adjustment (as provided in the Merger Agreement or the Bank Merger Agreement) to the Merger Consideration, the Bank Merger Consideration or the Aggregate Transaction Consideration assumed to be paid in the Transaction for purposes of our opinion; (vi) the allocation of the Aggregate Transaction Consideration between the holders of Apollo Parent Common Stock and the holders of Apollo Bank Common Stock (excluding Apollo Parent) or the relative fairness of the Merger Consideration and the Bank Merger Consideration; (vii) the actual value of Seacoast Common Stock to be issued in the Transaction; (viii) the prices, trading range or volume at which Seacoast Common Stock will trade following the public announcement of the Transaction or the consummation of the Transaction; (ix) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Merger Agreement; or (x) any legal, regulatory, accounting, tax or similar matters relating to Apollo Parent, Apollo Bank, Seacoast, their respective shareholders, or relating to or arising out of or as a consequence of the Transaction or any related transactions, including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Boards (in their respective capacities as such and not in any other capacity) in connection with their respective consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Boards as to how they should vote on the Transaction, or to any holder of Apollo Parent Common Stock or Apollo Bank Common Stock or any shareholder of any other entity as to how to vote or act in connection with the Transaction or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Transaction Consideration in the Transaction is fair, from a financial point of view, to the holders of Apollo Parent Common Stock and Apollo Bank Common Stock (excluding Apollo), collectively as a group.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

APPENDIX D
SECTIONS 607.1301 THROUGH 607.1340 OF THE FLORIDA BUSINESS CORPORATION ACT
Shareholders are advised to read the relevant sections of the Florida Business Corporation Act (“FBCA”). The following extract does not revise, amend or supersede the FBCA.
607.1301. Appraisal rights; definitions.
The following definitions apply to ss. 607.1301-607.1340:
(1)
“Accrued interest” means interest at the rate agreed to by the corporation and the shareholder asserting appraisal rights, or at the rate determined by the court to be equitable, which rate may not be greater than the rate of interest determined for judgments pursuant to s. 55.03; however, if the court finds that the shareholder asserting appraisal rights acted arbitrarily or otherwise not in good faith, no interest shall be allowed by the court.

(2)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3)
“Corporate action” means an event described in s. 607.1302(1).

(4)
“Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 — 607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5)
“Fair value” means the value of the corporation’s shares determined:

(a)
Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b)
Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)
Without discounting for lack of marketability or minority status.

(6)
“Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a)
“Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1.
Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2.
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

3.
Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.
Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in, s. 607.0832; or

c.
In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b)
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c)
“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(7)
“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8)
“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9)
Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

S. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267; s. 161, ch. 2019-90, effective January 1, 2020; s. 41, ch. 2020-32, effective June 18, 2020; s. 2, ch. 2021-13, effective May 7, 2021.
607.1302. Right of shareholders to appraisal.
(1)
A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)
(Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b)
Consummation of a merger to which such corporation is a party:

1.
If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2.
If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d)
Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1.
Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2.
The disposition of assets is not an interested transaction;

(e)
An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f)
Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided as of the record date by the articles of incorporation, bylaws, or a resolution of the board of directors providing for appraisal rights, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g)
An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(h)
With regard to a class of shares prescribed in the articles of incorporation in any corporation as to which that particular class of shares was in existence prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, and for classes of shares authorized on or after October 1, 2003, in any corporation with 100 or fewer shareholders, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.
Altering or abolishing any preemptive rights attached to any of his, her or its shares;

2.
Altering or abolishing the voting rights pertaining to any of his, her or its shares, except as such rights may be affected. by the voting rights of, new shares then being authorized of any existing or new class or series of shares;

3.
Effecting an exchange, cancellation, or reclassification of any of his, her or its shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his, her or its percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.
Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his, her or its shares, or making any of his, her or its shares subject to redemption when they are not otherwise redeemable;

5.
Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.
Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.
Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(i)
An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(j)
An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(k)
A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(l)
A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)
Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), (e), (f), and (h) shall be limited in accordance with the following provisions:

(a)
Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.
A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;1

2.
Not a covered security, but traded in an organized market (or subject to a comparable trading process) and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries , by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3.
Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19402 and which may be redeemed at the option of the holder at net asset value.

(b)
The applicability of paragraph (a) shall be determined as of:

1.
The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, the record date fixed to determine the shareholders entitled to sign a written consent approving the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2.
If there will be no meeting of shareholders, no written consent approving the corporate action, and no offer made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c)
Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(d)
For the purposes of subparagraph (a)2., a comparable trading process exists if:

1.
The market price of the corporation’s shares is determined at least quarterly based on an independent valuation and by following a formalized process that is designed to determine a value for the corporation’s shares that is comparable to the value of comparable publicly traded companies; and

(1)
15 U.S.C.A. § 77r(b)(l)(A) or (B).

(2)
15 U.S.C.A. § 80a -1 et seq.

2.
The corporation repurchases the shares at the price set by its board of directors based upon the independent valuation and subject to certain terms and conditions established by the corporation and provides the corporation’s shareholders with a trading market comparable to that typically available had the corporation’s shares been traded in an organized market.

(3)
Notwithstanding any other provision of this section, the articles of incorporation .as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a)
No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930,or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

(b)
Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.

S. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209, effective July 1, 2014; s. 162, ch. 2019-90, effective January 1, 2020; s. 42, ch. 2020-32, effective June 18, 2020; s. 3, ch. 2021-13, effective May 7, 2021.
607.1303. Assertion of rights by nominees and beneficial owners.
(1)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if:

(a)
The record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner;

(b)
The particular beneficial shareholder or voting trust beneficial owner acquired all such shares before the record date established under s. 607.1321 in connection with the applicable corporate action; and

(c)
The record shareholder notifies the corporation in writing of its name and address (if the record shareholder beneficially owns the shares as to which appraisal rights are being asserted) or notifies the corporation in writing of the name and address of the particular beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted.

The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2)
A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)
Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)
Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

(c)
Acquired all shares of the class or series before the record date established under s. 607.1321 in connection with the applicable corporate action.

S. 23, ch. 2003-283; s. 163, ch. 2019-90, effective January 1, 2020; s. 43, ch. 2020-32, effective June 18, 2020; s. 4, ch. 2021-13, effective May 7, 2021.
607.1320. Notice of appraisal rights.
(1)
If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035) must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301- 607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2)
In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)
If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a)
Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 — 607.1340 must accompany such written notice; and

(b)
Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 — 607.1340 must accompany such written notice.

(4)
Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a)
Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and,

(b)
The latest available interim financial statements, including year-to-date through the end of the interim period, of such corporation, if any.

(5)
The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.

S. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283; s. 164, ch. 2019-90, eff. Jan. 1, 2020; s. 44, ch. 2020-32, eff. June 18, 2020.
607.1321. Notice of intent to demand payment.
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must have beneficially owned the shares of such class or series as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote;

(b)
Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent, if the proposed corporate action is effectuated, to demand payment for all shares of such class or series beneficially owned by the shareholder as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote; and

(c)
Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must have beneficially owned the shares of such class or series as of the record date established for determining who is entitled to sign a written consent;

(b)
Must assert such appraisal rights for all shares of such class or series beneficially owned by the shareholder as of the record date for determining who is entitled to sign the written consent; and

(c)
Must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3)
If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must have beneficially owned the shares of such class or series as of the date the offer to purchase is made pursuant to s. 607.11035;

(b)
Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholder’s intent to demand payment if the proposed corporate action is effected for all shares of such class or series beneficially owned by the shareholder as of the date the offer to purchase is made pursuant to s. 607.11035; and

(c)
Must not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

(4)
A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.

S. 25, ch. 2003-283; s. 7, ch. 2004-378; s. 165, ch. 2019-90, effective January 1, 2020; s. 5, ch. 2021-13, effective May 7, 2021.
607.1322. Appraisal notice and form.
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)
The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no later than 10 days after such date, and must:

(a)
Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.
The shareholder’s name and address.

2.
The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.
That the shareholder did not vote for or consent to the transaction.

4.
Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.
If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest, if ant to the extent applicable.

(b)
State:

1.
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.
A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.
The corporation’s estimate of the fair value of the shares.

4.
An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.
That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.
The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)
If not previously provided, be accompanied by a copy of ss. 607.1301 — 607.1340.

S. 26, ch. 2003-283; s. 166, ch. 2019-90, effective January 1, 2020; s. 6, ch. 2021-13, effective May 7, 2021.
607.1323. Perfection of rights; right to withdraw.
(1)
A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)
A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)
A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301 — 607.1340.

S. 27, ch. 2003-283; s. 167, ch. 2019-90, effective January 1, 2020.

607.1324. Shareholder’s acceptance of corporation’s offer.
(1)
If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)
Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.

S. 28, ch. 2003-283; s. 168, ch. 2019-90, eff. Jan. 1, 2020.
607.1326. Procedure if shareholder is dissatisfied with offer.
(1)
A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2) (b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable.

(2)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest, if and to the extent applicable, under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only for the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

(3)
With respect to a shareholder who properly makes demand for payment pursuant to subsection (1), at any time after the shareholder makes such demand, including during a court proceeding under s. 607.1330, the corporation shall have the right to prepay to the shareholder all or any portion of the amount that the corporation determines to be due under s. 607.1322(2)(b)3. and the shareholder shall be obligated to accept such prepayment.

(a)
If such prepayment is made within 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), accrued interest will be payable, if at all, to the shareholder entitled to appraisal rights, calculated and accrued from the date on which the corporate action became effective and only on amounts that are determined to be due to the shareholder and are above the amount so prepaid. Accrued interest will not be payable to the shareholder entitled to appraisal rights on the prepayment previously made to the shareholder by the corporation pursuant to this paragraph.

(b)
If such prepayment is made more than 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), the prepayment must include accrued interest on the amount of the prepayment, calculated at the rate of interest determined for judgments pursuant to s. 55.03 and calculated and accrued from the date that the corporate action became effective through the date of the prepayment previously made to the shareholder by the corporation pursuant to this paragraph. In addition, accrued interest will be payable to the shareholder entitled to appraisal rights on such amounts, if any, determined to be due to the shareholder in excess of the prepaid amount, calculated and accrued from the date on which the corporate action became effective.

S. 29, ch. 2003-283; s. 169, ch. 2019-90, effective January 1, 2020; s. 7, ch. 2021-13, effective May 7, 2021.
607.1330. Court action.
(1)
If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest, if and to the extent applicable, calculated and accrued from the date the corporate action became effective and taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3). If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
(2)
The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

(3)
All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)
Each shareholder entitled to appraisal rights who is made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares as found by the court, plus accrued interest, if and to the extent applicable and as found by the court, taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3).

(6)
The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.

S. 2, ch. 2004-378; s. 170, ch. 2019-90, effective January 1, 2020; s. 8, ch. 2021-13, effective May 7, 2021.
607.1331. Court costs and counsel fees.
(1)
The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the- shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)
The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)
If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)
To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.

S. 30, ch. 2003-283; s. 98, ch. 2004-5; s. 171, ch. 2019-90, eff. Jan. 1, 2020.
607.1332. Disposition of acquired shares.
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.
S. 31, ch. 2003-283; s. 172, ch. 2019-90, eff. Jan. 1, 2020.
607.1333. Limitation on corporate payment.
(1)
No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)
Withdraw his, her, or its notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)
Retain his, her, or its status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his, her, or its right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)
The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

S. 32, ch. 2003-283; s. 173, ch. 2019-90, eff. Jan. 1, 2020; s. 45, ch. 2020-32, eff. June 18, 2020.
607.1340. Other remedies limited.
(1)
A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a)
Not authorized and approved in accordance with the applicable provisions of this chapter; or

(b)
Procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2)
Nothing in this section operates to override or supersede the provisions of s. 607.0832.

S. 174, ch. 2019-90, eff. Jan. 1, 2020; s. 46, ch. 2020-32, eff. June 18, 2020.

APPENDIX E
Florida Statutes
658.41  Merger; resulting state or national bank.
(1)
Upon filing of an application with the office by the constituent banks or trust companies, and upon approval by the office, banks and state trust companies may be merged with a resulting state bank or state trust company, as prescribed in this code, except that the action by a constituent national bank shall be taken in the manner prescribed by, and shall be subject to, any limitations or requirements imposed by any law of the United States applicable thereto, which shall also govern the rights of its dissenting shareholders; and the terms and provisions of the plan of merger and merger agreement required by s. 658.42, as they relate to a constituent national bank, shall conform with such federal laws. The application shall be accompanied by a plan of merger and merger agreement as provided in s. 658.42.

(2)
The laws of this state do not restrict the right of a state bank or state trust company to merge with a resulting national bank or out-of-state bank. In such case the action to be taken by a constituent state bank or state trust company, and its rights and liabilities and those of its shareholders, are the same as those prescribed for constituent national banks at the time of the action by the applicable federal law and not the law of this state.

United States Code
§215a.  Merger of national banks or State banks into national banks.
. . .
(b)
Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.
(c)
Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.
(d)
Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal,

E-1

as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

E-2

Appendix F
APOLLO BANCSHARES, INC. AND SUBSIDIARY

Consolidated Financial Statements
December 31, 2021 and 2020

APOLLO BANCSHARES, INC. AND SUBSIDIARY
TABLE OF CONTENTS:

Independent Auditor’s Report
Board of Directors
Apollo Bancshares, Inc. and Subsidiary
Miami, Florida
Opinion
We have audited the consolidated financial statements of Apollo Bancshares, Inc. and its subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matter
As described in Note 21 to the consolidated financial statements, the board of directors and the stockholders of the Company have indicated their intent to sell the Company to an unrelated entity. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
Miami, Florida May 25, 2022	/s/ BDO USA, LLP Certified Public Accountants

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31,
(in thousands, except share data)
	2021	2020
ASSETS
Cash and cash equivalents	$83,710	$64,917
Interest-bearing time deposits in other banks	1,746	996
Debt securities available for sale	258,738	232,861
Federal Home Loan Bank stock, at cost (restricted)	1,063	1,308
Loans, net	658,038	513,523
Bank owned life insurance	23,435	19,058
Deferred tax asset, net	4,590	3,438
Premises and equipment, net	6,333	6,149
Core deposit intangible, net	157	244
Goodwill	3,309	3,309
Accrued interest receivable	5,074	5,617
Other assets	1,166	1,016
TOTAL ASSETS	$1,047,359	$852,436
LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$378,273	$263,648
Interest-bearing demand deposits	29,637	29,520
Savings, NOW and money-market deposits	428,776	362,400
Time deposits	89,315	82,743
Total deposits	926,001	738,311
LONG-TERM DEBT (NOTE 12)
Principal amount	12,250	12,250
Less unamortized debt issuance costs	(398)	(443)
LONG-TERM DEBT, less unamortized debt issuance costs	11,852	11,807
Federal Home Loan Bank advances	15,000	15,000
Advance payments by borrowers for taxes and insurance	1,638	668
Accrued interest payable and other liabilities	2,948	2,444
TOTAL LIABILITIES	957,439	768,230
COMMITMENTS AND CONTINGENCIES (NOTE 18)
STOCKHOLDERS’ EQUITY:
Apollo Bancshares, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 3,766,412 shares issued and outstanding	38	38
Additional paid-in capital	44,141	44,141
Retained earnings	31,438	24,342
Accumulated other comprehensive income (loss), net of tax effect	(1,301)	991
Total Apollo Bancshares, Inc. stockholders’ equity	74,316	69,512
Noncontrolling interest	15,604	14,694
TOTAL STOCKHOLDERS’ EQUITY	89,920	84,206
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,047,359	$852,436
The accompanying notes are an integral part of these consolidated financial statements.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Operations
Years Ended December 31,
(in thousands)
	2021	2020
INTEREST AND DIVIDEND INCOME
Loans, including fees	$25,631	$24,281
Debt securities	3,602	3,159
Interest-bearing deposits in other banks	123	370
Other	63	82
TOTAL INTEREST AND DIVIDEND INCOME	29,419	27,892
INTEREST EXPENSE
Deposits	1,969	4,887
Federal Home Loan Bank advances	253	254
Long-term debt	717	130
TOTAL INTEREST EXPENSE	2,939	5,271
NET INTEREST INCOME	26,480	22,621
(REVERSAL OF) PROVISION FOR LOAN LOSSES	(100)	1,300
NET INTEREST INCOME AFTER (REVERSAL OF) PROVISION FOR LOAN LOSSES	26,580	21,321
NONINTEREST INCOME
Fees for customer services	2,164	1,947
Bank owned life insurance income, net	537	313
Net gain on sales of debt securities available for sale (includes $252 and $807 accumulated other comprehensive income reclassifications for unrealized net gains on available-for-sale debt securities, respectively)	252	807
Net gain on sales of foreclosed assets	3	15
Other	77	408
TOTAL NONINTEREST INCOME	3,033	3,490
NONINTEREST EXPENSES
Salaries and employee benefits	10,890	9,598
Occupancy and equipment	2,921	2,732
Data processing	1,813	1,616
Professional fees	991	785
Servicing fees	255	343
Federal Deposit Insurance Corporation	295	422
Amortization of core deposit intangible	87	111
Directors’ fees	514	523
Other general and administrative	1,622	1,846
TOTAL NONINTEREST EXPENSES	19,388	17,976
NET INCOME BEFORE EXPENSE FROM INCOME TAXES	10,225	6,835
EXPENSE FROM INCOME TAXES (includes $62 and $198 income tax expense from reclassification items, respectively)	1,804	1,572
NET INCOME	8,421	5,263
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,325)	(973)
NET INCOME ATTRIBUTABLE TO APOLLO BANCSHARES, INC.	$7,096	$4,290
The accompanying notes are an integral part of these consolidated financial statements.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2021 and 2020
(in thousands)
2021
NET INCOME		$8,421
OTHER COMPREHENSIVE LOSS, NET OF TAX:
Unrealized losses on debt securities:
Unrealized holding losses arising during period (net of tax effect of $830)	$(2,517)
Less: reclassification adjustment for gains included in net income (net of tax effect of $62)	(190)	(2,707)
COMPREHENSIVE INCOME		5,714
LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST		(910)
COMPREHENSIVE INCOME ATTRIBUTABLE TO APOLLO BANCSHARES, INC.		$4,804
2020
NET INCOME		$5,263
OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized gains on debt securities:
Unrealized holding gains arising during period (net of tax effect of $1,055)	$3,248
Less: reclassification adjustment for gains included in net income (net of tax effect of $198)	(609)	2,639
COMPREHENSIVE INCOME		7,902
LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST		(1,423)
COMPREHENSIVE INCOME ATTRIBUTABLE TO APOLLO BANCSHARES, INC.		$6,479
The accompanying notes are an integral part of these consolidated financial statements.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2021 and 2020
(in thousands, except share data)
	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), net of tax effect	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2020	3,766,412	$38	$43,955	$20,052	$(1,198)	$13,271	$76,118
Net Income	—	—	—	4,290	—	973	5,263
Stock Based Compensation	—	—	186	—	—	—	186
Other Comprehensive Income	—	—	—	—	2,189	450	2,639
Balance at December 31, 2020	3,766,412	38	44,141	24,342	991	14,694	84,206
Net Income	—	—	—	7,096	—	1,325	8,421
Other Comprehensive Loss	—	—	—	—	(2,292)	(415)	(2,707)
Balance at December 31, 2021	3,766,412	$38	$44,141	$31,438	$(1,301)	$15,604	$89,920
The accompanying notes are an integral part of these consolidated financial statements.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years Ended December 31,
(in thousands)
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,421	$5,263
Adjustments to reconcile net income to net cash provided by operating activities:
(Reversal of) provision for loan losses	(100)	1,300
Net amortization of debt securities	2,511	1,042
Net accretion of deferred loan fees	(1,112)	(576)
Net amortization of loan premiums	203	62
Net accretion of discount on acquired loans	(101)	(133)
Amortization of long-term debt issuance costs	45	8
Depreciation and amortization of premises and equipment	367	301
Amortization of core deposit intangible	87	111
Net realized gain on sales of debt securities available for sale	(252)	(807)
Net realized gain on sales of foreclosed assets	(3)	(15)
Bank owned life insurance income, net	(537)	(313)
Deferred income taxes	(260)	(427)
Stock based compensation	—	186
Net change in operating assets and liabilities:
Accrued interest receivable	543	(2,427)
Other assets	(290)	541
Accrued interest payable and other liabilities	504	(38)
NET CASH PROVIDED BY OPERATING ACTIVITIES	10,026	4,078
CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in interest-bearing time deposits in other banks	(750)	250
Purchase of life insurance	(3,840)	(5,140)
Activity in debt securities available for sale:
Sales	34,962	59,274
Maturities, prepayments and calls	46,383	24,649
Purchases	(113,080)	(180,229)
Net change in Federal Home Loan Bank stock (restricted)	245	(39)
Loan principal originations, net	(143,405)	(9,754)
Proceeds from sale of foreclosed asset	143	453
Additions to premises and equipment	(551)	(269)
NET CASH USED IN INVESTING ACTIVITIES	(179,893)	(110,805)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits	187,690	84,895
Net proceeds from issuance of long-term debt	—	11,799
Net change in advance payments by borrowers for taxes and insurance	970	(469)
NET CASH PROVIDED BY FINANCING ACTIVITIES	188,660	96,225
NET CHANGE IN CASH AND CASH EQUIVALENTS	18,793	(10,502)
CASH AND CASH EQUIVALENTS, beginning of year	64,917	75,419
CASH AND CASH EQUIVALENTS, end of year	$83,710	$64,917
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Transfer of loan to foreclosed asset	$—	$355
Interest paid on deposits and borrowed funds	$3,102	$5,507
Cash paid for income taxes	$2,340	$1,480
The accompanying notes are an integral part of these consolidated financial statements.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
1.
GENERAL

Nature of Operations
Apollo Bancshares, Inc. (“Bancshares”) is a corporation organized under the laws of the State of Florida as a bank holding company. The consolidated financial statements include Apollo Bancshares, Inc. and its subsidiary, Apollo Bank (collectively, the “Company”).
Apollo Bank (the “Bank”) is a non-member bank, incorporated in the State of Florida. It provides a full range of banking services to individual and corporate customers, focusing on South Florida and international markets mainly in Latin America. The Bank was authorized by federal regulators and the State of Florida to conduct general banking business. It is a member of the Federal Deposit Insurance Corporation (“FDIC”) and is supervised and regulated by the Office of Financial Regulation of the State of Florida and by the FDIC.
On December 14 2020, Bancshares made a capital contribution of $10,700 in exchange for 465,430 shares of the Bank’s $5-dollar par value common stock, which increased Bancshares’s ownership percentage in the Bank from 82.62% at December 31, 2019 to 84.66% at December 31, 2020.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Bancshares, the Bank and the Bank’s wholly owned subsidiary, AB Real Estate Solutions, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. UCB Solutions, LLC was organized in 2009 mainly for holding all foreclosed assets of the Bank. UCB Solutions, LLC changed its name to AB Real Estate Solutions, LLC on July 23, 2021.
Basis of Financial Statement Presentation
The accounting policies and reporting practices of the Company conform with accounting principles generally accepted in the United States of America (U.S. GAAP) and to predominant practices in the banking industry.
Use of Estimates
In preparing the consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of deferred tax assets, and the fair value of financial instruments.
Concentrations of Credit Risk
Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk (continued)
similarly affected by changes in economic or other conditions. The Company does not have a significant exposure to any individual customer or counterparty.
The Company’s loan portfolio is significantly concentrated in South Florida real estate loans, specifically non-owner occupied commercial real estate. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures. The Company performs ongoing credit evaluations of its customers’ financial condition. During 2021 and 2020, approximately 73% and 67%, respectively, of the Company’s loan portfolio is collateralized by South Florida real estate. During 2021 and 2020, approximately 87% and 75%, respectively, of the Company’s loan portfolio is collateralized by commercial real estate; of which, during 2021 and 2020 approximately 64% and 55% respectively, is collateralized by non-owner occupied commercial real estate. Circumstances that negatively impact the South Florida real estate industry or the South Florida economy, in general, could adversely impact the Company’s loan portfolio.
In the ordinary course of business, the Company maintains deposits with other qualified financial institutions. The exposure to the Company from these transactions is dependent upon the balances it keeps and the financial strength of the respective depository institution.
Risks and Uncertainties
The COVID-19 pandemic has caused substantial disruption to the global and domestic economies which has adversely affected a few of the Company’s customers’ businesses, financial condition and results of operations, which could have a negative impact on the demand for the Company’s services. The Company continues to closely monitor the effects of the pandemic on business closures, unemployment and decreased economic activity of its customers.
Despite the uncertainty of the current health crisis and its economic impact, the government passed several relief packages for small businesses and individuals during 2020 that greatly mitigated the negative economic impact of the crisis. Furthermore, several regulatory agencies provided more relaxed guidance in connection with how banks should work with their customers and the treatment of loans for which payments are deferred. Under the new guidance, if a loan was classified as performing as of March 13, 2020 (the President’s national emergency declaration date) for which payments get deferred, the Company may continue to classify the loan as performing, and it may continue the accrual of interest for such loan. In addition to these measures taken by the government and regulators, the deployment of several vaccines to combat the spread of the COVID-19 virus has led to significant decrease in infection levels and human life losses.
During the crisis, the Company has maintained close communication with its credit clients to identify events that could lead to potential loan losses. In addition, the Company has not experienced material deposit outflows as a result of the pandemic. Given the uncertainty of the current situation, the Company cannot predict the future economic impact of the pandemic for 2022 or beyond.
Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks, and interest-bearing deposits in other banks all of which mature within ninety days.
Interest-Bearing Time Deposits
Interest-bearing time deposits in other banks mature on varying dates through 2022, are carried at cost, and bear interest at rates that vary between 0.10% and 2.40% at December 31, 2021, and between 2.10% and 2.40% at December 31, 2020.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Debt Securities
Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities not classified as held to maturity are classified as available for sale. Debt securities available for sale are carried at fair value, with unrealized holding gains and losses excluded from earnings and reported in other comprehensive income (loss).
Interest income includes amortization of purchase premium or discount. Premiums and discounts on debt securities are amortized on the level-yield method without anticipating prepayments over the terms of the debt securities, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales of debt securities are recorded on the trade date and determined using the specific identification method.
The Company recognizes other-than-temporary impairment for debt securities classified as available for sale in accordance with U.S. GAAP. Accordingly, the Company assesses whether it intends to sell or it is more likely than not that it will be required to sell a security before recovery of its amortized cost basis less any current-period credit losses. For debt securities that are considered other-than-temporarily impaired and that the Company does not intend to sell and will not be required to sell prior to recovery of the amortized costs bases, the Company separates the amount of the impairment into the amount that is credit related (credit loss component) and the amount due to all other factors. The credit loss component is recognized in earnings and is the difference between the security’s amortized cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit related and, therefore, is not required to be recognized as losses in the consolidated statements of operations but is recognized in other comprehensive income (loss).
Nonmarketable Equity Security
Investment in an equity security of a nonpublic entity without a readily determinable fair value is carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. The nonmarketable equity security totaled $139 at December 31, 2021 and 2020, and is included in other assets on the accompanying consolidated balance sheets. The Company reviews its investment in the nonmarketable equity security periodically to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying cost. The Company did not recognize an impairment charge during the years ended December 31, 2021 and 2020.
At its discretion, the investee may declare and pay dividends on the equity security. The Company records in income the payment of dividends from the investee at the time it is received.
Federal Home Loan Company Stock
The Company, as a member of the Federal Home Loan Bank (“FHLB”) (Atlanta) system, is required to maintain an investment in capital stock of the FHLB (restricted equity security). Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost and evaluated for impairment.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Federal Home Loan Company Stock (continued)
At its discretion, the FHLB may declare dividends on the stock. Cash dividends received from this investment is included in other interest and dividend income on the accompanying consolidated statements of operations. Management reviews this investment for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. The Company did not recognize an impairment charge during the years ended December 31, 2021 and 2020.
Loans, net
Loans are reported at their recorded investment, which is the outstanding principal balance plus accrued interest, net of any unearned income, such as deferred fees or costs, charge-offs, unamortized premiums or discounts, and the allowance for loan losses. Interest on loans is recognized over the term of the loan and is calculated on principal amounts outstanding. Certain loan origination fees and costs are deferred, and the net amount is recognized as an adjustment to interest income using the interest method over the contractual life of the loans. The allowance for loan losses reflects management’s judgment of probable loan losses inherent in the portfolio at the balance sheet date. Management uses a disciplined process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, the Company estimates the reserves needed for each segment of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis.
To determine the balance of the allowance account, loans are pooled by portfolio segment and losses are modeled using historical experience, quantitative and other mathematical techniques over the loss emergence period. Each class of loan exercises significant judgment to determine the estimated method that fits the credit risk characteristics of its portfolio segment. For purposes of determining the allowance for loan losses, The Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: commercial and industrial, real estate, consumer, and other. The Company also sub-segments these segments into classes based on the associated risks within those segments. Commercial and industrial (“C&I”) loans are divided into the following two classes: business assets, and Export-Import Bank of the United States (“EXIM”) secured. Real estate loans are divided into the following five classes: commercial — owner occupied (“OO”), commercial — non-owner occupied (“NOO”), land, residential and hotels. Consumer loans are divided into the following three classes: secured, unsecured and guaranteed student loans. Other loans are comprised of cash collateralized loans. Management must use judgment in establishing additional input metrics for the modeling processes. The models and assumptions used to determine the allowance are independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.
The following is how management determines the balance of the allowance account. The loans are pooled by class and a historical loss percentage is applied to each class. Historical loan losses are calculated by utilizing a three-year weighted average methodology, to which a weight of 60% is applied to the most recent year, as well as a weight of 30% and 10% is assigned to each previous year, respectively. Based on credit risk assessment and management’s analysis of leading predictors of losses, additional loss multipliers are applied to loan balances to adjust the historical loss percentage for environmental factors.
Reflected in the portions of the allowance previously described is an amount for imprecision or uncertainty that incorporates the range of probable outcomes inherent in estimates used for the allowance, which may change from period to period. This amount is the result of the Company’s judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience and other subjective factors, including industry trends, calculated to better reflect the Company’s view of risk in each loan portfolio. No

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans, net (continued)
single statistic or measurement determines the adequacy of the allowance for loan loss. Changes in the allowance for loan loss and the related provision expense can materially affect net income.
The establishment of the allowance for loan losses relies on a consistent process that requires multiple layers of management review and judgment and responds to changes in economic conditions and collateral value, among other influences. From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or release balances from the allowance for loan losses. The Company’s allowance for loan losses is sensitive to risk ratings assigned to individually evaluated loans and economic assumptions and delinquency trends driving statistically modeled reserves. Individual loan risk ratings are evaluated based on each situation by experienced senior credit officers.
Management monitors differences between estimated and actual incurred loan losses. This monitoring process includes periodic assessments by senior management of loan portfolios and the models used to estimate incurred losses in those portfolios. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Credit exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses.
The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Company considers the allowance for loan losses of $6,896 adequate to cover loan losses inherent in the loan portfolio at December 31, 2021.
Regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the recognition of additions and/or decreases to the allowance for loan losses based on their judgment of information available at the time of their examination.
Consumer loans are generally fully or partially charged down to the fair value of the collateral securing the asset when:
•
The loan is in excess of 120 days past due, unless collateral covering the loan has been repossessed;

•
90 days have lapsed since repossession of collateral;

•
Management judges the asset to be uncollectible;

•
Repayment is deemed to be protracted beyond reasonable time; or

•
If after liquidation of the collateral, payment of any resulting deficiency by borrower or guarantor is highly improbable.

Guaranteed student loans are at least 97% guaranteed as to their principal and accrued interest by the federal government in the event of default and, therefore, the Company does not deem student loans as non-performing from a credit risk stand point at any point in their life cycle prior to claim payment and continue to accrue interest through the date of claim.
For commercial and industrial, real estate and other loans the Company’s charge-off policies are as follows. A loan is charged-off:
•
When the loan is classified as a loss by the Company, and is considered uncollectible or of such little value that the continuance of the loan as an active asset is no longer warranted;

•
When the loan is classified as a loss by the regulatory authorities; or

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans, net (continued)
•
When the loan is impaired and there is a known anticipated loss, the amount of the loss is charged off.

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a troubled debt restructuring (“TDR”). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as it does for impaired loans.
The Company offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories:
Rate Modification — A modification in which the interest rate is changed.
Term Modification — A modification in which the maturity date, timing of payments, or frequency of payments is changed.
Interest Only Modification — A modification in which the loan is converted to interest only payments for a period of time.
Payment Modification — A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.
Combination Modification — Any other type of modification, including the use of multiple categories above.
In addition to the allowance for the pooled portfolios, management has developed a separate allowance for loans that are identified as impaired through a TDR. These loans are excluded from pooled loss forecasts and a separate reserve is provided under the accounting guidance for loan impairment.
The Company’s grading analysis estimates the capability of the borrower to repay the contractual obligation of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans. Credit risk grades are refreshed each quarter as they become available, at which time management analyzes the resulting scores, as well as other external statistics and factors, to track loan performances.
The Company’s internally assigned grades are as follows:
Pass — No change in credit rating of borrower and loan-to-value ratio of asset.
Special Mention — Loans to borrowers displaying a preponderance of declining trends. While situation has not deteriorated to work-out status, its present condition is unsatisfactory. Existing loans will be included in this group if, based on actual experience and other events, it is unlikely that they would be granted on similar terms.
Substandard — Work-out and/or non-performing loans with no principal loss anticipated.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans, net (continued)
Doubtful -Work-out and/or non-performing loans with weakness that make correction or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss — Loans considered uncollectable and of little value.
Management considers a loan to be impaired when, based on current information and events, it is determined that The Company will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. Determination of impairment is treated the same across all classes of loans. When management identifies a loan as impaired, the impairment is measured based on a present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the source of repayment for the loan is the operation or liquidation of the collateral. In these cases, management uses the current fair value of the collateral, less selling costs when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.
When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on nonaccrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on nonaccrual status, contractual interest is credited to interest income when received, under the cash basis method.
The Company generally places loans on nonaccrual status when the full and timely collection of interest or principal becomes uncertain, part of the principal balance has been charged off and no restructuring has occurred, or the loans reach ninety days past due (one-hundred and twenty days for consumer and residential real estate loans).
When management places a loan on nonaccrual status, the accrued unpaid interest receivable is reversed against interest income and the loan is accounted on the cash or cost recovery method, until it qualifies for return to accrual status. Generally, management returns a loan to accrual status when (a) all delinquent interest and principal become current under the terms of the loan agreement or (b) the loan is both well-secured and in the process of collection and collectability is no longer doubtful.
The Company has determined that the entire balance of a loan is contractually delinquent for all classes if the minimum payment is not received by the specified due date on the borrower’s statement. Interest and fees continue to accrue on past due loans until the date the loan goes into nonaccrual status, if applicable.
In addition to the allowance for loan losses, the Company also estimates probable losses related to unfunded lending commitments, such as letters of credit, financial guarantees and unfunded loan commitments. Unfunded lending commitments are subject to individual reviews and are analyzed and segregated by risk according to The Company’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions, performance trends within specific portfolio segments and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments. Provision for credit losses related to the loan portfolio and unfunded lending commitments are reported in the consolidated statements of operations. At December 31, 2021 and 2020, the provision for unfunded lending commitments amounts to $145 and $67, respectively, and is included in accrued interest payable and other liabilities on the accompanying consolidated balance sheets.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans, net (continued)
Loans Acquired with Deteriorated Credit Quality
The Company’s valuation allowances for all acquired loans subject to the Financial Accounting Standards Board (“FASB”)’s Accounting Standards Codification (“ASC”) Topic No. 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, reflect only those losses incurred after acquisition — that is, the present value of cash flows expected at acquisition that are not expected to be collected. Valuation allowances are established only subsequent to acquisition of the loans.
The Company acquires loans individually and in groups or portfolios. For certain acquired loans that have experienced deterioration of credit quality between origination and the Company’s acquisition of the loans, the amount paid for a loan reflects the Company’s determination that it is probable the Company will be unable to collect all amounts due according to the loan’s contractual terms. At acquisition, the Company reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan’s contractual terms. If both conditions exist, the Company determines whether each such loan is to be accounted for individually or whether such loans will be assembled into pools of loans based on common risk characteristics (credit score, loan type, and date of origination). The Company considers expected prepayments when estimating the amount and timing of undiscounted expected principal, interest, and other cash flows (expected at acquisition) for each loan and subsequently aggregated pool of loans. The Company determines the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference). The remaining amount — representing the excess of the loan’s cash flows expected to be collected over the amount paid — is accreted into interest income over the remaining life of the loan or pool (accretable yield).
Over the life of the loan or pool, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its loans determined using the effective interest rates has decreased and if so, recognizes a loss. The present value of any subsequent increase in the loan’s or pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that loan or pool. For any remaining increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.
Bank Owned Life Insurance (BOLI)
The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Foreclosed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Premises and Equipment
Premises and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases if shorter. The estimated useful lives of these assets are as follow:
Building and improvements	30 – 40 years
Leasehold improvements	Shorter of life or term of lease
Furniture, fixtures and equipment	5 to 7 years
Computer Hardware/Software	3 to 5 years
Vehicle	3 years
Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations for the respective period.
Impairment of Long-Lived Assets
The Company’s long-lived assets, such as premises and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet. The Company did not recognize an impairment charge during the years ended December 31, 2021 and 2020.
Core Deposit Intangibles
The core deposit intangible has a finite life of 10 years and is amortized based on projected retention rates, which are based on historical attrition. The historical experience of the deposit relationship attrition is considered to be reflective of expected future attrition. The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires The Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company did not recognize an impairment charge during the years ended December 31, 2021 and 2020.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Goodwill
The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. Such indicators could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a quantitative goodwill impairment test. The impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair values of its reporting units using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company’s evaluation of goodwill completed during the years ended December 31, 2021, and 2020 resulted in no impairment losses.
In 2021, the Company adopted the accounting alternative for goodwill impairment triggering event evaluation available to private companies and not-for-profit entities under FASB ASC Topic No. 350-20. Accordingly, the Company performs a goodwill impairment triggering event evaluation at the entity level (or the reporting unit level) as of the end of each reporting period. When a triggering event occurs, the Company first assesses qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company performs the quantitative test to compare the entity’s fair value with its carrying amount, including goodwill (or the fair value of the reporting unit with the carrying amount, including goodwill, of the reporting unit). If the qualitative assessment indicates that it is not more likely than not that goodwill is impaired, further testing is unnecessary. The goodwill impairment loss, if any, represents the excess of the carrying amount of the entity over its fair value (or the excess of the carrying amount of the reporting unit over the fair value of the reporting unit).
No triggering events occurred as of December 31, 2021 that required goodwill impairment testing and, accordingly, no impairment loss was recorded in 2021.
Transfer of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Interest Income
Interest income is recognized as earned, based upon the principal amount outstanding, on an accrual basis.
Revenue Recognition
The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)
based on activity. Because performance obligations are satisfied as services are rendered and the transactions prices are fixed, there is little judgement involved in applying FASB’s ASC Topic No. 606, Revenue from Contracts with Customers, that significantly affects the determination of the amount and timing of revenue from contracts with customers.
Stock Compensation Plan
The Company recognizes compensation cost relating to share-based payment transactions (stock options) in the consolidated financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued.
The Company calculates and recognizes compensation cost for all stock awards over the service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company uses a Black-Scholes model to estimate the fair value of stock options and recognizes forfeitures as they occur.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expense totaled $89 and $91 for 2021 and 2020, respectively, and is included in other general and administrative noninterest expenses in the accompanying consolidated statements of operations.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes positions taken or expected to be taken in its tax return in accordance with existing accounting guidance on income taxes which prescribes a recognition threshold and measurement process. Interest and penalties on tax liabilities, if any, would be recorded in interest expense and noninterest expense, respectively.
Interest Rate Risk
The Company’s performance is dependent to a large extent on its net interest income, which is the difference between income on interest-earning assets and its interest expense on interest-bearing liabilities. The Company is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches between the dollar amount of repricing or maturing assets and liabilities (the interest rate sensitivity gap). More liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive, or a negative gap. An asset-sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Company has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income resulting from changes in market interest rates.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains on debt securities available for sale, and unrealized losses related to factors other than credit on debt securities.
Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as disclosed in NOTE 19. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.
Subsequent Events
The Company has evaluated subsequent events through May 25, 2022, which is the date the consolidated financial statements were available to be issued (see NOTE 21).
Recently Issued Accounting Pronouncements
Lease Accounting
In February 2016, the FASB issued an accounting standard update which amends existing lease guidance. The update requires lessees to recognize a right-of-use asset and related lease liability for many operating leases now currently off-balance sheet under current U.S. GAAP. Also, the FASB has issued amendments to the update with practical expedients related to land easements, lessor accounting, and disclosures related to accounting changes and error corrections. The Company adopted the new lease accounting standard update on its effective date of January 1, 2022. The update did have a material impact on financial condition on adoption date. No material effect is expected on the Company’s results of operations or cash flows.
The update originally required transition to the new lease guidance using a modified retrospective approach which would reflect the application of the update as of the beginning of the earliest comparative period presented. A subsequent amendment to the update provided an optional transition method that allows entities to initially apply the new lease guidance with a cumulative-effect adjustment to the opening balance of equity in the period of adoption. This optional transition method was elected, on adoption of the new lease guidance, so the Company’s presentation of comparative periods in the financial statements will continue to be in accordance with current lease accounting.
A subsequent amendment to the update provides lessees that are not public business entities with a practical expedient that allows them to elect, as an accounting policy, to use a risk-free rate as the discount rate for all leases. The amendments in this update allow those lessees to make the risk-free rate election by class of underlying asset, rather than at the entity-wide level. An entity that makes the risk-free rate election is required to disclose which asset classes it has elected to apply a risk-free rate. The amendments require that when the rate implicit in the lease is readily determinable for any individual lease, the lessee use that rate (rather than a risk-free rate or an incremental borrowing rate), regardless of whether it has made the risk-free rate election.
Measurement of Credit Losses on Financial Instruments
In June 2016, the FASB issued an accounting standard update which will replace the current incurred loss impairment methodology in U.S. GAAP with a methodology that reflects the expected credit losses.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)
The update is intended to provide financial statement users with more decision-useful information about expected credit losses. Also, the FASB has issued amendments to the update with transition relief intended to improve comparability of financial statement information for some entities, to decrease costs for some financial statement preparers, and to clarify some disclosures. This update is effective on a modified retrospective basis for financial statements issued for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018 including interim periods in those fiscal years. The Company is currently evaluating the effect the update will have on its consolidated financial statements.
Simplifying the Test for Goodwill Impairment
In January 2017, the FASB issued an accounting standard update to simplify the accounting for goodwill impairment. The update removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. The update specifies that a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. The update is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. During 2021, the Company early adopted the update with no material effects on its consolidated financial statements.
Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued an accounting standard update designed to reduce the complexity in accounting for income taxes by removing certain exceptions and changing or clarifying certain recognition and other requirements. The update is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early application permitted. The Company is currently evaluating the effect the update will have on its consolidated financial statements.
Reference Rate Reform
In March 2020, the FASB issued an accounting standard update to provide guidance related to recognizing the effects of reference rate reform on financial reporting. The update is effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the potential accounting, transition, and disclosure effects the update will have on its consolidated financial statements.
Receivables — Nonrefundable Fees and Other Costs
In October 2020, the FASB issued an accounting standard update to clarify that an entity should reevaluate callable debt securities for each reporting period. The update is to be applied on a prospective basis as of the beginning of the period of adoption and is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the effect the update will have on its consolidated financial statements.
Intangibles — Goodwill and Other
In March 2021, the FASB issued an accounting standard update that provides private companies and not-for-profit entities with an accounting alternative to perform the goodwill impairment triggering event

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)
evaluation as required in Subtopic 350-20 as of the end of the reporting period, whether the reporting period is an interim or annual period.
An entity that elects this alternative is not required to monitor for goodwill impairment triggering events during the reporting period but, instead, should evaluate the facts and circumstances as of the end of each reporting period to determine whether a triggering event exists and, if so, whether it is more likely than not that goodwill is impaired. An entity that does not elect the accounting alternative for amortizing goodwill and that performs its annual impairment test as of a date other than the annual reporting date should perform a triggering event evaluation only as of the end of the reporting period. The amendments in this update do not require incremental disclosures beyond the existing requirements. The amendments in this update were effective on a prospective basis for fiscal years beginning after December 15, 2019. The Company adopted the update in March 2021 electing the accounting alternative. A goodwill impairment test was performed as of September 30, 2021, and it was determined that is not more like than not that the fair value of goodwill is less than its carrying amount. A triggering event evaluation was performed as of December 31, 2021, and it was determined that no triggering events exist.
Reclassifications
Certain amounts in the 2020 consolidated financial statements have been reclassified to conform to the 2021 presentation.
3.
RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to directors, principal stockholders, and their affiliates. Annual activity consisted of the following:
	2021	2020
Beginning balance	$12,221	$9,238
Advances	6,073	3,203
Repayments	(11,469)	(220)
Ending balance	$6,825	$12,221
Deposits from related parties held by the Company at December 31, 2021 and 2020 were $35,061 and $24,828, respectively. At December 31, 2021 and 2020, a secured standby letter of credit issued to a related party amounted to $19 and $300, respectively. At December 31, 2021, an unsecured standby letter of credit issued to a related party amounted to $116.
	For Year Ended December 31,
	2021	2020
Interest earned on related party loans	$333	$454
Interest paid on related party deposits	$101	$238
Fee earned on related party standby letters of credit	$2	$2
The range of interest rates on related party transactions were as follows during the years ended December 31:
	2021	2020
Loans	4.50% – 5.00%	1.00% – 5.00%
Deposits	0.00 – 0.60%	0.00 – 1.25%

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
3.
RELATED PARTY TRANSACTIONS (continued)

The Company leases office space from a related party under an operating lease (NOTE 18).
The Company purchases various employee benefit products and its bank-owned life insurance from a company related to a member of the Company’s Board of Directors.
During the years ended December 31, 2021 and 2020, the Company paid approximately $9 each year in fees to a member of the Company’s Board of Directors who performs several of the Company’s annual compliance risk assessments and for other consulting services.
During the year ended December 31, 2020, the Company paid approximately $15, in legal fees for professional services related to loans to a company in which a member of the Company’s Board of Directors is a stockholder. No such fees were paid during 2021.
During the years ended December 31, 2021 and 2020, the Company disbursed to related parties approximately $36 and $4, respectively, of legal fees collected from customers at loan closings.
During the year ended December 31, 2021 and 2020, the Company paid approximately $16 and $3 in software implementation fees to a related interest of a member of the Company’s Board of Directors.
During the year ended December 2020, the Company issued an unsecured Senior Note in the principal amount of $250 to a member of the Company’s Board of Directors (NOTE 12).
4.
DEBT SECURITIES

The amortized cost and fair value of the debt securities, with gross unrealized gains and losses, follows at:
	December 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale:
U.S. government-sponsored enterprises (GSEs)	$6,880	$60	$(44)	$6,896
Corporate bonds	68,341	1,312	(724)	68,929
GSE residential mortgage-backed	92,775	670	(2,316)	91,129
GSE commercial mortgage-backed	7,485	—	(106)	7,379
Tax exempt municipals	30,424	323	(70)	30,677
Asset-backed	29,410	154	(137)	29,427
U.S. treasury notes	24,718	—	(417)	24,301
Total securities available for sale	$260,033	$2,519	$(3,814)	$258,738

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
4.
DEBT SECURITIES (continued)

	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale:
U.S. government-sponsored enterprises (GSEs)	$18,271	$582	$(57)	$18,796
Corporate bonds	54,175	1,691	(909)	54,957
GSE residential mortgage-backed	113,232	766	(131)	113,867
GSE commercial mortgage-backed	8,562	8	(26)	8,544
Tax exempt municipals	23,776	373	(9)	24,140
Asset-backed	12,541	60	(44)	12,557
Total securities available for sale	$230,557	$3,480	$(1,176)	$232,861
There were no securities pledged at December 31, 2021 and December 31, 2020.
The amortized cost and fair value of available for sale debt securities at December 31, 2021, by contractual maturity, are as follows:
	Amortized Cost	Fair Value
After 1 year through 5 years	$32,543	$32,160
After 5 years through 10 years	29,526	29,385
Over 10 years	197,964	197,193
Total	$260,033	$258,738
For the years ended December 31, 2021 and 2020, proceeds from sales of debt securities available for sale amounted to $34,962 and $59,274, respectively; gross realized gains were $586 and $919, respectively. Gross realized losses were $334 and $112, respectively, for the years ended December 31, 2021 and 2020.
The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired aggregated by investment category and length of time that individual debt securities have been in a continuous unrealized loss position at December 31, 2021 and 2020.
	Less Than Twelve Months		Over Twelve Months		Total Unrealized Losses
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2021
Securities Available for Sale:
GSEs	$—	$—	$(44)	$4,399	$(44)
Corporate bonds	(559)	28,522	(165)	4,324	(724)
GSE residential mortgage-backed	(1,318)	57,191	(998)	26,788	(2,316)
GSE commecial mortgage-backed	(27)	5,013	(79)	2,367	(106)
Tax exempt municipals	(58)	5,124	(12)	1,518	(70)
Asset-backed	(137)	19,106	—	—	(137)
U.S. treasury notes	(417)	24,301	—	—	(417)
	$(2,516)	$139,257	$(1,298)	$39,396	$(3,814)

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
4.
DEBT SECURITIES (continued)

	Less Than Twelve Months		Over Twelve Months		Total Unrealized Losses
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2020
Securities Available for Sale:
GSEs	$—	$—	$(57)	$5,825	$(57)
Corporate bonds	(319)	13,347	(590)	8,641	(909)
GSE residential mortgage-backed	(131)	48,123	—	—	(131)
GSE commecial mortgage-backed	—	—	(26)	3,928	(26)
Tax exempt municipals	(9)	1,493	—	—	(9)
Asset-backed	—	—	(44)	6,276	(44)
	$(459)	$62,963	$(717)	$24,670	$(1,176)
GSE debt securities.   The unrealized losses on five investments in GSEs were caused by interest rate increases. These holdings are guaranteed by an agency of the U.S. Government and have been paying interest and principal as contractually scheduled. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2021.
Corporate bonds.   The Company’s unrealized losses on investment in fourteen corporate bonds relate to investments in companies within the financial services, consumer, communications, and industrial sectors. These bonds, whose losses are caused by interest rate increases, have been making interest payments as contractually scheduled. The Company currently does not expect the debtors to settle the debentures at a price less than the amortized cost bases of the investments (i.e., the Company expects to recover the entire amortized cost bases of the securities). Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their par values, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at December 31, 2021.
GSE residential mortgage-backed securities.   The unrealized losses on the Company’s investment in thirty-five GSE residential mortgage-backed securities were caused by interest rate increases. The contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, The Company does not consider those investments to be other-than-temporarily impaired at December 31, 2021.
GSE commercial mortgage-backed security.   The unrealized losses on the Company’s investment in three GSE commercial mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments is guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized costs bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
4.
DEBT SECURITIES (continued)

that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, The Company does not consider these investments to be other-than-temporarily impaired at December 31, 2021.
Tax exempt municipal securities.   The unrealized losses on six investments in tax exempt municipal securities were caused by interest rate increases. These municipal securities are guaranteed by General Obligation funds of four U.S. municipalities with strong credit ratings. Therefore, the Company does not expect the debtors to settle these securities at a price less than their amortized cost bases. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, The Company does not consider those investments to be other-than-temporarily impaired at December 31, 2021.
Asset-backed debt securities.   The unrealized losses on six investments in asset-backed securities were caused by interest rate increases. These securities have been making interest and principal payments as contractually scheduled. Therefore, the Company does not expect the debtors to settle these securities at a price less than their amortized cost bases. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, The Company does not consider those investments to be other-than-temporarily impaired at December 31, 2021.
U.S. treasury note securities.   The unrealized losses on two investments in U.S. treasury note securities were caused by interest rate increases. These securities have been making interest and principal payments as contractually scheduled. Therefore, the Company does not expect the debtors to settle these securities at a price less than their amortized cost bases. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because The Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2021.
5.
LOANS, NET

A summary of the balances of loans follows at December 31:
	2021	2020
Commercial and industrial	$53,839	$72,168
Real estate	596,800	431,124
Consumer	12,345	15,399
Other	3,197	2,478
	666,181	521,169
Unamortized net loan premiums	229	432
Net deferred loan fees	(1,476)	(1,072)
Allowance for loan losses	(6,896)	(7,006)
Loans, net	$658,038	$513,523
Paycheck Protection Program
During 2020, the Company elected to participate in the CARES Act’s Paycheck Protection Program (“PPP”) that was subsequently expanded by the Paycheck Protection Program and Health Care Enhancement

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
5.
LOANS, NET (continued)

Paycheck Protection Program (continued)
Act. The Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, is a $2.2 trillion economic stimulus bill passed by Congress and signed into law on March 27, 2020, in response to the economic disruption caused by the COVID-19 pandemic in the U. S. The PPP program is designed to provide U.S. small businesses with cash-flow assistance through loans fully guaranteed by the Small Business Administration (“SBA”). If the borrowers meet certain criteria and use the loan proceeds to pay for certain eligible expenses, the borrowers’ obligation to repay the loan can be forgiven up to the full principal amount of the loan and any accrued interest. Upon borrower forgiveness, the SBA pays the Company for the principal and accrued interest owed on the loan. If the full principal of the loan is not forgiven, the loan will operate according to the original loan terms with SBA guaranty remaining.
As of December 31, 2021 and 2020, the Company had 53 and 165, respectively, PPP loans outstanding with a carrying value of $5,049 and $16,697, respectively, that are included in the Commercial and Industrial loans caption in the preceding table. The Company received lender processing fees from the SBA as compensation for originating the PPP loans. These fees are being amortized to interest income to the earlier of loan payoff or loan maturity.
Federal Reserve Main Street Lending Program
During 2020, the Company joined the Federal Reserve Bank’s Main Street Lending Program that was designed to provide relief to eligible small and mid-sized businesses. As of December 31, 2021 and 2020, one and two, respectively, loans with a carrying value of $175 and $217, respectively, were held under this program and are included in the Commercial and Industrial loans caption in the preceding table.
A reconciliation of the recorded investment in loans is as follows:
	2021	2020
Gross loans	$666,181	$521,169
Accrued interest receivable	4,035	4,676
Net deferred loan fees	(1,476)	(1,072)
Unamortized net loan premiums	229	432
	$668,969	$525,205
The Company had pledged $141,845 and $114,091 of real estate loans as collateral for advances from the Federal Home Loan Bank of Atlanta at December 31, 2021 and 2020, respectively
The carrying amount of a loan acquired for which it was probable at acquisition that all contractually required payments would not be collected is included in the consolidated balance sheet amounts of loans at December 31, 2020 and amounted to $184 during 2020. Such loan was paid off in March 2021.
The following tables present by portfolio segment, the changes in the allowance for loan losses and recorded investment in loans for the years ended December 31, 2021 and 2020:

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
5.
LOANS, NET (continued)

Federal Reserve Main Street Lending Program (continued)
	Commercial and Industrial	Real Estate	Consumer	Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$724	$5,792	$116	$—	$374	$7,006
Charge-offs	—	—	(13)	—	—	(13)
Recoveries	—	—	3	—	—	3
Provision (reversal)	(383)	160	(38)	—	161	(100)
Ending balance	$341	$5,952	$68	$—	$535	$6,896
Ending balance: individually evaluated for impairment	$25	$190	$2	$—	$—	$217
Ending balance: collectively evaluated for impairment	$316	$5,762	$66	$—	$535	$6,679
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—
Recorded investment in loans:	$54,218	$598,014	$13,577	$3,160	$—	$668,969
Ending balance
Ending balance: individually evaluated for impairment	$9,154	$5,544	$103	$—	$—	$14,801
Ending balance: collectively evaluated for impairment	$45,064	$592,470	$13,474	$3,160	$—	$654,168
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
5.
LOANS, NET (continued)

Federal Reserve Main Street Lending Program (continued)
For the Year Ended December 31, 2020
	Commercial and Industrial	Real Estate	Consumer	Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$228	$5,428	$79	$16	$2	$5,753
Charge-offs	—	(42)	—	(12)	—	(54)
Recoveries	—	—	1	6	—	7
Provision	496	406	36	(10)	372	1,300
Ending balance	$724	$5,792	$116	$—	$374	$7,006
Ending balance: individually evaluated for impairment	$22	$93	$10	$—	$—	$125
Ending balance: collectively evaluated for impairment	$702	$5,699	$106	$—	$374	$6,881
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—
Recorded investment in loans:	$72,128	$433,997	$16,596	$2,484	$—	$525,205
Ending balance
Ending balance: individually evaluated for impairment	$8,258	$29,030	$549	$—	$—	$37,837
Ending balance: collectively evaluated for impairment	$63,870	$404,783	$16,047	$2,484	$—	$487,184
Ending balance: loans acquired with deteriorated credit quality	$—	$184	$—	$—	$—	$184
The unallocated component reflects the margin imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
5.
LOANS, NET (continued)

Federal Reserve Main Street Lending Program (continued)
The following tables represent credit exposures by internally assigned grades for years ended December 31, 2021 and 2020:
	Pass	Special Mention	Substandard	Total
Business assets	$28,743	$—	$9,051	$37,794
C & I – unsecured	16,366	50	—	16,416
EXIM secured	—	—	—	—
Commercial – OO	69,085	—	—	69,085
Commercial – NOO	321,111	—	—	321,111
Land	24,797	—	—	24,797
Residential	96,958	—	3,633	100,591
Hotels	82,430	—	—	82,430
Consumer – secured	330	—	—	330
Consumer – unsecured	8	—	—	8
Guaranteed student	13,144	—	103	13,247
Cash collateral	3,160	—	—	3,160
Total	$656,132	$50	$12,787	$668,969
	Pass	Special Mention	Substandard	Total
Business assets	$33,520	$4,566	$8,246	$46,332
C & I – unsecured	8,441	51	—	8,492
EXIM secured	17,304	—	—	17,304
Commercial – OO	44,706	—	2,521	47,227
Commercial – NOO	192,967	—	3,212	196,179
Land	21,504	—	—	21,504
Residential	82,534	—	11,387	93,921
Hotels	60,942	—	14,224	75,166
Consumer – secured	339	—	—	339
Consumer – unsecured	10	—	—	10
Guaranteed student	16,247	—	—	16,247
Cash collateral	2,484	—	—	2,484
Total	$480,998	$4,617	$39,590	$525,205

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
5.
LOANS, NET (continued)

Federal Reserve Main Street Lending Program (continued)
The following tables present pre- and post-modification outstanding recorded investment of newly restructured loans that occurred during the years ended December 31, 2021 and 2020.
For the Year Ended December 31, 2021
	Term Modifications	Combination Modifications	Total Modifications
Residential	$1,009	$—	$1,009
Total	$1,009	$—	$1,009
For the Year Ended December 31, 2020
	Term Modifications	Combination Modifications	Total Modifications
Commercial – OO	$—	$62	$62
Residential	1,240	—	1,240
Total	$1,240	$62	$1,302
As of December 31, 2021, there was no financing receivables modified as troubled debt restructurings within the previous twelve months and for which there was a payment default during the year ended December 31, 2021. As of December 31, 2020, financing receivables modified as troubled debt restructurings within the previous twelve months and for which there was a payment default during the year ended December 31, 2020 amounted to $1,240.
As of December 31, 2021, the recorded investment of loans classified as active forbearance amounted to $10,641. As of December 31, 2020, the recorded investment of loans classified as active forbearance amounted to $24,880. Forbearance relief granted to these borrowers included up to twelve months of payment deferrals, which are due at the earlier of loan maturity or loan payoff.
As of December 31, 2021 and 2020, there were no amounts of commitments to lend additional funds to debtors owing receivables whose terms have been modified in a troubled debt restructuring.
The following tables present performing and nonperforming loans based on payment activity for the years ended December 31, 2021 and 2020. Payment activity is reviewed by management monthly to determine how loans are performing.
Nonperforming loans also include certain loans that have been modified as TDRs where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
5.
LOANS, NET (continued)

Federal Reserve Main Street Lending Program (continued)
For the Year Ended December 31, 2021
	Performing	Nonperforming	Total
Business assets	$37,794	$—	$37,794
EXIM secured	—	—	—
C & I – unsecured	16,416	—	16,416
Commercial – OO	69,085	—	69,085
Commercial – NOO	321,111	—	321,111
Land	24,797	—	24,797
Residential	96,627	3,964	100,591
Hotels	82,430	—	82,430
Consumer – secured	330	—	330
Consumer – unsecured	8	—	8
Guaranteed student	13,247	—	13,247
Cash collateral	3,160	—	3,160
Total	$665,005	$3,964	$668,969
For the Year Ended December 31, 2020
	Performing	Nonperforming	Total
Business assets	$46,332	$—	$46,332
EXIM secured	17,304	—	17,304
C & I – unsecured	8,492	—	8,492
Commercial – OO	47,165	62	47,227
Commercial – NOO	196,179	—	196,179
Land	21,504	—	21,504
Residential	82,534	11,387	93,921
Hotels	75,166	—	75,166
Consumer – secured	339	—	339
Consumer – unsecured	10	—	10
Guaranteed student	16,247	—	16,247
Cash collateral	2,484	—	2,484
Total	$513,756	$11,449	$525,205
Following are tables which include an aging analysis of the recorded investment of past due loans as of December 31, 2021 and 2020. Loans acquired with deteriorated credit quality are reflected as current in these tables.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
5.
LOANS, NET (continued)

Federal Reserve Main Street Lending Program (continued)
For the Year Ended December 31, 2021
	31 – 60 Days Past Due	61 – 90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment >90 Days and Accruing
Business assets	$—	$—	$—	$—	$37,794	$37,794	$—
EXIM secured	—	—	—	—	—	—	—
C & I – unsecured	1	—	—	1	16,415	16,416	—
Commercial – OO	—	—	—	—	69,085	69,085	—
Commercial – NOO	—	—	—	—	321,111	321,111	—
Land	—	—	—	—	24,797	24,797	—
Residential	103	—	2,618	2,721	97,870	100,591	—
Hotels	—	—	—	—	82,430	82,430	—
Consumer – secured	—	—	—		330	330	—
Consumer – unsecured	—	—	—	—	8	8	—
Guaranteed student	53	59	103	215	13,032	13,247	103
Cash collateral	—	—	—	—	3,160	3,160	—
Total	$157	$59	$2,721	$2,937	$666,032	$668,969	$103
For the Year Ended December 31, 2020
	31 – 60 Days Past Due	61 – 90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment >90 Days and Accruing
Business assets	$—	$—	$—	$—	$46,332	$46,332	$—
EXIM secured	—	—	—	—	17,304	17,304	—
C & I – unsecured	—	—	—	—	8,492	8,492	—
Commercial – OO	—	—	—	—	47,227	47,227	—
Commercial – NOO	—	897	—	897	195,282	196,179	—
Land	—	1,424	—	1,424	20,080	21,504	—
Residential	526	191	11,387	12,104	81,817	93,921	—
Hotels	—	—	—	—	75,166	75,166	—
Consumer – secured	—	—	—	—	339	339	—
Consumer – unsecured	—	—	—	—	10	10	—
Guaranteed student	5	808	549	1,362	14,885	16,247	549
Cash collateral	—	—	—	—	2,484	2,484	—
Total	$531	$3,320	$11,936	$15,787	$509,418	$525,205	$549
The following tables include the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, at December 31, 2021 and 2020. Also presented are the

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
5.
LOANS, NET (continued)

Federal Reserve Main Street Lending Program (continued)
average recorded investments in impaired loans and the related amount of interest recognized during the time within the years ended December 31, 2021 and 2020 that the impaired loans were impaired. The average balances are calculated based on the month-end balances of the loans of the period reported.
As of and for the Year Ended December 31, 2021
	Recorded Investment	Unpaid Principal Balance	Associated Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Business Assets	$—	$—	$—	$3,419	$98
Commercial Mortgage (NOO)	—	—		14,003	270
Commercial Mortgage (OO)	784	786	—	3,284	284
Residential	2,933	2,930	—	12,156	600
Consumer	—	—	—	—	—
With an allowance recorded:
Business Assets	9,154	9,142	25	9,124	107
Commercial Mortgage (NOO)	—	—	—	—	—
Commercial Mortgage (OO)	—	—	—	—	—
Residential	1,827	1,826	190	1,854	7
Consumer	103	95	2	353	—
Total:
Business Assets:	9,154	9,142	25	12,543	205
Commercial Mortgage (NOO)	—	—	—	14,003	270
Commercial Mortgage (OO)	784	786	—	3,284	284
Residential	4,760	4,756	190	14,010	607
Consumer	103	95	2	353	—
	$14,801	$14,779	$217	$44,193	$1,366

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
5.
LOANS, NET (continued)

Federal Reserve Main Street Lending Program (continued)
As of and for the Year Ended December 31, 2020
	Recorded Investment	Unpaid Principal Balance	Associated Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Business assets	$—	$—	$—	$—	$—
Commercial Mortgage – NOO	12,037	11,992	—	15,237	317
Commercial – OO	861	862	—	917	42
Residential	11,580	11,573	—	14,611	275
Consumer	—	—	—	—	—
With an allowance recorded:
Business assets	8,258	8,239	22	8,252	46
Commercial Mortgage – NOO	1,899	1,839	3	1,868	6
Commercial – OO	2,481	2,460	28	2,488	114
Residential	172	171	62	174	7
Consumer	549	513	10	387	—
Total:
Business assets	8,258	8,239	22	8,252	46
Commercial Mortgage – NOO	13,936	13,831	3	17,105	323
Commercial – OO	3,342	3,322	28	3,405	156
Residential	11,752	11,744	62	14,785	282
Consumer	549	513	10	387	—
	$37,837	$37,649	$125	$43,934	$807
As of December 31, 2021 and 2020, the recorded investment of mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process amounted to approximately $2,182 and $6,172, respectively.
On the following table are the financing receivables on nonaccrual status as of December 31, 2021 and 2020. The balances are presented by class of financing receivable, and do not include loans acquired with deteriorated credit quality.
	2021	2020
Residential	$2,955	$11,387
Total	$2,955	$11,387

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
6.
FORECLOSED ASSETS

Income (expenses) applicable to foreclosed assets include the following for the years ended December 31:
	2021	2020
Net gain on sales of foreclosed assets	$3	$15
Operating expenses	(2)	(35)
	$1	$(20)
Operating expenses are included in other general and administrative expenses on the accompanying consolidated statements of operations.
7.
BANK OWNED LIFE INSURANCE

The Company is the beneficiary on nine insurance policies on the lives of certain key officers. As beneficiary, The Company receives the cash surrender value if the policies are terminated and, upon death of the insured, receives all benefits payable. These policies are recorded at their net cash surrender values, as reported by the issuing insurance companies, whose Fitch’s financial strength ratings range between AAA and A-. The net cash surrender values of these insurance policies totaled $22,513 and $18,303 as of December 31, 2021 and 2020, respectively.
The Company is the owner of one split-dollar life insurance contract insuring the life of a certain key executive officer. The total cash surrender value for this policy was $922 and $755 at December 31, 2021 and 2020, respectively. This policy provided for a total of $3,755 and $3,746 in death benefits due to The Company at December 31, 2021 and 2020, respectively, of which The Company has endorsed $2,833 and $2,991 at December 31, 2021 and 2020, respectively, to the key executive officer’s named beneficiary.
8.
PREMISES AND EQUIPMENT, NET

A summary of the cost and accumulated depreciation of premises and equipment follows at December 31:
	2021	2020
Land	$2,930	$2,930
Building and improvements	2,692	2,688
Leasehold improvements	1,341	1,295
Furniture, fixtures and equipment	1,172	1,129
Computer software	618	799
Computer hardware	307	597
Construction in progress	297	—
Vehicle	29	29
Artwork	28	28
	9,414	9,495
Less: accumulated depreciation and amortization	(3,081)	(3,346)
	$6,333	$6,149
Construction in progress is stated at cost, which includes the cost of leasehold improvements and other direct costs attributable to the improvements. No provision is made on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress at December 31, 2021, represents leasehold improvements and furniture and fixtures under installation.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
8.
PREMISES AND EQUIPMENT, NET (continued)

Depreciation and amortization expense amounted to approximately $367 and $301 for the years ended December 31, 2021 and 2020, respectively, and is included in occupancy and equipment expense on the accompanying consolidated statements of operations. The Company had $632 and $117 of disposals for the years ended December 31, 2021 and 2020, respectively, for which the assets carrying amount and related accumulated depreciation were removed from the accounts.
9.
CORE DEPOSIT INTANGIBLE, NET

A summary of the cost and accumulated amortization of the core deposit intangible is as follows at December 31:
	2021	2020
Core deposit intangible	$2,057	$2,057
Less: accumulated amortization	(1,900)	(1,813)
Net core deposit intangible	$157	$244
Amortization of the core deposit intangible amounted to $87 and $111 for 2021 and 2020, respectively. The estimated amortization expense is as follows:
Year Ended December 31,
2022	$71
2023	57
2024	29
$157
The Company’s future cash flows are not materially impacted by its ability to extend or renew deposits related to its amortizable intangible asset.
10.
DEPOSITS

The aggregate amount of time deposits (excluding brokered deposit balances) in denominations of $250 or more was approximately $42,000 and $43,000 at December 31, 2021 and 2020, respectively.
Scheduled maturities of time deposits are as follows:
Year Ended December 31,
2022	$80,754
2023	7,314
2024	1,247
$89,315
Included in time deposits are brokered deposit balances of $14,699 at December 31, 2021. There were no brokered deposit balances at December 31, 2020.
Included in deposits are reciprocal deposit balances of $3,477 at December 31, 2021. There were no reciprocal deposit balances at December 31, 2020.
The aggregate amount of deposits reclassified as loan balances at December 31, 2021 and 2020 amounted to $120 and $145, respectively.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
11.
FEDERAL HOME LOAN BANK ADVANCES AND OTHER LINES

FHLB Advances
The Company has an available line of credit with the FHLB of Atlanta. Borrowings under the line are limited to 25% of the Bank’s total assets. All borrowings from the FHLB of Atlanta are secured by a blanket lien on the carrying value of first mortgage loans on residential property, commercial and multifamily real estate, which amounted to $141,845 and $114,091 at December 31, 2021 and 2020, respectively.
Fixed Rate, Convertible, Long-Term FHLB Advances
Fixed rate, convertible, long-term FHLB Advances amounting to $15,000 at December 31, 2021 and 2020 with a weighted average rate of 1.66% will mature at various dates through 2029. Under the convertible structure, the FHLB has the option to convert the advance from a fixed rate to a variable rate at the interest payment due date. The Company has the option to pay off the advance without a prepayment penalty should the FHLB choose to exercise its conversion option.
The following table presents the fixed rate, convertible, long-term FHLB advances outstanding at December 31, 2021 and 2020:
	Amount	Weighted Average Rate
Fixed rate advances maturing:
2024	$7,500	1.60%
2029	7,500	1.73%
	$15,000	1.66%
Lines of Credit
The Company has a margin line agreement available with one of its safekeepers with an aggregate availability of $51,884 and $75,723 at December 31, 2021 and 2020, respectively, which may be used to borrow against the value of its securities to buy additional securities or for other purposes. There were no outstanding balances on these lines of credit at December 31, 2021 and 2020.
Federal Funds Purchased Line
The Company has federal funds purchased lines with other financial institutions with availability of $44,000 and $35,000 for short-term funding as of December 31, 2021 and 2020, respectively. There were no outstanding federal funds purchased at December 31, 2021 and 2020.
12.
LONG-TERM DEBT

On October 26, 2020, the Company issued unsecured Senior Notes (“The Notes”) in the principal aggregate amount of $12,250 to third parties and to a member of the Company’s Board of Directors with a maturity date of October 30, 2030. Upon issuance, the Company recorded debt issuance costs of $451. The Notes bear interest at a fixed rate of 5.50% per annum through but excluding October 30, 2025 and are payable semi-annually in arrears beginning on April 30, 2021. Commencing on October 30, 2025, the Notes will bear interest at a floating rate equal to the three-month term Secured Overnight Financing Rate (“SOFR”) plus 533 basis points per annum, payable quarterly in arrears beginning on January 30, 2026.
The Notes are not redeemable at the option of the Company prior to October 30, 2025, except under specific circumstances. On or after October 30, 2025, the Notes are redeemable at 100% redemption price

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
12.
LONG-TERM DEBT (continued)

on an interest payment date at the option of the Company, in whole or in part, upon not less than thirty nor more than forty-five calendar days’ notice to the Noteholder(s).
The Company incurred $717 and $130 in interest expense during the year ended December 31, 2021 and 2020, respectively and is current on its interest obligations.
At December 31, 2021, the Company’s Long-term debt balances were as follows:
	Amount	Unamortized Debt Issuance Costs
5.5% Fixed-to-Floating-Rate Senior Notes, due October 30, 2030	$12,250	$398
	$12,250	$398

13.
MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulatory capital standards to ensure capital adequacy require The Bank to maintain minimum amounts and ratios, as set forth in the following table, of total Tier 1 and common equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes that, as of December 31, 2021, the Bank meets all capital adequacy requirements to which it is subject.
The Holding Company is exempt from consolidated capital requirements as those requirements do not apply to certain small community bank holding companies with assets under $3 billion.
As of December 31, 2021 and December 31, 2020, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk based, common equity Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
13.
MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

The Bank’s actual capital amounts and ratios as of December 31, 2021 and 2020 are presented in the following tables:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2021
Total Capital (to risk-weighted assets)	$104,178	13.31%	$62,610	8.00%	$78,262	10.00%
Tier 1 Capital (to risk-weighted assets)	97,137	12.41%	46,957	6.00%	62,610	8.00%
Common equity tier 1 Capital (to risk-weighted assets)	97,137	12.41%	35,218	4.50%	50,870	6.50%
Tier 1 capital (to average assets)	97,137	9.51%	40,843	4.00%	51,054	5.00%
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2020
Total Capital (to risk-weighted assets)	$95,351	15.98%	$47,740	8.00%	$59,676	10.00%
Tier 1 Capital (to risk-weighted assets)	88,278	14.79%	35,805	6.00%	47,740	8.00%
Common equity tier 1 Capital (to risk-weighted assets)	88,278	14.79%	26,854	4.50%	38,789	6.50%
Tier 1 capital (to average assets)	88,278	10.33%	34,168	4.00%	42,709	5.00%
Bank regulations limit the amount of dividends that may be paid without prior approval of the Bank’s regulatory agency.
14.
RETIREMENT PLANS

Defined Contribution Retirement Plan
The Company has a defined contribution retirement plan (the “401k Plan”) covering substantially all eligible employees. The 401k Plan includes a provision that the employer may contribute to the accounts of eligible employees for whom a salary deferral is made. During the years ended December 31, 2021 and 2020, the Company contributed $192 and $156, respectively, to the 401k Plan, which is included in salaries and employee benefits on the accompanying consolidated statements of operations.
Deferred Compensation Plan
Effective October 1, 2015, the Company established an unfunded supplemental executive retirement plan (“2015 SERP”), a nonqualified deferred compensation plan. The purpose of the 2015 SERP is to encourage and reward the continued service of a specific senior executive. The 2015 SERP provides the plan’s sole participant with a retirement benefit in the amount of $200 per year payable for fifteen years commencing on the date on which the participant attains the age of 65 if the participant remains in the service of The Company until age 65. The retirement benefit shall vest in yearly increments starting on the

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
14.
RETIREMENT PLANS (continued)

Deferred Compensation Plan (continued)
first anniversary of the date of grant (October 1, 2016). If the participant incurs a separation from service, the participant will be entitled to receive his vested benefit. No benefit payments are expected for this plan within the next 10 years. The discount rate used to determine the benefit obligation at December 31, 2021 and December 31, 2020 was 3.04% and 4.11%, respectively.
Effective October 1, 2021, the Company established an additional unfunded supplemental executive retirement plan (“2021 SERP”) a qualified deferred compensation plan. The purpose of the 2021 SERP is to encourage and reward the continued service of a specific senior executive. The 2021 SERP provides the plan’s sole participant with a retirement benefit in the amount of $75 per year payable for fifteen years commencing on the date on which the participant attains the age of 65 if the participant remains in the service of the Company until age 65. The retirement benefit shall vest in yearly increments starting on December 31, 2021. If the participant incurs a separation from service, the participant will be entitled to receive his vested benefit. The discount rate used to determine benefit obligation at December 31, 2021 was 3.04%.
The following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid on the 2021 SERP:
Year Ended December 31,
2022	$—
2023	—
2024	—
2025	—
2026	—
Years 2027 – 2031	338
$338
As of December 31, 2021 and 2020, the Company has accrued approximately $1,008 and $858, respectively, for the SERP plans that is included in accrued interest payable and other liabilities on the accompanying consolidated balance sheets.
15.
STOCK OPTION PLAN

(in thousands, except for individual option values)
Under the Company’s Stock Incentive Plan (the “Plan”), which is stockholder-approved, the Company granted options to certain directors, officers and employees on December 17, 2010 for 278 shares of the Holding Company’s $0.01 par value common stock. Those options vested over three years.
During 2020, The Company extended the contractual life of 238 fully vested share options held by directors, officers, and employees. As a result of that modification, the Company recognized additional compensation expense of $152 for the year ended December 31, 2020 that is included in salaries and employee benefits in the accompanying consolidated statement of operations.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
15.
STOCK OPTION PLAN (continued)

A summary of option activity under the Plan as of December 31, 2021, and changes during the year then ended is presented below:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2021	268	$10.00
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—
Outstanding at December 31, 2021	268	$10.00	9.0
Exercisable at December 31, 2021	268	$10.00	9.0
The Company currently uses authorized and unissued shares to satisfy share award exercises.
16.
WARRANTS ISSUED TO ORGANIZERS

(in thousands, except for individual warrant values)
In recognition of the efforts in organizing the Company and the financial risks undertaken, the Company issued on December 17, 2010, fully vested warrants to its organizers that entitle the holders to purchase 37 shares of the Company’s $0.01 par value common stock at an exercise price of $10.00 per share.
During 2020, the Company extended the contractual life of the warrants to January 15, 2031.As a result of that modification, the Company recognized additional compensation expense of $34 for the year ended December 31, 2020 that is included in salaries and employee benefits in the accompanying consolidated statement of operations.
No warrants were granted during 2021 and 2020. No warrants have been exercised as of December 31, 2021 and 2020.
17.
INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows for the years ended December 31:
	2021	2020
Current:
Federal	$1,744	$1,736
State	320	263
	2,064	1,999
Deferred:
Federal	(62)	(352)
State	(198)	(75)
	(260)	(427)
Total	$1,804	$1,572

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
17.
INCOME TAXES (continued)

The actual income tax expense for 2021 and 2020 differs from the statutory tax expense for the year (computed by applying the U.S. federal corporate tax rate of 21% to net income before expense from income taxes) as follows for the years ended December 31:
	2021	2020
Current:
Federal income taxes, at statutory rate	$2,147	$1,435
State income taxes, net of federal tax benefit	273	117
Change in state tax rate	(150)	—
Change in valuation allowance	(375)	51
Other permanent differences	(91)	(31)
Total	$1,804	$1,572
The Company’s deferred tax assets and deferred tax liabilities are as follows at December 31:
	2021	2020
Deferred tax assets:
Net operating loss and other carryforwards	$1,842	$1,914
Allowance for loan losses	1,748	1,718
Net unrealized loss on securities available for sale	339	—
Organizational expenses	84	107
Deferred loan fees	374	263
Discount on loans receivable	87	109
Capitalized costs	42	40
Stock option and warrant compensation	216	209
SERP	255	210
Accrued interest on long-term debt	—	30
Foreclosed asset	—	1
Accruals	41	253
	5,028	4,854
Less: valuation allowance	(366)	(741)
	$4,662	$4,113
Deferred tax liabilities:
Net unrealized gain on securities available for sale	—	(553)
Depreciation	(24)	(55)
Core deposit intangible	(48)	(67)
	(72)	(675)
Net deferred tax asset	$4,590	$3,438

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
17.
INCOME TAXES (continued)

The Bank has approximately $5,738 of Federal and $5,968 of State net operating loss carryforwards expiring in various amounts starting in 2030. The balance is subject to an annual Internal Revenue Code Section 382 limitation of $544.
Bancshares has approximately $1,445 of Federal and $1,443 of State net operating loss carryforwards expiring in various amounts starting in 2030. Their utilization is limited to Bancshares’s future taxable earnings.
In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies when making this assessment.
Due to the uncertain nature of the ultimate realization of its net deferred tax asset, Bancshares has established a valuation allowance against the benefits of its net deferred tax asset. These benefits will be recognized only as reassessment demonstrates they are realizable. Ultimate realization is dependent upon several factors, among which is future earnings. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the net deferred tax assets will be recorded in future operations as a reduction of Bancshares’s income tax expense.
The U.S. Federal jurisdiction and Florida are the major tax jurisdictions where the Company files income tax returns. The Company is no longer subject to U.S. Federal or State examinations by tax authorities for years before 2018.
For the years ended December 31, 2021 and 2020, the Company did not have any unrecognized tax benefits as a result of tax positions taken during a prior period or during the current period. No interest or penalties have been recorded as a result of tax uncertainties.
18.
COMMITMENTS AND CONTINGENCIES

Credit-Related Financial Instruments
The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.
The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments. At December 31, 2021 and 2020, the following financial instruments were outstanding whose contract amounts represent credit risk:
	2021	2020
Unfunded commitments under lines of credit	$93,729	$40,892
Commitments to grant loans	—	3,965
Standby letters of credit	4,230	4,200
Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extension of credit to existing customers. These

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
18.
COMMITMENTS AND CONTINGENCIES (continued)

Credit-Related Financial Instruments (continued)
lines-of-credit are uncollateralized and usually do not contain a specified maturity date and ultimately may not be drawn upon to the total extent to which the Company is committed.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts may not necessarily be indicative of future cash requirements. The amount of collateral obtained, if deemed necessary by the Company, is based on management’s credit evaluation of the customer.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments, and at December 31, 2021 and 2020 such collateral amounted to $3,922 and $3,792, respectively.
Operating Leases
The Company leases many of its operating equipment and office facilities for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2032 and provide for renewal options ranging from five to ten years. In the normal course of business, it is expected that these leases will be renewed or replaced.
The agreements generally require the Company to pay executory costs (taxes, insurance, and repairs). Lease expense totaled $1,590 and $1,585 during 2021 and 2020, respectively, of which approximately $1,228 and $1,247, respectively, was paid to a related party.
The following is a schedule by year of future minimum rental payments required under the operating lease agreements:
Year Ended December 31,
2022	$1,491
2023	1,399
2024	1,401
2025	1,316
2026	1,329
Thereafter	7,788
$14,724
Litigation
Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
19.
FAIR VALUES OF ASSETS AND LIABILITIES

Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for The Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.
The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
Fair Value Hierarchy
The Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value.
Level 1:   Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2:   Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3:   Valuation is based on observable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There have been no changes in the methodologies used at December 31, 2021 and 2020.
The following methods and significant assumptions were used by the Company in estimating the fair value of disclosures for financial instruments:

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
19.
FAIR VALUES OF ASSETS AND LIABILITIES (continued)

Fair Value Hierarchy (continued)
Securities
Where quoted prices are available in an active market, the Company classifies the securities within level 1 of the valuation hierarchy. Securities are defined as both long and short positions.
If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include government-sponsored enterprises obligations, municipal securities and corporate bonds.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:
	Fair Value Measurements at December 31, 2021 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale:
GSEs	$6,896	$—	$6,896	$—
Corporate bonds	68,929	—	68,929	—
GSE residential mortgage-backed	91,129	—	91,129	—
GSE commercial mortgage-backed	7,379	—	7,379	—
Tax exempt municipals	30,677	—	30,677	—
Asset-backed	29,427	—	29,427	—
U.S. treasury notes	24,301	—	24,301	—
Total assets at fair value	$258,738	$—	$258,738	$—
	Fair Value Measurements at December 31, 2020 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale:
GSEs	$18,796	$—	$18,796	$—
Corporate bonds	54,957	—	54,957	—
GSE residential mortgage-backed	113,867	—	113,867	—
GSE commercial mortgage-backed	8,544	—	8,544	—
Tax exempt municipals	24,140	—	24,140	—
Asset-backed	12,557	—	12,557	—
Total assets at fair value	$232,861	$—	$232,861	$—

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
19.
FAIR VALUES OF ASSETS AND LIABILITIES (continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis (continued)
There were no liabilities measured at fair value on a recurring basis at December 31, 2021 and 2020.
Assets and Liabilities Measured at Fair Value on Nonrecurring Basis
Under certain circumstances the Company makes adjustments to fair value for its assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheets by caption and by level in the fair value hierarchy at December 31, 2021 and 2020 for which a nonrecurring change in fair value has been recorded:
	Fair Value Measurements at December 31, 2021 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$10,846	$—	$—	$10,846
Total	$10,846	$—	$—	$10,846
	Fair Value Measurements at December 31, 2020 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$13,197	$—	$—	$13,197
Total	$13,197	$—	$—	$13,197
Impaired Loans
In accordance with the provisions of the loan impairment guidance, individual loans with a carrying amount of $11,063 and $13,322 at December 31, 2021 and 2020, respectively, were written down to their fair value of $10,846 and $13,197, respectively, resulting in an impairment charge of $217 and $125, respectively, which was included in the allowance for loan losses for the period. Loans applicable to write downs of impaired loans are estimated using the present value of expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions. The Company’s impaired loans are classified in Level 3 of the fair value hierarchy since the valuation technique requires inputs that are both significant and unobservable.
There were no liabilities measured at fair value on a nonrecurring basis at December 31, 2021 and 2020.
20.
REVENUE RECOGNITION

All of The Company’s revenue from contracts with customers within the scope of Topic 606 is included in noninterest income on the accompanying consolidated statements of operations. The following is a description of The Company’s revenue streams accounted for under Topic 606:
Service charges on deposit accounts — Deposits are included as liabilities in the accompanying consolidated balance sheets. The Company assesses transaction-based fees at the time customers access

APOLLO BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(in thousands)
20.
REVENUE RECOGNITION (continued)

their cash on deposits. Deposit service fees include ATM fees, wire transfer fees, remote deposit capture (RDC) fees, foreign exchange fees, overdraft fees and other deposit transaction fees. Non-transaction deposit fees include account maintenance fees, lockbox income, and dormancy fees. All deposit accounts are considered to have one-day terms and therefore related fees are recognized in income at the time services are provided to the customers. Incremental cost of obtaining deposit contracts are not significant and are included in noninterest expense on the accompanying consolidated statements of income. Service charges on deposit accounts amounted to $1,841 and $1,472 for the years ended December 31, 2021 and 2020, respectively, and are included in fees for customer services on the accompanying consolidated statements of operations.
Interchange fees from debit card arrangements — The Company issues debit and ATM cards to consumer and business customers with deposit transaction accounts. Debit card and ATM transactions are processed via electronic systems that involve several parties. The Company’s debit card and ATM transaction processing is executed via contractual arrangements with payment processing networks, a processor and a settlement Company. Because deposit liabilities are considered to have one-day terms, interchange fees from debit card and ATM transactions are recognized in income at the time the services are rendered, and related fees received in the Company’s deposit settlement account. Incremental cost associated with ATM and interchange processing are included in noninterest expense on the accompanying consolidated statement of income. Interchange fees from debit card arrangements amounted to $179 and $123 for the years ended December 31, 2021 and 2020, respectively, and are included in fees for customer services on the accompanying consolidated statements of operations.
Gain/Loss on sale of foreclosed asset — The Company records a gain or loss on the sale of foreclosed assets when control of the property transfers to the buyer, which generally occurs by executing a deed. When the Company finances the sale of the foreclosed asset to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the foreclosed asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain or loss on sale if a significant financing component is present.
21.
SUBSEQUENT EVENTS

Definitive Merger Agreement
On March 29, 2022, the Company entered into a definitive merger agreement with Seacoast Banking Corporation of Florida (“SBC”) and Seacoast National Bank (“SNB”) (collectively, “Seacoast”). The agreement provided for the reorganization of Bancshares by Seacoast, which is headquartered in Stuart, Florida. As part of the transaction, Bancshares merges with and into SNC (the “Merger”). Immediately following the Merger, the Bank merges with and into SNB. The transaction is subject to customary regulatory approvals.

Appendix G
Apollo Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets
ASSETS	6/30/2022 (Unaudited)
Cash and cash equivalents	$53,320
Interest-bearing time deposits in other banks	—
Debt securities available for sale	219,628
Federal Home Loan Bank stock, at cost (restricted)	1,647
Loans, net	728,412
Bank owned life insurance	23,713
Deferred tax asset, net	10,294
Premises and equipment, net	17,557
Core deposit intangible, net	119
Goodwill	3,309
Accrued interest receivable	5,074
Other assets	1,987
TOTAL ASSETS	$1,065,060
LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$426,750
Interest-bearing demand deposits	33,512
Savings, NOW and money-market deposits	397,566
Time deposits	67,083
Total deposits	924,911
LONG-TERM DEBT
Principal amount	12,250
Less unamortized debt issuance costs	(375)
LONG-TERM DEBT, less unamortized debt issuance costs	11,875
Federal Home Loan Bank advances	30,000
Advance payments by borrowers for taxes and insurance	5,373
Accrued interest payable and other liabilities	14,637
TOTAL LIABILITIES	986,796
STOCKHOLDERS’ EQUITY:
Apollo Bancshares, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 3,766,412 shares issued and outstanding	38
Additional paid-in capital	44,141
Retained earnings	35,750
Accumulated other comprehensive income (loss), net of tax effect	(15,523)
Total Apollo Bancshares, Inc. stockholders’ equity	64,406
Noncontrolling interest	13,858
TOTAL STOCKHOLDERS’ EQUITY	78,264
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,065,060

G-1

Apollo Bancshares, Inc. and Subsidiary
Consolidated Statement of Operations
6/30/2022 (Unaudited)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$15,351
Debt securities	2,073
Interest-bearing deposits in other banks	138
Other	27
TOTAL INTEREST AND DIVIDEND INCOME	17,589
INTEREST EXPENSE
Deposits	686
Federal Home Loan Bank advances	136
Long-term debt	361
TOTAL INTEREST EXPENSE	1,183
NET INTEREST INCOME	16,406
(REVERSAL OF) PROVISION FOR LOAN LOSSES	648
NET INTEREST INCOME AFTER (REVERSAL OF) PROVISION FOR LOAN LOSSES	15,758
NONINTEREST INCOME
Fees for customer services	1,433
Bank owned life insurance income, net	277
Net gain on sales of debt securities available for sale	581
Net gain on sales of foreclosed assets	0
Other	54
TOTAL NONINTEREST INCOME	2,345
NONINTEREST EXPENSES
Salaries and employee benefits	6,222
Occupancy and equipment	1,521
Data processing	1,048
Professional fees	1,148
Servicing fees	111
Federal Deposit Insurance Corporation	204
Amortization of core deposit intangible	38
Directors’ fees	263
Other general and administrative	811
TOTAL NONINTEREST EXPENSES	11,366
NET INCOME BEFORE EXPENSE FROM INCOME TAXES	6,737
EXPENSE FROM INCOME TAXES	1,595
NET INCOME	5,142
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(831)
NET INCOME ATTRIBUTABLE TO APOLLO BANCSHARES, INC.	$4,311

G-2